    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1996

                                                        REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                             CII TECHNOLOGIES INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     3625                    56-1828272
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
    INCORPORATION OR
      ORGANIZATION)            ----------------
                            1396 CHARLOTTE HIGHWAY
                        FAIRVIEW, NORTH CAROLINA 28730
                                (704) 628-1711
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                               RAMZI A. DABBAGH
                            CHIEF EXECUTIVE OFFICER
                             CII TECHNOLOGIES INC.
                            1396 CHARLOTTE HIGHWAY
                        FAIRVIEW, NORTH CAROLINA 28730
                                (704) 628-1711
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ----------------
                                   COPY TO:
                             WILSON S. NEELY, ESQ.
                          SIMPSON THACHER & BARTLETT
                             425 LEXINGTON AVENUE
                           NEW YORK, NEW YORK 10017
                                (212) 455-2000
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and upon consummation of the transactions described in the enclosed Proxy Statement and Prospectus.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

   TITLE OF EACH CLASS OF                                       PROPOSED MAXIMUM         PROPOSED MAXIMUM          AMOUNT OF
SCURITIES TO BE REGISTERED(1)E   AMOUNT TO BE REGISTERED(2) OFFERING PRICE PER SHARE AGGREGATE OFFERING PRICE REGISTRATION FEE(3)
 --------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par
  value
  $0.01 per share.....                 500,000 shares            Not Applicable           Not Applicable           $1,551.72

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) This Registration Statement relates to securities of the Registrant issuable to holders of Class A Common Shares, without par value ("Kilovac Common Stock"), of Kilovac Corporation, a California corporation
    ("Kilovac"), in the proposed merger of Kilovac with and into Communications Instruments Inc., a Delaware corporation and subsidiary of the Registrant ("CII") (the "Merger").
(2) The amount of Common Stock, par value $.01 per share, of the Registrant
    (the "CIIT Stock") to be registered has been determined by dividing $4.5 million by the initial public offering price per share (the "IPO Price") of the CIIT Stock to be offered in an underwritten initial public offering (the "Offering"). CIIT currently anticipates that the IPO Price will be in the range of $9.00--$11.00 per share and that, consequently, a maximum of 500,000 shares of CIIT Stock and a minimum of 409,090 shares of CIIT Stock will be issued to the holders of Kilovac Common Stock.
(3) The registration fee was calculated pursuant to Rule 457(f), as one twenty-ninth of one percent of $180.31 (the exchange basis of each share of Kilovac Common Stock as contemplated by the First Amendment (as defined herein) multiplied by 24,957 (the maximum aggregate number of shares of Kilovac Common Stock to be converted and cancelled in the Merger).

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

          S-4 ITEM NUMBER AND CAPTION                   PROSPECTUS
          ---------------------------                   ----------
 A.  INFORMATION ABOUT THE
     TRANSACTION
  1. Forepart of Registration Statement and
      Outside Front Cover Page of           Facing Page; Cross Reference
      Prospectus...........................  Sheet; Outside Front Cover Page
                                             of Proxy Statement/Prospectus.
  2. Inside Front and Outside Back Cover    Additional Information; Table of
      Pages of Prospectus.................. Contents.
  3. Risk Factors, Ratio of Earnings to     Proxy Statement/Prospectus
      Fixed Charges and Other Information.. Summary; Risk Factors Related to
                                             the Merger.
  4. Terms of the Transaction.............. Proxy Statement/Prospectus
                                             Summary; Risk Factors Related to
                                             the Merger; Business of the
                                             Company; Business of Kilovac; The
                                             Special Meeting; The Merger;
                                             Description of Capital Stock of
                                             the Company; Comparison of Rights
                                             of Shareholders.
  5. Pro Forma Financial Information....... Pro Forma Condensed Consolidated
                                             Financial Information of the
                                             Company.
  6. Material Contacts with the Company     Proxy Statement/Prospectus
      Being Acquired....................... Summary; The Merger.
  7. Additional Information Required for
      Reoffering by Persons and Parties
      Deemed to be Underwriters............     *
  8. Interests of Named Experts and
      Counsel.............................. Legal Matters.
  9. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities                               *
 B.  INFORMATION ABOUT THE REGISTRANT
 10. Information with Respect to S-3
      Registrants..........................     *
 11. Incorporation of Certain Information
      by Reference.........................     *
 12. Information with Respect to S-2 or S-3
      Registrants..........................     *
 13. Incorporation of Certain Information
      by Reference.........................     *
 14. Information with Respect to
      Registrants Other Than S-3 or S-2     Proxy Statement/Prospectus
      Registrants..........................  Summary; Business of the Company;
                                             Dividend Policy of the Company;
                                             Risk Factors of the Company;
                                             Management's Discussion and
                                             Analysis of Financial Condition
                                             and Results of Operations of the
                                             Company.
 C.  INFORMATION ABOUT THE COMPANY BEING
     ACQUIRED
 15. Information with Respect to S-3
      Companies............................     *

          S-4 ITEM NUMBER AND CAPTION                   PROSPECTUS
          ---------------------------                   ----------
 16. Information with Respect to S-2 or S-3
      Companies............................     *
 17. Information with Respect to Companies
      Other Than S-3 or S-2 Companies...... Proxy Statement/Prospectus
                                             Summary; The Companies; Business
                                             of Kilovac; Dividend Policy of
                                             Kilovac; Management's Discussion
                                             and Analysis of Financial
                                             Condition and Results of
                                             Operations of Kilovac.
 D.  VOTING AND MANAGEMENT INFORMATION
 18. Information if Proxies, Consents or
     Authorizations are to be Solicited.... Proxy Statement/Prospectus
                                             Summary; The Special Meeting; The
                                             Merger; Management of the
                                             Company; Management of Kilovac;
                                             Certain Relationships and Related
                                             Transactions.
 19. Information if Proxies, Consents or
     Authorizations are not to be Solicited
     or in an Exchange Offer...............     *

- --------
* Item is omitted because answer is negative or item is inapplicable.

                              KILOVAC CORPORATION
                               550 LINDEN AVENUE
                            CARPINTERIA, CALIFORNIA

                                                                 AUGUST  , 1996

To Our Shareholders:

  You are cordially invited to attend a Special Meeting of Shareholders of
Kilovac Corporation to be held on      , 1996 at Kilovac's headquarters at 550
Linden Avenue, Carpinteria, California 93013 commencing at :00 o'clock a.m. local time.

  At the Special Meeting you will be asked to consider and vote upon an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of Kilovac with and into Communications Instruments, Inc., a North Carolina corporation ("CII") and a wholly-owned subsidiary of CII Technologies Inc., a Delaware corporation ("CIIT"). If the merger is consummated, Kilovac's separate corporate existence will cease and each outstanding Kilovac common share (except shares held by shareholders who perfect their dissenters' rights under California law) will be converted into a number of shares of CIIT common stock determined by dividing $180.31 by the price at which the CIIT common stock is issued to the public on closing of the registered initial public offering of CIIT common stock which is currently pending.

  Pursuant to the Stock Subscription and Purchase Agreement between Kilovac, its shareholders and CII, on October 11, 1995 CII acquired 99,828 shares (constituting 80%) of Kilovac's outstanding common shares. In connection with the Merger Agreement, you will also be asked to vote upon the First Amendment to Stock Purchase and Subscription Agreement, which amendment is necessary to consummate the Merger pursuant to the Merger Agreement.

  The attached Proxy Statement and Prospectus will provide you with a detailed description of the proposals to be presented at the Special Meeting and information concerning CIIT, CII and Kilovac. Please give this information your careful attention.

  After consideration, your Board of Directors has unanimously approved the Merger, the Merger Agreement and the First Amendment. Kilovac shareholders of record on July 31, 1996 are entitled to vote at the Special Meeting and at all adjournments thereof. The unanimous approval of the Kilovac shareholders of record is necessary for approval of the First Amendment. The merger and the Merger Agreement require a majority vote of the Kilovac shareholders, including a majority of the beneficial owners of the shares held by the Kilovac Corporation Employee Stock Bonus Plan. Consequently all shareholders are strongly urged either to attend the Special Meeting or be represented by proxy.

  Shareholders are urged to mark, sign, date and return the accompanying proxy in the enclosed business reply envelope promptly. The giving of the proxy by a shareholder will not prevent voting in person.

                                          Douglas L. Campbell,
                                          President and Chief Executive
                                           Officer

                              KILOVAC CORPORATION

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

  Notice is hereby given that a Special Meeting of Shareholders of Kilovac Corporation, a California corporation ("Kilovac"), will be held at Kilovac's
headquarters, 550 Linden Avenue, Carpinteria, California on      , 1996 at
 :00 o'clock a.m. local time for the following purposes:

    1. To consider and vote on approval of the First Amendment to Stock Subscription and Purchase Agreement (the "First Amendment") described in the attached Proxy Statement and Prospectus. Record shareholders of Kilovac will each be asked to execute and deliver the First Amendment. Beneficiaries of the Kilovac Corporation Employee Stock Bonus Plan (the "ESBP") will be voting to instruct the Trustee of the ESBP as to their wishes regarding the First Amendment.

    2. To consider and vote upon a proposal to approve the Agreement and Plan of Merger among CII Technologies Inc., a Delaware corporation ("CIIT"), Communications Instruments, Inc., a North Carolina corporation ("CII"), and Kilovac, pursuant to which Kilovac will be merged with and into CII, as described in the attached Proxy Statement and Prospectus. Beneficiaries of the ESBP will be voting to direct the Trustee of the ESBP as to the manner in which the shares allocated by the EBSP to such beneficiaries will be voted by the Trustee.

  In accordance with the Bylaws of Kilovac, the Board of Directors has fixed the close of business on July 31, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting of shareholders and all adjournments thereof.

  By order of the Board of Directors

                                          Douglas L. Campbell,
                                          President and Chief Executive
                                           Officer

Carpinteria, California
     , 1996

  THE SHARES OF CAPITAL STOCK OF CII TECHNOLOGIES INC. TO WHICH THIS PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 SUBJECT TO COMPLETION, DATED AUGUST 13, 1996

                              KILOVAC CORPORATION
                                PROXY STATEMENT

                             CII TECHNOLOGIES INC.
                                  PROSPECTUS

  This Proxy Statement and Prospectus ("Proxy Statement/Prospectus") is being furnished to shareholders of record of Kilovac Corporation, a California corporation ("Kilovac"), in connection with a Special Meeting of Shareholders
of Kilovac (the "Special Meeting") to be held on September   , 1996 at 10:00
a.m., local time at the offices of Kilovac, and at any adjournment thereof. At the Special Meeting, the Kilovac shareholders will be asked to consider and vote on the adoption and approval of the First Amendment dated as of August
  , 1996 (the "First Amendment") to the Stock Subscription and Purchase Agreement dated as of September 20, 1995 (the "Stock Purchase Agreement"), and
the Agreement and Plan of Merger dated as of                , 1996 (the
"Merger Agreement") among Kilovac, CII Technologies Inc., a Delaware corporation ("CIIT" or the "Company"), and Communications Instruments Inc., a North Carolina corporation and wholly-owned subsidiary of CIIT ("CII"). The First Amendment establishes the ratio of shares of common stock, par value $.01 per share, of CIIT (the "CIIT Stock" or the "Common Stock") to be received for Class A Common Shares, without par value, of Kilovac ("Kilovac Common Stock") to be cancelled in the Merger. The Merger Agreement provides for the merger (the "Merger") of Kilovac with and into CII, with CII as the surviving corporation. ALL SHAREHOLDERS ARE REQUESTED TO CONSIDER THE MATTER DESCRIBED BELOW AND TO DELIVER A PROXY TO KILOVAC.

  Upon consummation of the Merger following approval of the shareholders and the closing of the Offering (as defined below), each of the outstanding shares of Kilovac Common Stock, other than shares of Kilovac Common Stock owned by a wholly owned subsidiary of CIIT (which represent 80% of the outstanding shares of Kilovac) (the "Kilovac Shares"), and shares of Kilovac Common Stock that are Dissenting Shares (as defined later in this Proxy Statement/Prospectus), will be converted into the right to receive the number of shares of CIIT Stock equal to the quotient of $4.5 million divided by the initial public offering price (the "IPO Price") of CIIT Stock in the underwritten initial public offering of 3.5 million shares of CIIT Stock to occur contemporaneous with the Merger (the "Offering") divided by 24,957 (the number of Kilovac Shares). No fractional shares will be issued. See "The Merger--Terms of the Merger Reorganization."

  CIIT has filed with the Securities and Exchange Commission (the
"Commission") a Registration Statement on Form S-4 pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of CIIT Stock to be issued in the Merger. This Proxy
Statement/Prospectus also constitutes a Prospectus filed as part of such Registration Statement.

  This Proxy Statement/Prospectus and the enclosed proxy, are first being sent
to Kilovac's shareholders on or about           , 1996.

  THESE SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE SECURITIES
    AND  EXCHANGE COMMISSION,  NOR  HAS  THE  COMMISSION  PASSED UPON  THE
      ACCURACY OR  ADEQUACY OF THE  INFORMATION CONTAINED IN  THIS PROXY
        STATEMENT/PROSPECTUS. ANY REPRESENTATION TO  THE CONTRARY IS A
          CRIMINAL OFFENSE.

           The date of this Proxy Statement/Prospectus is     , 1996

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CIIT OR KILOVAC. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CIIT OR KILOVAC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
PROXY STATEMENT/PROSPECTUS SUMMARY........................................   1
  The Company.............................................................   1
  Kilovac.................................................................   2
  The Special Meeting.....................................................   3
  The Merger..............................................................   3
  Risk Factors Related to the Merger......................................   6
  Selected Consolidated Financial Information of the Company..............   7
  Selected Consolidated Financial Information of Kilovac..................   9
  Dilution................................................................  10
  Comparative Per Share Data of CIIT and Kilovac..........................  11
THE SPECIAL MEETING.......................................................  12
  General.................................................................  12
  Record Date; Voting Rights; Revocability of Proxies.....................  12
  Proxy Solicitation......................................................  12
THE COMPANIES.............................................................  13
  The Company.............................................................  13
  Kilovac.................................................................  14
THE MERGER................................................................  15
  Background of the Merger................................................  15
  Terms of the Merger Reorganization......................................  15
  Determination of the Exchange Ratio.....................................  16
  Fairness From a Financial Point of View.................................  17
  Effect on Existing Security Holders; Resale of CIIT Stock...............  18
  Shareholder Approval....................................................  19
  Recommendation of the Board of Directors................................  19
  Description of the Merger Agreement.....................................  19
  Certain Federal Income Tax Consequences to Shareholders.................  20
  Dissenters' Rights......................................................  23
  Interests of Certain Persons in the Merger..............................  24
RISK FACTORS RELATED TO THE COMPANY.......................................  25
  Expansion through Acquisitions..........................................  25
  Integration of Acquired Businesses......................................  25
  Risks Related to the Hartman Acquisition................................  25
  International Operations and Foreign Instability........................  26
  Dependence on Independent Sales Representatives and Distributors........  27
  Dependence on Senior Management.........................................  27
  Competition.............................................................  27
  Compliance with Military Qualifications.................................  28
  Dependence on Raw Materials and Limited or Sole Source Suppliers........  28
  Uncertainty of Intellectual Property Protection and Position............  28
  Technical Obsolescence..................................................  28
  Environmental Matters...................................................  29
  Control by Principal Stockholders.......................................  29
  Use of Proceeds to Repay Debt Owing to Existing Stockholders............  29
  Anti-Takeover Provisions................................................  30
  Shares Eligible for Future Sale; Possible Adverse Effect on Future
   Market Prices..........................................................  30
  No Prior Public Market..................................................  30
USE OF PROCEEDS OF THE OFFERING...........................................  31

                                                                          PAGE
                                                                          ----
DIVIDEND POLICY OF THE COMPANY...........................................  31
DIVIDEND POLICY OF KILOVAC...............................................  31
CAPITALIZATION OF THE COMPANY............................................  32
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF THE COMPANY....  33
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF KILOVAC................  39
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS OF THE COMPANY............................................  40
  General................................................................  40
  Results of Operations..................................................  41
  Liquidity and Capital Resources........................................  45
  Inflation..............................................................  47
  Impact of New Accounting Pronouncements................................  47
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS OF KILOVAC................................................  48
BUSINESS OF THE COMPANY..................................................  51
  General................................................................  51
  Industry Overview......................................................  51
  Operating Strategy.....................................................  52
  Acquisition Strategy...................................................  53
  Products...............................................................  54
  Product Development....................................................  56
  Customers..............................................................  57
  Sales and Distribution.................................................  58
  Competition............................................................  58
  Manufacturing..........................................................  59
  Facilities.............................................................  60
  Employees..............................................................  61
  Proprietary Rights.....................................................  61
  Legal Proceedings......................................................  61
  Environmental Matters..................................................  61
BUSINESS OF KILOVAC......................................................  63
  General................................................................  63
  Product Groups.........................................................  63
  New Technologies.......................................................  65
  Quality Control........................................................  66
MANAGEMENT OF THE COMPANY................................................  67
  Executive Officers and Directors.......................................  67
  Compensation of Directors..............................................  68
  Board Committees.......................................................  68
  Executive Compensation.................................................  69
  Employment Agreements..................................................  69
  Employee Benefit Plan..................................................  70
  Compensation Committee Interlocks and Insider Participation............  72
MANAGEMENT OF KILOVAC....................................................  73
  Executive Officers and Directors.......................................  73
  Employment Agreements..................................................  74

                                                                           Page
                                                                           ----
OWNERSHIP OF COMMON STOCK OF THE COMPANY..................................   75
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................   75
  Registration Rights.....................................................   75
  Issuance of Securities by the Company...................................   76
DESCRIPTION OF CAPITAL STOCK OF THE COMPANY...............................   77
  Common Stock............................................................   77
  Preferred Stock.........................................................   77
  Certain Certificate of Incorporation, Bylaw and Statutory Provisions Af-
   fecting Stockholders...................................................   77
  Transfer Agent and Registrar............................................   79
COMPARISON OF RIGHTS OF SHAREHOLDERS......................................   79
SHARES OF COMPANY COMMON STOCK ELIGIBLE FOR FUTURE SALE...................   83
LEGAL MATTERS.............................................................   84
EXPERTS...................................................................   84
ADDITIONAL INFORMATION....................................................   84
FINANCIAL STATEMENTS OF CII TECHNOLOGIES INC. AND SUBSIDIARIES ...........  F-1
ANNEX 1--Merger Agreement
ANNEX 2--First Amendment
ANNEX 3--Stock Subscription and Purchase Agreement
ANNEX 4--Opinion of Internationale Nederlanden (U.S.) Capital Corporation
ANNEX 5--Chapter 13 of the California GCL

                      PROXY STATEMENT/ PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the detailed information and financial statements, including the notes thereto, contained elsewhere in this Proxy Statement/Prospectus. Unless otherwise indicated, all information in this Proxy Statement/Prospectus (i) gives effect to a 2.5-for-1 stock split of each share of the Company's Common Stock to be effected prior to consummation of the Offering; (ii) assumes the Merger has been completed; and (iii) assumes the Underwriters' over-allotment option of 525,000 shares of CIIT Stock is not exercised. Unless otherwise indicated, all amounts and statistical information regarding the Company presented herein for fiscal 1995, other than financial statement information and information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," is presented on a pro forma basis after giving effect to the acquisitions of Kilovac Corporation and the Hartman Electrical Manufacturing Division (the "Hartman Division" or "Hartman") of Figgie International, Inc. ("Figgie"). Unless the context otherwise specifically requires, references to the "Company" include CII Technologies Inc. and its consolidated operating subsidiaries, together with the historical business and operations undertaken by Communications Instruments, Inc. (the "Predecessor").

                                  THE COMPANY

  The Company is a leading designer, manufacturer and marketer of a broad line of high performance electromechanical and solid state relays and solenoids for customers in the commercial/industrial equipment, commercial airframe, defense/aerospace, communications, automatic test equipment and automotive industries. The Company's relays are used to control current or signals in electrical and electronic circuits and are technological building blocks for a wide range of products. While the Company is a broad-based supplier of general and special purpose relays and solenoids, it has focused on manufacturing high performance relay products and targeting customized applications of these products to meet the needs of the markets it serves. The Company's high performance relays are sophisticated, complex devices that have been engineered for highly reliable performance over substantial periods of time, often in adverse operating environments. The Company sells its products to more than 2,100 customers, including Boeing, AT&T, Rockwell, Hewlett Packard, McDonnell Douglas and General Motors.

  To further penetrate and expand the size and number of markets that it serves, the Company seeks to leverage its broad product offering, its reputation for quality, innovation and technological leadership, its diverse and efficient manufacturing capabilities and its wide and diversified customer base. In addition, the Company's successful implementation of its acquisition strategy and integration of acquired companies and product lines into its operations have produced significant growth in the Company's revenues. Since its inception in 1980, the Company has completed 13 acquisitions for an aggregate consideration of approximately $36.0 million. In October 1995 the Company acquired 80% of Kilovac (the "Kilovac Acquisition") and in July 1996 the Company completed the acquisition of the Hartman Division (the "Hartman Acquisition"). Net sales of Kilovac and Hartman for 1995 represented 21.5% and 25.5%, respectively, of the Company's pro forma net sales for 1995.

  The Company believes that these acquisitions have enabled it to become one of the five largest relay manufacturers in North America. The Company plans to enhance its growth by strategically acquiring product lines and manufacturing operations to obtain new product capabilities and technologies, to further increase market penetration with both existing and new customers, and to expand manufacturing and assembly capabilities.

  Electromechanical and solid state relays (which are used to direct and control electrical currents and signal transmissions) and solenoids (which are used to convert electrical energy into mechanical motion) have a myriad of commercial and industrial applications. The Company currently manufactures and assembles more than 750 types of relays and solenoids and believes that it has one of the largest and most diverse product portfolios of any manufacturer in its industry. The Company believes that its sales as a sole source supplier of high performance relays and solenoids represented approximately 53% of its net sales for 1995.

  The Company currently manufactures high performance relays at its four facilities in the United States and general purpose relays at its facility in Mexico. The Company also maintains several subcontracting relationships with manufacturers in the People's Republic of China, and the Company has entered into a joint venture in India which has recently commenced construction of a manufacturing facility. The Company believes that its domestic and international manufacturing capabilities allow it to provide to its customers high quality products at globally competitive prices.

  The Company's executive offices are located at 1396 Charlotte Highway, Fairview, North Carolina, 28730, and its telephone number is (704) 628-1711.

                                    KILOVAC

  Founded in 1964, Kilovac is a leading developer, manufacturer and marketer of high voltage ("HV") relays and high voltage direct current ("HVDC") contactors. Kilovac's specialty is HV vacuum and gas-filled electromechanical relays, with its products including a broad array of HV relays, contactors and power controllers. Kilovac produces 75 different products used to control and regulate electric power in a wide variety of end products such as heart defibrillators, magnetic resonance imaging ("MRI") equipment, electric vehicles, test equipment, aircraft, satellites and high frequency radios (for both commercial and military applications). Having a well-recognized reputation for high-level product quality, excellent customer support and innovative products, Kilovac sells its products to both domestic and foreign customers in the medical, communications, aerospace, test equipment, industrial and automotive industries.

  Kilovac's core strategy is to develop, manufacture and sell components based on proprietary technology to niche markets where Kilovac can achieve significant market share and premium pricing. Kilovac management believes that this strategy has been strengthened by Kilovac's diverse line of standard and custom products, suited to a wide variety of specific applications, and by its high level of customer service. In 1992, Kilovac supplemented this core strategy by focusing on the development of emerging market products and technologies with mass market applications. Kilovac continues to pursue several opportunities to sell its products in large industrial markets including the electric vehicle market and the rail transportation industry.

  In October 1995 CII, a wholly owned subsidiary of the Company, acquired 80% of the outstanding Kilovac Common Stock. The Company has since maintained Kilovac as a stand-alone operation which conducts its business as the Kilovac Division of the Company.

  Kilovac's executive offices are located at 550 Linden Avenue, Carpinteria, California 93013, and its telephone number is (805) 684-4560.

                              THE SPECIAL MEETING

Date, Time and Place........  The Special Meeting of Shareholders of Kilovac
                              will be held on September   , 1996 at 10:00 a.m.,
                              local time, at the offices of Kilovac in Carpinteria, California. See "The Special Meeting--General."

Matters to be Considered at
 the Special Meeting........  The Kilovac Shareholders will be asked to consider and vote on the adoption and approval of
                              (i) the First Amendment to the Stock Purchase Agreement, and (ii) the Merger Agreement. See "The Special Meeting--General."

Record Date.................  The Board of Directors of Kilovac has fixed the close of business on July 31, 1996 as the record date (the "Record Date") for determining the shareholders entitled to notice of and to vote at the Special Meeting. See "The Special Meeting-- Record Dates; Voting Rights; Revocability of Proxies."

Votes Required..............  Adoption and approval of the Merger requires the affirmative vote of the holders of a majority of the Kilovac Common Stock. Approval of the First Amendment requires the affirmative vote of all of the holders of the 24,957 shares of Kilovac Common Stock that are not held by CII (the "Kilovac Shares"). See "The Special Meeting-- Record Dates; Voting Rights; Revocability of Proxies."

Security Ownership of
 Management and Others......  At the Record Date, directors and executive officers of Kilovac and their affiliates owned approximately 16,461 shares of Kilovac Common Stock (approximately 13.2% of the outstanding Kilovac Common Stock). All of such persons have indicated their intention to vote their shares of Kilovac Common Stock in favor of the Merger. The wholly owned subsidiary of the Company which owns 80% of the outstanding shares of Kilovac Common Stock also intends to vote its shares in favor of the Merger.

                                   THE MERGER

Principal Terms of the
 Merger.....................  CII, a wholly-owned subsidiary of CIIT, will acquire the outstanding shares of Kilovac Common Stock which it does not already own (20%) through the Merger of Kilovac with and into it. CII will survive the Merger and Kilovac will carry on its business as a division of the Company. Upon the filing of the Merger Agreement, together with the required officers' certificates with the North Carolina and California Secretaries of State (the "Effective Time"), each of the Kilovac Shares other than "dissenting shares" within the meaning of Chapter 13 of the California General Corporation Law (the "California GCL") ("Dissenting Shares"), will be automatically converted into the right to receive the number of shares of CIIT Stock equal to the quotient of $4.5 million divided by the IPO Price divided by 24,957, and each outstanding Kilovac Share held by the Company will be cancelled. See "The Merger--Terms of the Merger Reorganization and "--Description of the Merger Agreement."

Approval of the Merger
 Agreement and
 recommendation by the
 Board of Directors.........  The Board of Directors of Kilovac has approved the Merger as being fair to and in the best interests of the Kilovac shareholders. With the exception of Douglas Campbell, the current directors of Kilovac have been affiliated with CIIT since prior to consummation of the Kilovac Acquisition. Since the Kilovac Acquisition, Mr. Campbell has served on the Board of Directors of CIIT. Consequently, the Board of Directors of Kilovac has determined that it will not make a recommendation to the Kilovac shareholders as to the approval of the Merger. See "The Merger-- Recommendation of the Board of Directors."

Opinion of Financial
 Advisor....................  Internationale Nederlanden (U.S.) Capital
                              Corporation ("ING Capital") rendered its written opinion, dated June 14, 1996, that the aggregate net consideration for the Kilovac Shares payable in CIIT Stock valued at $4,500,000 at the time of the closing of the Offering is fair from a financial point of view to the holders of Kilovac Shares. The full text of the ING Capital opinion is attached as Annex 4 to this Proxy Statement/Prospectus. See "The Merger--Fairness from a Financial Point of View."

Conditions to the Merger....  The Merger Agreement and consummation of the
                              Merger are subject to the satisfaction of customary conditions prior to the Effective Time, including receipt of necessary approvals and freedom from legal restraints, as well as the conditions of the closing of the Offering and the aggregate number of Dissenting Shares not exceeding ten percent of the total number of outstanding shares of Kilovac Common Stock and the agreement to the First Amendment by all record Kilovac shareholders. See "The Merger-- Description of the Merger Agreement."

Termination, Amendment,
 Waiver and Assignment......  Each of the First Amendment and the Merger
                              Agreement provides that it shall be void if the Merger does not occur on or before October 31, 1996, unless extended by the consent of the parties thereto. Pursuant to the First Amendment, Douglas Campbell, as representative of the holders of Kilovac Shares, is authorized in his discretion to consent to any extension on behalf of the holders of the Kilovac Shares. Each of the First Amendment and the Merger Agreement may be terminated (a) by mutual consent in writing of CIIT and Douglas Campbell, as shareholder representative; or (b) unilaterally by either CIIT or Mr. Campbell, as shareholder representative, if any event occurs which would render impossible the satisfaction of any conditions to their respective obligations to consummate the transactions contemplated thereby. See "The Merger--Description of the Merger Agreement."

Regulatory Approvals........  No federal or state regulatory approvals are required and no federal or state regulatory requirements must be complied with in order to effect the Merger, other than the filing of the Merger Agreement together with officers' certificates with the Secretaries of State of California and North Carolina. See "The Merger--Description of the Merger Agreement."

Certain Federal Income Tax
 Consequences...............  The Merger is intended to qualify as a reorganization within the meaning of Section
                              368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and result in no gain or loss being recognized by holders of Kilovac Shares upon the exchange of such shares for shares of CIIT stock by reason of the Merger (except with respect to cash received pursuant to the exercise of Dissenters' Rights or in lieu of a fractional interest). See "The Merger--Certain Federal Income Tax Consequences."

Dissenters' Rights..........  If the Merger is consummated, a holder of Kilovac
                              Shares who follows the procedures set forth in Chapter 13 of the California GCL may be entitled to have such shareholder's Dissenting Shares purchased for cash as described in Chapter 13. See "The Merger--Dissenters' Rights."

Comparison of Shareholder
 Rights.....................  The rights of shareholders of Kilovac currently are determined by reference to the California GCL, and Kilovac's Amended Articles of Incorporation and Bylaws. At the Effective Time, shareholders of Kilovac will become shareholders of CIIT. Their rights as shareholders will then be determined by reference to the Delaware General Corporations Law (the "Delaware GCL"), and the CIIT Restated Certificate of Incorporation and Bylaws. See "Comparison of Rights of Shareholders."

Resale of CIIT Stock
 Received in the Merger.....  The shares of CIIT Stock to be issued to Kilovac
                              Shareholders pursuant to the Merger will be freely tradeable without restriction or registration under the Securities Act by persons other than affiliates of Kilovac or the Company at the time of the Merger; provided that all of such shares, other than those received by the Kilovac Corporation Employee Stock Bonus Plan, will also be subject to one-year lock up agreements with the representatives of the underwriters of the Offering.

                       RISK FACTORS RELATED TO THE MERGER

  Holders of Kilovac Common Stock should carefully consider all of the information contained in this Proxy Statement/Prospectus, including Risk Factors Related to the Company included elsewhere in this Proxy
Statement/Prospectus, as well as the following considerations:

CONDITIONS TO THE MERGER AND THE FIRST AMENDMENT

  The consummation of the Offering of CIIT Stock by CIIT is a condition to the consummation of the Merger. The Merger Agreement also provides that it is a condition to the obligations of CIIT to consummate the Merger that the aggregate number of shares of Kilovac Common Stock exercising dissenters rights not exceed 10% of the total number of outstanding shares of Kilovac Common Stock. At the Record Date, directors and executive officers of Kilovac and their affiliates owned approximately 16,461 shares of Kilovac Common Stock (approximately 13.2% of the outstanding Kilovac Common Stock), and have indicated their intention to vote in favor of the Merger and therefore not exercise dissenter's rights. The wholly-owned subsidiary of the Company which owns 80% of the outstanding shares of Kilovac Common Stock also intends to vote its Shares in favor of the Merger. In addition, approval of the First Amendment requires the approval of all of the Kilovac Shares, and is a condition to the consummation of the Merger.

MERGER CONSIDERATION

  At the Effective Time, each of the Kilovac Shares, other than Dissenting Shares, will be automatically converted into the right to receive the number of shares of CIIT Stock equal to the quotient of $4.5 million divided by the IPO Price divided by 24,957. The final exchange ratio will be determined on the effective date of the Offering, and therefore the exact number of shares to be issued in exchange for the Kilovac Shares is not yet determinable. CIIT currently anticipates that the IPO Price will be in the range of $9.00--$11.00 per share and that, consequently, a maximum of 500,000 shares of CIIT Stock and a minimum of 409,090 shares of CIIT Stock will be issued to the Kilovac Shareholders.

           SELECTED CONSOLIDATED FINANCIAL INFORMATION OF THE COMPANY

  The following selected consolidated financial information as of the dates and for the periods indicated were derived from the audited consolidated financial statements of the Company, except data as of, and for the three months ended, April 2, 1995 and March 31, 1996 which were derived from the unaudited consolidated financial statements of the Company but include all adjustments (consisting of normal recurring adjustments) which management considers necessary for a full presentation of results for these periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results of operations that may be expected for the full year. The following selected consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" and the consolidated financial statements of the Company and the related notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. The Company has not paid any dividends on its Common Stock in the past ten years.

                              PREDECESSOR                                             COMPANY
                   --------------------------------- -------------------------------------------------------------------------------
                                                                FISCAL YEARS ENDED DECEMBER 31,            THREE MONTHS ENDED
                                                              -------------------------------------- -------------------------------
                    FISCAL       NINE                                                                                        PRO
                     YEAR       MONTHS    JANUARY 1,                                         PRO                            FORMA
                     ENDED      ENDED      1993 TO   MAY 11,    PRO                         FORMA                        AS ADJUSTED
                   MARCH 31, DECEMBER 31,  MAY 10,   1993 TO   FORMA                     AS ADJUSTED APRIL 2,  MARCH 31,  MARCH 31,
                     1992      1992(1)       1993     1993    1993(2)   1994     1995      1995(3)     1995      1996      1996(4)
                   --------- ------------ ---------- -------  -------  -------  -------  ----------- --------  --------- -----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
 OPERATIONS DATA:
 Net sales.......   $20,318    $15,346     $ 8,378   $17,095  $25,473  $31,523  $39,918    $68,408   $ 9,216    $13,119    $18,214
 Cost of sales...    14,214     10,270       6,684    14,448   21,776   24,330   28,687     46,598     6,839      9,193     12,919
                    -------    -------     -------   -------  -------  -------  -------    -------   -------    -------    -------
 Gross profit....     6,104      5,076       1,694     2,647    3,697    7,193   11,231     21,810     2,377      3,926      5,295
 Selling
  expenses.......     1,381      1,065         713     1,344    2,057    2,382    3,229      4,961       656      1,148      1,221
 General and
  administrative
  expenses.......     1,253        842         586     1,150    1,736    2,248    3,334      5,749       656      1,187      1,478
 Research and
  development....        77         44          21        41       62      103      301      1,463        39        265        265
 Amortization of
  goodwill and
  other
  intangible
  assets.........        70         53          45       117      173      177      251        808        52        122        194
 Special
  compensation
  charge(5)......       --         --          --        --       --       --     1,300        --        --         --         --
 Environmental
  expenses(6)....       --         --          --        --       --       --       951        --        --         --         --
 Special
  acquisition
  expenses(7)....       --         --          153       266      419      --     2,064        --        568        --         --
                    -------    -------     -------   -------  -------  -------  -------    -------   -------    -------    -------
 Operating income
  (loss).........     3,323      3,072         176      (271)    (750)   2,283     (199)     8,829       406      1,204      2,137
 Interest
  expense........       289         93          77     1,086    1,760    1,833    2,997      1,501       555        874        375
 Other income
  (expense)......        14        100          42       --        42      --         2        (81)        2        --           1
                    -------    -------     -------   -------  -------  -------  -------    -------   -------    -------    -------
 Income (loss)
  before taxes...     3,048      3,079         141    (1,357)  (2,468)     450   (3,194)     7,247      (147)       330      1,763
 Income tax
  expense
  (benefit)......       --         --          --       (499)    (908)     178   (1,076)     2,948       (59)       142        712
 Income
  applicable to
  minority
  interest in net
  income of
  subsidiary.....       --         --          --        --       --       --        35        --        --          16        --
                    -------    -------     -------   -------  -------  -------  -------    -------   -------    -------    -------
 Net income
  (loss).........     3,048      3,079         141      (858)  (1,560)     272   (2,153)     4,299       (88)       172      1,051
 Preferred stock
  dividend.......       --         --          --        102      185      185      210        --         46         93        --
                    -------    -------     -------   -------  -------  -------  -------    -------   -------    -------    -------
 Net income
  (loss)
  available for
  common stock...   $ 3,048    $ 3,079     $   141   $ (960)  $(1,745) $    87  $(2,363)   $ 4,299   $  (134)   $    79    $ 1,051
                    =======    =======     =======   =======  =======  =======  =======    =======   =======    =======    =======
 Net income
  (loss) per
  common share...                                                               $  (.93)   $   .66   $  (.05)   $   .03    $   .16
                                                                                =======    =======   =======    =======    =======
 Average shares
  outstanding....                                                                 2,536      6,486     2,520      2,550      6,500
BALANCE SHEET
 DATA:
 (AT PERIOD END)
 Working
  capital........   $ 6,284    $ 6,853     $ 8,235   $ 7,313           $ 7,659  $ 9,904              $ 9,494    $ 9,825    $19,851
 Total assets....    11,561     10,825      14,593    25,425            26,836   48,986               28,677     48,359     69,924
 Total long-term
  debt...........     2,451      1,065       4,292    17,393            17,947   30,902               19,355     30,004     18,319
 Cumulative
  redeemable
  preferred
  stock..........       --         --          --      2,102             2,287    4,497                2,333      4,590        --
 Total
  stockholders'
  equity
  (deficit)......     6,958      8,538       7,782      (969)             (837)  (2,505)                (996)    (2,426)    32,185

- --------
 (1) Reflects the change of the Predecessor's fiscal year end from March 31 to December 31.
 (2) Pro forma statement of operations data for the year ended December 31, 1993 represent the results of the Predecessor for the portion of the year ended May 11, 1993 and the results of the Company for the portion of the year beginning after May 11, 1993, together with pro forma adjustments (which adjustments include additional depreciation ($644,000), amortization of goodwill ($11,000), interest expense ($597,000) and cumulative redeemable preferred stock ($83,000)), as if the CII Acquisition (which was completed on May 11, 1993) had occurred on January 1, 1993. In allocating the purchase price for the CII Acquisition, the Company recorded an increase in inventory of $986,000 which was reflected in cost of sales in this period due to the revaluation of inventory to fair market value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company--General."
 (3) Gives effect to (i) the Hartman Acquisition and the Kilovac Acquisition,
     (ii) the Merger, (iii) the sale by the Company of 3,500,000 shares of Common Stock in the Offering at an assumed initial public offering price of $10.00 per share and the application of the proceeds therefrom, as described in "Use of Proceeds of the Offering" including, without limitation, the repayment of a portion of outstanding debt and the redemption of outstanding cumulative redeemable preferred stock and the elimination of accrued and unpaid dividends in connection therewith, and
     (iv) the elimination of a $1.3 million special compensation charge (as described in footnote 5), the elimination of $951,000 of environmental expenses (as described in footnote 6) and the elimination of special acquisition expenses (as described in footnote 7), in each case as adjusted to reflect the corresponding tax benefits associated with such adjustments and as if such transactions (in the case of the events described in clauses (i), (ii) and (iii)) had occurred on January 1, 1995. See "Use of Proceeds of the Offering," "Capitalization of the Company," "Pro Forma Condensed Consolidated Financial Information of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," and the Company's Consolidated Financial Statements and the Notes thereto.
 (4) Gives effect to (i) the Hartman Acquisition, (ii) the Merger and (iii) the sale by the Company of 3,500,000 shares of Common Stock in the Offering at an assumed initial public offering price of $10.00 per share and the application of the proceeds therefrom as described in "Use of Proceeds of the Offering," including, without limitation, the repayment of debt and the redemption of outstanding cumulative redeemable preferred stock and the elimination of accrued and unpaid dividends in connection therewith, in each case as adjusted to reflect the corresponding tax expenses/benefits associated with such adjustments and as if such transactions had occurred on January 1, 1995 in the case of the statement of operations data, and at March 31, 1996 in the case of balance sheet data.
 (5) Reflects a special compensation charge of $1.3 million which represents
     (i) the difference between the purchase price of Common Stock issued to seven employees on December 1, 1995 and the estimated fair market value of such shares (based upon the appraised value on December 1, 1995) and (ii) a related special cash bonus granted by the Company to the same seven employees to pay taxes associated with such stock issuances.
 (6) Reflects a non-recurring charge of $951,000 which represents primarily the costs incurred to date and the present value of the estimated future costs payable by the Company over the next 30 years for groundwater remediation at the Fairview facility. See "Business of the Company--Environmental Matters."
 (7) Special acquisition expenses in 1993 consist primarily of costs related to the relocation of a facility following the acquisition of Midtex Relays and costs associated with relocating the operations acquired from West Coast Electrical Manufacturing Co. and CP Clare. Such expenses in 1995 include costs primarily related to (i) the relocation of certain assets acquired from HiG Relays and Deutsch Relays and (ii) the write-off of an agreement with a business development consultant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company--Results of Operations."

             SELECTED CONSOLIDATED FINANCIAL INFORMATION OF KILOVAC

  The following selected consolidated financial information as of the dates and for the periods indicated were derived from the audited consolidated financial statements of Kilovac, except data as of, and for the three months ended March 26, 1995 and March 31, 1996 and the fiscal year ended December 31, 1995 which were derived from the unaudited consolidated financial statements of Kilovac but include all adjustments (consisting of normal recurring adjustments) which management considers necessary for a full presentation of results for these periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results of operations that may be expected for the full year. The following selected consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Kilovac" and the consolidated financial statements of Kilovac and the related notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. Kilovac has not paid any dividends on its Common Stock in the past ten years.

                                                                        PRO FORMA
                                                                          FISCAL       THREE MONTHS ENDED
                          FISCAL YEARS ENDED DECEMBER      JANUARY 1,      YEAR     ------------------------
                                      31,                    1995 TO      ENDED     MARCH  PRO FORMA  MARCH
                         --------------------------------  OCTOBER 11, DECEMBER 31,  26,   MARCH 26,   31,
                          1991    1992    1993     1994       1995       1995(1)     1995   1995(2)   1996
                         ------  ------  -------  -------  ----------- ------------ ------ --------- -------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Product sales.......... $7,910  $7,887  $10,376 $11,257    $ 9,685      $12,728    $2,901     $2,901     $ 3,511
 Engineering sales......  1,558   1,386      492     962      1,344        1,981       129        129         164
                         ------  ------  ------- -------    -------      -------    ------     ------     -------
   Total revenues.......  9,468   9,273   10,868  12,219     11,029       14,709     3,030      3,030       3,675
Costs and Expenses:
 Cost of product
  sales.................  4,921   4,955    5,902   6,941      5,636        6,921     1,707      1,827       1,711
 Engineering, research
  and
  development costs.....  1,064   1,016      944   1,432      1,364        1,944       364        364         625
 Selling, general and
  administrative
  expenses..............  2,845   2,534    2,441   2,987      2,527        3,530       675        675         852
 Amortization of
  goodwill and other
  intangible assets:        --      --       --      --         --           346       --          86          86
                         ------  ------  ------- -------    -------      -------    ------     ------     -------
   Total costs and
    expenses............  8,830   8,505    9,287  11,360      9,527       12,741     2,746      2,952       3,274
Operating Income........    638     768    1,581     859      1,502        1,968       284         78         401
Other Expense (Income):
 Other (income).........    (61)    (39)     226    (113)        (9)          (9)      (15)       (15)        --
 Interest expense.......    226     199      151     130         35        1,287        13        280         267
                         ------  ------  ------- -------    -------      -------    ------     ------     -------
 Total other expense
  (income)..............    165     160      377      17         26        1,278        (2)       265         267
Income Before Income
 Taxes..................    473     607    1,204     842      1,476          690       286       (187)        134
Income Tax Provision
 (Benefit)..............     95     189      403     228        561          297       107        (68)         60
                         ------  ------  ------- -------    -------      -------    ------     ------     -------
Net Income.............. $  378  $  418  $   801 $   614    $   915      $   393    $  179       (119)    $    74
                         ======  ======  ======= =======    =======      =======    ======     ======     =======
BALANCE SHEET DATA (AT
 PERIOD END):
 Working Capital........ $1,281  $1,792  $ 2,449 $ 1,707    $ 2,274      $ 2,778    $1,895                $ 2,513
 Total Assets...........  4,964   4,550    5,558   5,555      6,363       19,160     6,008                 17,689
 Total Debt.............  2,035   1,429    1,291     630         81        9,731       756                  9,372
 Total Stockholder's
  Equity................  1,819   2,223    2,932   3,516      4,121        4,174     3,745                  4,247
Net income (loss) per
 common share........... $ 3.62  $ 4.02  $  7.00 $  5.43    $  7.75(3)   $  3.15    $ 1.57(3)  $ (.95)    $   .59
                         ======  ======  ======= =======    =======      =======    ======     ======     =======
Average shares
 outstanding............    118     114      119     119        119(4)       125       119(4)     125(4)      125(4)

- --------
(1) Pro forma statement of operations data for the year ended December 31, 1995 represent the results of Kilovac for the portion of the year ended October 11, 1995 (the date of the Kilovac Acquisition) and the results of the Successor Company for the portion of the year beginning after October 11, 1995, together with pro forma adjustments (which adjustments include an adjustment to depreciation (-$174,000), amortization of intangible assets including goodwill ($270,000) and interest expense ($1,002,000), as if the Kilovac Acquisition had occurred on January 1, 1995.
(2) Pro forma statement of operations data for the three months ended March 31, 1995 represent the results for that period together with pro forma adjustments (which adjustments include an adjustment cost of goods sold ($120,000), amortization of intangible assets including goodwill ($86,000) and interest expense ($267,000), as if the Kilovac Acquisition (which was completed on October 11, 1995) had occurred on January 1, 1995.
(3) In calculating earnings per share, adjustments were made to net income for the periods ending October 11, 1995 and March 26, 1995 of $4,000 and $8,000, respectively.
(4) Assumes all outstanding options were exercised on January 1, 1995.

                                    DILUTION

  As of March 31, 1996, the net tangible book value (deficit) applicable to the Company's Common Stock, giving effect to the Hartman Acquisition and the Merger, was $(22.1) million, or $(7.36) per share. Net tangible book value per share is determined by dividing the net tangible book value (tangible assets less liabilities) of the Company by the number of shares of Common Stock outstanding at that date, in each case giving effect to the Hartman Acquisition and the Merger as if such transactions occurred on March 31, 1996. After giving effect to the sale of 3,500,000 shares of Common Stock offered by the Company in the Offering (at an assumed initial public offering price of $10.00 per share) and the application of the net proceeds therefrom, the pro forma net tangible book value applicable to the Company's Common Stock as of March 31, 1996 would have been $13.7 million or $2.10 per share. This represents an immediate increase in pro forma net tangible book value of $9.46 per share to existing stockholders and an immediate dilution of $7.90 per share to investors purchasing shares in the Offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share.................          $10.00
  Net tangible book value (deficit) per share before the Offer-
   ing..........................................................  $(7.36)
  Increase per share attributable to new investors..............    9.46
                                                                  ------
Pro forma net tangible book value per share after the Offering..            2.10
                                                                          ------
Dilution per share to new investors.............................          $ 7.90
                                                                          ======

  The following table summarizes on a pro forma basis as of March 31, 1996, the difference between the effective cash consideration paid by the Company's existing stockholders for shares of Common Stock and the consideration paid by the purchasers of the 3,500,000 shares of Common Stock to be sold by the Company in the Offering, and non-cash consideration paid by the participants in the Merger:

                           SHARES PURCHASED  TOTAL CONSIDERATION     AVERAGE
                           ----------------- ----------------------   PRICE
                            NUMBER   PERCENT   AMOUNT       PERCENT PER SHARE
                           --------- ------- -----------    ------- ---------
Existing stockholders..... 2,550,000   39.2% $ 1,025,600       2.5%   $ .40
New investors............. 3,500,000   53.9   35,000,000      86.4    10.00
Participants in the Merg-
 er.......................   450,000    6.9    4,500,000(1)   11.1    10.00
                           ---------  -----  -----------     -----
  Total................... 6,500,000  100.0% $40,525,600     100.0%
                           =========  =====  ===========     =====

- --------
(1) Reflects non-cash consideration recorded in respect of the issuance of 450,000 shares of Common Stock in exchange for the 20% interest in Kilovac not currently owned by CII.

                 COMPARATIVE PER SHARE DATA OF CIIT AND KILOVAC

  The following table sets forth income and book value per common share of CIIT and Kilovac on a historical basis, for CIIT on a pro forma basis and for Kilovac on a pro forma equivalent basis. Pro forma information gives effect to the Merger under the purchase method of accounting and reflects certain assumptions on the basis described in the notes to the unaudited Pro Forma Combined Financial Statements. The data set forth below should be read in conjunction with the audited and unaudited consolidated historical financial statements of CIIT and the audited and unaudited consolidated historical financial statements of Kilovac, including the respective notes thereto, and the unaudited Pro Forma Combined Financial Statements, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. Neither CIIT nor Kilovac has paid any cash dividends on its common stock in the past ten years.

                                                       THREE MONTHS
                                                          ENDED      YEAR ENDED
                                                         MARCH 31,  DECEMBER 31,
                                                           1996         1995
                                                       ------------ ------------
     INCOME (LOSS) PER COMMON SHARE:
     CIIT historical..................................    $  .03       $ (.93)
     Kilovac historical...............................       .59         3.15(2)
     CIIT pro forma...................................       .02         (.74)
     Kilovac equivalent pro forma(1)..................       .36       (13.34)
     BOOK VALUE PER COMMON SHARE:
     CIIT historical..................................    $(2.46)      $(2.38)
     Kilovac historical (Successor Company)...........     34.03        33.45
     CIIT pro forma...................................       .71          .68
     Kilovac equivalent pro forma(1)..................     12.80        12.26

(1) Equivalent pro forma per share amounts are calculated by multiplying the pro forma per share information of CIIT by the exchange ratio so that the per share amounts are equated to the respective values for one share of Kilovac. The final exchange ratio will be determined on the effective date of the Offering. See "Risk Factors Related to the Merger--Merger Consideration."
(2) Reflects income per Common Share on a pro forma basis for the fiscal year ended December 31, 1995.

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement/Prospectus is being furnished to shareholders of record of Kilovac in connection with the Special Meeting of Shareholders of Kilovac
to be held on September   , 1996 at 10:00 a.m., local time, at the offices of
Kilovac, and at any adjournment thereof. At the Special Meeting, the Kilovac shareholders will be asked to consider and vote on the adoption and approval of (i) the First Amendment and (ii) the Merger Agreement. The First Amendment establishes the number of shares of CIIT Stock to be received for each Kilovac Share cancelled in the Merger. The Merger Agreement provides for the Merger of Kilovac with and into CII, a wholly-owned subsidiary of CIIT. CII which will be the surviving corporation in the Merger.

  All proxies which are properly completed, signed, dated and returned to Kilovac prior to the Special Meeting will be voted in accordance with the instructions indicated therein. In the absence of instructions, shares represented by valid proxies will be voted FOR the matter described in this Proxy Statement/Prospectus and in the discretion of the proxy holders as to any other matter which may properly come before the Special Meeting or any adjournment thereof. Any shareholder giving a proxy has the right to revoke it at any time before it is exercised.

  On consummation of the Merger following approval of the shareholders, each of the Kilovac Shares, other than Kilovac Shares that are Dissenting Shares (as defined later in this Proxy Statement/Prospectus) will be converted into the right to receive the number of shares of CIIT Stock equal to the quotient of $4.5 million divided by the IPO Price of CIIT Stock in the Offering divided by 24,957. No fractional shares will be issued. See "The Merger--Terms of the Merger Reorganization".

RECORD DATE; VOTING RIGHTS; REVOCABILITY OF PROXIES

  The Board of Directors of Kilovac has fixed the close of business on July 31, 1996 as the Record Date for determining the shareholders entitled to notice of and to vote at the Special Meeting. As of the Record Date, there are eighteen record holders of the 124,785 outstanding shares of Kilovac Common Stock. One of those record date shareholders is the Kilovac Corporation Employee Stock Bonus Plan (the "ESBP"). In addition to the Record Date shareholders, the beneficiaries of the ESBP will be entitled to direct the trustee as to the manner in which the trustee votes on the Merger Agreement for the shares of Kilovac Common Stock that are allocated by the ESBP to such beneficiaries. As of the Record Date, there were 134 beneficiaries of the ESBP.

  Shares of Kilovac Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies or, if no instructions are indicated, will be voted FOR the proposal to adopt and approve the Merger Agreement and in the discretion of the proxy holders as to any other matter which may properly come before the Special Meeting or any adjournment thereof. A Kilovac shareholder who has given a proxy may revoke it at any time before it is voted by filing with the Secretary of Kilovac an instrument revoking the proxy or by duly executing a proxy bearing a later date, or by appearing at the Special Meeting and voting in person.

  Adoption and approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Kilovac Common Stock. The obligations of all parties to the Merger Agreement are subject to the condition that the affirmative vote of the Kilovac shareholders shall have been obtained. As of the Record Date, a wholly-owned subsidiary of CIIT is the record owner of 80% of the outstanding shares of Kilovac Common Stock and intends to vote all such shares in favor of the approval of the Merger Agreement.

  Approval of the First Amendment requires the affirmative vote of all of the holders of the Kilovac Shares.

PROXY SOLICITATION

  Pursuant to the First Amendment, all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement/Prospectus, will be borne by CIIT. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Kilovac in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed for out-of-pocket expenses in connection with, such solicitations. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of the shares of Kilovac Common Stock held of record by such custodians, nominees and fiduciaries, and Kilovac may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                                 THE COMPANIES

THE COMPANY

  The Company is a leading designer, manufacturer and marketer of a broad line of high performance electromechanical and solid state relays and solenoids for customers in the commercial/industrial equipment, commercial airframe, defense/aerospace, communications, automatic test equipment and automotive industries. The Company's relays are used to control current or signals in electrical and electronic circuits, and are technological building blocks for a wide range of products. While the Company is a broad-based supplier of general and special purpose relays and solenoids, it has focused on manufacturing high performance relay products and targeting customized applications of these products to meet the needs of the markets it serves. The Company's high performance relays are sophisticated, complex devices that have been engineered for highly reliable performance over substantial periods of time, often in adverse operating environments. The Company sells its products to more than 2,100 customers including Boeing, AT&T, Rockwell, Hewlett Packard, McDonnell Douglas and General Motors.

  Relays are electrically operated switches which are used to control current or signals in electrical or electronic circuits. Solenoids are electromechanical devices which convert electric power into mechanical motion. Because relays and solenoids are used to perform a basic function, they are found in thousands of electrical and electronic devices. The Company's business strategy has been to focus on providing high performance, highly reliable products with sophisticated and customized applications. The operations of the Company are conducted through its CII division, which manufactures high performance signal level relays and solenoids (the "CII Division"); the Midtex division, which manufactures general purpose relays (the "Midtex Division"); the Kilovac division, which manufactures high performance high voltage relays (the "Kilovac Division"); and the Hartman Division, which manufactures high performance high current relays.

  Communications Instruments, Inc. (the "Predecessor") was initially formed in 1980 by Ramzi Dabbagh (the Chairman, President and Chief Executive Officer of the Company) and a group of private investors. The Company made its initial acquisition of several relay and switch products from the CP Clare division of General Instruments in 1980, and, since that initial acquisition, Mr. Dabbagh and his management team have pursued a growth strategy of acquiring manufacturers of relay products and related components, consolidating the acquired companies and/or their product lines into the Company's manufacturing facilities, and eliminating significant overhead. The Company has completed 13 acquisitions since 1980 for an aggregate consideration of approximately $36.0 million, including the purchase of stand-alone companies, divisions of larger companies and individual product lines. The Company believes that these acquisitions have enabled it to become one of the five largest relay manufacturers in North America.

  In order to provide liquidity for the original shareholder group and position the Company for future growth, Stonebridge Partners, together with the management team, acquired the Predecessor in May 1993 (the "CII Acquisition"). Since the CII Acquisition, the Company has acquired a high performance relay product line of Deutsch Relays Inc. (the "Deutsch Acquisition"), purchased certain assets of HiG Relays Inc. (the "HiG Acquisition") and purchased in October 1995 an 80% interest in Kilovac, a California-based relay manufacturer. Kilovac is a leading global supplier of high voltage and direct current relays. In July 1996 the Company purchased from Figgie the assets of its Hartman Division. Hartman is a leading manufacturer of high performance power relays with high current switching capability. These high performance power relays have applications in the primary and secondary power distribution circuits used in the commercial and military airframe, aerospace and rail transportation industries. A significant portion of Hartman's products are custom designed to meet customer requirements and specifications. The Company believes that Hartman derived approximately 75% of its 1995 revenues from sales as a sole source supplier. The Company also recently acquired a 25% interest in a joint venture, CII Guardian International Limited, to be operated in India with Guardian Controls Ltd., a company with which the Company has had a longstanding business relationship (the "Indian Joint Venture"). The Indian Joint Venture facility is expected to commence production of relays for the Company's global markets in the third quarter of 1996 and thereafter expand into manufacturing of sub-assemblies and solenoids. The Company has also developed manufacturing capability in The People's Republic of China ("China") through subcontracting arrangements with five manufacturers, which provide general purpose relays, sub-assemblies and solenoids to the Company.

KILOVAC

  Founded in 1964, Kilovac is a leading developer, manufacturer and marketer of high voltage ("HV") relays and high voltage direct current ("HVDC") contactors. Kilovac's specialty is HV vacuum and gas-filled electromechanical relays, with its product including a broad array of HV relays, contactors and power controllers. Kilovac produces 75 different products used to control and regulate electric power in a wide variety of end products such as heart defibrillators, magnetic resonance imaging ("MRI") equipment, electric vehicles, test equipment, aircraft, satellites and high frequency radios (for both commercial and military applications). Having a well-recognized reputation for high-level product quality, excellent customer support and innovative products, Kilovac sells its products to both domestic and foreign customers in the medical, communications, aerospace, test equipment, industrial and automotive industries.

  Kilovac's core strategy is to develop, manufacture and sell components based on proprietary technology to niche markets where Kilovac can achieve significant market share and premium pricing. Kilovac management believes that this strategy has been strengthened by Kilovac's diverse line of standard and custom products, suited to a wide variety of specific applications, and by its high level of customer service. In 1992, Kilovac supplemented this core strategy by focusing on the development of emerging market products and technologies with mass market applications. Kilovac continues to pursue several opportunities to sell its products in large industrial markets including the electric vehicle market and the rail transportation industry.

  In October 1995, CII, a wholly owned subsidiary of the Company, acquired 80% of the outstanding Kilovac Common Stock. The Company has since maintained Kilovac as a stand-alone operation which conducts its business as the Kilovac Division of the Company.

                                  THE MERGER

BACKGROUND OF THE MERGER

  CIIT, through its wholly-owned subsidiary CII, owns 80% of the outstanding Kilovac Common Stock, which was acquired on October 11, 1995 pursuant to the Stock Purchase Agreement.

  Pursuant to the Stock Purchase Agreement, Kilovac offered to purchase from the shareholders and optionholders of Kilovac 80% of the outstanding shares of Kilovac (after giving effect to the exercise of all options). At the time of the closing under the Stock Purchase Agreement, there were seventeen shareholders of Kilovac and each shareholder, as a party to the Stock Purchase Agreement, tendered 80% of their shares for purchase by Kilovac. After the Closing, these shareholders continued to own, in the aggregate, 24,957 shares of Kilovac Common Stock (the "Kilovac Shares") and are referred to herein as the "Kilovac Shareholders."

  Contemporaneous with such purchase, Kilovac sold to CII, pursuant to its subscription in the Stock Purchase Agreement, the number of shares of Kilovac Common Stock equal to the number of such shares purchased by Kilovac from the Kilovac Shareholders. The transactions consummated on October 11, 1995 pursuant to the Stock Purchase Agreement are referred to in this Proxy Statement/Prospectus as the "Kilovac Acquisition".

  The Stock Purchase Agreement also provided for the purchase by CII of the Kilovac Shares in certain circumstances, and established the right of the Kilovac Shareholders to participate in an underwritten public offering of the shares of Kilovac, CII or certain affiliates of CII, including CIIT. In the case of an offering of CIIT Stock, the Kilovac Shareholders are entitled to have their Kilovac Shares converted into shares of CIIT Stock in accordance with a formula set forth in the Stock Purchase Agreement.

  CIIT has considered the current conditions in the public offering markets and now desires to complete an IPO of CIIT Stock. The IPO of CIIT Stock will be made pursuant to a registration statement filed with the Commission on Form S-1 (the "S-1 Registration Statement"). CIIT, CII and Kilovac have agreed to enter into the First Amendment to the Stock Purchase Agreement, subject to the approval of the holders of all of the Kilovac Shares, and to complete the Merger of Kilovac with and into CII whereby the Kilovac Shares will be converted into the right to receive CIIT Stock. See "--Terms of the Merger Reorganization." Copies of the Merger Agreement, the First Amendment, and the Stock Purchase Agreement are attached hereto as ANNEX 1, ANNEX 2 and ANNEX 3, respectively.

  The consummation of the Merger is conditioned on the approval of a majority of the shares of the outstanding Kilovac Common Stock, including the Kilovac Shares and the shares held by CII. CII will be the surviving corporation in the Merger.

  The Board of Directors of Kilovac on           , 1996 approved the Merger as
being fair to and in the best interests of the holders of Kilovac Common
Stock.

TERMS OF THE MERGER REORGANIZATION

  CIIT proposes to issue to the Kilovac Shareholders, in exchange for the 24,957 Kilovac Shares, shares of fully paid and nonassessable CIIT Stock having an aggregate initial public offering price of $4.5 million. The per share exchange ratio of CIIT Stock for Kilovac Shares will be equal to the quotient of $4.5 million divided by the IPO Price divided by the number of Kilovac Shares (24,957). Consequently, the Kilovac Shareholders are assured of receiving CIIT Stock having an aggregate initial public offering price of $4.5 million as of the closing of the IPO, and each of the Kilovac Shares will be exchanged for CIIT Stock with an aggregate initial public offering price of $180.31 per share. No fractional shares will be issued. In lieu of fractional shares, holders of Kilovac Shares will receive cash in an amount equal to the product of the fraction of a share of CIIT Stock to which they would have been entitled times the IPO Price.

  The final exchange ratio will be determined on the effective date of the IPO, and the merger of Kilovac with and into CII will be completed promptly thereafter. CIIT currently anticipates that the IPO Price will be in the range of $9.00-$11.00 per share and that, consequently, a maximum of 500,000 shares of CIIT Stock and a minimum of 409,090 shares of CIIT Stock will be issued to the Kilovac Shareholders.

DETERMINATION OF THE EXCHANGE RATIO

  The exchange ratio for shares of CIIT Stock issuable on cancellation of Kilovac Shares provided for in the First Amendment was reached by negotiation between CIIT and Douglas Campbell, acting in his capacity as shareholder representative of the holders of Kilovac Shares. Mr. Campbell serves as shareholder representative and paying agent for the holders of Kilovac Shares pursuant to the Shareholder Representative and Paying Agent Agreement entered into in connection with the Stock Purchase Agreement. Mr. Campbell was President and a director of Kilovac at the time of the Kilovac Acquisition and, since that time, he has also served as a director of CIIT. The First Amendment negotiated by CIIT and Mr. Campbell amends the Stock Purchase Agreement to revise the exchange ratio and provide for the Merger under the terms and in the manner described herein. The First Amendment and the Merger are being submitted to the Kilovac Shareholders for their approval pursuant to this Proxy Statement.

  EXCHANGE RATIO UNDER THE STOCK PURCHASE AGREEMENT. The Stock Purchase Agreement originally provided that, in the event of an IPO by CIIT, the Kilovac Shares would be exchangeable into a number of shares of CIIT Stock equal to the product of (a) (i) the proportion of common equity of Kilovac represented by the Kilovac Shares times (ii) the quotient of the Kilovac IPO Value divided by the CIIT IPO Value, multiplied by (b) the aggregate number of shares of CIIT Stock which are to be outstanding immediately prior to the IPO. Under this formula, the Kilovac Shares (which represent 20% of the outstanding shares of Kilovac Common Stock) would be exchangeable into a portion of CIIT's capital stock equal to that portion of the CIIT's earnings during the preceding twelve months that are represented by 20% of Kilovac's earnings.

  For purposes of the above exchange calculation, the following terms have the meanings indicated, as more particularly described in the Stock Purchase
Agreement:

  "Kilovac IPO EBIT" shall mean Kilovac's earnings before interest and taxes for the four fiscal quarters preceding the closing date of the IPO determined in accordance with GAAP (generally accepted accounting principles) applied in a manner consistent throughout all periods and consistent between Kilovac and CIIT. Further, in calculating EBIT, (i) there shall be excluded all CII or corporate income and expense items allocated, assigned or charged to Kilovac, including debt and related interest, overhead (other than sales and marketing expenses and overhead directly related to the conduct of Kilovac's business), and (ii) no consolidated or consolidating entries relating to any entity other than Kilovac or subsidiaries of Kilovac at the time of the IPO shall be given effect.

  "Kilovac IPO Value" shall equal (a) Kilovac IPO EBIT times IPO Multiple minus (b) the Debt of Kilovac; provided however that during the period continuing until the last day of the 30th full calendar month following October 11, 1995, the Debt of Kilovac as used in the foregoing calculation shall not include the Acquisition Debt.

  "IPO Multiple" shall equal the result of multiplying (a) the number of shares of CIIT Stock to be outstanding immediately prior to the IPO times
  (b) the per share offering price as determined by the lead underwriter for the IPO at the final pricing meeting prior to closing the IPO, and adding to the product (c) the debt and preferred stock of CIIT, and subtracting from the product (d) the estimated transaction fees to be incurred in connection with the IPO, and dividing the amount thus determined by (e) CIIT IPO EBIT.

  "CIIT IPO EBIT" shall equal CIIT's earnings before interest and taxes for the four fiscal quarters preceding the closing date of the IPO determined in accordance with GAAP applied in a manner consistent throughout all periods and consistent between Kilovac and CIIT. Further, in calculating EBIT, (i) there shall be excluded all CIIT or corporate income and expense items allocated, assigned or charged to CIIT, including debt and related interest, overhead (other than sales and marketing expenses and overhead directly related to the conduct of CIIT's business), and (ii) no consolidated or consolidating entries relating to any entity other than CIIT or subsidiaries of CIIT at the time of the IPO shall be given effect.

  "CIIT IPO Value" shall equal (a) CIIT IPO EBIT times IPO Multiple, minus
  (b) the debt and preferred stock of CIIT.

  "Debt of Kilovac" shall mean the gross amount of all indebtedness for money borrowed by Kilovac reflected on its balance sheet prepared on a consolidated basis with its subsidiaries as at the date of the event causing such measurement.

  "Acquisition Debt" refers to the senior bank debt of CII and its affiliates incurred to finance the Kilovac Acquisition, as more particularly defined in the Stock Purchase Agreement.

  In applying the foregoing formula to the earnings of Kilovac and CIIT through March 1996, and assuming the issuance by CIIT in the IPO of 53.9 % of its CIIT Stock at an IPO Price of $10.00, the holders of Kilovac Shares would be entitled to receive CIIT Stock equal to approximately 17.3% of CIIT's Stock outstanding after the IPO. Based on the IPO Price for the CIIT Stock assumed above, the Kilovac Shares would be exchanged for CIIT Stock with an aggregate initial public offering price of $11,243,000, or $450.49 per share.

  CIIT anticipates that the earnings figures for CIIT and Kilovac as of June 30, 1996 will be substantially consistent with the numbers used in the foregoing example.

  NEGOTIATION OF REVISED EXCHANGE RATIO. The principal purpose of the First Amendment is to amend the provisions providing for the exchange of the Kilovac Shares for shares of CIIT in an IPO of CIIT Stock. In negotiating the Stock Purchase Agreement, CIIT did not anticipate that an IPO would be conducted in 1996. Further, the earnings of CIIT for 1995 were reduced as a result of costs and expenses associated with the Kilovac Acquisition and certain other transactions undertaken by CIIT in that year. Consequently, CIIT is of the opinion that, for purposes of calculating the exchange ratio, its earnings are artificially lower than the level of earnings anticipated at the time the Stock Purchase Agreement was executed.

  According to the exchange ratio determined under the formula set forth in the Stock Purchase Agreement (without giving effect to the First Amendment), following an IPO in accordance with the example above, the current holders of CIIT Stock (other than the holders of Kilovac Shares) would own approximately 28.8% of the CIIT Stock, rather than 39.2% of such CIIT Stock following an IPO as described above after giving effect to the First Amendment. Such shares would have an aggregate initial public offering price of approximately $18,720,000, or $6,760,000 less than the aggregate IPO Price of the CIIT Stock owned by such shareholders after giving effect to such IPO according to the revised exchange ratio provided for in the First Amendment. The current shareholders of CIIT have concluded that an IPO of CIIT on the foregoing terms is not advisable and in their best interests.

  In light of the foregoing and in anticipation of the IPO, CIIT approached Mr. Campbell (in his capacity as shareholder representative) concerning the proportion of CIIT Stock that the holders of the Kilovac Shares should equitably receive as a result of the IPO. In negotiations concerning the exchange ratio, CIIT proposed an enterprise value analysis which emphasizes the longer term relative values of the entities rather than the short-term earnings analysis used in the Stock Purchase Agreement. This analysis reduces the distortion caused by the level of CIIT's earnings in 1995. The revised exchange ratio is the result of arms-length negotiations.

FAIRNESS FROM A FINANCIAL POINT OF VIEW

  ING CAPITAL FAIRNESS OPINION. Kilovac engaged ING Capital to analyze, from a financial point of view, the fairness of the exchange pursuant to the Merger as contemplated by the First Amendment. ING Capital was not engaged to negotiate or set the price per share for the exchange in the Merger. ING Capital had assisted Kilovac in negotiating the Kilovac Acquisition and rendered an opinion as to the fairness to the Kilovac Shareholders from a financial point of view of the Kilovac Acquisition, including the consideration received by the Kilovac Shareholders at closing thereunder.

  ING Capital rendered its written opinion dated June 14, 1996 to Kilovac and CIIT that the aggregate net consideration for the Kilovac Shares payable in CIIT Stock with an aggregate initial public offering price of $4.5 million at the time of the closing of the IPO is fair from a financial point of view to the Kilovac Shareholders. ING Capital did not perform any independent appraisal of any of Kilovac's or CIIT's assets and relied upon the accuracy and completeness of the information concerning each company supplied to it, without seeking to independently verify such information. In rendering its opinion, ING Capital reviewed business and financial information concerning Kilovac and CIIT supplied by Kilovac and CIIT, respectively, reviewed certain internal financial reports and projections prepared by Kilovac and CIIT, and met with members of Kilovac's and CIIT's management to discuss past and present operations and financial performance, and the terms of the Merger. ING Capital also reviewed publicly available financial and market data for companies that it considered comparable to Kilovac and CIIT, the Merger Agreement and the First Amendment, and the financial terms of certain other mergers and acquisitions that it judged relevant, including the Kilovac Acquisition. ING Capital further reviewed and analyzed other information relating to the assets, liabilities, earning power, operations, financial condition, historical performance and future prospects of Kilovac and CIIT, and conducted such other studies, analyses and investigations as it deemed appropriate. No limitations were imposed by Kilovac, CII or CIIT with respect to the investigations made, the procedures followed or the factors considered by ING Capital in rendering its opinion. The full text of ING Capital's opinion, which sets forth the matters considered and limitations upon the review undertaken is set forth as ANNEX 4 to this Proxy Statement. The summary of this ING Capital opinion as set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the opinion. ING Capital has approved the use of its opinion in connection with this Proxy Statement/Prospectus and the proposed Merger.

  ING Capital received substantial fees for its engagement in connection with the Kilovac Acquisition and the fairness opinion rendered by it in connection therewith. ING Capital is being paid a separate fee by CIIT of $100,000, plus expenses, in connection with determining the fairness from a financial point of view of the consideration to be paid to or for the account of the holders of the Kilovac Shares on account of the Merger and rendering its formal opinion as to such fairness. No fee payable to ING Capital has been or will be contingent upon the determination as to fairness reached by ING Capital or upon the delivery of its opinion thereon. Kilovac and CIIT have also agreed to indemnify ING Capital against certain liabilities.

EFFECT ON EXISTING SECURITY HOLDERS; RESALE OF CIIT STOCK

  As a result of the Merger, the holders of Kilovac Shares will become stockholders of CIIT and shall thereafter have the rights and privileges afforded stockholders by Delaware law and CIIT's Certificate of Incorporation and Bylaws. See "Description of Capital Stock of the Company."

  Pursuant to Section 1.7 of the Stock Purchase Agreement, the holders of Kilovac Shares are subject to contractual provisions providing for (i) the forfeiture of one-half of the Kilovac Shares if Kilovac fails to attain certain earnings targets, (ii) the purchase by CII of such shareholder's Kilovac Shares at the election of each Kilovac Shareholder effective December 31, 2000 or in any event effective December 31, 2005, in each case at a price determined based on Kilovac's earnings and outstanding debt, (iii) participation by the holders of Kilovac Shares in any sale of Kilovac or certain affiliates and (iv) participation by the holders of Kilovac Shares in any public offering of the shares of Kilovac, CII or certain affiliates thereof. Upon completion of the IPO and the Merger, all such provisions of the Stock Purchase Agreement would terminate.

  The shares of CIIT Stock to be distributed to Kilovac Shareholders in connection with the Merger will be registered under the Securities Act and, in accordance with the provisions of Rule 145 thereunder ("Rule 145"), may be freely traded by Kilovac Shareholders who, at the time of the Merger, are not affiliates of CIIT. Kilovac Shareholders who are affiliates of CIIT at the time of the Merger will be able to resell shares of CIIT Stock in accordance with the volume and manner of sale restrictions of Rule 144 under the Securities Act. In addition, each holder of Kilovac Shares other than the ESBP, by agreeing to the First Amendment, will be agreeing for the benefit of the underwriters of the IPO not to sell any shares of CIIT Stock for a period of one year following the effectiveness of the IPO. The only other restrictions on the sale of the CIIT Stock acquired by the Kilovac

Shareholders will be those provided by federal and state securities laws. See "Restricted Shares Eligible For Future Sale".

SHAREHOLDER APPROVAL

  As of the Record Date, the number of holders of Kilovac Common Stock of record, including CII, is eighteen. The ESBP, one of the Kilovac Shareholders, is a qualified stock bonus plan for the exclusive benefit of Kilovac's employees and their beneficiaries and is qualified under Section 401(a) of the Internal Revenue Code of 1986. Pursuant to the regulation of plans holding employer securities such as the ESBP, each of the beneficial owners of the Kilovac Shares held by the ESBP is entitled to direct the Trustee as to the manner of voting the Kilovac Shares beneficially owned by such participant on the Merger. Consequently, in addition to the eighteen record holders of shares of Kilovac Common Stock, approximately 134 participants in the ESBP are entitled to notice of and an opportunity to direct the Trustee with respect to the vote on the Merger. Each of the holders of Kilovac Common Stock entitled to vote, and each of the ESBP participants entitled to direct the Trustee as to voting, are being provided with a copy of this Proxy Statement/Prospectus.

  Under California law applicable to the Merger, the affirmative vote of a majority of the issued and outstanding shares of Kilovac will be required to approve the Merger. Directors and executive officers of Kilovac (who own 13.2% of the outstanding Kilovac Common Stock) and a wholly owned subsidiary of the Company (which owns 80% of the outstanding Kilovac Common Stock) have indicated their intention to vote their shares in favor of the Merger.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors approved the Merger as being fair to and in the best interests of the holders of Kilovac Common Stock. With the exception of Douglas Campbell, the current directors of Kilovac have been affiliated with CIIT since prior to the consummation of the Kilovac Acquisition. Since the Kilovac Acquisition, Mr. Campbell has served on the Board of Directors of CIIT. Consequently, the Board of Directors has determined that it will not make a recommendation to the shareholders of Kilovac as to the approval of the Merger.

DESCRIPTION OF THE MERGER AGREEMENT

  A summary of the principal terms of the Merger Agreement is set forth below. The summary is subject in all respects to the express provisions of the Merger Agreement, a copy of which is attached as ANNEX 1 to this Proxy
Statement/Prospectus.

  PRINCIPAL TERMS. CII will acquire the Kilovac Shares through the merger of Kilovac with and into CII. CII will survive the Merger (and as the corporation surviving the Merger is sometimes referred to in this Proxy Statement/Prospectus and the Merger Agreement as the "Surviving Corporation") and Kilovac will carry on its business as a division of the Company. The Merger will be effected by the filing of the Merger Agreement, together with the required officers' certificates with the North Carolina and California Secretaries of State. The time of such filing with the North Carolina Secretary of State is referred to as the "Effective Time."

  At the Effective Time, each of the Kilovac Shares, other than "dissenting shares" within the meaning of Chapter 13 of the California GCL ("Dissenting Shares"), will be automatically converted into the right to receive the number of shares of CIIT Stock equal to the quotient of $4.5 million divided by the IPO Price divided by 24,957, and each share of Kilovac Common Stock held by CII will be cancelled. No fractional shares will be issued. In lieu of fractional shares, holders of Kilovac Shares will receive cash in an amount equal to the product of the fraction of a share of CIIT Stock to which they would have been entitled times the IPO Price. Following the Merger, the Surviving Corporation will continue as a wholly-owned subsidiary of CIIT.

  For the rights of holders of Dissenting Shares, see "The Merger--Dissenters' Rights."

  EXPENSES. In accordance with certain provisions negotiated as part of the First Amendment, CIIT or CII will pay all legal and investment banking fees and expenses incurred by Kilovac in connection with the Merger and the fees and expenses incurred by Mr. Campbell in his capacity as shareholder representative and paying agent for the holders of Kilovac Shares. Such fees and expenses include the fee payable to ING Capital in connection with its fairness opinion and the legal fees and expenses incurred in connection with the First Amendment, this Proxy Statement/Prospectus, the Special Meeting and the Merger.

  EXCHANGE WITH SHAREHOLDERS. CIIT's transfer agent, First Union National Bank of North Carolina, will act as exchange agent in connection with the Merger to effect the exchange of certificates representing Kilovac Shares for certificates representing CIIT Stock. All certificates for the Kilovac Shares are currently held by Mr. Campbell, in his capacity as shareholder representative and paying agent, or by the law firm of Adams, Duque & Hazeltine ("AD&H"), counsel to Kilovac, as escrow agent for CII and the shareholder representative pursuant to the Stock Purchase Agreement. At the Effective Time, pursuant to the First Amendment, the escrow held by AD&H will be released and AD&H will deliver the Kilovac Shares held by it to the shareholder representative for the benefit of the holders of the Kilovac Shares. As soon as practicable after the Effective Time, the shareholder representative shall surrender all certificates representing Kilovac Shares to the Exchange Agent for cancellation and issuance of CIIT Stock. After the Effective Time there shall be no further transfer of the Kilovac Shares on the books of Kilovac.

  CONDITIONS TO THE MERGER. The Merger Agreement and consummation of the Merger are subject to the satisfaction of customary conditions prior to the Effective Time, including, receipt of necessary approvals and freedom from legal restraints. In addition to the foregoing conditions, the Merger Agreement and the consummation of the Merger are conditioned upon the closing of the IPO and the agreement to the First Amendment by all record holders of Kilovac Shares.

  Consummation of the Merger is further conditioned upon the aggregate number of Dissenting Shares not exceeding ten percent of the total number of outstanding Kilovac Shares. Thus, if Dissenting Shareholders (as defined later in this Proxy Statement/Prospectus) holding more than 12,479 Kilovac Shares shall have taken steps to perfect their Dissenters' Rights, the Merger will not be consummated unless CIIT and CII waive this condition. See "-- Dissenters' Rights."

  TERMINATION, AMENDMENT, WAIVER AND ASSIGNMENT. Each of the First Amendment and the Merger Agreement provides that it shall be void if the Merger does not occur on or before October 31, 1996, unless extended by the consent of the parties thereto. Pursuant to the First Amendment, Mr. Campbell, as shareholder representative, is authorized in his discretion to consent to any extension of behalf of the holders of Kilovac Shares. Each of the First Amendment and the Merger Agreement may be terminated (a) by mutual consent in writing of CIIT and CII, and Mr. Campbell, as shareholder representative; or (b) unilaterally by either CIIT and CII or Mr. Campbell, as shareholder representative, if any event occurs which would render impossible the satisfaction of any conditions to their respective obligations to consummate the transactions contemplated thereby.

  ACCOUNTING TREATMENT. The Merger will be accounted for as a purchase, as such term is used under generally accepted accounting principles, for accounting and financial reporting purposes.

  REGULATORY APPROVALS. No federal or state regulatory approvals are required and no federal or state regulatory requirements must be complied with in order to effect the Merger, other than the filing of an agreement of merger together with officers' certificates with the Secretaries of State of North Carolina and California.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO THE SHAREHOLDERS

  This section includes a brief summary of the federal income tax consequences of the proposed exchange of Kilovac Shares for CIIT Stock pursuant to the Merger. It is for general information only and does not consider all aspects of federal and state taxation that may be relevant to the holders of the Kilovac Shares. The consequences to any holder of Kilovac Shares may differ depending upon the shareholder's own circumstances and tax position. This tax summary does not consider the effect of applicable foreign, state or local tax laws.

EACH HOLDER OF KILOVAC SHARES IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THIS TRANSACTION.

  This tax summary will separately consider federal income tax consequences to holders of Kilovac Shares held as capital assets, Kilovac Shares received upon the exercise of options at the closing of the Kilovac Acquisition and Kilovac Shares held as part of ESBP. This tax summary assumes that no holder of Kilovac Shares has any family relationship with any of CIIT's shareholders. This tax summary also assumes that no holder of Kilovac Shares owns any stock in CIIT, either directly or indirectly, or any options to acquire CII or CIIT stock.

  EXCHANGE OF KILOVAC SHARES FOR CIIT STOCK: TREATMENT IF A TAX FREE REORGANIZATION. It is intended that the Merger be treated as a forward triangular merger which is a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. To qualify as a forward triangular merger under current rules of the Internal Revenue Service, at least fifty percent of the Kilovac equity value must continue as an equity interest in the resulting combined enterprise. Management believes that this "continuity-of-interest" requirement is met because more than fifty percent of Kilovac is already owned by an affiliate of CIIT. However, the Internal Revenue Service may make a contrary argument. The Internal Revenue Service might argue that the cash purchase of eighty percent of Kilovac on October 11, 1995 in the Kilovac Acquisition and the exchange of shares in the Merger are part of one integrated plan to acquire all of Kilovac. If the Internal Revenue Service can successfully make this argument, then the continuity of interest requirement will not be satisfied because only twenty percent of the pre-October 11, 1995 equity in Kilovac would be exchanged in the Merger for CIIT stock. The balance of the pre-October 11, 1995 equity in Kilovac would have been sold for cash.

  There are no safe harbor rules as to when a cash purchase and later merger to acquire the balance of the equity are not considered part of the same transaction. Based on current case law, there generally must be some delay between the two transactions. There should also be some intervening circumstances which cause the second transaction to occur which were not a certainty at the time of the first transaction. The consummation of the second transaction cannot be required by or considered inevitable at the time of the first transaction. It is management's view that the Kilovac Acquisition and the Merger are not part of the same transaction. In the Kilovac Acquisition, the Kilovac Shares were not acquired so that the holders of the Kilovac Shares could participate in the future growth of Kilovac. In October 1995, there was no set time when the Kilovac Shares would be eliminated. While the elimination of the Kilovac Shares was contemplated by the Stock Purchase Agreement, no exit plan was assured. The Stock Purchase Agreement contemplated that the Kilovac Shares either (i) could be included in a sale of the entire Kilovac enterprise, (ii) half of such Shares could be forfeited if certain projections were not met, (iii) the Kilovac Shares could participate in a public offering of Kilovac, CII or an affiliate thereof or (iv) the Kilovac Shares could be sold by the Kilovac Shareholders to CII at the shareholder's election on December 31, 2000, or in any event CII would purchase such Kilovac Shares on December 31, 2005. In addition, management did not foresee in October 1995 that an IPO would occur so soon after the consummation of the Kilovac Acquisition. It is therefore management's view that the Kilovac Acquisition and the Merger are not part of one integrated plan to acquire all of Kilovac.

  If the Merger is considered a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, then the following will be the treatment for federal income tax purposes for those persons who hold their Kilovac Shares as capital assets: (1) no gain or loss would be recognized by holders of the Kilovac Shares upon the receipt of CIIT Stock in the Merger (except as discussed below with respect to cash received in lieu of a fractional interest and with respect to cash received upon exercise of Dissenters' Rights), (2) the aggregate adjusted tax basis of the CIIT Stock to be received by holders of Kilovac Shares will be the same as the aggregate adjusted tax basis of the Kilovac Shares surrendered in the Merger (reduced by any amount allocable to a fractional share interest for which cash is received), and (3) the holding period of CIIT Stock received in the Merger by holders of Kilovac Shares will include the holding period for the Kilovac Shares surrendered in the Merger.

  The receipt of cash for fractional shares pursuant to the Merger or on the exercise of "Dissenters' Rights" will be a taxable transaction for federal income tax purposes to the holders of Kilovac Shares receiving such cash (and may be a taxable transaction for state, local and foreign tax purposes as well). Accordingly, each holder of Kilovac Shares will generally recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received (other than the portion of any amount received pursuant to the exercise of Dissenters' Rights which is denominated as interest, which amount will be taxable as ordinary income) and such shareholder's adjusted tax basis for the shares surrendered for cash in the Merger. A holder of Kilovac Shares who does not perfect Dissenters' Rights will recognize such gain or loss as of the Effective Time. A holder of Kilovac Shares who perfects Dissenters' Rights under the California GCL will recognize such gain or loss on the date on which such shareholder is entitled to receive payment for his or her Dissenting Shares pursuant to the procedure described under "Dissenters' Rights." In general such gain or loss will be a capital gain or loss, provided the Kilovac Shares are a capital asset in the hands of the holder at the time they are converted and will be long term capital gain or loss if the shares have been held for more than one year. For tax years of individuals beginning in 1994, long term capital gains are taxable for federal income tax purposes at a maximum rate of 28%, whereas other income may be taxed at a maximum rate of 39.6%.

  Management does not intend to obtain a legal opinion or a ruling from the Internal Revenue Service regarding the tax consequences of the Merger. Therefore, no one has made or will make any representation or warranty that the Merger will in fact be treated by the Internal Revenue Service as a tax free reorganization.

  EXCHANGE OF KILOVAC SHARES FOR CIIT STOCK: TREATMENT IF NOT A TAX FREE REORGANIZATION. If the Merger is not considered a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, then the following will be the treatment for federal income tax purposes for those persons who hold their Kilovac Shares as capital assets. Gain or loss will be recognized by holders of the Kilovac Shares upon the receipt of CIIT Stock in the Merger in an amount equal to the difference between the cash and the fair market value of the CIIT Stock received in the Merger at the Effective Time and the aggregate adjusted tax basis of the Kilovac Shares surrendered in the Merger.

  EXCHANGE OF KILOVAC SHARES RECEIVED UPON EXERCISE OF NONQUALIFIED
OPTIONS. For Kilovac Shares received on the exercise of nonqualified options at the closing of the Kilovac Acquisition which have been held as capital assets since that time, they will be subject to the same tax treatment as previously described for Kilovac Shares which were not acquired on the exercise of stock options. However, if any gain or loss is recognized on such shares as part of the Merger and if the Effective Time of the Merger occurs before October 11, 1996, that gain or loss will be considered short-term.

  EXCHANGE OF KILOVAC SHARES RECEIVED UPON EXERCISE OF QUALIFIED OPTIONS. For those Kilovac Shares received on the exercise of qualified stock options at the closing of the Kilovac Acquisition, no income or gain will be recognized on the exchange of those shares for CIIT Stock as part of the Merger if the Merger is considered a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. However, the holder will recognize ordinary income equal to the difference between the amount of cash received and the option exercise price for the shares surrendered for cash in the Merger.

  If the Merger is not considered a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986 and if the Effective Time of the Merger occurs before October 11, 1996, then the holder will recognize ordinary income equal to the difference between the fair market value of the CIIT Stock received at the Effective Time and the option exercise price for the Kilovac Shares surrendered. If the Merger is not considered a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and if the Effective Time of the Merger occurs on or after October 11, 1996, then the holder will recognize capital gain equal to the difference between the fair market value of the CIIT Stock received at the Effective Time and the option exercise price for the Kilovac Shares surrendered.

  ESBP SHARES. The ESBP is a qualified stock bonus plan for the exclusive benefit of Kilovac's employees and their beneficiaries. Therefore, the ESBP will not recognize any income on the exchange of Kilovac Shares pursuant to the Merger. In addition, the participants in the ESBP will not recognize any income on the ESBP's exchange of Kilovac Shares pursuant to the Merger.

  WITHHOLDING REQUIREMENTS. The Paying Agent will be required to withhold 31% of the gross proceeds payable to a holder of Kilovac Shares or other payee in the Merger unless the shareholder or payee provides his or her taxpayer identification number and certifies under penalty of perjury that such number is correct, or an exception applies under applicable law and regulations. Therefore, unless such an exception exists and is proven in a manner satisfactory to Kilovac and the Paying Agent, each holder delivering Kilovac Shares in the Merger should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal included in this Proxy Statement/Prospectus package so as to provide the information and certification necessary to avoid backup withholding.

  ADDITIONAL EXCEPTIONS. The foregoing discussion may not be applicable to a holder of Kilovac Shares which is a tax-exempt entity or to a shareholder that is a foreign corporation or an individual who is not a citizen or resident of the United States, if the ownership of Kilovac Shares by such shareholder is not effectively connected with a United States trade or business of such shareholder.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT MAY NOT BE APPLICABLE TO ALL SHAREHOLDERS. HOLDERS OF KILOVAC SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AND RULES APPLICABLE TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, THE CORPORATE MINIMUM TAX AND STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

DISSENTERS' RIGHTS

  If the Merger is consummated, a holder of Kilovac Shares who follows the procedures set forth in Chapter 13 of the California GCL ("Chapter 13") may be entitled to have such shareholder's Dissenting Shares purchased for cash as described in Chapter 13 (such rights, "Dissenters' Rights"). The summary description of Dissenters' Rights set forth herein is qualified in its entirety by reference to Chapter 13, the text of which is attached to this Proxy Statement as ANNEX 5. FAILURE TO TAKE ANY NECESSARY STEP MAY RESULT IN A TERMINATION OR WAIVER OF A SHAREHOLDER'S DISSENTERS' RIGHTS.

  A shareholder electing to exercise Dissenters' Rights (a "Dissenting Shareholder") must satisfy each of the following requirements of Chapter 13:
(i) the Dissenting Shareholder must not have voted or delivered a proxy in favor of the Merger; (ii) the shareholder must make a written demand in accordance with Section 1301 of the California GCL that Kilovac purchase his or her shares at fair market value, which written demand must be received by Kilovac within 30 days after the date Kilovac mails notice of approval of the Merger to the shareholders (voting against the Merger does not satisfy the requirement of a written demand); and (iii) the shareholder must submit such shareholder's share certificates to Kilovac for endorsement. Because the Kilovac Shares are held in escrow, Kilovac will accept the certificates as being tendered for endorsement on receipt of the Dissenting Shareholder's written demand. BECAUSE A PROXY SIGNED AND LEFT BLANK WILL, UNLESS REVOKED, BE VOTED FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT, A SHAREHOLDER WISHING TO EXERCISE DISSENTERS' RIGHTS WHO VOTES BY PROXY MUST NOT LEAVE THE PROXY BLANK, BUT MUST VOTE AGAINST ADOPTION AND APPROVAL OF THE MERGER AGREEMENT OR ABSTAIN FROM VOTING.

  If a Dissenting Shareholder complies with the requirements of Chapter 13, Kilovac will be required to purchase the Dissenting Shares for cash at the fair market value of those shares on the day before the terms of the Merger were first announced, excluding any appreciation or depreciation because of the Merger.

  The Board of Directors of Kilovac has determined that the fair market value of each of the dissenting shares on July 17, 1996, the day before the filing of the S-1 Registration Statement for the Offering pursuant to the Securities Act, was $131.25. This amount is equal to that portion of the price paid by Kilovac in cash on the purchase of shares from the Kilovac shareholders on October 11, 1995 pursuant to the Stock Purchase Agreement. In addition to the above cash consideration, in connection with the purchase of Kilovac Common Stock pursuant to Stock Purchase Agreement, an escrow fund in the amount of $500,000 was established against which CII is entitled to make certain claims through October 10, 1997 if representations and warranties made by Kilovac in the Stock Purchase Agreement were incorrect. The remaining consideration paid or payable to the Kilovac shareholders pursuant to the Stock Purchase Agreement (the amount of certain tax benefits to be received by Kilovac and the interest in Kilovac Development, Inc.) have been paid or are payable to the Kilovac shareholders independent of any continuing interest in Kilovac, and the entire amount of such items has been or will be received by the Kilovac shareholders pursuant to the Stock Purchase Agreement regardless of whether they exercise dissenters' rights. Consequently, the continuing operations of Kilovac after October 11, 1995 do not include such items and are, therefore, not included in the fair market value of dissenting shares.

  In connection with the Kilovac Acquisition, on October 11, 1995, Kilovac obtained an independent valuation of the Kilovac Shares for purposes related to the ESBP. This valuation was undertaken in light of the price paid pursuant to the Stock Purchased Agreement. The valuation reflected certain discounts from amounts derived from recognized valuation techniques, including discounts for (i) the fact that the Kilovac Shares represent a minority interest, (ii) risk associated with the size of Kilovac, (iii) the lack of marketability of the Kilovac Shares and (iv) the risk of forfeiture of one half of the Kilovac Shares pursuant to the Stock Purchase Agreement. The value of the Kilovac Shares determined in such valuation was $68.73 per share.

  If Kilovac and a Dissenting Shareholder fail to agree on either the fair market value of the Dissenting Shares or on the eligibility of shares to be purchased, then either the Dissenting Shareholder or Kilovac may file a complaint for judicial resolution of the dispute in the California Superior Court of the proper county. If a complaint is not filed within six months, the Dissenting Shares will lose their status as Dissenting Shares. Dissenting Shareholders should not assume that Kilovac will file such a complaint or that Kilovac will initiate any negotiations with respect to the fair market value of Dissenting Shares. Accordingly, Dissenting Shareholders should initiate all necessary actions to perfect their Dissenters' Rights.

  A shareholder may not withdraw a demand for payment without the consent of Kilovac. It is a condition to the obligations of CIIT and CII to consummate the Merger that the aggregate number of Dissenting Shares not exceed ten percent of the outstanding shares of Kilovac Common Stock. Therefore, if Shareholders holding an aggregate of at least 12,479 Kilovac Shares perfect Dissenters' Rights, the Merger will not be consummated unless CIIT and CII waive this condition.

  Under the California GCL, no shareholder exercising Dissenters' Rights has any right at law or in equity to attack the validity of the Merger or to have the Merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the Merger had been legally voted in favor of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Holders of Kilovac Common Stock should be aware that the members of the Kilovac Board of Directors and certain members of management of Kilovac have certain interests which may present them with potential conflicts of interest in connection with the Merger and the First Amendment. The Board of Directors of Kilovac was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the First Amendment.

  Common Directorships. Ramzi A. Dabbagh and G. Daniel Taylor have been executive officers and directors of CIIT since prior to the consummation of the Kilovac Acquisition. Douglas Campbell was named a director of CIIT at the time of the Kilovac Acquisition.

  Employment Arrangements. Each of the executive officers of Kilovac other than Mr. Campbell have entered into employment agreements with CIIT which terminate in October 1998. Mr. Campbell is employed by CIIT on a full-time basis until December 31, 1996 and, at CIIT's request, on a part-time consultancy basis for up to 12 months thereafter. See "Management of Kilovac-- Employment Agreements." CIIT also has an understanding with Mr. Campbell that he will be nominated to serve as a director of CIIT through October 1997.

  Indemnification. Pursuant to the First Amendment, Mr. Campbell, as representative of the holders of the Kilovac Shares, is indemnified by CIIT and CII for any and all Claims (as such term is defined in the First Amendment which is attached hereto as Annex 2) incurred or suffered by him arising out of the First Amendment and for any and all expenses incurred by him in connection with the First Amendment.

                      RISK FACTORS RELATED TO THE COMPANY

  This Proxy Statement/Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this Proxy Statement/Prospectus. Readers should consider carefully the following specific information, together with the other information set forth in this Proxy Statement/Prospectus.

EXPANSION THROUGH ACQUISITIONS

  The overall relay and solenoid markets are relatively mature and stable. Accordingly, the Company has and will continue to pursue a business strategy of growing its business and product lines through strategic acquisitions in order to grow at a faster rate than the markets it serves. The Company's ability to continue to expand through acquisitions, however, will depend upon the availability of suitable acquisition candidates, the Company's ability to consummate such transactions and, in certain circumstances, the availability of financing on terms acceptable to the Company. There can be no assurance that the Company will be effective in making acquisitions. Such transactions involve numerous risks, including possible adverse short-term effects on the Company's operating results and the market price of the Company's Common Stock. While the Company regularly evaluates potential acquisition candidates in the ordinary course of its business, as of the date of this Prospectus there are no commitments or agreements with respect to any acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" and "Business of the Company--Acquisition Strategy."

INTEGRATION OF ACQUIRED BUSINESSES

  The Company seeks to effectively consolidate acquired product lines and assets into its business and, through eliminating overhead and benefiting from synergies with the Company's existing manufacturing techniques and sales force, increase the profit margins of the acquired assets. The success of any acquisition will depend in large part on the Company's ability to effectively integrate the acquired assets into its existing business. Integrating acquired businesses may, for example, result in a loss of customers of the acquired businesses and, if the acquired company has significant losses when purchased, may have a short-term dilutive effect on the Company's results of operations. The process of consolidating acquired businesses requires significant management attention, may place significant demands on the Company's operations, information systems and financial resources, and may also result in costs that may adversely affect the Company's results of operations. The failure to effectively integrate acquired businesses with the Company's operations could adversely affect the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," "Business of the Company--Acquisition Strategy," and "--Sales and Distribution."

RISKS RELATED TO THE HARTMAN ACQUISITION

  The Company has assumed certain risks in connection with its recently completed Hartman Acquisition.

  Approximately 75% of Hartman's employees are represented by the International Union of Electronics, Electrical, Salaried, Machine and Furniture Workers AFL, CIO. As a result of the Hartman Acquisition, these employees are working under temporary terms of employment while the Company and the union negotiate a new collective bargaining agreement. If the Company and the union cannot agree as to the terms of a new collective bargaining agreement, or if the terms of that agreement are not favorable to the Company, the Company's results of operations could be materially and adversely affected.

  The Company has also assumed a contractual obligation to produce and sell relay components of electrical load management systems. This contract accounted for $1.4 million, or 8.0%, of Hartman's revenues for fiscal

1995 and, for the first three months of 1996, $1.3 million, or 22.2%, of Hartman's revenues (7.2% of the Company's pro forma net sales for the first three months of 1996). This contract is unprofitable, and, in connection with the Hartman Acquisition, the Company has assumed a reserve previously established by Hartman of approximately $2.6 million in anticipation of losses that the Company expects to incur as this contract is fulfilled over the next two years. To the extent that actual losses attributable to this contract exceed the amount reserved therefor, the Company's results of operations may be adversely affected. If purchases under this contract are reduced or the contract is not renewed, future revenues would decline, and, in the absence of offsetting new sales, the Company's gross profit would be adversely affected.

  Due to the nature of the industry that Hartman serves, its customer base is highly concentrated. Approximately 86% and 91% of net sales in 1994 and 1995, respectively, were to Hartman's ten largest customers. Four customers in 1994 and three customers in 1995 exceeded 10% of Hartman's net sales. Sales to these customers accounted for 47.9% of net sales in 1994 and 47.0% of net sales in 1995. The loss of one or more of these customers could have a material adverse effect on the Company's result of operations.

INTERNATIONAL OPERATIONS AND FOREIGN INSTABILITY

  General. In fiscal 1995, approximately 21.6% of the Company's cost of sales was attributable to operations located outside the United States, consisting primarily of the operations of the Company's Midtex Division located in Juarez, Mexico and the operations of several Asian-based subcontractors which supply the Company with finished goods, sub-assemblies and raw materials. Foreign manufacturing is subject to various risks, including exposure to currency fluctuations, political and economic instability, the imposition of foreign tariffs and other trade barriers, and changes in governmental policies. While the Company has not historically experienced material adverse effects due to its foreign operations, the Company's foreign operations may incur increased costs and experience delays or disruptions in product deliveries that could cause loss of revenue and damage to customer relationships.

  A portion of the Company's cost of sales and net sales is derived from international operations which are conducted in foreign currencies. Changes in the value of these foreign currencies relative to the U.S. dollar in the past have affected, and in the future may affect, the Company's results of operations and financial position. In fiscal 1995, the devaluation of the Mexican peso relative to the U.S. dollar had a favorable impact on the Company's results of operations. An increase in the value of the peso relative to the U.S. dollar in the future may have an adverse effect on the Company's results of operations. The Company has not engaged in currency hedging transactions in the past, though it may undertake currency hedging in the future.

  A significant portion of the Company's manufacturing, testing, and assembly operations are performed in Mexico and by subcontractors located in China, India, Taiwan, and Japan. In certain of these locations, there is a limited pool of skilled workers. There can be no assurance that the Company or its subcontractors will be able to continue to hire and train sufficiently skilled personnel as the Company expands its international manufacturing operations.

  Mexico. Mexico has recently experienced economic, political and civil instability that have contributed to the devaluation of the peso, as well as other adverse economic and social effects. In fiscal 1995, approximately 13.1% of the Company's products were manufactured or assembled in its facility in Juarez, Mexico, where approximately one-fourth of the Company's total labor force is located. While the Company believes that it has adequate access to and from Mexico to transport partially finished and fully assembled goods, any disruption in the political or economic stability of that country could substantially and adversely affect the Company's operations. While the Company believes that its relations with its Mexican work force is good, economic instability and the devaluation of the peso may have a destabilizing effect on the workforce which could have a material adverse effect on the Company.

  China. A portion of the Company's general purpose relays, solenoids and sub-assemblies are produced in subcontract facilities in China. Since 1980, China has enjoyed "most favored nation" ("MFN") status under

United States tariff laws, which provides the most favorable category of United States import duties. China's MFN status is annually reviewed by Congress. The loss of MFN status for China would result in a substantial increase in the duty for products manufactured in China and imported into the United States. The Company retains a business agent in China to assist the Company in developing subcontracting arrangements. The Company believes that the loss of China's MFN status or the services of the Company's agent in China is not likely to have a long-term adverse effect on the Company's business because the Company is prepared to shift its manufacturing to other countries or develop relationships with new business agents. However, such a loss in either case could have a short-term adverse effect until alternative manufacturing or business arrangements could be made.

  India. The Company expects the Indian Joint Venture to commence production of relays in the third quarter of 1996. The Company trained the employees of the Indian Joint Venture in its North Carolina facilities and is currently transferring the assembly equipment for certain of its product lines to the Indian Joint Venture's facility. India has from time to time experienced social and civil unrest relating to ethnic, religious and political differences among India's population. This unrest has occasionally caused significant economic disruptions within India. Future changes in government policies, and social, political, economic or other future developments in or affecting India may adversely affect the operations of, and the Company's economic interest in, the Indian Joint Venture. The Company does not have a controlling interest in the Indian Joint Venture. In addition, there can be no assurance that the operations of the Indian Joint Venture will support the manufacturing capability and international sales objectives of the Company. See "Business of the Company--Facilities--Indian Joint Venture."

DEPENDENCE ON INDEPENDENT SALES REPRESENTATIVES AND DISTRIBUTORS

  The Company conducts virtually all of its sales through independent sales representatives and distributors. The Company's distributors are not subject to minimum purchase requirements and certain of these distributors sell competing products. The sales representatives and distributors can discontinue marketing the Company's products with minimal notice. The loss of, or a significant reduction in sales volume through, one or more of the Company's independent sales representatives or distributors could have a material adverse effect on the Company's operating results. See "Business of the Company--Sales and Distribution."

DEPENDENCE ON SENIOR MANAGEMENT

  The Company's future performance will depend, in part, upon the efforts and abilities of the Company's senior management employees. The loss of service of one or more of these persons could have an adverse effect on the Company's business and development. The Company has entered into employment agreements with Ramzi A. Dabbagh (the Company's Chairman, President and Chief Executive Officer) and G. Daniel Taylor (the Company's Executive Vice President of Business Development), each of which agreements terminates in May 1998, and the Company maintains key-man life insurance on Messrs. Dabbagh and Taylor. The Company has also entered into employment agreements with Michael A. Steinback (President of the CII Division) and David Henning (Chief Financial Officer of the Company), which agreements expire in April 1997 and December 1996, respectively, and are automatically renewed each year. The success of certain recent and future acquisitions completed by the Company may also depend, in part, on the Company's ability to retain key management of the acquired businesses. The President of the Kilovac Division, Douglas Campbell, is expected to leave his position upon the expiration of his employment agreement in December 1996. The Company has selected a senior member of the management team of the Kilovac Division to replace Mr. Campbell and has entered into employment agreements with four key executives of the Kilovac Division, each of which expires on October 31, 1998. See "Management of the Company--Employment Agreements."

COMPETITION

  The markets in which the Company operates are highly competitive. Several of the Company's competitors have greater financial, marketing, manufacturing and distribution resources than those of the Company. There can be no assurance that the Company will be able to compete successfully in the future against its existing competitors or that the Company will not experience increased price competition, which could adversely affect the Company's results of operations. The Company also faces competition for acquisition opportunities from its large competitors. Barriers to entry exist in the high performance relay markets in the form of stringent commercial and military qualifications required to sell products to certain customers or for certain applications. The Company holds military qualifications (QPL) for 29 of its product types. Obtaining and maintaining these qualifications is contingent upon successful completion of rigorous facility and product testing on a regular basis and at significant cost. The elimination by the military or certain commercial customers of such qualification requirements would lower these barriers to entry and enable other relay manufacturers to sell products to such customers. See "Business of the Company--Competition."

COMPLIANCE WITH MILITARY QUALIFICATIONS

  During 1995, approximately $9.7 million (14.2%) of the Company's total revenue was derived from the sale of military qualified products. Maintaining military qualifications is dependent upon successful completion of rigorous environmental and life testing of the Company's qualified products on a regular basis. From time to time, test failures occur in specific lots of relays which exceed a predetermined statistical limit. When that occurs the Company interrupts the production and shipping of the individual family of products involved while the cause of the failures is investigated and corrected. The Company does not resume production and shipment until the report of the incident and a corrective action plan has been approved by the governmental authority responsible for product qualifications. Historically, such problems have occurred infrequently and production delays have been brief. If a testing problem occurs in the future which cannot be resolved quickly or if a proposed corrective action is not acceptable to the government, production and shipping delays could be extended and the operations of the Company could be adversely affected.

DEPENDENCE ON RAW MATERIALS AND LIMITED OR SOLE SOURCE SUPPLIERS

  The Company's business is dependent upon maintaining access to adequate supplies of certain raw materials, such as copper, silver, gold, palladium, tin, iron, nickel, magnesium, cobalt and/or alloys of those raw materials. The Company also requires specific types of plastic and ceramic materials and glass for the manufacture of its products. Certain grades of these materials are obtained from limited or single source suppliers. The Company does not have long-term guaranteed supply agreements with its suppliers. While the Company has not previously experienced significant interruptions in raw material supplies, there can be no assurance that in the future significant disruption or termination of the supply of these materials or a significant increase in cost of these materials will not occur, which could result in a material adverse effect on the Company's operations.

UNCERTAINTY OF INTELLECTUAL PROPERTY PROTECTION AND POSITION

  The Company holds seven patents and has a number of applications for patents pending. There can be no assurance that the Company's patents will prove to be enforceable, that any patents will be issued with respect to those for which applications have been made, or that competitors will not develop functionally similar devices outside the protection of any patents the Company has or may obtain. The Company has from time to time received, and may in the future receive, communications from third parties alleging that certain of the Company's products or technologies infringe the proprietary rights of such third parties. There can be no assurance that the Company is not infringing the proprietary rights of any third party. In addition, there can be no assurance that, if the Company is so infringing the property rights of any third party, a license to such rights would be available on commercially reasonable terms, if at all. In the event of any such infringement, the Company's results of operations could be materially and adversely affected. See "Business of the Company--Proprietary Rights."

TECHNICAL OBSOLESCENCE

  The markets for the Company's products are characterized by technological change and new product introductions. To remain competitive, the Company must continue to develop new process and manufacturing capabilities to meet customers' needs and new product requirements, continue to enhance existing products and introduce new products that reduce size, increase performance and reliability and allow for improved manufacturing efficiency. If the Company is unable to develop such new capabilities, or is unable to design, develop and introduce competitive new products on a timely basis, its future operating results may be materially and adversely affected.

ENVIRONMENTAL MATTERS

  The Company is subject to various foreign, federal, state and local environmental laws and regulations. The Company believes its operations are in material compliance with such laws and regulations. However, there can be no assurance that violations will not occur or be identified, or that environmental laws and regulations will not change in the future, in a manner that could materially and adversely affect the Company.

  Under certain circumstances, such environmental laws and regulations may also impose joint and several liability for investigation and remediation of contamination at locations owned or operated by the Company or its predecessors, or at locations at which wastes or other contamination attributable to the Company or its predecessors have come to be located. The Company can give no assurance that such liability at facilities the Company currently owns or operates, or at other locations, will not arise or be asserted against the Company or entities for which it may be responsible. Such other locations could include, for example, facilities formerly owned or operated by the Company (or an entity or business that the Company has acquired), or locations to which wastes generated by the Company (or an entity or business that the Company has acquired) have been sent. The Company has been identified as a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), for investigation and remediation costs at two sites neither owned nor operated by the Company. In addition, soil and groundwater contamination has been identified at and about the Company's Fairview, North Carolina facility, and that site has been included in the North Carolina Department of Environmental, Health, & Natural Resources' Inactive Hazardous Waste Sites Priority List. The Mansfield, Ohio property, at which the Company recently has acquired operations in connection with the Hartman Acquisition, may contain contamination at levels that will require further investigation and may require soil and/or groundwater remediation. At each of these locations, the Company could become subject to liability that, except under certain circumstances, is joint and several for the total cost of investigating and remediating the site. Such liability, or liability at locations yet to be identified, could under certain circumstances materially and adversely affect the Company. See "Business of the Company--Environmental Matters."

CONTROL BY PRINCIPAL STOCKHOLDERS

  Upon completion of the Offering, CII Associates, L.P. (the "Partnership") will own in the aggregate approximately 33.1% of the outstanding Common Stock of the Company (and 30.6% of the outstanding Common Stock if the Underwriters exercise their over-allotment option in full). Consequently, the Partnership, through its Common Stock holdings and its representation on the current Board of Directors, which includes three nominees designated by it, may exercise significant influence over the policies and direction of the Company. See "Ownership of Common Stock of the Company."

USE OF PROCEEDS TO REPAY DEBT OWING TO EXISTING STOCKHOLDERS

  After the application of approximately $17.3 million of the net proceeds to repay a portion of amounts owing to its senior lenders, $1.45 million of the net proceeds will be used to repay promissory notes held by Mr. Dabbagh and three other original stockholders of the Predecessor. In addition, $7.3 million of the net proceeds will be used to repay amounts owing under the Company's subordinated promissory notes held by CII Associates, L.P. (the "Partnership"), which is controlled by Stonebridge Partners and is the Company's principal stockholder, and $4.6 million of the net proceeds will be used to redeem all of the Company's outstanding Preferred Stock, including accrued and unpaid dividends, held by the Partnership. See "Use of Proceeds of the Offering" and "Ownership of Common Stock of the Company."

ANTI-TAKEOVER PROVISIONS

  The Certificate of Incorporation and Bylaws of the Company, as expected to be amended prior to consummation of the Offering, will contain special notice and other provisions the effect of which could be to discourage non-negotiated takeover attempts, which some stockholders might otherwise deem to be in their interests. As a Delaware corporation, the Company is also subject to certain provisions of Delaware corporation law which may also discourage or make more difficult a takeover attempt. See "Description of Capital Stock of the Company--Certain Certificate of Incorporation, Bylaw and Statutory Provisions Affecting Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET
PRICES

  Upon completion of the Offering, the Company will have 6,500,000 shares of Common Stock outstanding (7,025,000 if the Underwriters' over-allotment option is exercised in full). The 3,500,000 shares of Common Stock in the Offering (plus an additional 525,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or registration under the Securities Act, by persons other than "affiliates" (as defined under the Securities Act) of the Company. Of the remaining 3,000,000 shares of Common Stock, approximately 2,550,000 shares are "restricted securities," as that term is defined under Rule 144 ("Rule 144") promulgated under the Securities Act, and must be sold pursuant to Rule 144 or another exemption from registration under the Securities Act. All of such restricted securities will be subject to "lock-up" agreements under which the holders of such shares will agree not to sell or otherwise dispose of any shares of Common Stock for a period of 365 days without the prior written consent of the representatives of the underwriters of the Offering. The 450,000 shares to be issued to Kilovac Shareholders in the Merger will be freely tradeable without restriction or registration under the Securities Act by persons other than affiliates of Kilovac or the Company at the time of the Merger; provided that all of such shares, other than those received by the ESBP, will also be subject to one-year lock-up agreements with the representatives of the underwriters of the Offering. In addition, the 2,550,000 shares of Common Stock held by the Company's current stockholders have certain rights with respect to the registration of their restricted securities under the Securities Act. See "Certain Relationships and Related Transactions--Registration Rights."

  No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of additional equity securities. See "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET

  Prior to the Offering, there has been no public market for the Common Stock. There can be no assurance that an active public market will develop for the Common Stock after the Offering. The initial public offering price will be determined through negotiations among the Company and the representatives of the underwriters of the IPO and may not be indicative of the market price for the Common Stock after the Offering.

                        USE OF PROCEEDS OF THE OFFERING

  The net proceeds to the Company from the Offering are estimated to be $31.2 million (assuming an initial public offering price of $10.00 per share), after deducting the estimated underwriting discounts and estimated offering expenses payable by the Company.

  The Company intends to use the net proceeds of the Offering as follows: (i) approximately $17.3 million will be used to repay a portion of the $35.5 million owing under the Company's senior credit facility (the "Credit Facility"), approximately $9.8 million of which was incurred in October 1995 to finance the Kilovac Acquisition and approximately $12.9 million of which was incurred in July 1996 to finance the Hartman Acquisition;
(ii) approximately $1.45 million will be used to repay senior subordinated promissory notes held by Mr. Dabbagh and three other original shareholders of the Predecessor (the "Seller Notes"); (iii) approximately $1.7 million will be used to repay the senior subordinated promissory note issued by the Company to the Partnership on October 11, 1995 in connection with the Kilovac Acquisition (the "Kilovac Note"); (iv) approximately $5.3 million will be used to repay amounts (including interest) owing under the promissory note issued by the Company to the Partnership in connection with the CII Acquisition (the "CII Note"); (v) $300,000 will be used to repay three subordinated promissory notes issued by the Company and held by the Partnership (the "Capital Notes"); and
(vi) approximately $4.6 million will be used to redeem an equivalent amount of the Company's outstanding Cumulative Redeemable Preferred Stock held by the Partnership, including accrued and unpaid dividends. In connection with the consummation of the initial public offering, the Company will also pay to its senior lenders a success fee in the amount of $500,000 (based on the assumed initial public offering price).

  The amounts outstanding under the Credit Facility are due on October 11, 2000, and consist of revolving loans bearing interest at the lender's reference rate plus 1.5% per annum, as well as term loans bearing interest at the lender's reference rate plus 2% per annum. The Seller Notes and the Capital Notes each bear interest at 9.25% per annum and mature on May 11, 2003. The CII Note bears interest at 9.25% per annum and one-half of the unpaid principal of such note is due on each of May 31, 2002 and May 31, 2003. The Kilovac Note also bears interest at 9.25% per annum, and one-half of the unpaid principal on that note is due on each of October 11, 2004 and October 11, 2005. Amounts due under the CII Note and the Kilovac Note, $1.2 million and $74,000, respectively, represent accrued and unpaid interest, bearing interest, in each case, at an 11.75% per annum penalty rate.

  If the Underwriters' over-allotment is exercised, the additional proceeds received will be used by the Company to repay amounts owing to its senior bank lenders under the Credit Facility.

                        DIVIDEND POLICY OF THE COMPANY

  The Company has not declared or paid any cash dividends on its Common Stock in the past and currently intends to retain its earnings to finance future acquisitions and for general corporate purposes and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Any future determination to pay cash dividends will be made by the Board of Directors in light of the Company's earnings, financial condition, capital and other cash requirements and such other factors as the Board of Directors deems relevant at such time. The Company's credit facilities have in the past and are likely to continue to contain significant restrictions on the Company's ability to pay cash dividends.

                          DIVIDEND POLICY OF KILOVAC

  Kilovac has not paid dividends on the Kilovac Common Stock for more than ten years. Kilovac's earnings have historically been retained for reinvestment in the growth of Kilovac.

                         CAPITALIZATION OF THE COMPANY

  The following table sets forth the short-term debt and consolidated capitalization of the Company (i) as of March 31, 1996 and (ii) as adjusted to give effect to (a) the Merger, (b) the Hartman Acquisition and (c) the sale of 3,500,000 shares of the Common Stock at an assumed initial public offering price of $10.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds of the Offering." This table should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, included elsewhere in this Proxy Statement/Prospectus.

                                                        MARCH 31, 1996
                                                    --------------------------
                                                     ACTUAL       AS ADJUSTED
                                                    -----------  -------------
                                                    (DOLLARS IN THOUSANDS)
Short-term debt:
  Current portion of long-term debt(1)............. $     3,037    $        37
                                                    ===========    ===========
Long-term obligations(1):
  Revolving loans(2)............................... $     6,744    $     6,259
  Term loans.......................................      12,750         12,000
  Seller Notes.....................................       1,450            --
  Capital Notes....................................         300            --
  Capitalized lease obligation.....................          23             23
  Subordinated notes payable to the Partnership....       5,700            --
                                                    -----------    -----------
    Total long-term debt...........................      26,967         18,282
  Accrued interest on subordinated note............       1,302            --
  Cumulative Redeemable Preferred Stock, $.01 par
   value, 170,000 shares authorized; 40,000 shares
   Preferred Stock and 40,000 shares Preferred
   Stock Series A issued and outstanding, actual;
   5,000,000 shares authorized
   and none issued and outstanding, as
   adjusted(3).....................................       4,590            --
  Common stock, $.01 par value, subject to put
   options, 400,000 shares issued and
   outstanding(4)..................................         165            --
                                                    -----------    -----------
    Total long-term obligations....................      33,024         18,282
Stockholders' equity (deficit):
  Common stock, $.01 par value, 2,150,000 shares
   authorized and 2,150,000 shares issued and
   outstanding, actual; and 25,000,000 shares
   authorized and 6,500,000 shares issued and
   outstanding, as adjusted........................          22             65
  Additional paid-in capital.......................         745         36,343
  Retained earnings (deficit)......................      (3,157)        (4,187)
  Currency translation adjustment..................         (36)           (36)
                                                    -----------    -----------
    Total stockholders' equity (deficit)...........      (2,426)        32,185
                                                    -----------    -----------
      Total capitalization......................... $    30,598    $    50,467
                                                    ===========    ===========

- --------
(1) For a further description of the Company's debt, see Note 5 of Notes to Consolidated Financial Statements.
(2) Approximately $12.9 million of the proceeds from the Offering will be used to repay amounts incurred in July 1996 to finance the Hartman Acquisition. Shortly after the consummation of the Offering, the Company expects to amend its senior credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company-- Liquidity and Capital Resources."
(3) Includes accrued and unpaid dividends on the Cumulative Redeemable Preferred Stock in the amount of $590,000.
(4) See Note 11 of Notes to Consolidated Financial Statements.

     PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF THE COMPANY
                                  (UNAUDITED)

  The pro forma condensed consolidated statement of operations data for the fiscal year ended December 31, 1995 gives effect to the Kilovac Acquisition, the Hartman Acquisition and the Merger, as if each such transaction had occurred on January 1, 1995. See "Use of Proceeds of the Offering," and "The Companies."

  The pro forma condensed consolidated statement of operations data for the three months ended March 31, 1996 and the pro forma condensed consolidated balance sheet at March 31, 1996 give effect to the Hartman Acquisition and the Merger, as if such events had occurred on January 1, 1995 and March 31, 1996, respectively. See "The Companies--The Company" and "Use of Proceeds of the Offering."

  The pro forma condensed consolidated financial information should be read in conjunction with the consolidated financial statements of the Company, Kilovac and the Hartman Division and the related notes thereto included elsewhere in this Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company." The pro forma condensed consolidated financial information does not purport to represent what the Company's actual results of operations would have been had such transactions occurred on such dates nor does it purport to predict or indicate the results of future operations.

    PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS OF THE COMPANY

                          YEAR ENDED DECEMBER 31, 1995

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                     PRO FORMA
                                                                                      FOR THE
                               KILOVAC FROM                                           KILOVAC
                                JANUARY 1,  ADJUSTMENTS              ADJUSTMENTS    ACQUISITION
                                 1995 TO      FOR THE                  FOR THE        AND THE   ADJUSTMENTS   PRO FORMA
                               OCTOBER 11,    KILOVAC                  HARTMAN        HARTMAN     FOR THE      FOR THE
                  COMPANY(1)       1995     ACQUISITION   HARTMAN  ACQUISITION(10)  ACQUISITION   MERGER       MERGER
                  ----------   ------------ -----------   -------  ---------------  ----------- -----------   ---------
STATEMENT OF
 OPERATIONS
 DATA:
Net sales.......   $39,918       $11,029      $   --      $17,461      $  --          $68,408      $ --        $68,408
Cost of sales...    28,687         6,453         (174)(6)  11,417         195 (11)     46,578         20 (16)   46,598
                   -------       -------      -------     -------      ------         -------      -----       -------
Gross profit....    11,231         4,576          174       6,044        (195)         21,830        (20)       21,810
Selling
 expenses.......     3,229         1,287          --          445         --            4,961        --          4,961
General and
 administrative
 expenses.......     3,334         1,240          --        2,753      (1,582)(12)      5,745          4 (16)    5,749
Research and
 development....       301           547          --          615         --            1,463        --          1,463
Amortization of
 goodwill and
 other
 intangible
 assets.........       251           --           270 (7)     --          134 (13)        655        162 (17)      817
Special
 compensation
 charge(2)......     1,300           --           --          --          --            1,300        --          1,300
Environmental
 expenses.......       951(3)        --           --          850        (850)(14)        951        --            951
Special
 acquisition
 expenses(4)....     2,064           --           --          --          --            2,064        --          2,064
                   -------       -------      -------     -------      ------         -------      -----       -------
Operating income
 (loss).........      (199)        1,502          (96)      1,381       2,103           4,691       (186)        4,505
Interest
 expense........     2,997            35        1,002 (8)      50       1,303 (15)      5,387        --          5,387
Other income
 (expense)......         2             9          --          (92)        --              (81)       --            (81)
                   -------       -------      -------     -------      ------         -------      -----       -------
Income (loss)
 before taxes...    (3,194)        1,476       (1,098)      1,239         800            (777)      (186)         (963)
Income tax
 expense
 (benefit)(5)...    (1,076)          561         (402)        496         318            (103)       (75)         (178)
Income
 applicable to
 minority
 interest in net
 income of
 subsidiaries...        35           --            43(9)      --          --               78        (78)          --
                   -------       -------      -------     -------      ------         -------      -----       -------
Net income
 (loss).........    (2,153)          915         (739)        743         482            (752)       (33)         (785)
Preferred stock
 dividend.......       210           --           --          --          --              210        --            210
                   -------       -------      -------     -------      ------         -------      -----       -------
Net income
 (loss)
 available for
 common stock...   $(2,363)      $   915      $  (739)    $   743      $  482         $  (962)     $ (33)      $  (995)
                   =======       =======      =======     =======      ======         =======      =====       =======
Net income
 (loss) per
 common share...   $  (.93)                                                                                    $  (.33)
                   =======                                                                                     =======
Average shares
 outstanding....     2,536                                                                                       2,986
                   PRO FORMA
                       AS
                  ADJUSTED(18)
                  ------------
STATEMENT OF
 OPERATIONS
 DATA:
Net sales.......    $68,408
Cost of sales...     46,598
                  ------------
Gross profit....     21,810
Selling
 expenses.......      4,961
General and
 administrative
 expenses.......      5,749
Research and
 development....      1,463
Amortization of
 goodwill and
 other
 intangible
 assets.........        808
Special
 compensation
 charge(2)......        --
Environmental
 expenses.......        --
Special
 acquisition
 expenses(4)....        --
                  ------------
Operating income
 (loss).........      8,829
Interest
 expense........      1,501
Other income
 (expense)......        (81)
                  ------------
Income (loss)
 before taxes...      7,247
Income tax
 expense
 (benefit)(5)...      2,948
Income
 applicable to
 minority
 interest in net
 income of
 subsidiaries...        --
                  ------------
Net income
 (loss).........      4,299
Preferred stock
 dividend.......        --
                  ------------
Net income
 (loss)
 available for
 common stock...    $ 4,299
                  ============
Net income
 (loss) per
 common share...    $   .66
                  ============
Average shares
 outstanding....      6,486

- -------
 (1) Includes the results of operations of Kilovac from October 12, 1995 (the date following the date of the Kilovac Acquisition) to December 31, 1995, including net sales, gross profit and operating income of $3.7 million, $1.8 million and $562,000, respectively.
 (2) Reflects a special compensation charge of $1.3 million which represents
     (i) the difference between the purchase price of Common Stock issued to seven employees on December 1, 1995 and the estimated fair market value of such shares (based upon the appraised value on December 1, 1995) and (ii) a related special cash bonus granted by the Company to the same seven employees to pay taxes associated with such stock issuances.
 (3) Reflects a non-recurring charge of $951,000 which represents primarily the costs incurred to date and the present value of the estimated future costs payable by the Company over the next 30 years for groundwater remediation at the Fairview facility. See "Business of the Company--Environmental Matters."
 (4) Special acquisition expenses primarily reflect costs related to (i) the relocation of certain assets acquired from HiG Relays and Deutsch Relays and (ii) the write-off of an agreement with a business development consultant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company--Results of Operations."
 (5) Assumes an effective tax rate of 42.0% for Kilovac, 40.0% for Hartman and 40.7% for the pro forma as adjusted data.

 (6) Reflects (i) decreased depreciation expenses relating to longer estimated lives of certain equipment acquired in the Kilovac Acquisition and (ii) the amortization of certain tooling expenditures previously expensed as incurred by Kilovac.
 (7) Reflects the amortization of goodwill ($185,000) and other intangible assets ($85,000) recorded in connection with the Kilovac Acquisition.
 (8) Reflects additional interest expense associated with $9.8 million of senior debt and $1.7 million of subordinated debt incurred to finance the Kilovac Acquisition.
 (9) Reflects the 20% of Kilovac not held by the Company.
(10) The Company has accounted for the Hartman Acquisition as a purchase, applying the provisions of Accounting Principles Board Opinion No. 16. The purchase price has been allocated to the acquired assets and assumed liabilities based on their estimated relative fair values as of the closing. Such allocations are subject to final determination based on valuations and other studies that may be completed after the closing.
(11) Reflects (i) increased depreciation expenses corresponding to a higher appraised value of certain equipment acquired in the Hartman Acquisition,
     (ii) reclassification of building depreciation to rent expense since the Company is leasing Hartman's facility and (iii) the amortization of certain tooling expenditures previously expensed as incurred by Hartman.
(12) Reflects elimination of estimated Figgie corporate charges of $1.8 million recorded by Hartman, which are partially offset by the Company's estimate of accounting, legal and human resource expenses ($230,000).
(13) Reflects the amortization of goodwill ($134,000) recorded in connection with the Hartman Acquisition.
(14) Reflects certain environmental expense associated with liabilities not assumed by the Company.
(15) Reflects additional interest expense associated with approximately $12.9 million of bank debt incurred to finance the Hartman Acquisition.
(16) Reflects the depreciation of fixed assets recorded in connection with the Merger.
(17) Reflects the amortization of goodwill ($137,000) and other intangible assets ($25,000) recorded in connection with the Merger.
(18) Reflects pro forma statement of operations data, as further adjusted to give effect to (i) the sale by the Company of 3,500,000 shares of Common Stock in the Offering at an assumed initial public offering price of $10.00 per share and the application of the proceeds therefrom, as described in "Use of Proceeds of the Offering", including, without limitation, the repayment of a portion of outstanding debt and the redemption of outstanding cumulative redeemable preferred stock and the elimination of accrued and unpaid dividends in connection therewith and
     (ii) the elimination of a $1.3 million special compensation charge (as described in footnote 2), the elimination of $951,000 of environmental expenses (as described in footnote 3) and the elimination of special acquisition expenses (as described in footnote 4) in each case as adjusted to reflect the corresponding tax expenses/benefits associated with such adjustments and as if such transactions (in the case of the event described in clause (i)) had occurred on January 1, 1995. See "Use of Proceeds of the Offering," "Pro Forma Condensed Consolidated Financial Information of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," and the Company's Consolidated Financial Statements and the Notes thereto.

    PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS OF THE COMPANY

                       THREE MONTHS ENDED MARCH 31, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                           ADJUSTMENTS     PRO FORMA
                                             FOR  THE       FOR THE   ADJUSTMENTS  PRO FORMA  PRO FORMA
                                             HARTMAN        HARTMAN     FOR THE     FOR THE      AS
                          COMPANY HARTMAN ACQUISITION(1)  ACQUISITION   MERGER      MERGER   ADJUSTED(9)
                          ------- ------- --------------  ----------- -----------  --------- -----------
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $13,119 $5,095      $ --          $18,214     $  --       $18,214    $18,214
Cost of sales...........    9,193  3,656         65 (2)      12,914          5(7)    12,919     12,919
                          ------- ------      -----         -------     ------      -------    -------
Gross profit............    3,926  1,439        (65)          5,300         (5)       5,295      5,295
Selling expenses........    1,148     73        --            1,221        --         1,221      1,221
General and
 administrative
 expenses...............    1,187    685       (395) (3)      1,477          1(7)     1,478      1,478
Research and
 development............      265    --         --              265        --           265        265
Amortization of goodwill
 and other intangible
 assets.................      122    --          34 (4)         156         38(8)       194        194
                          ------- ------      -----         -------     ------      -------    -------
Operating income
 (loss).................    1,204    681        296           2,181        (44)       2,137      2,137
Interest expense........      874    --         338 (5)       1,212        --         1,212        375
                          ------- ------      -----         -------     ------      -------    -------
Income (loss) before
 taxes..................      330    682        (42)            970        (44)         926      1,763
Income tax expense
 (benefit)(6)...........      142    272        (17)            397        (19)         378        712
                          ------- ------      -----         -------     ------      -------    -------
Net income (loss).......      172    410        (25)            557         (9)         548      1,051
Preferred stock
 dividend...............       93    --         --               93        --            93        --
                          ------- ------      -----         -------     ------      -------    -------
Net income (loss)
 available for
 common stock...........  $    79 $  410      $ (25)        $   464     $   (9)     $   455    $ 1,051
                          ======= ======      =====         =======     ======      =======    =======
Net income per common
 share..................  $   .03                                                   $   .15    $   .16
                          =======                                                   =======    =======
Average shares
 outstanding............    2,550                                                     3,000      6,500

- --------
(1) The Company has accounted for the Hartman Acquisition as a purchase, applying the provisions of Accounting Principles Board Opinion No. 16. The purchase price has been allocated to the acquired assets and assumed liabilities based upon their estimated relative fair values as of the closing. Such allocations are subject to final determination based upon valuations and other studies that may be completed after closing.
(2) Reflects (i) increased depreciation expenses relating to a higher appraised value of certain equipment acquired in the Hartman Acquisition, (ii) reclassification of building depreciation to rent expense since the Company is leasing Hartman's facility and (iii) the amortization of certain tooling expenditures previously expensed as incurred by Hartman.
(3) Reflects elimination of estimated Figgie corporate charges ($453,000) recorded by Hartman, which are partially offset by the Company's estimate of accounting, legal and human resource expenses ($58,000).
(4) Reflects the amortization of goodwill recorded in connection with the Hartman Acquisition.
(5) Reflects additional interest expense associated with approximately $12.9 million of bank debt incurred to finance the Hartman Acquisition.
(6) Assumes an effective tax rate of 40.0% for Hartman and 40.4% for the pro forma as adjusted data.
(7) Reflects the depreciation of fixed assets recorded in connection with the Merger.
(8) Reflects the amortization of goodwill ($32,000) and other intangible assets ($6,000) recorded in connection with the Merger.
(9) Reflects pro forma statement of operations data, as further adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom, including, without limitation, the repayment of debt and the redemption of outstanding cumulative redeemable preferred stock and the elimination of accrued and unpaid dividends in connection therewith, in each case as adjusted to reflect the corresponding tax expenses/benefits associated with such adjustments and as if such events occurred on January 1, 1995.

         PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET OF THE COMPANY

                                MARCH 31, 1996

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                              ADJUSTMENTS     PRO FORMA
                                                FOR THE        FOR THE   ADJUSTMENTS   PRO FORMA  PRO FORMA
                                                HARTMAN        HARTMAN     FOR THE      FOR THE       AS
                          COMPANY   HARTMAN  ACQUISITION(1)  ACQUISITION   MERGER       MERGER   ADJUSTED(13)
                          --------  -------- --------------  ----------- -----------   --------- ------------
         ASSETS
Current assets:
  Accounts receivable,
   net..................  $  7,885  $  2,596    $   --        $ 10,481     $   --       $10,481    $ 10,481
  Inventories...........    10,963     6,973        989         18,925          47(9)    18,972      18,972
  Other current assets..     3,195        34        (22)         3,207         --         3,207       3,207
                          --------  --------    -------       --------     -------      -------    --------
    Total current
     assets.............    22,043     9,603        967 (2)     32,613          47       32,660      32,660
Property, plant and
 equipment, net.........    13,004     1,407      1,689 (3)     16,100         169(9)    16,269      16,269
Goodwill................     7,662       --       4,020 (4)     11,682       4,097(10)   15,779      15,779
Other assets............     5,650     1,427     (1,177)(5)      5,900         458(11)    6,358       5,216
                          --------  --------    -------       --------     -------      -------    --------
                          $ 48,359  $ 12,437    $ 5,499       $ 66,295     $ 4,771      $71,066    $ 69,924
                          ========  ========    =======       ========     =======      =======    ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and
   accrued expenses.....  $  6,978  $  6,634    $(1,548)(6)   $ 12,064     $   --       $12,064    $ 12,064
  Accrued interest......     1,495       --         --           1,495         --         1,495         --
  Current portion of
   long-term debt.......     3,037       504       (504)(6)      3,037         --         3,037          37
  Current payable due to
   minority stockholders
   of subsidiary........       708       --         --             708         --           708         708
                          --------  --------    -------       --------     -------      -------    --------
    Total current
     liabilities........    12,218     7,138     (2,052)        17,304         --        17,304      12,809
Long-term debt..........    19,517       --      12,850 (7)     32,367         --        32,367      18,282
Notes payable to
 stockholders...........     7,450       --         --           7,450         --         7,450         --
Other long-term debt,
 minority interest and
 other..................     6,845       494       (494)(8)      6,845         220(12)    7,065       6,648
Capital stock subject to
 mandatory redemption/
 put option(14).........     4,755       --         --           4,755         --         4,755         --
                          --------  --------    -------       --------     -------      -------    --------
    Total long-term
     obligations........    38,567       494     12,356         51,417         --        51,637      24,930
Stockholders' equity
 (deficit)..............    (2,426)    4,805     (4,805)        (2,426)      4,551        2,125      32,185
                          --------  --------    -------       --------     -------      -------    --------
                          $ 48,359  $ 12,437    $ 5,499       $ 66,295     $ 4,771      $71,066    $ 69,924
                          ========  ========    =======       ========     =======      =======    ========

- --------
(1) The Company has accounted for the Hartman Acquisition as a purchase, applying the provisions of Accounting Principles Board Opinion No. 16. The purchase price has been allocated to the acquired assets and assumed liabilities based upon their estimated relative fair values as of the closing. Such allocations are subject to final determination based upon valuations and other studies that may be completed after closing.
(2) Reflects the purchase accounting adjustment to increase inventories to estimated fair market value in connection with the Hartman Acquisition ($989,000) offset by the elimination of Hartman's current assets not purchased by the Company ($22,000).

(3) Reflects (i) the capitalization of tooling previously expensed by Hartman ($1.4 million) and (ii) the purchase accounting adjustment to increase equipment to estimated fair market value ($872,000), offset by (iii) the elimination of the Hartman building not purchased by the Company ($629,000).
(4) Reflects the goodwill adjustment in connection with the Hartman
    Acquisition.
(5) Reflects deferred financing costs relating to the Hartman Acquisition ($250,000), offset by the elimination of Hartman's prepaid pension asset for the pension obligations not assumed by the Company ($1.4 million).
(6) Reflects the elimination of the following liabilities not assumed in connection with the Hartman Acquisition: (i) environmental liability ($850,000), (ii) the current portion of a capital lease obligation ($504,000) and (iii) other accrued expenses ($698,000).
(7) Reflects estimated long-term debt incurred to finance the Hartman
    Acquisition.
(8) Reflects the elimination of the long-term portion of the capital lease obligation not assumed by the Company in connection with the Hartman Acquisition.
(9) Reflects the purchase accounting adjustments to increase inventories ($47,000) and property plant and equipment ($169,000) to estimated fair market value in connection with the Merger.
(10) Reflects the goodwill adjustment in connection with the Merger.
(11) Reflects other intangible assets resulting from the Merger.
(12) Reflects the purchase accounting adjustment to increase deferred tax liabilities in connection with the Merger ($271,000) offset by the elimination of the minority interest in subsidiary in connection with the Merger ($51,000).
(13) Reflects balance sheet data as further adjusted to give effect to the sale by the Company of 3,500,000 shares of Common Stock in the Offering at an assumed initial public offering price of $10.00 per share, and as if such transactions had occurred on March 31, 1996. See "Use of Proceeds of the Offering," "Capitalization of the Company," "Pro Forma Condensed Consolidated Financial Information of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," and the Company's Consolidated Financial Statements and Notes thereto.
(14) See Note 11 of Notes to Consolidated Financial Statements.

           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF KILOVAC

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                                   PRO FORMA
                                                                                                    FOR THE
                                                              PRO FORMA                             KILOVAC
                            KILOVAC                 KILOVAC    FOR THE     KILOVAC                ACQUISITION
                             FROM                     FROM     KILOVAC     FOR THE                  FOR THE    THREE
                            JANUARY                 OCTOBER  ACQUISITION    THREE                    THREE     MONTHS
                            1, 1995   ADJUSTMENTS   12, 1995   FOR THE     MONTHS     ADJUSTMENTS   MONTHS     ENDED
                              TO        FOR THE        TO    YEAR ENDED     ENDED       FOR THE      ENDED     MARCH
                          OCTOBER 11,   KILOVAC     DECEMBER  DECEMBER    MARCH 26,     KILOVAC   MARCH  26,    31,
                             1995     ACQUISITION   31, 1995  31, 1995      1995      ACQUISITION    1995       1996
                          ----------- -----------   -------- -----------  ---------   ----------- -----------  ------
REVENUES
 Product sales..........    $ 9,685     $  --        $3,043    $12,728     $2,901        $ --       $2,901     $3,511
 Engineering sales......      1,344        --           637      1,981        129          --          129        164
                            -------     ------       ------    -------     ------        -----      ------     ------
 Total revenues.........     11,029        --         3,680     14,709      3,030          --        3,030      3,675
COSTS AND EXPENSES
 Cost of product sales..      5,636       (174)(1)    1,459      6,921      1,707          120(1)    1,827      1,711
 Engineering, research
  and development
  costs ................      1,364        --           580      1,944        364          --          364        625
 Selling, general and
  administrative
  expenses..............      2,527        --         1,001      3,530        675          --          675        852
 Amortization of
  goodwill..............        --         270 (2)       76        346        --            86(2)       86         86
                            -------     ------       ------    -------     ------        -----      ------     ------
 Total costs and
  expenses..............      9,527         96        3,118     12,741      2,746          206       2,952      3,274
OPERATING INCOME........      1,502        (96)         562      1,968        284         (206)         78        401
OTHER EXPENSE (INCOME):
 Other (income).........         (9)       --           --          (9)       (15)         --          (15)       --
 Interest expense.......         35      1,002 (3)      250      1,287         13          267(3)      280        267
                            -------     ------       ------    -------     ------        -----      ------     ------
 Total other expense
  (income)..............         26      1,002          250      1,278         (2)         267         265        267
                            -------     ------       ------    -------     ------        -----      ------     ------
INCOME BEFORE INCOME
 TAXES..................      1,476     (1,098)         312        690        286         (473)       (187)       134
INCOME TAX PROVISION
 (BENEFIT)..............        561       (402)         138        297        107         (175)        (68)        60
                            -------     ------       ------    -------     ------        -----      ------     ------
NET INCOME..............    $   915     $ (696)      $  174    $   393     $  179        $(298)     $ (119)    $   74
                            =======     ======       ======    =======     ======        =====      ======     ======
WEIGHTED AVERAGE NUMBER
 SHARES OUTSTANDING.....      119(4)                    125        125(4)     119                      125(4)     125(4)
EARNINGS PER SHARE......    $7.75(5)                   1.39    $  3.15     $ 1.57(5)                $(0.95)    $ 0.59

- -------
(1) Reflects (i) an increase in cost of goods sold due to the write-up of inventory to its fair market value, (ii) decreased depreciation expenses relating to longer estimated lives of certain equipment acquired in the Kilovac Acquisition and (iii) the amortization of certain tooling expenditures previously expensed as incurred by Kilovac.
(2) Reflects the amortization of goodwill and other intangible assets recorded in connection with the Kilovac Acquisition.
(3) Reflects additional interest expense associated with $9.8 million of senior debt and $1.7 million of subordinated debt incurred to finance the Kilovac Acquisition.
(4) Assumes all outstanding options were exercised on January 1, 1995.
(5) In calculating earnings per share, adjustments were made to net income for the periods ending October 11, 1995 and March 26, 1995 of $4,000 and $8,000, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS OF THE COMPANY

GENERAL

  Communications Instruments, Inc. was initially formed in 1980 by Ramzi Dabbagh (the Company's Chairman, President and Chief Executive Officer) and a group of private investors. The Company made its initial acquisition of several relay and switch products from the CP Clare division of General Instruments in 1980, and, since that initial acquisition, Mr. Dabbagh and his management team have pursued a growth strategy of acquiring manufacturers of relay products and related components, consolidating the acquired companies and/or their product lines into the Company's manufacturing facilities and eliminating significant overhead. In order to provide liquidity for the original shareholder group and to position the Company for future growth, in May 1993 CII was acquired by the Company (the "CII Acquisition") in a leveraged buyout transaction sponsored by Stonebridge Partners and members of management. The $21.0 million acquisition price was financed by $11.6 million of senior bank debt; the proceeds of $4.0 million of subordinated notes issued to CII Associates, L.P., a partnership controlled by Stonebridge Partners (the "Partnership"); $2.0 million aggregate redemption value of preferred stock issued to the Partnership; approximately $2.0 million of notes issued to shareholders of the Predecessor (including a note of approximately $370,000 issued to Mr. Dabbagh, of which approximately $223,000 is currently owing to Mr. Dabbagh); and $960,000 of common equity issued to the Partnership and members of management. The CII Acquisition was accounted for as a purchase for financial reporting purposes and, accordingly, the assets and liabilities of the Predecessor were recorded at their estimated fair values at the date of acquisition.

  The Company has in the past and will continue in the future to focus its efforts on growing its business internally and through acquisitions. Since the CII Acquisition, the Company has completed 13 acquisitions of other companies or product lines for aggregate consideration of $36.0 million, including the 1995 Kilovac Acquisition and the Hartman Acquisition which was consummated in July 1996. The Company has historically financed its acquisitions through a combination of secured bank debt and internally generated funds.

  In October 1995 the Company acquired an 80% interest in Kilovac, which was financed with $9.8 million of secured bank debt, $1.7 million of subordinated debt and the issuance of $2.0 million of preferred stock. Kilovac's operations and facility were maintained as a stand-alone operation and therefore significant integration costs were not incurred. The Company will exchange 450,000 shares of its Common Stock (based upon an assumed initial public offering price of $10.00 per share) for the remaining 20% interest in Kilovac pursuant to the Merger.

  In July 1996 the Company purchased the assets of the Hartman Division from Figgie for $12.0 million. The Company financed the Hartman Acquisition with secured bank debt, and a portion of the proceeds obtained in the Offering will be utilized to repay a portion of this debt. See "The Companies--The Company" and "Use of Proceeds of the Offering." In connection with the Hartman Acquisition, the Company has assumed a reserve previously established by Hartman of approximately $2.6 million in anticipation of losses that the Company expects to incur as a significant unprofitable Hartman contract is fulfilled over the next two years.

  As described herein, the amount of integration costs incurred by the Company in connection with each acquisition depends upon the size and nature of the acquisition. During the initial integration phase of smaller acquisitions, the Company typically has incurred integration-related selling, general and administrative expenses for training of staff members, for the conversion of information systems and for duplicate rents and other operating costs in connection with the consolidation of facilities.

  The Company intends to utilize a portion of the proceeds of the Offering made hereby to pay a portion of the amounts outstanding under its senior credit facility. See "Use of Proceeds of the Offering." In connection therewith, upon the closing of the Offering (expected to occur during the quarter ending September 30, 1996), the Company is required to pay a one-time success fee of $500,000 to its senior lender, of which $83,000 has not been accrued and which will be expensed at the time of the Offering, and will incur an expense of $968,000 relating to the write-off of deferred financing charges.

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated information derived from the consolidated statements of operations expressed as a percentage of net sales, and the percentage change in such items compared to the same period in the prior year. There can be no assurance that the trends in sales growth or operating results will continue in the future.

                                                                                       PERCENTAGE INCREASE
                                     PERCENTAGE OF NET SALES                    --------------------------------
                          -----------------------------------------------------                    THREE MONTHS
                          YEARS ENDED DECEMBER 31,          THREE MONTHS ENDED                    ENDED APRIL 2,
                          -------------------------------   ------------------- PRO FORMA         1995 TO THREE
                          PRO FORMA                         APRIL 2,  MARCH 31,  1993 TO  1994 TO  MONTHS ENDED
                           1993(1)      1994      1995        1995      1996     1994(1)   1995   MARCH 31, 1996
                          -----------  --------  --------   --------  --------- --------- ------- --------------
Net sales...............       100.0%     100.0%    100.0%   100.0%     100.0%    23.8%     26.6%      42.4%
Cost of sales...........        85.5       77.2      71.9     74.2       70.1     11.7      17.9       34.4
                            --------   --------  --------    -----      -----
Gross profit............        14.5       22.8      28.1     25.8       29.9     94.6      56.1       65.2
Selling expenses........         8.1        7.6       8.1      7.1        8.8     15.8      35.6       75.0
General and
 administrative
 expenses...............         6.8        7.1       8.4      7.1        9.0     29.5      48.3       80.9
Research and
 development............         0.2        0.3       0.8      0.4        2.0     66.1     192.2      579.5
Amortization of goodwill
 and other intangible
 assets.................         0.7        0.6       0.6      0.6        0.9      2.3      41.8      134.6
Special compensation
 charge.................         --         --        3.3      --         --       --        --         --
Environmental expenses..         --         --        2.4      --         --       --        --         --
Special acquisition
 expenses...............         1.6        --        5.2      6.2        --         *       --           *
                            --------   --------  --------    -----      -----
Operating income
 (loss).................        (2.9)       7.2      (0.5)     4.4        9.2        *         *      196.6
Interest expenses.......         6.9        5.8       7.5      6.0        6.7      4.1      63.5       57.5
Other income (expense)..         0.2        --        --       --         --         *       --           *
                            --------   --------  --------    -----      -----
Income (loss) before
 taxes..................        (9.7)       1.4      (8.0)    (1.6)       2.5        *         *          *
Income tax expense
 (benefit)..............        (3.6)       0.6      (2.7)    (0.6)       1.1        *         *          *
                            --------   --------  --------    -----      -----
Income applicable to
 minority interest in
 net income of
 subsidiaries...........         --         --        0.1      --         0.1      --        --         --
                            --------   --------  --------    -----      -----
Net income (loss).......        (6.1)       0.9      (5.4)    (1.0)       1.3        *         *          *
Preferred stock
 dividend...............         0.7        0.6       0.5      0.5        0.7      --       13.5      102.2
                            --------   --------  --------    -----      -----
Net income (loss)
 available for common
 stock..................        (6.9)%      0.3%     (5.9)%   (1.5)%      0.6%       *         *          *
                            ========   ========  ========    =====      =====

- --------
(1) Pro forma data give effect to the CII Acquisition as if such acquisition had occurred on January 1, 1993. See footnote 2 to "Selected Consolidated Financial Information of the Company."
*   Not meaningful.

 Three Months Ended March 31, 1996 compared to Three Months Ended April 2,
1995

  Net sales for the three months ended March 31, 1996 increased $3.9 million, or 42.4%, to $13.1 million from $9.2 million for the corresponding period in 1995. The increase was primarily the result of the acquisition of Kilovac which represented $3.7 million in sales. Excluding the Kilovac Acquisition, net sales of the Company for the three months ended March 31, 1996 increased by $228,000, or 2.5%, from net sales for the corresponding period in 1995. This increase was due to growth in sales of high performance relays ($1.2 million) which was partially offset by the expiration of a significant general purpose relay contract ($426,000), the peak demand for a particular solenoid product during the first quarter of 1995 (representing $208,000 of net sales) and a decrease in sales of certain mature general purpose relay products ($268,000).

  The Company's gross profit for the three months ended March 31, 1996 increased by $1.5 million to $3.9 million from $2.4 million for the same period in 1995. Gross profit as a percentage of net sales increased to 29.9% for the three months ended March 31, 1996 from 25.8% for the same period in 1995. The increase in gross profit was due, in part, to the acquisition of Kilovac. Excluding Kilovac, the Company's gross profit for the three months ended March 31, 1996 increased by $10,000, or 0.4%, from the same period in 1995, and gross profit as a percentage of net sales decreased from 25.8% for the three months ended April 2, 1995 to 25.3% for the same period in 1996. This increase in dollar amount was primarily due to the implementation of increased prices on certain of the Company's high performance products and cost reductions in both materials and manufacturing expenses and was partially offset by lower margins for high performance relays due to start-up costs incurred at the Company's new Asheville facility.

  Selling expenses increased to $1.1 million for the three months ended March 31, 1996 from $656,000 for the corresponding period in 1995. The increase in dollar amount of selling expense was primarily due to the acquisition of Kilovac. Excluding Kilovac, selling expenses for the Company for the three months ended March 31, 1996 were $673,000 (7.1% of net sales) which represented an increase of $17,000 from such expenses in the corresponding period in 1995. The increase in dollar amount was primarily due to an increase in commissions associated with the Company's additional sales.

  General and administrative expenses increased to $1.2 million for the three months ended March 31, 1996 from $656,000 for the corresponding period in 1995. This increase was due primarily to the acquisition of Kilovac. Excluding Kilovac, general and administrative expenses of the Company were $810,000, or 8.6% of net sales, for the three months ended March 31, 1996, which represents an increase of $154,000, or 23.5%, from general and administrative expenses for the corresponding period in 1995. The increase in general and administrative expenses (excluding Kilovac) was primarily due to the start-up of production at the new Asheville facility and the addition of new management.

  Research and development expenses increased to $265,000 or 2.0% of net sales, for the three months ended March 31, 1996, compared to $39,000 or 0.4% of net sales for the corresponding period in 1995. The increase was primarily due to the $200,000 of research and development expenses of Kilovac.

  Amortization of goodwill and other intangible assets was $122,000, or 0.9% of net sales, for the three months ended March 31, 1996 compared to $52,000, or 0.6% of net sales, for the corresponding period in 1995. The increase in dollar amount primarily reflects amortization of goodwill and other intangible assets related to the acquisition of Kilovac.

  Special acquisition expenses were $568,000 for the first quarter of 1995. No special acquisition expenses were incurred in the first quarter of 1996. The costs in the first quarter of 1995 primarily related to the relocation of certain assets acquired in the HiG Acquisition and the Deutsch Acquisition to the new manufacturing facility in Asheville, N.C. and the commencement of production at such facility.

  Interest expense increased to $874,000 in the three months ended March 31, 1996 from $555,000 for the same period of 1995. The increase reflects additional borrowings to fund the Kilovac Acquisition ($11.5 million) and to accrue for additional amounts due to the Company's bank lenders, and was partially offset by a decrease in market interest rates.

  Income taxes were an expense of $142,000 in the three month period ended March 31, 1996, compared to a benefit of $59,000 in the same period of 1995. Income taxes (benefit) as a percentage of income (loss) before taxes were 43.0% in the three months ended March 31, 1996 and 40.1% for the same period in 1995, with the increase due to the additional amortization of goodwill from the Kilovac Acquisition.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net sales for 1995 increased by $8.4 million, or by 26.6%, to $39.9 million from $31.5 million in 1994. The increase was primarily the result of the acquisition of Kilovac, which represented $3.7 million in sales for the period from October 12, 1995 (the date following the date of the acquisition) to December 31, 1995, and the HiG Acquisition and Deutsch Acquisition which represented $1.7 million and $1.6 million in sales, respectively, from the date of the acquisition to December 31. Excluding these acquisitions, net sales of the Company for 1995 increased by $1.4 million, or 4.5%, from sales in 1994. The Company attributes this increase to increased sales of its high performance and general purpose relays and solenoid products.

  The Company's gross profit for 1995 increased by $4.0 million to $11.2 million in 1995 from $7.2 million in 1994. Gross profit as a percentage of net sales increased from 22.8% in 1994 to 28.1% in 1995. The increases in gross profit and gross profit as a percentage of net sales were due, in part, to the acquisition of Kilovac. From October 12, 1995, the date following the date of the Kilovac Acquisition, to December 31, 1995, Kilovac had a gross profit margin of 49.6%, as compared to the 28.1% overall gross profit margin of the Company. Excluding Kilovac, the Company's gross profit for 1995 increased by $2.2 million, or 30.8%, from gross profit in 1994, and gross profit as a percentage of net sales increased from 22.8% in 1994 to 25.9% in 1995. This increase was due to the implementation of increased prices on certain of the Company's high performance products and cost reductions in both materials and manufacturing expenses. Gross profit in 1995 was also favorably impacted by the devaluation of the Mexican peso in that year. The increase in gross profit was partially offset by integration costs incurred in connection with the Company's 1995 acquisitions.

  Selling expenses increased to $3.2 million in 1995 from $2.4 million in 1994. The increase in dollar amount of selling expense was primarily due to the acquisition of Kilovac. Excluding Kilovac, selling expenses for the Company for 1995 were $2.8 million (7.6% of net sales), which represents an increase of $371,000 from 1994. The increase in dollar amount was primarily due to an increase in commissions associated with the Company's additional sales.

  General and administrative expenses increased in 1995 to $3.3 million from $2.2 million in 1994. The Company attributes this increase primarily to the acquisition of Kilovac. Excluding Kilovac, general and administrative expenses of the Company were $2.9 million, or 7.9% of net sales, for 1995, which represents an increase of $627,000, or 27.9%, from general and administrative expenses in 1994. The increase in general and administrative expenses was primarily due to the start-up of production of certain of the Company's high performance relays at a new facility, the addition of new management and increased executive compensation and costs incurred reviewing potential acquisitions.

  Research and development expenses increased to $301,000 in 1995, or 0.8% of net sales, compared to $103,000, or 0.3% of net sales in 1994. The increase was due primarily to the $181,000 of research and development expenses of Kilovac from October 12, 1995 to the end of that year.

  Amortization of goodwill and other intangible assets was $251,000 in 1995, or 0.6% of net sales, compared to $177,000, or 0.6% of net sales, in 1994. The increase in dollar amount primarily reflects the acquisition of Kilovac.

  During 1995, the Company recorded a special compensation charge of $1.3 million, which represents (i) the difference between the purchase price of Common Stock sold to seven employees on December 1, 1995 and the estimated fair market value of such shares (based upon the appraised value at December 1, 1995) and (ii) a related special cash bonus granted by the Company to the same seven employees to pay taxes associated with such stock. See "Certain Relationships and Related Transactions--Issuance of Securities by the Company."

  During 1995 the Company recorded a non-recurring charge of $951,000, which represents primarily the costs incurred to date and the present value of the estimated future costs payable by the Company over the next 30 years for groundwater remediation at the Fairview facility. During 1995 the Company entered into a settlement with the prior owner of the Fairview facility which determined the liability, as between the two parties, for current and future expenses related to the remediation of the facility. See "Business of the Company--Environmental Matters."

  Special acquisition expenses were $2.1 million in 1995. These expenses related primarily to (i) the relocation of certain acquired assets resulting from the HiG Acquisition and the Deutsch Acquisition to a new manufacturing facility in Asheville, North Carolina and the commencement of production at such facility and (ii) the write-off of a contract with a business development consultant.

  Interest expense increased to $3.0 million in 1995 from $1.8 million in 1994. The increase reflects additional borrowings of approximately $13.0 million for the Kilovac Acquisition and HiG Relay asset acquisition, an increase in market interest rates and an accrual for additional amounts due to the Company's bank lenders.

  Income taxes were a benefit of $1.1 million in 1995, compared to an expense of $178,000 in the same period in 1994. Income taxes (benefit) as a percentage of income (loss) before taxes were 33.7% in 1995 compared to 39.6% in 1994. The lower benefit in 1995 was due primarily to additional Mexican income taxes of approximately $16,000 that arose in 1995 due to changes in Mexican tax law.

 Year Ended December 31, 1994 Compared to Pro Forma Year Ended December 31,
1993

  For comparison purposes, the following discussion assumes that the CII Acquisition occurred as of January 1, 1993. See footnote 2 to "Selected Consolidated Financial Information of the Company."

  The Company's net sales increased by $6.0 million, or 23.8%, to $31.5 million in 1994 from $25.5 million in 1993 (pro forma). Approximately $2.8 million of the increase was due to the inclusion of the West Coast Electrical Manufacturing Co. and Midtex Relays acquisitions consummated in 1993 for the full year of 1994. Excluding these acquisitions, the Company's net sales increased by $3.2 million, or 16.7%. This increase was primarily due to growth of the Company's high performance and general purpose relays.

  Gross profit in 1994 increased by $3.5 million to $7.2 million from $3.7 million in 1993 (pro forma). Gross profit as a percentage of net sales increased to 22.8% in 1994 from 14.5% in 1993 (pro forma). The increase in gross margin dollars primarily reflected a 1993 purchase accounting adjustment of $986,000 (reflected in 1993 cost of sales) due to the revaluation of inventory to fair market value as a result of the CII Acquisition, and $1.3 million of the 1994 increase reflected the full year impact of the Company's 1993 acquisitions as well as the Company's acquisitions in 1994. Excluding the accounting adjustment and acquisitions, gross profit in 1994 increased $1.2 million from 1993, or 32.5%, due to increased volume of general purpose relays and increased efficiencies at the Company's Midtex Division, increased solenoid business resulting from new product developments and increased volume and efficiencies of the Company's high performance relays.

  Selling expenses were $2.4 million in 1994 compared to $2.1 million in 1993. Selling expenses as a percentage of net sales were 7.6% in 1994 compared to 8.1% in 1993 (pro forma). The increase in the dollar amount of selling expenses resulted from the full integration of the Midtex operation in 1994 and the addition of management and commission increases resulting from increased sales. The percentage decrease in selling expenses from 1993 to 1994 was due to the integration of the sales representatives of the newly acquired Midtex Division with the sales network of the CII Division, which resulted in the reduction of commissions as a percentage of sales.

  General and administrative expenses increased in 1994 to $2.2 million, or 7.1% of net sales, from $1.7 million, or 6.8% of net sales, in 1993 (pro forma). The increase in dollar amount of general and administrative expenses was primarily due to the full year impact of the Company's 1993 acquisitions and the addition of management and other personnel to support the growth of the business.

  Research and development expenses were $103,000 or 0.3% of net sales in 1994, compared to $62,000, or 0.2% of net sales, in 1993 (pro forma). The increase was due to additional personnel.

  Amortization of goodwill and other intangible assets increased to $177,000, or 0.6% of net sales, in 1994 from $173,000, or 0.7% of net sales, in 1993 (pro forma).

  Special acquisition expenses were $419,000, or 1.6% of net sales, in 1993 (pro forma). The costs in 1993 were primarily related to the acquisition, shutdown, relocation and start-up of the solenoid product line and the costs related to restructuring the Midtex operation. No special acquisition expenses were incurred in 1994.

  Interest expense increased to $1.8 million in 1994 from $1.76 million in 1993 (pro forma), reflecting higher interest rates in 1994.

  Income tax expense was $178,000 in 1994 compared to a benefit of $908,000 in 1993 (pro forma). The rate of income tax expense (benefit) as a percentage of income before income taxes (benefit) was 39.6% in 1994 and

36.8% in 1993 (pro forma). The difference in the effective income tax rates was primarily due to the allocation of sales among the Company's divisions which are located in different states and subject to varying state tax rates.

 Quarterly Comparison

  The following table sets forth the results of operations by quarter for 1994, 1995 and the first quarter of 1996. This information includes all adjustments, consisting only of normal recurring accruals, that management considers necessary for a fair presentation of the data when read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere herein. The results of operations for historical periods may not necessarily be indicative of results for any future period.

                                                      FISCAL QUARTER ENDED
                          -------------------------------------------------------------------------------
                          APRIL 3, JULY 3,  OCT. 2, DEC. 31, APRIL 2, JULY 2, OCT. 1, DEC. 31,  MARCH 31,
                            1994    1994     1994     1994     1995    1995    1995   1995(1)     1996
                          -------- -------  ------- -------- -------- ------- ------- --------  ---------
                                                         (IN THOUSANDS)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Net sales...............   $7,222  $8,201   $8,334   $7,766   $9,216  $9,352  $9,174  $12,176    $13,119
Cost of sales...........    5,856   6,264    6,402    5,808    6,839   6,729   6,763    8,356      9,193
                           ------  ------   ------   ------   ------  ------  ------  -------    -------
Gross profit............    1,366   1,937    1,932    1,958    2,377   2,623   2,411    3,820      3,926
Selling expenses........      562     690      620      510      656     753     708    1,112      1,148
General and
 administrative
 expenses...............      541     533      544      630      656     640     733    1,305      1,187
Research and
 development............       25      30       27       21       39      39      22      201        265
Amortization of goodwill
 and other intangible
 assets.................       34      34       33       76       52      58      51       90        122
Environmental expenses..      --      --       --       --       --      --      --       951        --
Acquisition related
 expenses...............      --      --       --       --       568     347     222      927        --
Special compensation
 expenses...............      --      --       --       --       --      --      --     1,300        --
                           ------  ------   ------   ------   ------  ------  ------  -------    -------
Operating income........      204     650      708      721      406     786     675   (2,066)     1,204
Interest expenses.......      414     467      451      501      555     583     579    1,280        874
Other income (expense)..        1      (1)     --       --         2     --      --       --         --
                           ------  ------   ------   ------   ------  ------  ------  -------    -------
Income (loss) before
 taxes..................     (209)    182      257      220     (147)    203      96   (3,346)       330
Minority interest in net
 income of
 subsidiaries...........      --      --       --       --       --      --      --        35         16
Income tax expense
 (benefit)..............      (84)     72      103       87      (59)     81      38   (1,136)       142
                           ------  ------   ------   ------   ------  ------  ------  -------    -------
Net income (loss).......     (125)    110      154      133      (88)    122      58   (2,245)       172
Preferred stock
 dividend...............       46      46       46       47       46      46      46       72         93
                           ------  ------   ------   ------   ------  ------  ------  -------    -------
Net income (loss)
 available for common
 stock..................   $ (171) $   64   $  108   $   86   $ (134) $   76  $   12  $(2,317)   $    79
                           ======  ======   ======   ======   ======  ======  ======  =======    =======

- --------
(1) During this fiscal quarter the Kilovac Acquisition was completed.

 Backlog

  As of March 31, 1996, the Company's backlog was approximately $32.9 million ($22.6 million excluding Kilovac) compared to $19.2 million as of March 31, 1995. Approximately $27.7 million of this backlog ($22.0 million excluding Kilovac) consists of orders scheduled to be fulfilled prior to March 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

  Cash provided by operating activities was $2.0 million in 1993, $1.2 million in 1994 and $1.8 million in 1995. The decrease in cash provided by operating activities from 1993 to 1994 was primarily due to the growth in the Company's business which increased working capital requirements. The increase in cash provided by operating activities from 1994 to 1995 was mainly due to the reduction in inventory and slower growth of accounts receivable. For the three months ended March 31, 1996, cash provided by operating activities was $2.0 million, compared to $302,000 for the same period in 1995. This increase was primarily attributable to improved collections and slower growth of receivables and an increase in accounts payable, which was partially offset by an increase in inventory.

  The Company bills its customers upon shipment of products. Engineering sales represent revenues under fixed price development and cost sharing development contracts. Revenues under the contracts are recognized based on the percentage of completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. Costs in excess of contract revenues on cost sharing development contracts are expensed in the period incurred as research and development costs. Provision for estimated losses on fixed price development contracts are made in the period such losses are determined by management. The average days' sales outstanding for accounts receivable was approximately 51, 55 and 58 trade days at year end 1993, 1994 and 1995, respectively. The increase in average days' sales outstanding can be attributed to increases in foreign sales and corresponding increases in foreign receivables. The average days' sales outstanding for accounts receivable from foreign customers has traditionally been in the range of 60 to 90 days.

  The Company's inventories increased from $7.5 million at year end 1993 to $7.9 million at year end 1994. The increase of the Company's inventories from $7.9 million at year end 1994 to $10.6 million at year end 1995 is attributable to inventory acquired in connection with the purchase of assets from HiG Relays ($1.5 million) and the Kilovac Acquisition ($2.0 million) and increased volume. The increase in inventories from year end 1994 to year end 1995 was favorably offset by the implementation of more efficient manufacturing and material planning techniques. The Company's inventories increased from $9.0 million at March 31, 1995 to $11.0 million at March 31, 1996. The increase was primarily due to the Kilovac Acquisition ($2.3 million) and was offset by a decrease of $359,000 primarily due to improved inventory planning techniques.

  The Company's accounts payable increased from $1.7 million at year end 1993 to $2.3 million at year end 1994. The increase was primarily the result of increased purchases to support the Company's growth. The increase of the Company's payables from $2.3 million at year end 1994 to $2.6 million at year end 1995 was primarily due to the effect of the acquisition of Kilovac ($783,000) and increases in purchases to support the Company's growth. This increase between 1994 and 1995 was partially offset by the Company's strategy to shorten the payment period of its accounts payable. The Company's accounts payable increased from $2.3 million at March 31, 1995 to $3.7 million at March 31, 1996. This increase was primarily due to the Kilovac Acquisition ($817,000), increased purchases to support the Company's growth and costs incurred in connection with the Offering.

  The Company has historically financed its operations and acquisitions through a combination of internally generated funds and secured borrowings under its revolving credit agreement. The Company financed its largest acquisition, the Kilovac Acquisition, through $9.8 million of secured borrowings and the issuance of $1.7 million of subordinated debt and $2.0 million of cumulative redeemable preferred stock. The Company financed the Hartman Acquisition with secured bank debt, and a portion of the proceeds obtained in the Offering will be utilized to repay a portion of this debt.

  Capital expenditures, excluding acquisitions, were $454,000 in 1993, $444,000 in 1994, $1.1 million in 1995 and $380,000 for the three months ended March 31, 1996. Capital expenditures were primarily for replacement and enhancement of production equipment. In 1995, capital expenditures also included $1.0 million for the purchase of and improvements to the Asheville facility, $133,000 for the acquisition of equipment for a high performance relay product line and $112,000 of capital expenditures by the Kilovac Division. Acquisition spending totaled $3.1 million in 1993, $1.1 million in 1994 and $14.3 million in 1995, and the Company expended approximately $12.9 million in July 1996 for the Hartman Acquisition.

  The Company will apply the estimated net proceeds of the Offering ($31.2 million) to repay $17.3 million of the $35.5 million outstanding under its senior credit facility, $8.75 million of its subordinated debt, including
$1.3 million of interest in arrears and $4.6 million of its preferred stock, including $620,000 of accrued and unpaid dividends. In connection with the initial public offering, the Company will also pay to its senior lenders a success fee in the amount of $500,000 (based on the assumed initial public offering price). The Company has entered into a letter of intent with Bank of America Illinois, which, upon the execution of definitive documentation at the time of the Offering, would provide for up to a $40.0 million secured credit facility, consisting of a $28.0 million revolving credit facility (bearing interest at LIBOR plus 1.75%) and a $12.0 million term loan facility (bearing interest at LIBOR plus 2.0%). The facility will be available for working capital purposes and to finance additional acquisitions and will be secured by the Company's assets. The Company anticipates that the loan agreement for the new facility will contain financial covenants including, without limitation, certain limitations on cash interest coverage, leverage, liquidity and minimum net worth and certain other customary restrictive covenants. The Company expects that the facilities will be available for five years and that amounts outstanding under the Term Loan will be repaid in $600,000 installments each fiscal quarter commencing October 31, 1996. There can be no assurance that the Company will be successful in arranging for such a facility or what the final terms of such facility will be.

INFLATION

  The Company does not believe that inflation has had any material effect on the Company's business over the past three years.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

  In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to be Disposed Of," which will be effective during the Company's year ending December 31, 1996. The impact of this new standard on 1996 earnings is not expected to be significant.

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes an alternative method of accounting for employee stock compensation plans based on a fair value methodology. However, the statement allows an entity to continue to use the accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has not yet determined whether it will adopt the alternative method of accounting and has also not yet determined the effect of this standard on the Company's earnings.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF KILOVAC

  Founded in 1964, Kilovac is a leading developer, manufacturer and marketer of high voltage relays and high voltage direct current contactors. On October 11, 1995, the Company, through its subsidiary CII, purchased 80% of the outstanding Kilovac Common Stock. Since the Kilovac Acquisition, the Company has operated Kilovac as its Kilovac Division and the consolidated financial statements of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" included elsewhere in this Proxy Statement/Prospectus incorporate Kilovac for periods after the Kilovac Acquisition.

 Three Months Ended March 31, 1996 compared to Three Months Ended March 26,
1995

  The period ending March 31, 1996 includes five more days of activity than the corresponding period in 1995, as Kilovac changed from a 13 period to a 12 period fiscal year in 1996.

  Product sales for the three months ended March 31, 1996 increased to $3.5 million, or 21%, from $2.9 million for the corresponding period in 1995. The increase was primarily due to growth in sales of aerospace, electric vehicle and reed relay products which was partially offset by a decline in sales of heart defibrillator relays which had enjoyed a temporary surge in shipments during the first three months of 1995. Engineering sales for the three months ended March 31, 1996 increased to $163,000, or 26%, from $129,000 for the corresponding period in 1995 due to increased activity on Kilovac's development contracts in 1996.

  Cost of product sales decreased as a percentage of product sales from 59% to 49%. This decrease was primarily due to the continued benefit of controlling fixed overhead costs and to improved efficiencies in the manufacture of electric vehicle relays as a result of increased production volumes.

  Engineering, research and development expenses increased by $261,000, or 72%, to $625,000 for the three months ended March 31, 1996 from $364,000 for the corresponding period in 1995. This increase reflects increased new proprietary product development and an increase over previous estimates of development costs on a customer contract that was near completion.

  Selling, general and administrative expenses increased by $177,000 to $852,000 (or 23% of net sales) for the three months ended March 31, 1996 from $675,000 (or 22% of net sales) for the corresponding period in 1995. The increase was primarily due to an increase in commissions associated with Kilovac's additional sales and to costs associated with the Kilovac international sales meeting which occurs every three years and was held in February 1996. This increase was partially offset by a decline in general and administrative expenses relating to non-recurring legal and consulting costs incurred in 1995 in connection with Kilovac's consideration of shareholder liquidity options and the sale of Kilovac.

  Interest expense increased to $267,000 for the three months ended March 31, 1996 from $13,000 for the same period of 1995 as a result of indebtedness incurred in connection with the Kilovac Acquisition.

 Period from January 1, 1995 to October 11, 1995 compared to Year Ended December 31, 1994

  The audited financial statements of Kilovac included in this Proxy Statement/Prospectus for 1995 are for the period from January 1, 1995 to October 11, 1995, the date that CII acquired 80% of the Kilovac Common Stock. This discussion of Kilovac's financial condition and results of operations for 1995 compared to 1994 includes references to the unaudited pro forma results of Kilovac for fiscal 1995 which include pro forma adjustments to reflect the Kilovac Acquisition, as if such event had occurred on January 1, 1995.

  Product sales for the period ended October 11, 1995 were $9.7 million ($12.3 million for fiscal 1995 (pro forma)) compared to $11.3 million for fiscal year ended December 31, 1994. The increased volume was attributable to increased sales of communications relays, custom relay products, electric vehicle relay products and a new high voltage relay product line. Engineering sales increased by $382,000 to $1.3 million for the period ended October 11, 1995, or 12% of net sales ($2.0 million, or 13% of net sales for fiscal 1995 (pro forma)) compared to $962,000 for fiscal 1994 due to work performed in connection with two long-term development contracts.

  Kilovac's cost of product sales was $6.9 million, or 62% of product sales, for fiscal 1994 compared to $5.6 million, or 58% of product sales, for the period ended October 11, 1995 ($6.9 million, or 56% of product sales for fiscal 1995 (pro forma)). The decrease in cost of product sales was primarily due to improved control of fixed overhead costs and shifts in the product mix to products in the high reliability market.

  Kilovac's engineering, research and development costs totaled $1.43 million, or 11.7% of net sales, for fiscal 1994 compared to $1.37 million, 12.4% of net sales, for the period ended October 11, 1995 ($1.94 million, or 13% of net sales for fiscal 1995). The increased level of activity in 1995 was largely the result of work performed on two aerospace development contracts and the continued development of the electric vehicle relays.

  Kilovac's selling, general and administrative expenses totaled $3.0 million, or 24% of net sales, for fiscal 1994 compared to $2.5 million, or 23% of net sales, for the period ended October 11, 1995 ($3.6 million, or 24% of net sales for fiscal 1995 (pro forma)). The increased rate of spending primarily represents an increase in sales commissions due to higher sales and to employee incentive bonuses based on Kilovac's operating results.

  Other income of Kilovac decreased to $9,000 for the period ended October 11, 1995 compared to $113,000 for fiscal 1994. The 1994 amount included insurance reimbursement proceeds related to litigation costs incurred in 1993.

  Interest expense was $35,000 for the period ended October 11, 1995 ($1.3 million for fiscal 1995 (pro forma)) compared to $130,000 for fiscal 1994. The increase in interest expense for fiscal 1995 (pro forma) reflected debt incurred to finance the Kilovac Acquisition.

  Tax expenses of Kilovac were $561,000, or 5.1% of net sales, for the period ended October 11, 1995 ($297,000, or 6.8% of net sales, for fiscal 1995 (pro forma)) compared to $228,000, or 1.9% of net sales, for fiscal 1994. The increase in tax expense reflected an increase in Kilovac's effective tax rate from 27% in 1994 to 38% in 1995 because of the expiration in 1995 of a federal tax credit related to research and development expenditures.

 Year Ended December 31, 1994 compared to Year Ended December 31, 1993

  Product sales increased by 8.5% to $11.3 million in 1994 from $10.4 million in 1993. The increase in product sales reflected greater sales of power switching relays due to an increase in contracts for satellite applications and the start-up of the electric vehicle relay product line. These increases were partially offset by a reduction in sales of medical relay products which were at peak demand in 1993. Engineering sales also increased by 95.4% to $962,000 in 1994 from $492,000 in 1993. This increase was primarily due to progress made by Kilovac on its development contracts.

  Kilovac's cost of product sales was $5.9 million, or 57% of net sales, in 1993 compared to $6.9 million, or 62% of net sales, in 1994. The increase in cost of product sales was primarily due to the start-up of Kilovac's electric vehicle group and a decrease in sales of medical relay products which have higher margins than other Kilovac relay products whose sales increased in 1994.

  Kilovac's engineering, research and development costs increased to $1.4 million in 1994 from $944,000 in 1993. The increase was primarily due to higher costs related to the development of an electric vehicle contactor and costs incurred in connection with an aerospace development contract.

  Kilovac's selling, general and administrative expenses increased from $2.4 million, or 22% of net sales, for 1993 to $3.0 million, or 24% of net sales, for 1994. This increase was due to the write-off of an uncollectible receivable ($187,000), non-recurring consulting fees in connection with business development activities in Japan and the United States ($150,000), increased personnel costs ($140,000) and increased commissions associated with additional sales ($85,000).

  Other income of Kilovac increased by $339,000 to $113,000 in 1994 from an expense of $226,000 in 1993. The 1993 expense amount included non-recurring legal fees of $213,000 for litigation which has been settled.

  Interest expense decreased to $130,000 in 1994 from $151,000 in 1993. The decrease reflected reduced borrowings in 1994.

  Income tax expenses of Kilovac decreased to $228,000, or 2% of net sales, in 1994 from $403,000, or 4% of net sales, in 1993. Kilovac's effective tax rate decreased to 27% in 1994 from 33% in 1993 mainly as a result of an increase in a federal tax credit related to increased research and development expenditures in 1994.

LIQUIDITY AND CAPITAL RESOURCES

  Cash provided by (used in) operating activities was $598,000 in 1993, $1.1 million in 1994, $947,000 in the period ended October 11, 1995 and ($204,000) in the period from October 12, 1995 to December 31, 1995. The increase in cash provided from operations from 1993 to 1994 was primarily due to a slow down in the increase in receivables, reduced inventory levels, and the accrual of certain expenses for which disbursements were not required until future periods, which was offset by an increase in income tax payments. The decrease in cash provided by operations from 1994 to 1995 (including cash flows from October 12, 1995 to December 31, 1995) reflects an increase in receivables primarily as a result of increased sales toward year end and the timing of certain milestone billings on long-term development contracts. For the three months ended March 31, 1996, cash provided by operating activities was $1.2 million compared to ($127,000) for the same period in 1995. This increase was primarily related to collections on receivables and changes in the timing of cash disbursements of certain accrued liabilities, which was partially offset by the continued investment in inventories.

  Kilovac has historically financed its operations from cash flows provided by its operating activities supplemented by short and long term borrowings provided under bank revolving borrowing arrangements. Subsequent to the acquisition of Kilovac by the Company such bank borrowing arrangements were discontinued and short or long term financing requirements of Kilovac are to be provided by the Company.

  Capital expenditures totaled $284,000 in 1993, $487,000 in 1994, $299,000 for the period from January 1, 1995 to October 11, 1995, $113,000 for the period October 12, 1995 to December 31, 1995 and $240,000 for the three months ended March 31, 1996. Capital expenditures primarily relate to upgrading production and development equipment and office automation, and for the three months ended March 31, 1996 also included enhancement to its research and development facilities.

  Kilovac anticipates generating sufficient cash flow from its operating activities in 1996 to meet its capital expenditure requirements and any payments required on indebtedness.

INFLATION

  Kilovac does not believe that inflation had any material effect on its business over the past three years.

                            BUSINESS OF THE COMPANY

GENERAL

  The Company is a leading designer, manufacturer and marketer of a broad line of high performance electromechanical and solid state relays and solenoids for customers in the commercial/industrial equipment, commercial airframe, defense/aerospace, communications, automatic test equipment and automotive industries. The Company's relays are used to control current or signals in electrical and electronic circuits, and are technological building blocks for a wide range of products. While the Company is a broad-based supplier of general and special purpose relays and solenoids, it has focused on manufacturing high performance relay products and targeting sophisticated and customized applications of these products to meet the needs of the markets it serves. The Company's high performance relays are sophisticated, complex devices that have been engineered for highly reliable performance over substantial periods of time, often in adverse operating environments. The Company sells its products to more than 2,100 customers including Boeing, AT&T, Rockwell, Hewlett Packard, McDonnell Douglas and General Motors.

INDUSTRY OVERVIEW

  According to Frost & Sullivan, an industry market research firm, annual sales of relay products in North America were estimated to be $840 million in 1995. The Company estimates that the high performance relay market is growing at a 3-4% growth rate per year, in contrast to the less than 1% growth rate (according to Frost & Sullivan) which characterizes the relay market as a whole. The relay and solenoid markets are highly fragmented among a large number of small suppliers.

  The Company does not compete in the low-price, mass-produced relay market, which is dominated by suppliers in the Far East. These suppliers utilize highly automated lines and/or low-cost labor to produce long runs of standard relay products. It is impractical for those manufacturers to modify their product designs or manufacturing processes for the niche markets applications targeted by the Company within the high performance relay markets. These niche markets generally produce higher margins for the Company, are less sensitive to pricing and are more dependent on high reliability, performance, and meeting specific customer requirements than the markets for standard relay products. High performance relay products have also proven themselves to be less susceptible to obsolescence because the users of the sophisticated equipment of which such high performance products are a component part are less likely to modify such equipment because of the length of time required, and cost incurred, to requalify such equipment.

  The Company has identified two trends in the relay and solenoid industries that it believes will have a favorable impact on the Company's future growth. First, major customers in the primary markets that the Company serves are consolidating their supplier base in an effort to develop long term strategic business relationships with a limited number of leading suppliers. Suppliers must therefore provide a broad range of high quality products, at competitive prices, together with full service capabilities, including design, engineering and product management support. These requirements can best be met by suppliers with sufficient size and financial resources to satisfy such demands. Although this trend has already resulted in significant consolidation among suppliers in the relay and solenoid industries, the Company believes that the new environment provides an opportunity for growth through the acquisition of related products previously provided by other suppliers and by acquiring companies or product lines that further enhance its product, manufacturing and service capabilities.

  A second trend is an increase in the technological complexity and miniaturization of the equipment manufactured by the Company's customers. As its customers develop increasingly complex mechanisms which require sophisticated component parts, the Company expects that the demand for its high performance relays and solenoids which provide the advantages of small size, light weight, long life, low energy consumption and environmentally sealed contacts, will increase as well.

OPERATING STRATEGY

  The Company seeks to leverage its broad product offering, its reputation for quality, innovation and technological leadership, its diverse and efficient manufacturing capabilities and its wide and diversified customer base to further penetrate and expand the size and number of markets that it serves. The principal elements of its operating strategy are set forth below:

  Expand Product Line Capabilities. The Company manufactures over 750 different types of electromechanical and solid state relays and solenoids that have a wide variety of product applications. This broad product offering allows it to provide its customers with sophisticated, customized products, as well as more standard, general purpose products. The Company continuously seeks to expand its product offering through acquisitions and by using its in-house engineering and manufacturing resources to design, test and manufacture new products, both in response to specific requests by existing customers and in anticipation of potential new applications for its products.

  Maintain Leadership Position and Focus on High Performance Markets. The Company believes it is a leading manufacturer of high performance relays and is a sole source supplier of over 80 specialty relay types. The Company believes that its ability to produce proprietary high performance relays has been fundamental to its success and will enable the Company to grow its business in the future. This focus on the high performance relay market has allowed the Company to successfully target and serve leading original equipment manufacturers in niche markets who are willing to pay premium prices for the performance advantages offered by the Company's products. The Company's high performance relays are also critical enabling technologies in advanced emerging applications such as electric vehicles, automatic heart defibrillators, global positioning satellites, the Space Station, advanced communications systems and advanced commercial and military aircraft.

  Provide Efficient and Diverse Manufacturing Capability. The Company's domestic and international manufacturing capability enables it to respond to its customers' demands for high quality products at competitive prices. The Company manufactures and assembles its products at five facilities which are all capable of advanced mechanized assembly. The Company's two North Carolina facilities produce high performance signal relays and solenoids and each of these facilities has obtained the "Military Standard 790" certification promulgated by the United States Department of Defense ("DOD"). The Military Standard 790 certification is dependent upon the development and detailed documentation, on an ongoing basis, of the facilities' operating systems, manufacturing and quality control procedures, which, similar to ISO 9000 facility certification, assure product integrity and reliability among product lots. The Kilovac Division's facility in southern California manufactures high performance, high voltage relays, while the Midtex Division's facility in Juarez, Mexico produces general purpose relays and provides the Company with low-cost assembly capabilities. The Hartman Division's facility in Mansfield, Ohio has obtained the Military Standard I 45208 certification promulgated by the DOD which governs quality control and assurance, and operates under certain Federal Aviation Administration approvals. This facility manufactures high power relays and components of electrical power management systems for the airframe and aerospace industries. The Company has also entered into agreements with several subcontractors in the Far East to provide low-cost labor-intensive finished products and sub-assemblies. The Company anticipates that the Indian Joint Venture will bolster its ability to effectively compete in the global marketplace by expanding its manufacturing capability and providing increased flexibility at a lower cost structure. The Company has an excellent record of manufacturing high quality, highly reliable relays and solenoids and has experienced a low product return rate. In general, the Company's diverse manufacturing capabilities allow it to provide its customers with the specialized relay and solenoid products they require on delivery schedules that meet the customers' needs.

  Leverage Customer Relationships. The Company believes that its long-standing customer relationships are due, in large part, to its excellent product reputation and broad product offerings. The Company intends to further expand its customer relationships by offering complementary and new products to its existing customer base. For example, the Kilovac Division has established an Electric Vehicle Product Group that markets high power and high voltage relays to major automobile manufacturers worldwide. As a result of this effort, the Company has developed an enhanced understanding of the automotive relay market and has established industry contacts which management believes can assist the Company in introducing its low power relays to certain segments of the automotive market. The Company believes that it is also the primary supplier to nearly all manufacturers of heart defibrillators, including customers such as Zoll, Hewlett Packard, and Physio Control. As these defibrillator manufacturers develop new products, such as the automatic external defibrillator (a product intended to provide quick and easy access to a defibrillator in public places), the Company believes that its existing customer contacts and advance knowledge regarding the relay requirements of these new products will prove beneficial.

  Pursue New Market Opportunities. The Company intends to pursue new market opportunities for its existing products and new products it develops. The Company has identified a demand for sophisticated relay and solenoid products in the transportation, medical, and manufacturing industries due to the more widespread use of electronics within the systems utilized by these industries. The Company believes that it is positioned to capitalize on this demand because it believes its technology is well-suited to meeting the stringent operating environments and the increased voltage and current requirements of these new markets. For example, the Company currently sells many of its products to the commercial and military aircraft industries which are developing aircraft with greater electric and electronic content and shifting from 115 volt AC power to 270 volt DC power. The Company has developed several new products which meet the higher power switching requirements of the new electrical systems and these products have been selected for use on several aircraft programs.

  Expand International Sales. Primarily as a result of the Kilovac Acquisition, approximately 14% of the Company's gross sales in 1995 were made to customers located outside the United States. In an effort to further increase its international sales, the Company has recently expanded the size and geographic scope of its European and Asian sales and marketing network by retaining sales representatives and distributors in England, Norway, Spain, Portugal, the Benelux countries, Japan, Taiwan, Korea, and Singapore/Malaysia. In addition, the Company intends to utilize the Kilovac Division's strong European sales representatives network to market the broad portfolio of products offered by the CII and Midtex Divisions to facilitate further international sales expansion.

  Invest in New Product Development. The Company intends to continue to devote engineering resources to developing new products and increasing the functionality of existing products in an effort to enter new markets and gain market share in existing markets. The Company's design engineers conduct internally sponsored research and development and provide similar services to its customers. The Company's core competencies in high performance design, processing, sealing and material processing in conjunction with collaborative efforts with customers allow the Company to introduce new products effectively. The Company is currently developing a number of new products, including high performance relays for space satellites, automatic external defibrillators, advanced aircraft, industrial vehicles and rail transportation, and solenoids for commercial/industrial equipment.

  There can be no assurance given that the Company will be successful in implementing this strategy. The discussion of the Company's strategy contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors described elsewhere in this Prospectus. See "Risk Factors Related to the Company."

ACQUISITION STRATEGY

  Since its formation, the Company's growth strategy has been to acquire manufacturers of relay products and related components and to consolidate the acquired operations where appropriate into the Company's business. The Company plans to continue this strategy and also intends to broaden the scope of its acquisitions to include related component companies and product lines.

  Set forth in the table below is a description of the Company's acquisitions to date, the date of acquisition, the name of the seller or acquired company, the type of acquisition and a general description of the products acquired. The aggregate purchase price paid for the acquisitions listed below is approximately $36.0 million.

 DATE           NAME OF SELLER OR ACQUIRED COMPANY   TYPE OF ACQUISITION PRODUCT TYPES
 ----           ----------------------------------   ------------------- -------------
 January 1983        Sun Electric Company               Product Line     Aircraft instrumentation
 September 1984      Midland-Ross Corporation           Product Line     High performance relay
                                                                         products
 January 1985        Automotive Electric                Product Line     Telecommunications relay
                     Division of GTE                                     products
 June 1986           Branson Corporation                Company          High performance relay
                                                                         products
 July 1990           Sigma Relay Division of            Product Line     Custom application relay
                     Pacific Scientific Co.                              products
 December 1990       Airpax Relay Division of           Product Line     High performance relay
                     North American Phillips                             and solenoid products
 January 1993        CP Clare Corporation               Product Line     Telecommunication relay
                                                                         products
 March 1993          West Coast Electrical              Company          Solenoid products
                     Manufacturing Co.
 March 1993          Midtex Relays Inc.                 Company          General purpose relay
                                                                         products
 December 1994       Deutsch Relays Inc.                Product Line     High performance relay
                                                                         products, including T0-5
                                                                         relay
 January 1995        HiG Relays Inc.                    Assets           High performance
                                                                         electromechanical and
                                                                         solid state relay
                                                                         products
 October 1995        Kilovac Corporation                Company          High voltage relays,
                                                                         vacuum and gas filled
                                                                         relays and DC power
                                                                         relay products
 July 1996           Hartman Electrical                 Division         High performance power
                     Manufacturing                                       relay products and
                                                                         electrical subsystems

  When acquiring a smaller company or product line, the Company typically seeks to integrate the acquired operations and to consolidate functions such as finance, sales, marketing, and engineering, thus eliminating significant operating cost. Recent acquisitions which have been integrated in this manner include the acquisition of West Coast Electric Manufacturing Co., the Airpax Relay Division of North American Phillips, a product line acquired from Deutsch Relays Inc. and assets of HiG Relays Inc. In the case of the acquisition of Midtex Relays and the Kilovac Corporation, the acquired businesses were of such size that the companies were maintained as stand-alone operations. In addition, as a result of the acquisition of Midtex Relays, several of the Company's existing products were shifted to the newly acquired lower-cost operations in Mexico. Although the Hartman Division functions as a stand-alone operation, the Company expects to offer Hartman's product line through the Company's field sales force beginning in late 1996. The Company has made strategic acquisitions of assets employing sophisticated technology, and, as a result, the Company has and will continue to expend considerable time and expense on rationalizing acquired products with similar products in existing lines and creating synergies between related product technologies and existing products. For example, the Company's product engineers are currently integrating newly acquired technology into certain existing high performance relay products to enhance the performance of those products.

  The Company intends to continue to make acquisitions to expand its market geographically, complement its product line and supplement its technical knowledge. The Company presently has available capacity in certain of its facilities, and therefore the Company believes that it is well-positioned to make additional acquisitions and integrate the acquired businesses into its existing facilities. While the Company regularly evaluates potential acquisition opportunities in the ordinary course of its business, as of the date hereof there are no existing commitments or agreements with respect to any acquisitions.

PRODUCTS

  The Company manufactures products in the following four general categories: high performance relays, general purpose relays, solid state relays and solenoids, which represented 71.2%, 22.5%, 3.0% and 3.3%, respectively, of the Company's net sales in 1995.

 Relays

  A relay is an electrically operated switch which can be located at a remote location to control electrical current or signal transmissions. Electromechanical relays utilize discrete switching elements which are opened or closed by electromagnetic energy and thus control circuits with physical certainty. Since these devices are controlled electrically, they can be placed at remote locations where it may not be safe or convenient for a human operator to be located. Relays are designed to meet exacting circuit and ambient conditions and can control numerous circuits simultaneously. Certain relay types measured in microwatts are used to switch signals in test equipment, computers and telecommunications systems. Higher power relays, which switch or control high voltage or high currents, are used in electric vehicles, aircraft electrical systems, heart defibrillators and spacecraft power grids. Due to various application requirements, relays come in thousands of shapes, sizes and with differing levels of performance reliability. Because of the many switching functions performed by relays, they are found in thousands of electrical and electronic applications.

  High performance relays. High performance relays are characterized by their advanced design or construction, demanding performance and reliability requirements and used in adverse operating environments. High performance relays provide customers with the advantages of smaller size, lighter weight, longer life, energy efficiency and greater reliability than general purpose relays. Many of the Company's high performance relays are hermetically sealed in metal or ceramic enclosures to protect the internal operating mechanisms from harsh environments and to improve performance and reliability. The Company manufactures more than 400 types of high performance relays in its North Carolina, Ohio and California facilities. The inherent switching advantages of the Company's high performance relays generally command higher selling prices than general purpose relays. The sale prices of high performance relay products range from approximately $10 to $3,500 per unit.

  The Company's high performance relays are sold to commercial airframe manufacturers, manufacturers of communication systems, medical systems, avionics systems, automatic test equipment, aerospace, and defense equipment manufacturers. High performance relays can have a variety of applications in a single end product. For example, the Company believes that more than 250 of its high performance relays are used on each Boeing 777 aircraft to perform switching, power distribution and control functions in the avionics system, radio communications, power regulation equipment and electrical load management system. High performance relays are also an integral component in heart defibrillator machines and electric vehicles.

  General purpose relays. Like its high performance relay products, the Company's general purpose relays are generally targeted towards niche applications where they are typically sole-sourced or have limited competition. The Company's general purpose relays are used in commercial and industrial applications where performance and reliability requirements are somewhat less demanding than those for high performance relays. These relays are generally manufactured for the Company in Mexico and in China where longer production runs are necessary for operating efficiency. Many of these production lines are either semi-automated or utilize lower-cost assembly labor. The Company's general purpose relay offering includes some of the more sophisticated product types in the general purpose category. The prices of general purpose relays range from $1 to $25 per unit. Specific applications for the Company's general purpose relays include an environmental management system for buildings manufactured by Johnson Controls which uses up to 700 general purpose relays per system. Taylor Freezer also uses many of the Company's general purpose relays in its ice cream machines.

  Solid state relays. A solid state relay contains no moving parts and performs switching functions utilizing semiconductor devices. Since there are no moving parts, these types of relays feature very long service lives and high reliability, but such products are not appropriate for applications requiring complete electrical isolation. High performance solid state relays are becoming increasingly sophisticated and provide the user with control and functional options not previously available. Switching speed of solid state relays is normally much faster than that of electromechanical relays. The Company significantly increased its solid state relay product offerings through the HiG Acquisition in January 1995. Management believes that, although sales of solid state relays represent approximately 3% of total 1995 net sales, solid state relays represent a logical and attractive growth opportunity for the Company. Solid state relays are sold to commercial industrial equipment manufacturers and defense equipment manufacturers for prices ranging from approximately $15 to $500 per unit.

 Solenoids

  Solenoids are similar to relays in design, but differ in that electromechanical action is used to perform mechanical functions. Rather than control currents or transmissions, solenoids are applied when a defined mechanical motion is required in the user's equipment or system. Among their many applications, solenoid products operate product release mechanisms in vending machines, activate remote door locks, open and close valves, and are utilized in custom automation equipment. Like relays, solenoids can be made in many sizes and shapes to meet specific customer application requirements.

  The Company supplies products to the high performance and the general purpose solenoid markets. High performance solenoids tend to be custom designed and are used in aerospace, security, power station and automotive applications such as aerospace de-icing equipment and commercial airframe fuel shut-off valves. General purpose solenoid types are used in vending machines, automation equipment, office machines and cameras. The Company manufactures its high performance solenoids in its Fairview, North Carolina facility, while its general purpose solenoid types are manufactured by subcontractors in China. The prices of the Company's solenoids range from $2 to $350 per unit.

PRODUCT DEVELOPMENT

  The Company intends to continue to develop new products to meet the application requirements of its customers and to expand the Company's technical capabilities.

  High performance relays. The Company is developing several new types of high performance relays, including a high voltage relay to be used in a new model of automatic heart defibrillator, a high voltage relay for the rail transportation industry, a new energy efficient, long-life environmentally sealed relay for applications where energy consumption is critical, and a new relay designed to reduce printed circuit board space. The Company is also developing a new line of ultra-high reliability relays which are similar to the high performance relays in composition, but are subject to more rigorous testing because such relays are used in aerospace and satellite equipment and are therefore continuously utilized in adverse conditions.

  General purpose relays. The Company is currently developing several new product types to be used in automotive and commercial/industrial applications. These products are currently in the prototype stage and the Company expects to begin manufacturing and selling certain of these products in 1996.

  Solenoids. The Company is currently developing several new solenoid types for use in business equipment, vending machines, security systems, home appliances, automotive door locks, electronic games, and personal computers. Prototypes of many of these products are in the test phase while others are in mechanical design. The development cycle of new solenoids from design to prototype can generally be completed within one month. The Company expects to commence marketing these new solenoids in 1996.

CUSTOMERS

  The Company has established a diversified base of over 2,100 customers representing a wide range of industries and applications. Sales by industry segment are diversified across the commercial airframe, defense/aerospace, commercial/industrial equipment, communications, automatic test equipment, and automotive markets representing approximately 29.0%, 27.3%, 22.9%, 14.8%, 3.8% and 2.2% respectively, of net sales during 1995. Sales to customers outside of the United States comprised approximately 14% of net sales during 1995. No single customer accounted for greater than 10% of the Company's total net sales for 1995. The chart set forth below lists the Company's primary market segments, representative customers, and certain end product applications.

MARKET SEGMENT            REPRESENTATIVE CUSTOMERS      PRODUCT APPLICATIONS
- --------------            ------------------------      --------------------
Commercial Airframe       Airbus, Aerospatiale, Beech,  Flight Control Systems,
                          Boeing, British Aerospace,    Navigation Control Systems,
                          Cessna, Lear, McDonnell-      Communication Systems, Radar
                          Douglas, Smiths Industries    Systems, Landing Gear
                                                        Control Systems, Electrical
                                                        Load Management Systems
Defense/Aerospace         Allied Signal, Bell           Satellites, Missiles, Tanks,
                          Helicopter, General           Defense Systems, Navigation
                          Dynamics, Grimes Aerospace,   Equipment, Aircraft, Global
                          HR Textron, Hughes Missile    Positioning Equipment
                          Systems, ITT Aerospace,
                          Litton Industries, Lockheed
                          Martin, Loral, Lucas
                          Aerospace, McDonnell-
                          Douglas, NASA, Raytheon,
                          Rocketdyne, Rockwell,
                          Sundstrand Aviation, TRW,
                          Westinghouse
Commercial/Industrial     Amana, ABB, Burdick, Dover,   Vending Machines, Overhead
                          ECC, General Electric,        Doors, Medical
                          Hercules Corp., Hewlett-      Instrumentation, Heart
                          Packard, Honeywell, Johnson   Defibrillators, Motor
                          Controls, Laerdal, Landis &   Controls, Welders, White
                          Gyr, Lorain, Miller           Goods, Appliances, Heating,
                          Electric, Montgomery          Ventilation, Air
                          Elevator, Onan, Otis          Conditioning Controls, Spas,
                          Elevator, Physio Control,     Metering, High Voltage
                          Rockwell, Safetran,           Testers
                          Scotsman, Siemens, Taylor
                          Freezer, Trane,
                          Westinghouse, Whitaker
                          Controls, Woodward Governor,
                          Zoll Medical
Communications            AG Communications, Alcatel,   Central Office Switches,
                          Allied Signal, AT&T,          Station Switches, RF Radios,
                          Collins, Daewoo, IBM,         Facsimile Communications,
                          Motorola, Pulsecom,           Line Test Equipment,
                          Rockwell, Tellabs, Teltrend,  Wireless Phones
                          Wiltron
Automatic Test Equipment  Hewlett-Packard, IBM, Metric  Electronic Systems, Test and
                          Systems, Picon, Schlumberger  Component Systems
Automotive                Chrysler, GM, Mercedes,       Electric Vehicles,
                          Rostra                        Automotive Security Systems

SALES AND DISTRIBUTION

  The Company sells its products worldwide through a network of 72 independent sales representatives and 27 distributors in North America, Europe and Asia. This sales network is supported by the Company's internal staff of 10 direct product marketing managers, 10 customer service associates, 10 application engineers and two marketing communication specialists.

  The Company believes it differentiates itself from many of its competitors by offering a high level of customer service and engineering support to its customers. A key element in the service provided by the Company to its customers is assistance in the proper application of the Company's products, thereby reducing field failures and overall product cost in use. The Company believes that its service oriented approach has contributed to significant customer loyalty. The Company seeks to provide customized solutions to its customers' switching problems and to sell complementary products across its broad product offering to both existing and new customers. The Company has formed strategic partnerships with certain customers to develop new products, improve on existing products, and reduce product cost in use.

  The Company provides its salespeople, representatives, and distributors with product training on the application and use of all Company products. The Company employs 10 technical application engineers who provide ongoing technical support to new and existing customers. The application engineers, along with the product marketing managers, develop application-related literature, provide answers to customer questions on the use and application of the Company's products, and provide field support at the customer's site during installation or use, if required. The Company believes that the services provided by its application engineers and product marketing managers are an integral factor in its sales and new customer development efforts.

  The Company produces internally nearly all of its own marketing communication materials, enabling the Company's marketing department to incorporate product improvements and respond to market changes rapidly. The Company maintains an up-to-date database of over 9,000 prospects with an active customer base of approximately 2,100.

  The Company conducts virtually all of its sales through sales representatives who sell both to end users and distributors. The Company has maintained relationships with many of its sales representatives and distributors for over ten years. The Company believes that its longstanding relationships with its sales network contributes to the effectiveness of its marketing program.

  Sales representatives, who market the Company's products exclusively, and distributors enter into agreements with the Company that allow for termination by either party upon 30 days notice. Distributors are permitted to market and sell competitive products and can return to the Company a small portion of products purchased by them during the term of such agreements.

COMPETITION

  The markets in which the Company operates are highly competitive. The Company competes primarily on the basis of quality, reliability, price, service and delivery. Its primary competitors are Teledyne Relays, Genicom, Jennings, Leach, Ibex and Eaton in the high performance relay market, the Electromechanical Products division of Siemens in the general purpose relay market, and G.W. Lisk in the solenoid market. Several of the Company's competitors have greater financial, marketing, manufacturing and distribution resources than the Company and some have more automated manufacturing facilities. There can be no assurance that the Company will be able to compete successfully in the future against its competitors or that the Company will not experience increased price competition, which could adversely affect the Company's results of operations. The Company also faces competition for acquisition opportunities from its large competitors.

  The Company believes that significant barriers to entry exist in the high performance relay markets in the form of stringent commercial and military qualifications required to sell products to certain customers in these markets. The Company holds military qualifications (QPL) for 29 of its product types. During 1995, approximately $9.7 million (14.2%) of the Company's total revenue was derived from the sale of qualified products. Obtaining and maintaining these qualifications is contingent upon successful completion of rigorous facility review and product testing on a regular basis and at a significant cost. Each of the Company's North Carolina manufacturing facilities are certified to Military Standard 790, a standard promulgated by the DOD. The elimination by the military or certain commercial customers of qualification requirements would lower these barriers to entry and enable other relay manufacturers to sell products to such customers.

  The Company holds patents on many of its products, including high voltage DC relays and other high performance relays. In addition, the Company has developed proprietary manufacturing capabilities which afford the Company an advantage over its competitors in many of its product lines. See "-- Proprietary Rights."

MANUFACTURING

  The Company has established efficient, flexible and diverse manufacturing capabilities, which the Company believes enable it to provide its customers with a wide array of high quality custom and standard relays and solenoids at competitive prices and lead times. The Company manufactures its products at five facilities which utilize advanced and often proprietary assembly and processing techniques.

  The facilities of the CII Division in North Carolina manufacture high performance signal relays and solenoids and have each obtained the Military Standard 790 certification promulgated by the DOD which involves rigorous documentation of operating systems processes, assembly, and testing technique.

  The Kilovac Division's facility in Southern California manufactures high performance, high voltage relays utilizing advanced propriety assembly and processing techniques and maintains rigorous certifications and qualifications required by its sophisticated customer base. Products manufactured at the Kilovac facility represented approximately 21.5% of the Company's net sales in 1995.

  The Company's facility in Juarez, Mexico manufactures general purpose relays which represented approximately 13.1% of the Company's net sales in 1995. In addition to manufacturing a broad array of general purpose relays for its diverse customer base, this facility provides the Company with sophisticated low cost assembly, process, and testing capabilities for labor-intensive manufacture of certain components and products.

  The Hartman Division's facility in Mansfield, Ohio manufactures high performance, high current relays using a modular construction technique that is designed to satisfy diverse customer requirements. Products manufactured by the Hartman Division represented approximately 25.5% of the Company's net sales in 1995.

  Products representing approximately 0.9% of the Company's net sales in 1995 were manufactured at a subcontract facility in Connecticut. The Company owns substantially all of the assets at this subcontract facility. Under the agreement between the Company and the subcontractor, the subcontractor will provide consultation, manufacturing, design, and engineering services upon the Company's request on fixed pricing terms.

  The Company also subcontracts for certain relays and solenoids to six subcontractors located in China and Japan which represented approximately 3.1% of the Company's net sales in 1995. In addition, these subcontractors supply the Company with low cost labor-intensive assembly of certain components which assists the Company in its cost reduction efforts.

  The Company participated in the construction and design of the product lines of each of its subcontractors and routinely confirms that the manufacturing facilities of each subcontractor meet the Company's stringent product quality qualifications. The Company believes that production by its international subcontractors who maintain low labor costs and strong manufacturing competence enable the Company to compete effectively in the relay and solenoid marketplace.

FACILITIES

  The Company, headquartered in Fairview, North Carolina, operates the following manufacturing and distribution facilities worldwide:

                           SQUARE
         LOCATION          FOOTAGE PRODUCTS MANUFACTURED
         --------          ------- ---------------------
 CII DIVISION:
 Fairview, North Carolina  70,000  High performance relays and solenoid products
 Asheville, North Carolina 26,000  High performance relays and electronic products
 KILOVAC DIVISION:
 Carpinteria, California   38,000  High voltage and power switching relay
                                   products
 MIDTEX DIVISION:
 Juarez, Mexico            45,000  General purpose relay products
 El Paso, Texas             6,000  Distribution center
 HARTMAN DIVISION:
 Mansfield, Ohio           53,000  High performance power relays
 INDIAN JOINT VENTURE:
 Cochin, India(1)          20,000  High performance and general purpose relay
                                   products

- --------
(1) The Company has a 25% ownership interest in the Indian Joint Venture named CII Guardian International Limited. Production is expected to commence at this facility in the third quarter of 1996.

  The Company's manufacturing and assembly facilities (including the Indian Joint Venture property) contain approximately an aggregate of 250,000 square feet of floor space. Each of the facilities is under lease, other than the two North Carolina properties which the Company owns. The Company currently has available manufacturing space in certain of its facilities. The Company believes this excess manufacturing capacity will allow for the integration of future product line acquisitions and/or the development of new product lines. The facilities of the CII Division and the Hartman Division, each of which manufacture products to be sold to the military, maintain Military Standard 790 and Military Standard I 45208 certifications, respectively.

  The Company's headquarters in Fairview, North Carolina house the sales and engineering staff of the CII Division. The corporate, sales and engineering staff of the Kilovac Division and the Midtex Division are located in the Carpinteria, California and Juarez, Mexico facilities, respectively, and the leases for these facilities expire in April 2006 and June 1998, respectively. The Company has entered into a lease for Hartman's Mansfield, Ohio facility providing for a ten year term and an option to purchase.

 Indian Joint Venture

  In November 1995 the Company formed a joint venture in India with Guardian Controls Ltd. ("Guardian"), an Indian company with which the Company has had a business relationship for more than ten years. The joint venture is expected to produce relays for the domestic Indian market and global markets and to manufacture labor-intensive relay components and sub-assemblies for export to the Company's divisions in North America. The Company trained the employees of the Indian Joint Venture in its North Carolina facilities and is currently transferring to the Indian Joint Venture's facility the assembly equipment which was purchased by the Indian Joint Venture. All sales for the Indian Joint Venture outside of India will be channeled through the Company's existing sales representatives. The Company and Guardian each have a 25% interest in the Indian Joint Venture, the Bank of India has a 15% interest, and the remaining 35% interest is held by certain financial investors in India. The governing board of the Indian Joint Venture is presently composed of two designees of the Company, one designee of Guardian and two outside directors.

EMPLOYEES

  As of June 30, 1996, the Company had approximately 1,054 employees. Of these employees, approximately 293, including the sales and engineering staff, were employed in its Fairview headquarters, approximately 185 were employed in the Asheville facility, approximately 267 were employed in the Mexico facility, approximately 3 were employed in the Texas facility, approximately 180 were employed in the Ohio facility and approximately 126 were employed in the California facility. Approximately 150 of Hartman's employees in the Ohio facility are represented by the International Union of Electronics, Electrical, Salaried, Machine and Furniture Workers AFL, CIO. As a result of the Hartman Acquisition, these employees are working under temporary terms of employment while the Company and the union negotiate a new collective bargaining agreement. No assurance can be given that the Company and the union will agree to a labor contract or that the terms of an agreement will be favorable to the Company. The Company believes that its relations with its employees are excellent.

PROPRIETARY RIGHTS

  The Company currently holds seven patents, one registered trademark and has four patent applications and four trademark registrations pending. None of the Company's material patents expire prior to 2000. The Company intends to continue to seek patents on its products, as appropriate. The Company does not believe that the success of its business is materially dependent on the existence, validity or duration of any patent, license or trademark.

  The Company attempts to protect its trade secrets and other proprietary rights through formal agreements with employees, customers, suppliers and consultants. Although the Company intends to protect its intellectual property rights vigorously, there can be no assurance that these and other security arrangements will be successful. The Company has from time to time received, and may in the future receive, communications from third parties asserting patents on certain of the Company's products and technologies. Although the Company has not been a party to any material intellectual property litigation, if a third party were to make a valid claim and the Company could not obtain a license on commercially reasonable terms, the Company's operating results could be materially and adversely affected. Litigation, which could result in substantial cost to and diversion of resources of the Company, may be necessary to enforce patents or other intellectual property rights of the Company or to defend the Company against claimed infringement of the rights of others. The failure to obtain necessary licenses or the occurrence of litigation relating to patent infringement or other intellectual property matters could have a material adverse affect on the Company's business and operating results.

LEGAL PROCEEDINGS

  The Company is involved in legal proceedings from time to time in the ordinary course of its business. As of the date of this Proxy
Statement/Prospectus there are no material legal proceedings pending against the Company.

ENVIRONMENTAL MATTERS

  The Company is subject to various foreign, federal, state and local environmental laws and regulations. The Company believes its operations are in material compliance with such laws and regulations. However, there can be no assurance that violations will not occur or be identified, or that environmental laws and regulations will not change in the future, in a manner that could materially and adversely affect the Company.

  Under certain circumstances, such environmental laws and regulations may also impose joint and several liability for investigation and remediation of contamination at locations owned or operated by an entity or its predecessors, or at locations at which wastes or other contamination attributable to an entity or its predecessors have come to be located. The Company can give no assurance that such liability at facilities the Company currently owns or operates, or at other locations, will not arise or be asserted against the Company or entities for which it may be responsible. Such other locations could include, for example, facilities formerly owned or operated by the Company (or an entity or business that the Company has acquired), or locations to which wastes generated by the Company (or an entity or business that the Company has acquired) have been sent. Under certain circumstances such liability at several locations (discussed below), or at locations yet to be identified, could materially and adversely affect the Company.

  The Company has been identified as a potentially responsible party ("PRP") for investigation and cleanup costs at two sites under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). CERCLA provides for joint and several liability for the costs of remediating a site, except under certain circumstances. However, the Company believes it will be allocated responsibility for a relatively small percentage of the cleanup costs at each of these sites, and in both instances other PRPs will also be required to contribute to such costs. Although the Company's total liability for cleanup costs at these sites cannot be predicted with certainty, the Company does not currently believe that its share of those costs will have a material adverse effect.

  Soil and groundwater contamination has been identified at and about the Company's Fairview, North Carolina facility resulting in that site's inclusion in the North Carolina Department of Environmental, Health & Natural Resource's Inactive Hazardous Waste Sites Priority List. The Company believes that the Fairview contamination relates to the past activities of a prior owner of the Fairview property (the "Prior Owner"). On May 11, 1995, the Company entered into a Settlement Agreement with the Prior Owner, pursuant to which the Prior Owner agreed to provide certain funds for the investigation and remediation of the Fairview contamination in exchange for a release of certain claims by the Company. In accordance with the Settlement Agreement, the Prior Owner has placed $1.75 million in escrow to fund further investigation, the remediation of contaminated soils, and the installation and start-up of a groundwater remediation system at the Fairview facility. The Company is responsible for investigation, soil remediation and start-up costs in excess of the escrowed amount, if any. The Settlement Agreement further provides that after the groundwater remediation system has been operating for three years, the Company will provide to the Prior Owner an estimate of the then present value of the cost to continue operating and maintaining the system for an additional 27 years. After receiving the estimate, the Prior Owner is to deposit with the escrow agent an additional sum equal to 90% of the estimate, up to a maximum of $1.25 million. Although the Company believes that the Prior Owner has the current ability to satisfy its obligations pursuant to the Settlement Agreement, the Company believes that the total investigation and remediation costs may exceed the amounts that the Prior Owner is required to provide pursuant to the Settlement Agreement. Based on the possibility that the groundwater remediation will need to be operated for 30 years, the Company has estimated that the present value of the excess remediation and operating costs not covered by the Settlement Agreement may be approximately $690,000 and has accrued a reserve for such an amount on its books. Applicable environmental laws provide for joint and several liability, except under certain circumstances. Accordingly, the Company, as the current owner of a contaminated property, could be held responsible for the entire cost of investigating and remediating the site. If the site remedial system fails to perform as anticipated, or if the funds to be provided by the Prior Owner pursuant to the Settlement Agreement together with the Company's reserve are insufficient to remediate the property, or if the Prior Owner fails to make the scheduled future contribution to the environmental escrow, the Company could be required to incur costs that could materially and adversely affect the Company. See "Risk Factors Related to the Company--Environmental Matters."

  In connection with the Hartman Acquisition, the Company entered into an agreement pursuant to which it leases from a wholly owned subsidiary of Figgie a manufacturing facility in Mansfield, Ohio, at which Hartman has conducted operations (the "Lease"). The Mansfield property may contain contamination at levels that will require further investigation and may require soil and/or groundwater remediation. As a lessee of the Mansfield property, the Company may become subject to liability for remediation of such contamination at and/or from such property, which liability may be joint and several except under certain circumstances. The Lease includes an indemnity from the Company to the lessor for contamination that may arise following commencement of the Lease, where caused by the Company or related parties, except under certain circumstances. The Lease also includes an indemnity from Lessor to the Company, guaranteed by Figgie, for certain environmental liabilities in connection with the Mansfield Property, subject to a dollar limitation of $12.0 million (the "Indemnification Cap"). In addition, in connection with the Hartman Acquisition, Figgie has placed $515,000 in escrow for environmental remediation costs at the Mansfield property to be credited towards the Indemnification Cap as provided in the Lease. The Company believes that, while actual remediation costs may exceed the cash amount escrowed, such costs will not exceed the Indemnification Cap. If costs exceed the escrow and the Company is unable to obtain, or is delayed in obtaining, indemnification under the Lease for any reason, the Company could be materially and adversely affected.

                              BUSINESS OF KILOVAC

GENERAL

  Founded in 1964, Kilovac is a leading developer, manufacturer and marketer of high voltage ("HV") relays and high voltage direct current ("HVDC") contactors. Kilovac's specialty is HV vacuum and gas-filled electro-mechanical relays, with its product line including a broad array of HV relays, contactors and power controllers. Kilovac produces 75 different products used to control and regulate electric power in a wide variety of end products, such as heart defibrillators, magnetic resonance imaging ("MRI") equipment, electric vehicles, test equipment, aircraft, satellites and high frequency radios (for both commercial and military applications). Having a well-recognized reputation for high-level product quality, excellent customer support and innovative products, Kilovac sells its products to both domestic and foreign customers in the medical, communications, aerospace, test equipment, industrial and automotive industries.

  Kilovac's core strategy is to develop, manufacture and patented components based on proprietary technology to niche markets where Kilovac can achieve significant market share and premium pricing. Kilovac management believes that this strategy has been strengthened by Kilovac's diverse line of standard and custom products, suited to a wide variety of specific applications, and by its high level of customer service. In 1992, Kilovac supplemented this core strategy by focusing on the development of emerging market products and technologies with mass market applications. Kilovac continues to pursue several opportunities to sell its products in large industrial markets, including the electric vehicle market and the rail transportation industry.

  In October 1995 a wholly owned subsidiary of the Company acquired 80% of the outstanding Kilovac Common Stock. The Company has since maintained Kilovac as a stand-alone operation which conducts its business as the Kilovac Division of the Company. This section of the Proxy Statement/Prospectus contains information regarding the business of Kilovac in addition to that provided above in "Business of the Company." For a discussion of the property and legal procedures of Kilovac see "Business of the Company--Manufacturing," "-- Facilities" and "--Legal Proceedings."

PRODUCT GROUPS

  Kilovac competes at the highest end of the relay market based on relay power rating and average selling price. Kilovac's products are typically used when the combination of high power (either high voltage or high current) and small size or light weight are required. Critical attributes of relays generally are size, price, reliability, performance and compatibility with other components and systems. Kilovac is organized along market/product lines into the following six groups: (i) Medical Relay Group, (ii) Communications Relay Group, (iii) Custom Products Group, (iv) Power Switching Group, (v) Electric Vehicle Group, and (vi) Reed Relay Group.

  Kilovac's historical sales from these groups are as follows:


                                                 YEAR ENDING DECEMBER 31
                                          -------------------------------------
HISTORICAL REVENUE                         1991   1992   1993    1994    1995
- ------------------                        ------ ------ ------- ------- -------
                                                 (DOLLARS IN THOUSANDS)
Medical Relay Group...................... $3,231 $2,734 $ 4,650 $ 4,082 $ 4,270
Communications Relay Group...............  1,409  1,674   1,820   2,171   2,373
Custom Products Group....................  3,248  3,266   3,425   3,564   4,515
Power Switching Group....................  1,580  1,599     748   1,423   2,329
Electric Vehicle Group...................      0      0     225     882     817
Reed Relay Group.........................      0      0       0      97     405
                                          ------ ------ ------- ------- -------
    TOTALS............................... $9,468 $9,273 $10,868 $12,219 $14,709
                                          ====== ====== ======= ======= =======

  MEDICAL RELAY GROUP. The most common medical application for Kilovac's relays is their use as a component part in heart defibrillators where HV relays are necessary to control the charge and discharge of defibrillators and to disarm them after use. Kilovac's relays are also used in other medical applications, including MRI equipment, kidney stone lithotrypter equipment, electro-surgical equipment and medical lasers.

  Customers of the medical relay group include domestic and foreign based companies including Hewlett-Packard, Physio Control and Zoll Medical. The potential market for Kilovac's medical relays could be significantly expanded, however, by the wider use of the "automatic external defibrillator". The automatic external defibrillator is geared towards developing a market for selling defibrillators for placement in public areas such as airports, hotels and shopping malls for quick and easy access.

  Two types of relays are used in defibrillators, the patient switch and the safety dump relays. With respect to patient switch relays, three major defibrillator manufacturers use in-house made relays, while others use Kilovac products. One of the major manufacturers using in-house relays has designed Kilovac's relays into a new product line. At least one substantial relay manufacturer, Jennings, has the technological ability to be an aggressive competitor in this segment.

  In the area of safety dump relays, Kilovac has only one significant competitor, Coto Corporation, a reed relay manufacturer. Management believes that Kilovac's 1993 addition of a reed relay line will help secure its customer relationships and enable Kilovac to expand its market share in this area.

  COMMUNICATIONS RELAY GROUP. Communications relays are used in high-frequency radios for commercial and military aircraft to tune radios to the desired frequency. Projected growth in this segment is 2.4% compound annual growth over the next five years. Kilovac's customers in this segment include Racal, Harris, Collins Radio, and King Radio.

  The primary competition in the communications relay group comes from a domestic supplier, Jennings, which manufactures similar products. In addition, other products can be used for this application, including pin diode switches and reed relays.

  CUSTOM PRODUCTS GROUP. Kilovac's custom products consist of relays with high voltage ratings ranging up to 70,000 volts. These relays are typically used to isolate high voltage rather than to switch power. Primary applications for these relays can be found in the context of various types of test equipment. Relay sales for use in test equipment are typically low volume, high margin sales made to repeat customers. In addition to test equipment, these products are used in industrial radio frequency-based applications and military systems, such as electronic countermeasures, fire control and radar systems. Kilovac's customers in this segment include AT&T, Schaffner, Noise Labs and Pirelli.

  Primary competitors for these products are Jennings, which makes many of the same products as Kilovac, and Ross Engineering, which makes open-frame high voltage relays. In addition, solid state relays are making increasing inroads into these markets.

  POWER SWITCHING GROUP. Kilovac's relays in this segment are primarily used to switch power in advanced aircraft and spacecraft. This is a developing market consisting primarily of advanced development projects including the space station, the F-22 fighter and the Comanche helicopter. Management believes that Kilovac currently maintains a 95% market share in the 270 volt direct current HVDC military relay segment. Over time, management anticipates that HVDC systems, such as those supplied by Kilovac, will be adapted for commercial aircraft. Kilovac's customers in this segment include Sundstrand, Rockwell and Boeing.

  Kilovac competes primarily with one domestic manufacturer, Eaton/Cutler Hammer. Management does not currently believe that any other company has made the new product investment necessary to participate in this market in the near future. Kilovac's current competitor, however, has the financial and market strength and the technological ability to be an aggressive competitor in this segment.

  ELECTRIC VEHICLE GROUP. A major application for Kilovac's DC contactor products exists in the emerging electric vehicle market. The rate at which the electric vehicle market will grow is uncertain at this point, however, current legislation requires that 10% of all vehicles sold in California, New York and Massachusetts in 2003 be zero emission vehicles ("ZEV"). To date, electric vehicles are the only vehicles which will satisfy the zero emission requirement. The electric vehicle market represents an opportunity for substantial growth in Kilovac's sales if existing legislation remains in place. Other potential applications for Kilovac's relays in the electric vehicle market include electric buses and electrically-powered industrial equipment such as forklifts, provided that the cost of the present product can be substantially reduced.

  Kilovac's relays have been designed into electric vehicles manufactured by General Motors, Ford and Chrysler, and Kilovac continues to market its technology to other car manufacturers worldwide. Success in the electric vehicle market is predicated on being a low-cost provider. Kilovac's efforts to date in reducing its costs on these products have been very successful and Kilovac continues research into alternative processes and materials in order to attain additional cost reductions. However, while the electric vehicle market represents a substantial growth opportunity, recent scaling back of government mandates regarding ZEVs has delayed the development of this market and has had a substantial adverse impact on Kilovac's ability to recoup its investment in products designed for this market.

  Kilovac's principal competitors in this segment are Schaltbau in Germany and Matsushita Electric Works in Japan. In addition, other large manufacturers, including General Electric and Jennings, manufacture similar products and could compete in the electric vehicle market if they choose to do so. Management believes that Kilovac's principal advantage in this market rests with its products which are smaller, lighter and cheaper than those introduced by its competitors to date. Each of Kilovac's competitors in this segment has substantial financial and market strength and, in addition, has the technological ability to be an aggressive competitor in this segment.

  REED RELAY GROUP. Reed relays use magnetic reeds as contact members. These products can only be used in relatively low power applications. The advantage of these applications is that they are a lower cost alternative. Reed relays sold by Kilovac are sometimes complimentary to, and occasionally competitive with, other products manufactured by Kilovac. Reed relays are used in defibrillators and test equipment, and in the communications and electric vehicle markets. Kilovac's reed relays are produced in the United Kingdom, and Kilovac has exclusive worldwide distribution rights for these products in the electric vehicle and heart defibrillator markets. Kilovac is also the primary distributor of these products for the United States, Canada, Japan, Germany, Italy and France.

  Kilovac's principal competitors are Coto Corporation in the United States, Gunther in Germany and Aleph in Japan. Each of these companies operates in a manner similar to Kilovac in that they purchase reed relays from other manufacturers. Management believes that Kilovac is distinguished from its competitors, however, because its supplier controls the most critical part of the product, and because of its applications engineering support and its wide range of high voltage relay products.

NEW TECHNOLOGIES

  For the past eight years, and at a development cost in excess of $5 million, Kilovac has developed unique methods of managing arcs and switching power. These efforts were initially targeted at developing DC relays and contactors for the aerospace market, however, Kilovac's target applications for these products have eventually been broadened to include electric vehicles and industrial applications. Kilovac's various power switching applications have been recognized in six patents that have either been issued or are currently pending. Management feels these patents give Kilovac a significant advantage over competing products and technologies associated with these applications.

QUALITY CONTROL

  All of Kilovac's products are tested and inspected before being shipped to customers. Kilovac's quality assurance and testing program, as well as Kilovac's extensive applications engineering support, result in a very low level of returns. Over the past seven years, customer returns for all reasons have averaged 2.7% of gross sales. Returns resulting from defective products have averaged approximately .5%.

                           MANAGEMENT OF THE COMPANY

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company anticipated to be in place upon consummation of the Offering and their ages and positions with the Company are set forth below:

          NAME           AGE                        POSITION OR AFFILIATION
          ----           ---                        -----------------------
Ramzi A. Dabbagh........ 61  Chairman of the Board, Chief Executive Officer, President and Director
Michael A. Steinback.... 42  President of CII Division and Director
Douglas Campbell........ 49  President of Kilovac Division and Director
G. Daniel Taylor........ 60  Executive Vice President of Business Development and Director
David Henning........... 49  Chief Financial Officer
Theodore Anderson....... 40  Vice President and General Manager of Midtex Division
Daniel McAllister....... 42  Vice President of Manufacturing and Engineering of Kilovac Division
James R. Mikesell....... 54  Vice President and General Manager of Hartman Division
Michael S. Bruno, Jr.... 41  Director
Daniel A. Dye........... 43  Director
John P. Flanagan........ 54  Director
Donald E. Dangott....... 63  Director

  Upon the consummation of the Offering, the Board of Directors of the Company will be expanded to 10 directors, and the Board currently intends to appoint two additional independent directors following consummation of the Offering.

  The present principal occupations and recent employment history of each of the executive officers and directors of the Company listed above are set forth below:

  Ramzi A. Dabbagh was recently named the Chairman of the Board, Chief Executive Officer and President of the Company. He served as President of Communications Instruments from 1982 to 1995. Mr. Dabbagh has served as President and Chairman of the National Association of Relay Manufacturers ("NARM") from 1991 to 1993 and has been a director of NARM since 1990.

  Michael A. Steinback became President of the CII Division and a director of the Company in 1995. He served as the Vice President of Operations of the CII Division from 1994 to 1995. From 1990 to 1993, Mr. Steinback was Vice President of Sales and Marketing for CP Clare Corporation. Mr. Steinback has served on the Board of Directors of NARM for 2 years.

  Douglas Campbell became President of the Kilovac Division and a director of the Company in 1995 as a result of the Kilovac Acquisition. He had been employed by the Kilovac Corporation since 1978, and its President since 1986. Mr. Campbell is expected to leave his position upon the expiration of his employment agreement in December 1996. The Company may elect to employ Mr. Campbell on a part-time consulting basis in 1997. See "--Employment Agreements." The Company has an understanding with Mr. Campbell that he will be nominated to serve as a director of the Company through October 1997.

  G. Daniel Taylor has been the Executive Vice President of Business Development of the Company since October 1995 and a director of the Company since 1993. He joined the Company in 1981 as Vice President of Engineering and Marketing and became Executive Vice President in 1984. He has served as the Company's representative to NARM and has acted as an advisor to the National Aeronautics and Space Administration (NASA) for relay applications and testing procedures since 1967.

  David Henning became Chief Financial Officer of the Company in December 1994. He held various positions at CP Clare Corporation from 1971 to 1994 and served as Chief Financial Officer of that corporation from 1992 to 1994.

  Theodore Anderson has served as Vice President and General Manager of the CII Division/Midtex Division since 1993. Mr. Anderson served as Product Marketing Manager of CP Clare Corporation from 1990 to 1993.

  Daniel R. McAllister has served as the Vice President of Manufacturing and Engineering of the Kilovac Division since the Kilovac Acquisition in 1995 and had served as Vice President of Product Development for the Kilovac Corporation since 1990.

  James R. Mikesell joined the Company as Vice President and General Manager of the Hartman Division in July 1996 upon the completion of the Hartman Acquisition. Mr. Mikesell joined Hartman Electrical Manufacturing in February 1994, from IMO Industries, where he had been the General Manager of their Controlex Division for the previous 5 years. Prior to IMO, Mr. Mikesell was Director of Manufacturing for the U.S. operations of the Automatic Switch Division of Emerson Electric; Vice President of Engine Accessory Operations and Director of Materials Management for the Quincy Controls Division of Colt Industries; and in various operations management positions with Cummins Engine and Dana Corporation.

  Michael S. Bruno, Jr. has served as a director of the Company since 1993. He was a founding Partner of Stonebridge Partners in 1986.

  Daniel A. Dye has served as a director of the Company since 1993. He has been a Partner of Stonebridge Partners since March 1993. From 1977 to 1993 he was employed by Security Pacific Corporation and its successor company, BankAmerica Capital Corporation and served as Senior Vice President of that Company from 1988 to 1993.

  John P. Flanagan has served as a director of the Company since 1993. He has been an Operating Partner of Stonebridge Partners since 1992. He was the Chief Operating Officer of Cabot Safety Corporation from 1990 to 1991 and President of American Opticals Safety Business from 1985 to 1990.

  Donald E. Dangott has served as a director of the Company since 1994. He held various positions at Eaton Corporation until 1993, including serving as the Director of Business Development Commercial and Military Controls Operations from 1990 to 1993, and he presently serves as a business development consultant. He is the Executive Director and a member of the Board of Directors of NARM.

COMPENSATION OF DIRECTORS

  As independent directors of the Company, Mr. Dangott and the directors to be appointed after the consummation of the Offering will receive $10,000 per year. All directors are entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with Board meetings. Directors who are officers of the Company or partners of Stonebridge Partners receive no additional compensation for serving as directors. See "--Compensation Committee Interlocks and Insider Participation."

BOARD COMMITTEES

  The Board of Directors has an Audit Committee which makes recommendations to the Board of Directors regarding the independent auditors to be nominated for election by the shareholders, reviews the independence of such auditors, approves the scope of the annual audit activities and reviews audit results. The Audit Committee consists of Mr. Dye, Mr. Dangott and an additional independent director to be named after the consummation of the Offering.

  The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for officers and employees of the Company. Mr. Flanagan, Mr. Dangott and an additional independent director to be named after the consummation of the Offering will comprise the Compensation Committee.

  The Board of Directors may from time to time establish other committees to assist it in the discharge of its responsibilities.

EXECUTIVE COMPENSATION

  The following sets forth a summary of all compensation paid to the chief executive officer and the three other executive officers of the Company (the "Named Executive Officers") for services rendered in all capacities to the Company for the year ended December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION
                             ---------------------------------
                                                    OTHER
                                                   ANNUAL         ALL OTHER
NAME AND PRINCIPAL POSITION   SALARY   BONUS   COMPENSATION(1) COMPENSATION(2)
- ---------------------------  -------- -------- --------------- ---------------
Ramzi A. Dabbagh ........    $163,752 $139,098    $361,305         $14,240
 Chairman, President and
 Chief Executive Officer
Michael A. Steinback.....     129,683   75,026     346,458           8,494
 President of CII
 Division and Director
G. Daniel Taylor.........     107,309   63,187       5,098           7,866
 Executive Vice President
 of Business Development
 and Director
David Henning............     102,500   60,350     343,833           7,396
 Chief Financial Officer

- --------
(1) These amounts represent the sum of (i) the difference between the appraised value of 25,000 shares of Common Stock at the date of purchase ($7.66 per share) and the purchase price paid for such shares ($0.46 per share) ($180,100 for each of Messrs. Dabbagh, Steinback and Henning); (ii) reimbursement for taxes related to stock compensation ($166,358 for Messrs. Dabbagh and Steinback and $156,233 for Mr. Henning; (iii) fringe benefits received by Messrs. Dabbagh and Taylor valued at $14,847 and $5,098, respectively and (iv) and with respect to Mr. Henning, reimbursement received by Mr. Henning for $7,500 of expenses relating to the commencement of his employment with the Company.
(2)These amounts represent insurance premiums paid by the Company with respect to term life insurance.

EMPLOYMENT AGREEMENTS

  The Company entered into employment agreements with Messrs. Dabbagh and Taylor which terminate on May 11, 1998 and provide for annual base salaries of $150,000 and $100,000. In addition, the employment agreements provide that each of these executive officers is entitled to participate in a bonus pool based upon the performance of the Company as established by the Board of Directors, and such other employee benefit plans and other benefits and incentives as the Board of Directors of the Company shall determine from time to time. Under the employment agreements, each of Messrs. Dabbagh and Taylor agrees that during the period of such agreement and for one year thereafter such executive officer will not (i) become employed by or in any other way associated with a business similar to that of the Company, (ii) solicit any business similar to that of the Company from any of its customers or clients or (iii) encourage any employees of the Company which have been employed by the Company for a year or less to enter into any employment agreement or perform any services for any other organization or enter into any other business. The agreements also provide that while employed by the Company neither of the executive officers may have a financial or other interest in a supplier, customer, client or competitor of the Company (provided that maintaining a financial interest equal to the lesser of $100,000 or 1% ownership of a public company is not precluded). The employment agreements may be terminated immediately by the Company "for cause" or within three months after the death or disability of the employee. The Company maintains key-man life insurance on Messrs. Dabbagh and Taylor and has agreed to pay out of the proceeds of such policy three years salary to the estate of either officer in the event of the death of such officer.

  The Company entered into an employment agreement with Douglas Campbell in connection with the Kilovac Acquisition pursuant to which Mr. Campbell is employed on a full-time basis until December 31, 1996 and, at the Company's request, on a part-time consultancy basis for up to 12 months thereafter. Under such agreement, while he is a full-time employee Mr. Campbell is entitled to receive an annual salary of $150,000 and such stock options and bonuses as are afforded other key employees of the Kilovac Division. The Company is entitled to terminate this employment agreement for any reason upon 90 days notice, provided that Mr. Campbell is entitled to receive his full salary if he is terminated without "cause". Under the employment agreement Mr. Campbell agrees that for the term of such agreement and for five years thereafter he will not directly or indirectly participate, have a financial interest in or advise any business competitive with the business of the Company and will not at any time interfere with the business of the Company by soliciting its customers, suppliers or employees.

  The Company entered into employment agreements with Michael Steinback and David Henning in January 1994 and December 1994, respectively, which expire in April 1997 and December 1996, respectively, and are automatically renewed each year. Messrs. Steinback and Henning are entitled to receive annual salaries (subject to annual review) of $134,375 and $105,000, respectively, an annual auto allowance, and other standard employee benefits applicable to the Company's other executive officers, and are entitled to participate in the Company's executive bonus plan. Each of Messrs. Steinback and Henning is entitled to receive full salary and benefits for a year if he is terminated at any time during such year.

EMPLOYEE BENEFIT PLAN

  The CII Technologies Inc. 1996 Management Stock Plan (the "1996 Plan") has been adopted by the Company's Board of Directors and approved by its stockholders.

  Administration. The 1996 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has discretion to select the individuals to whom awards will be granted and to determine the type, size and terms of each award and the authority to administer, construe and interpret the 1996 Plan. Members of the Compensation Committee must be "disinterested" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

  Participants. All employees of the Company who are selected by the Compensation Committee are eligible to participate in the 1996 Plan. Each of the Named Executive Officers and other officers of the Company is an eligible participant under the 1996 Plan.

  Awards. The 1996 Plan provides for the granting of incentive and non-qualified incentive stock options, stock appreciation rights, and other stock based awards (collectively or individually, "Awards"). An individual to whom an Award is made has no rights as a stockholder with respect to any Common Stock issuable pursuant to that Award until the date of issuance of the stock certificate for such shares upon payment of the Award.

  Shares Available for Awards. A total of 325,000 shares of Common Stock may be subject to Awards under the 1996 Plan, subject to adjustment at the discretion of the Compensation Committee in the event of a Common Stock dividend, split, recapitalization or certain other transactions. The shares of Common Stock issuable under the 1996 Plan may be either authorized unissued shares, or treasury shares or any combination thereof. If any shares of Common Stock subject to repurchase or forfeiture rights are reacquired by the Company or if any Award is canceled, terminates or expires unexercised, the shares of Common Stock which were issued or would have been issuable pursuant thereto will become available for new Awards. No individual may receive options, SARs or other stock-based Awards during a calendar year attributable to more than 75,000 shares of Common Stock, subject to adjustment in accordance with the terms of the 1996 Plan.

  Stock Options. A stock option which may be a non-qualified or an incentive stock option (each, an "Option"), is the right to purchase a specified number of shares of Common Stock at a price (the "Option Price") fixed by the Compensation Committee. The Option Price of an incentive Option may be no less than the fair market value of the underlying Common Stock on the date of grant. Unless otherwise provided in a participant's award agreement, options are not transferable during the participant's lifetime and will generally expire not later than ten years after the date on which they are granted. Options become exercisable at such times and in such installments as the Compensation Committee shall determine. The Compensation Committee may also accelerate the period for exercise of any or all Options held by a participant.

  The Compensation Committee may, at the time of the grant of an Option or thereafter, grant the participant a right (a "Limited Right") to surrender to the Company all or a portion of the related Option in connection with a Change in Control (as defined below). In exchange for such surrender, the Option holder would receive cash in an amount equal to the number of shares subject to the Option multiplied by the excess of the higher of (i) the highest price per share of Common Stock paid in certain Change of Control transactions or
(ii) the highest fair market value per share of Common Stock at any time during the 90-day period preceding such Change in Control over the Option Price of the Option to which the Limited Right relates. A Limited Right can be exercised within the 30-day period following a Change of Control. A Limited Right will only be exercisable during the term of the related Option. A "Change in Control" is deemed to occur when: (i) 20% or more of the combined voting power of Company's voting securities is acquired in certain instances;
(ii) individuals who are members of Company's Board of Directors prior to the Change of Control cease, subject to certain exceptions, to constitute at least a majority of such Board of Directors; or (iii) stockholders approve certain mergers, consolidations, reorganizations, or a liquidation of the Company or an agreement is approved for the sale or other disposition of all or substantially all of the assets of the Company.

  Stock Appreciation Rights. A stock appreciation right may be granted alone or in tandem with Options. Upon exercise, a stock appreciation right will entitle the participant to receive from the Company an amount equal to excess of the fair market value of a share of Common Stock on the settlement date over the per share grant or option price, as applicable (or some lesser amount as the Compensation Committee may determine at the time of grant), multiplied by the number of shares of Common Stock with respect to which the stock appreciation right is exercised. Upon the exercise of a stock appreciation right granted in connection with a stock option, the stock option shall be canceled to the extent of the number of shares as to which the stock appreciation right is exercised, and upon the exercise of a stock option granted in connection with a stock appreciation right or the surrender of such stock option, the stock appreciation right shall be canceled to the extent of the number of shares as to which the stock option is exercised or surrendered. The Compensation Committee will determine whether the stock appreciation right will be settled in cash, Common Stock or a combination of cash and Common Stock. The Compensation Committee may, at the time of the grant of a SAR unrelated to an Option or thereafter, grant a Limited Right in tandem with the SAR which will operate in a manner comparable to the Limited Rights described above under the caption "Stock Options."

  Other Stock Based Awards. Other Awards of Common Stock that are valued in whole or in part by reference to, or otherwise based on, the fair market value of Common Stock ("Other Stock-based Awards"), may be granted under the 1996 Plan in the discretion of the Compensation Committee. The Compensation Committee may make Other Stock-based Awards in the form of (i) the right to purchase shares of Common Stock, (ii) shares of Common Stock subject to restrictions on transfer until the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives, each as specified by the Compensation Committee, and (iii) shares of Common Stock issuable upon the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives, each as specified by the Compensation Committee. Other Stock-based Awards may be granted alone or in addition to any other Awards made under the Plan. Subject to the provisions of the 1996 Plan, the Compensation Committee has sole and absolute discretion to determine to whom and when such Other Stock-based Awards will be made, the number of shares of Common Stock to be awarded under (or otherwise related to) such Other Stock-based Awards and all other terms and conditions of such Awards. The Compensation Committee determines whether Other Stock-based Awards will be settled in cash, Common Stock or a combination of cash and Common Stock.

  Additional Information. The Compensation Committee may accelerate or waive vesting or exercise or the lapse of restrictions on all or any portion of any Award or extend the exercisability of Options or SARs.

  Unless otherwise provided in an individual's award agreement, an individual's rights under the 1996 Plan may not be assigned or transferred (except in the event of death). The Company will have the right to deduct from all amounts paid to any participant in cash (whether under the 1996 Plan or otherwise) any taxes required by law to be withheld therefrom. In the case of payments of Awards in the form of Common Stock, at the Compensation Committee's discretion, the participant may be required to pay to the Company the amount of any taxes required to be withheld with respect to such Common Stock, or, in lieu thereof, the Company shall have the right to retain the number of shares of Common Stock the fair market value of which equals the amount required to be withheld. Without limiting the foregoing, the Compensation Committee may, in its discretion and subject to such conditions as it shall impose, permit share withholding to be done at the Participant's election.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1995 the Company's Compensation Committee consisted of Messrs. Dabbagh, Bruno and Flanagan. Neither Mr. Bruno nor Mr. Flanagan served as an officer or employee of the Company during that year. Mr. Bruno is a general partner and Mr. Flanagan is a special limited partner of the Partnership which will own approximately 33.1% of the Common Stock of the Company upon consummation of the Offering. As a general partner of the Partnership, Mr. Bruno may be deemed to share beneficial ownership of the Common Stock beneficially owned by the Partnership; however, Mr. Bruno disclaims such beneficial ownership. See "Ownership of Common Stock of the Company."

  Stonebridge Partners, which is an affiliate of the Partnership, renders management, consulting, acquisition and financial services to the Company for an annual fee of approximately $150,000. The Company believes that this fee is no less favorable than that which could be obtained for comparable services from unaffiliated third parties. From time to time, Stonebridge Partners may also receive customary investment banking fees for services rendered to the Company in connection with acquisitions and certain other transactions. The Company paid Stonebridge Partners fees of $140,000 and $130,000 upon consummation of the Kilovac Acquisition and Hartman Acquisition, respectively. The Company also reimburses Stonebridge Partners for out-of-pocket expenses incurred in connection with services rendered to the Company. Partners of Stonebridge Partners who also serve as directors of the Company do not receive additional compensation for service in such capacity.

                             MANAGEMENT OF KILOVAC

EXECUTIVE OFFICERS AND DIRECTORS

  The current executive officers and directors of Kilovac and their ages and positions are set forth below:

              NAME          AGE             POSITION OR AFFILIATION
              ----          --- -----------------------------------------------
     Douglas Campbell......  49 President, Chief Executive Officer and Director
     Dan McAllister........  42 Vice President of Manufacturing and Engineering
     Pat McPherson.........  53 Vice President Sales and Marketing
     Robert T. Helman......  54 Vice President Quality Assurance
     Richard Danchuk.......  30 Vice President Finance
     Ramzi A. Dabbagh......  61 Director
     G. Daniel Taylor......  60 Director

  After the Merger each of the executive officers of Kilovac will maintain their position in management of the Kilovac Division of the Company.

  Douglas Campbell has been with Kilovac since 1978 and has served as President and CEO since 1986. Mr. Campbell received his B.A. in Environmental Studies from the University of California at Santa Barbara in 1972. Mr. Campbell became President of the Kilovac Division and a director of CIIT as a result of the Kilovac Acquisition. Mr. Campbell is expected to leave his position upon the expiration of his employment agreement in December 1996. The Company may elect to employ Mr. Campbell on a part-time consulting basis in 1997. See "--Employment Agreements." The Company has an understanding with Mr. Campbell that he will be nominated to serve as a director of the Company through October 1997.

  Dan McAllister has served as the Vice President of Manufacturing and Engineering of the Kilovac Division since the Kilovac Acquisition in 1995 and had served as Vice President of Product Development for the Kilovac Corporation since 1990.

  Pat McPherson joined Kilovac in 1987 as Vice President Sales and Marketing.

  Robert Helman has been with Kilovac since 1985 and has served as Vice President Quality Assurance since October 1995. Prior to his current position, Mr. Helman served as Vice President of Operations.

  Richard Danchuk joined Kilovac in 1992 as Controller and Secretary and became Vice President Finance in December 1993. Prior to joining Kilovac, Mr. Danchuk was a Senior Accountant with Deloitte & Touche from 1989 to 1992.

  Ramzi A. Dabbagh has served as a director of Kilovac since October 11, 1995, the date of the Kilovac Acquisition. He was recently named the Chairman of the Board, Chief Executive Officer and President of CIIT. He served as President of CII from 1982 to 1995. Mr. Dabbagh has served as President and Chairman of the National Association of Relay Manufacturers ("NARM") from 1991 to 1993 and has been a director of NARM since 1990.

  G. Daniel Taylor has served as a director of Kilovac since October 11, 1995, the date of the Kilovac Acquisition. He has been the Executive Vice President of Business Development of CIIT since October 1995 and a director of CIIT since 1993. He joined the Company in 1981 as Vice President of Engineering and Marketing and became Executive Vice President in 1984. He has served as the Company's representative to NARM and has acted as an advisor to the National Aeronautics and Space Administration (NASA) for relay applications and testing procedures since 1967.

EMPLOYMENT AGREEMENTS

  The Company entered into an employment agreement with Douglas Campbell in connection with the Kilovac Acquisition pursuant to which Mr. Campbell is employed on a full-time basis until December 31, 1996 and, at the Company's request, on a part-time consultancy basis for up to 12 months thereafter. Under such agreement, while he is a full-time employee Mr. Campbell is entitled to receive an annual salary of $150,000 and such stock options and bonuses as are afforded other key employees of the Kilovac Division. The Company is entitled to terminate this employment agreement for any reason upon 90 days notice, provided that Mr. Campbell is entitled to receive his full salary if he is terminated without "cause." Under the employment agreement Mr. Campbell agrees that for the term of such agreement and for five years thereafter he will not directly or indirectly participate, have a financial interest in or advise any business competitive with the business of the Company and will not at any time interfere with the business of the Company by soliciting its customers, suppliers or employees.

  Kilovac entered into employment agreements with Dan McAllister, Pat McPherson, Robert Helman and Richard Danchuk in October 1995 which expire on October 31, 1998. Messrs. McAllister, McPherson, Helman and Danchuk are entitled to receive an annual salary (subject to annual review) of $115,877, $108,160, $112,218 and $70,000, respectively, and such other benefits in accordance with Kilovac's policies as are afforded to key employees. Kilovac is entitled to terminate these employment agreements for any reason upon 90 days notice, provided that Messrs. McAllister, McPherson, Helman and Danchuk are entitled to receive the greater of (i) their salary (at the rate then in effect) from the date of termination through October 1, 1998 and (ii) one year's salary (at the rate then in effect) if terminated "without cause."

                   OWNERSHIP OF COMMON STOCK OF THE COMPANY

  The following table sets forth certain information concerning the beneficial ownership of the Common Stock of the Company as of June 30, 1996 assuming the consummation of the Merger and as adjusted to reflect the sale of the shares offered hereby of (i) each beneficial owner of more than 5% of the Common Stock of the Company, (ii) each director and each Named Executive Officer and
(iii) all directors and executive officers of the Company as a group.

                                                SHARES            SHARES
                                             BENEFICIALLY      BENEFICIALLY
                                            OWNED PRIOR TO     OWNED AFTER
                                             THE OFFERING      THE OFFERING
                                            --------------     ------------
             NAME AND ADDRESS               NUMBER   PERCENT  NUMBER   PERCENT
             ----------------              --------- ------- --------- -------
CII Associates, L.P.(1)(2)................ 2,150,000  71.7%  2,150,000  33.1%
Ramzi A. Dabbagh(3).......................    75,000   2.5      75,000   1.2
Michael A. Steinback(3)...................    75,000   2.5      75,000   1.2
G. Daniel Taylor(3).......................   100,000   3.3     100,000   1.5
David Henning(3)..........................    25,000    *       25,000    *
Michael S. Bruno(1)(2).................... 2,150,000  71.7   2,150,000  33.1
Daniel A. Dye(1)(2)....................... 2,150,000  71.7   2,150,000  33.1
John P. Flanagan(3).......................    75,000   2.5      75,000   1.2
Donald E. Dangott(3)......................       --    --          --    --
Douglas Campbell(4).......................   279,713   9.3     279,713   4.3
Directors and executive officers as a
 group (12 persons)(2)(4)................. 2,779,713  92.7   2,779,713  42.8

- --------
 *  Represents less than 1% of the outstanding Common Stock of the Company.
(1) c/o Stonebridge Partners, Westchester Financial Center, 50 Main Street, White Plains, NY 10606.
(2) The general partners of CII Associates, L.P. have sole voting and investment power with respect to the shares of Common Stock owned by CII Associates, L.P. Messrs. Bruno and Dye (directors of the Company) and Messrs. David A. Zackrison and Harrison M. Wilson, as the general partners of CII Associates, L.P., may be deemed to share beneficial ownership of the shares shown as beneficially owned by CII Associates, L.P. Messrs. Bruno and Dye disclaim beneficial ownership of such shares.
(3) c/o CII Technologies Inc., 1396 Charlotte Highway, Fairview, North Carolina 28730
(4) Includes 25,243 shares held by Douglas Campbell, as Trustee of the Campbell Charitable Remainder Unitrust (the "Unitrust") and 110,219 shares held by Douglas Campbell, as Trustee of the Kilovac Corporation Employee Stock Bonus Plan (the "ESBP"). Mr. Campbell disclaims beneficial ownership of all shares held as Trustee of the Unitrust and of 103,409 shares held by the ESBP, as to which the individual employees have the power to direct the Trustee as to the disposition of the shares. Mr. Campbell's address is c/o Kilovac Division, Communications Instruments, Inc., P.O. Box 4422, Santa Barbara, California 93140.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REGISTRATION RIGHTS

  In connection with the CII Acquisition, the Partnership entered into a Registration Rights Agreement with the Company (the "Registration Rights Agreement") pursuant to which the Company granted demand registration rights to the Partnership in respect of the shares of Common Stock and Preferred Stock owned by the Partnership or a partner thereof (the "Registrable Securities"). Under the Registration Rights Agreement, holders of a majority of the outstanding Registrable Securities may make a demand registration at any time. Expenses in connection with the exercise of such demand registration rights are to be borne by the Company subject to certain limitations. Under the terms of the stock subscription agreements pursuant to which certain members of management and others purchased Common Stock in the Company, the Company granted such purchasers certain rights to have their shares of Common Stock included in registrations of capital stock of the Company ("piggyback registration rights"). The Company is obligated to assume all of the costs associated with the exercise of the piggyback registration rights other than each such purchaser's pro rata share of any underwriter's discounts or commissions. In connection with the Offering, all holders of Registrable Securities and piggyback registration rights have agreed to waive their registration rights for 365 days following the date of the Prospectus relating to the Offering (the "Lock-up Period").

  In connection with the approval of the First Amendment, the Kilovac Shareholders (other than the ESBP) will agree not to sell any shares of CIIT Stock received in the Merger until the expiration of the Lock-up Period.

ISSUANCE OF SECURITIES BY THE COMPANY

  In connection with the CII Acquisition on May 11, 1993, the Company issued to the Partnership (i) 2,150,000 shares of Common Stock for $860,000, (ii) 40,000 shares of Cumulative Redeemable Preferred Stock for $2.0 million, and
(iii) a $4.0 million subordinated promissory note that bears interest at an annual rate of 9.25% and one-half of the unpaid principal of such note is due on each of May 31, 2002 and May 31, 2003 (the "CII Note"). $1.2 million of the amounts due under the CII Note represent accrued and unpaid interest which bears interest at an 11.75% interest rate. The general partners of the Partnership include Michael S. Bruno, Jr. and Daniel A. Dye (both directors of the Company), David A. Zackrison and Harrison M. Wilson and the limited partners include the other partners of Stonebridge Partners, certain private investors and the original shareholders of the Predecessor and Aleowyn C. Ward (the "Original Shareholders"). The general partners of the Partnership have sole voting and investment power with respect to the shares of Common Stock owned by the Partnership.

  As part of the financing of the CII Acquisition, the Original Shareholders issued notes for an aggregate principal amount of $2.0 million which bear interest at the annual rate of 9.25% and become due May 11, 2003 (the "Seller Notes"). The aggregate principal amount of the Seller Notes was reduced by $250,000 on May 17, 1994 in satisfaction of certain indemnity claims arising under the acquisition agreement pursuant to which the CII Acquisition was accomplished (the "Acquisition Agreement"). The Original Shareholders were subsequently released from all indemnity obligations arising under the Acquisition Agreement on October 11, 1995. On October 11, 1995, three of the four Original Shareholders, in their capacity as limited partners of the Partnership, each contributed $100,000 of their respective Seller Notes to their respective capital accounts in the Partnership (the "Capital Notes"). Proceeds from the Offering will be used to repay the $1.45 million outstanding principal and interest on the Seller Notes and the $300,000 outstanding principal and interest on the Capital Notes.

  On October 11, 1995, in connection with the Kilovac Acquisition, the Company issued to the Partnership (i) 40,000 shares of Cumulative Redeemable Preferred Stock Series A for a purchase price of $2.0 million and (ii) a subordinated promissory note in the principal amount of $1.7 million which bears interest at the annual rate of 9.25% and one-half of the unpaid principal amount on such note is due on each of October 11, 2004 and October 11, 2005 (the "Kilovac Note"). $74,000 of the amounts due under the Kilovac Note represent accrued and unpaid interest which bears interest at an 11.75% interest rate. Proceeds from the Offering will be used to repay the $1.8 million outstanding principal and accrued interest on the Kilovac Note and to redeem the Preferred Stock.

  On October 11, 1995, the Company made a $70,000 loan to Ramzi Dabbagh (the Chairman, President and Chief Executive Officer of the Company) which was to bear interest at 9.25% per annum and secured by Mr. Dabbagh's limited partnership interest in the Partnership. Mr. Dabbagh repaid the principal and accrued interest on this loan in December 1995.

  On December 1, 1995 Ramzi Dabbagh, Michael Steinback and David Henning each purchased 25,000 shares of Common Stock for $11,400. On such date other employees also purchased stock of the Company as follows: Theodore Anderson purchased 12,500 shares of Common Stock for $5,700 and Gary C. McGill, Jeffrey
W. Boyce and Raymond McClinton purchased 4,165, 4,165 and 4,170 shares of Common Stock, respectively, for purchase prices of $1,899, $1,899 and $1,902, respectively. The Company recorded a special compensation charge in 1995 to reflect the difference between the purchase price of such Common Stock issuances and the estimated fair market value of such shares. The Company also granted a cash bonus to each of these employees to compensate such employees for the tax impact of the stock issuances. See "--Summary Compensation Table."

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

  Upon completion of the Offering, consummation of the Merger and application of the proceeds as described herein, the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, $.01 par value per share, of which 6,500,000 shares will be outstanding, and five million shares of Preferred Stock, $.01 par value per share, none of which will be outstanding. The following description of the capital stock of the Company, and certain provisions of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and Restated Bylaws (the "Bylaws") is a summary of such provisions as proposed to be amended prior to consummation of the Offering and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws, as anticipated to be amended, copies of which are filed as exhibits to the Company's Registration Statement of which this Proxy Statement/Prospectus is a part. As of the date of this Proxy Statement/Prospectus the Company's Common Stock is held of record by 11 stockholders.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The Certificate of Incorporation does not provide for cumulative voting for the election of directors. Subject to the prior rights of the holders of any Preferred Stock, holders of Common Stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon liquidation. Holders of Common Stock do not have preemptive, subscription or redemption rights.

  Application has been made to list the Common Stock on the Nasdaq National Market under the symbol CIIT.

PREFERRED STOCK

  The Certificate of Incorporation is expected to be amended to authorize the Company to issue "blank check" Preferred Stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, will be authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

  The existing Certificate of Incorporation authorizes 85,000 shares for each of two series of Preferred Stock, designated as the Cumulative Redeemable Preferred Stock and the Cumulative Redeemable Preferred Stock Series A (collectively, the "Existing Preferred Stock"). As of the date of this Proxy Statement/Prospectus, 40,000 shares of each series are issued and outstanding and are held by the Partnership. The Company anticipates that a portion of the proceeds of the Offering will be used to redeem all of the outstanding Existing Preferred Stock at a price per share of $50 plus an amount equal to all accrued and unpaid dividends to the date fixed by the Board of Directors as the redemption date.

CERTAIN CERTIFICATE OF INCORPORATION, BYLAW AND STATUTORY PROVISIONS AFFECTING STOCKHOLDERS

  Classified Board; Board Vacancies. Effective upon the first annual meeting of stockholders following the Offering, the Certificate of Incorporation is expected to be amended to provide that the Company's Board of

Directors will be divided into three classes, with each class, after a transitional period, serving for three years, and one class being elected each year. Members of the Board of Directors may be removed only with cause. A majority of the remaining directors then in office, though less than a quorum, or the sole remaining director, will be empowered to fill any vacancy on the Board of Directors. A majority vote of the stockholders will be required to alter, amend or repeal the foregoing provisions. The classification of the Board of Directors may discourage a third party from making a tender offer or otherwise attempting to gain control of the Company and may maintain the incumbency of the Board of Directors. See "Management of the Company."

  Special Meetings of Stockholders. The Certificate of Incorporation is expected to be amended to require that special meetings of the stockholders of the Company be called only by a majority of the Board of Directors and certain officers.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws are expected to be amended to provide that stockholders seeking to bring business before or to nominate directors at any meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to such meeting or, if less than 60 days' notice was given for the meeting, within 10 days following the date on which such notice was given. The Bylaws also will specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders or from making nominations for directors.

  Section 203 of Delaware Corporation Law. Following the consummation of the Offering, the Company will be subject to the "business combination" statute of the Delaware General Corporation Law. In general, such statute prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the time that such person became an "interested stockholder," unless (i) the transaction is approved by the board of directors prior to the time the interested stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such time the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, consolidations, asset sales and other transactions resulting in financial benefit to a stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

  Limitations on Directors' Liability. Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The Restated Certificate of Incorporation limits the liability of the Company's directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Delaware law. As a result, directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

  The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

TRANSFER AGENT AND REGISTRAR

  First Union National Bank of North Carolina will be the Transfer Agent and Registrar for the Common Stock.

                     COMPARISON OF RIGHTS OF SHAREHOLDERS

  Upon the consummation of the Merger, the holders of Kilovac shares will receive, in exchange for such shares, shares of CIIT stock. Differences between the laws of California and the laws of Delaware, and between Kilovac's Amended Articles of Incorporation (the "Kilovac Articles") and Bylaws (the "Kilovac Bylaws") and the Certificate of Incorporation and Bylaws of CIIT will result in several changes in the rights of holders of Kilovac Shares when the Merger is effected. A summary of the more significant difference is set forth below.

CLASSIFICATION OF THE BOARD OF DIRECTORS; CUMULATIVE VOTING

  California law requires that each director be elected annually. Delaware law permits, but does not require, the adoption of a classified board of directors pursuant to which the directors can be divided into as many as three classes with staggered terms of office with only one class of directors coming up for election each year. Effective upon the first annual meeting of stockholders following the Offering, the Company's Certificate of Incorporation is expected to be amended to provide that the Company's Board of Directors will be divided into three classes, with each class, after a transitional period, serving for three years, and one class being elected each year. Adoption of a classified board is generally considered to have an anti-takeover effect. The Kilovac Bylaws and the California GCL require that, upon notice properly given by a shareholder at a shareholders' meeting, cumulative voting will be available in the election of directors. Under cumulative voting, each share of stock entitled to vote in the election of directors has a number of votes equal to the number of directors to be elected. A shareholder may cast all votes for a single candidate, or may allocate them among candidates as such shareholder may choose. As a result, shareholders holding a significant minority percentage of the outstanding shares entitled to vote in the election of directors of Kilovac may be able to assure the election of one or more directors.

   Under Delaware law, shares may not be cumulatively voted for the election of directors unless the certificate of incorporation specifically provides for cumulative voting. The Company's Certificate of Incorporation does not provide for cumulative voting. As a result, the holder or holders of a majority of the shares entitled to vote in an election of directors will be able to elect all directors then being elected. At present, in the election of directors (assuming all shares are voted in the election), using cumulative voting, the holders of 25% or more of the outstanding Kilovac Common Stock entitled to vote in the election of directors can elect one director out of the currently authorized total of three directors. As a result of the elimination of cumulative voting, after the Merger the holders of a substantial minority of the outstanding CIIT Stock entitled to vote in the election of directors, perhaps the holders of as much as 49% of the CIIT Stock, may not have enough voting power to elect any directors.

LIMITATIONS ON DIRECTORS' LIABILITY

  Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The Company's Certificate of Incorporation limits the liability of the Company's directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Delaware law.

As a result, directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware GCL, or (iv) for any transaction from which the director derived an improper personal benefit.

  The Kilovac Articles do not contain a comparable provision. The California GCL, however, does permit a California corporation to provide in its articles for the indemnification of directors subject to specified exceptions.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Generally, California and Delaware law contain similar provisions and limitations regarding the indemnification by a corporation of its officers and directors.

  Under the Delaware GCL, a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. The indemnification described in clauses
(ii) and (iii) above shall be made only upon a determination by (i) a majority of disinterested directors, (ii) independent legal counsel or (iii) the stockholders, that indemnification is proper because the applicable standard of conduct is met. Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses relate.

  The Company's Bylaws provide for indemnification of directors and officers to the full extent permitted by Delaware Law. The Kilovac Bylaws provide for a more limited indemnification.

SIZE OF BOARD OF DIRECTORS

  The Kilovac Bylaws provide that the number of directors will be three. Under California law, the number of directors or a specified range of authorized directors can only be changed with shareholder approval. Under Delaware law, a board of directors may fix or change the authorized number of directors pursuant to an amendment of the Bylaws. The Company's Certificate of Incorporation will authorize the Board of Directors to fix or change the number of directors from time to time by amendment of the Bylaws. The Bylaws of the Company will initially provide that the authorized number of directors will be ten.

LIMITATIONS ON ACTION BY SHAREHOLDERS; CALL OF SPECIAL MEETINGS

  The California GCL and the Kilovac Bylaws provide that shareholders may, in certain instances, take action without a meeting by the written consent of the holders of at least that number of shares necessary to authorize or take such action at such meeting. Such written consent would be permitted under the Delaware GCL unless specifically prohibited by the certificate of incorporation. The Company's Certificate of Incorporation includes such a prohibition on actions by written consent of stockholders.

  This provision may make it more difficult for the stockholders of the Company to take action opposed by the Board of Directors, and thus may deter persons from undertaking a unilateral takeover attempt.

  Under California law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at the special meeting or such additional persons as may be provided in the articles of incorporation or bylaws. Under Delaware law, special meetings of stockholders may be called by the Board of Directors or by such other persons as may be authorized by the certificate of incorporation or bylaws. The Company's Certificate of Incorporation is expected to provide that such meetings may be called only by a majority of the Board of Directors and certain officers. Limitation of stockholders rights to call special meetings would generally be considered to have an anti-takeover effect.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

  The Company's Bylaws are expected to be amended to provide that stockholders seeking to bring business before or to nominate directors at any meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive officers of the Company not less than 60 days nor more than 90 days prior to such meeting or, if less than 60 days' notice was given for the meeting, within 10 days following the date on which such notice was given. The Bylaws also will specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders or from making nominations for directors.

REMOVAL OF DIRECTORS

  Under California law, a director may be removed without cause by shareholder vote, provided that the shares voted against such removal would not be sufficient to elect the director under cumulative voting rules. Under Delaware law, however, a director of a corporation with a classified board of directors can be removed only for cause unless the certificate of incorporation otherwise provides. Since there is no controlling definition of "cause" under Delaware law, the resolution of any dispute as to what constitutes "cause" may become a matter for determination by the courts. The Company's Certificate of Incorporation is expected to provide for a classified board of directors.

DISSENTERS' RIGHTS

  Under both California and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to receive cash equal to the fair market value of the shares held by such shareholder (as determined by a court of competent jurisdiction or by agreement of the shareholder and the corporation), in lieu of the consideration such shareholder would otherwise receive in the transaction. The laws of California and Delaware differ with respect to the circumstances under which dissenters' rights of appraisal are available. Delaware law does not require dissenters' rights with respect to (a) a sale-of-assets reorganization, (b) a merger by a corporation, the shares of which are either listed on a national securities exchange or similar trading system, or are widely-held (by more than 2,000 shareholders of record) if shareholders receive shares of the surviving corporation or of a listed or widely held corporation, or (c) a merger in which the corporation is the surviving corporation, provided that no vote of its shareholders is required to approve the merger. California law does, in general, afford dissenters' rights in a sale-of-assets reorganization, and the exclusions from dissenters' rights in mergers are somewhat different from those in Delaware. For example, in the case of a corporation whose shares are listed on a national securities exchange, dissenters' rights would nevertheless be available in certain transactions for any shares with respect to which there are certain restrictions on transfer and for any class with respect to which 5% or more of such class claims dissenters' rights. Also, under California law, shareholders of a corporation involved in a reorganization are not entitled to dissenters' rights if the corporation, or its shareholders immediately before the reorganization, or both, will own more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

LOANS TO OFFICERS

  Under Delaware law, a corporation may make loans to, guarantee the obligations of, or otherwise assist, its officers or other employees and those of its subsidiaries when such action, in the judgment of the corporation's board of directors, may reasonably be expected to benefit the corporation. Under California law, a corporation may only make such a loan to, or guarantee for the benefit of, officers if such loan or guarantee is approved by a majority of the corporation's shareholders or, for corporations with 100 or more shareholders of record, by its board of directors pursuant to a bylaw approved by shareholders. Kilovac currently does not have such a bylaw.

INSPECTION OF SHAREHOLDER LIST

  California law provides for an absolute right of inspection of a shareholder list for persons holding 5% or more of the corporation's voting shares or persons holding 1% or more of such shares who have filed a Schedule 14A with the Securities and Exchange Commission relating to the election of directors. (Generally, a Schedule 14A must be filed by any shareholder engaged in the solicitation of proxies in connection with a contested election of directors.) Delaware law permits any stockholder to inspect the stockholder list for a purpose reasonably related to such person's interest as a stockholder and, during the ten days preceding a stockholders' meeting, for any purpose germane to that meeting. Delaware law contains no provision comparable to the absolute right of inspection provided by California law to certain shareholders.

PAYMENT OF DIVIDENDS

  Delaware law permits the payment of dividends out of surplus or, if there is no surplus, out of net profits for the current and preceding fiscal years (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value.

  Under California law, any distributions (including dividends and repurchases of shares) are limited either to retained earnings or to an amount that would leave the corporation with tangible assets in an amount equal to at least 125% of its tangible liabilities and with current assets in an amount at least equal to its current liabilities (or 125% of its current liabilities if the average pre-tax and pre-interest earnings for the preceding two fiscal years were less than the average interest expenses for such years). Such limitations are applied on a consolidated basis.

BUSINESS COMBINATION TRANSACTIONS

  Following the consummation of the Offering, the Company will be subject to the "business combination" statute of the Delaware General Corporations Law. In general, such statute prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the time that such person became an "interested stockholder," unless (i) the transaction is approved by the board of directors prior to the time the interested stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(iii) on or subsequent to such time the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, consolidations, asset sales and other transactions resulting in financial benefit to a stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

  The California GCL includes a provision requiring the delivery of a fairness opinion in connection with certain acquisitions by corporations controlling the acquired party or in which the acquirer is otherwise an interested party. There are no limitations as to the timing of any acquisition.

            SHARES OF COMPANY COMMON STOCK ELIGIBLE FOR FUTURE SALE

  Upon the completion of the Offering, 6,500,000 shares of Common Stock will be outstanding (7,025,000 shares if the Underwriter's over-allotment option is exercised in full). Of these shares, the 3,500,000 shares (4,025,000 if the over-allotment option granted to the Underwriters is exercised in full) sold in the Offering may be freely traded without restriction under the Securities Act, except by purchasers in the Offering who may be deemed to be "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act (an "Affiliate").

  All of the shares of Common Stock currently outstanding were acquired in transactions exempt from registration under the Securities Act. These shares, as well as any shares purchased in the Offering by an Affiliate, may not be resold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including exemptions under Rule 144.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, if at least two years have elapsed since the later of the date "restricted securities" (as that term is defined in Rule
144) were acquired from the Company or from an Affiliate, the beneficial holder of such restricted shares (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of Common Stock immediately after the Offering or the average weekly volume of trading in the Common Stock as reported through the automated quotation system of a registered securities association during the four calendar weeks preceding such sale and may sell such shares only through unsolicited brokers' transactions. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Existing Stockholders holding 2,425,000 shares have already satisfied the two-year holding period. In addition, Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the two-year holding period.

  Most of the restricted securities will be subject to "lock-up" agreements under which the holders of such shares will agree not to sell or otherwise dispose of any shares of Common Stock for a period of 365 days without the prior written consent of the Representatives of the Underwriters.

  Under Rule 144(k), if at least three years have elapsed since the later of the date restricted shares were acquired from the Company or an Affiliate, a holder of such restricted shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above. A non-affiliate existing stockholder holds 25,000 shares which may be resold under Rule 144(k) without restriction, assuming such existing stockholder does not become an Affiliate of the Company.

  The shares of CIIT Stock to be distributed to Kilovac Shareholders in connection with the Merger will be registered under the Securities Act and, in accordance with the provisions of Rule 145, may be freely traded by Kilovac Shareholders who, at the time of the Merger, are not affiliates of CIIT. Kilovac Shareholders who are affiliates of CIIT at the time of the Merger will be able to resell shares of CIIT Stock in accordance with the volume and manner of sale restrictions of Rule 144 under the Securities Act. In addition, each holder of Kilovac Shares other than the ESBP, by agreeing to the First Amendment, will be agreeing for the benefit of the underwriters of the IPO not to sell any shares of CIIT Stock for a period of one year following the effectiveness of the IPO.

  The existing stockholders will have registration rights with respect to the 3,000,000 shares of Common Stock held by such shareholders following the closing of the Offering. See "Certain Relationships and Related Transactions-- Registration Rights."


                                 LEGAL MATTERS

  Certain legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                    EXPERTS

  The consolidated balance sheets of the Company at December 31, 1994 and December 31, 1995, the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended and the period from May 11, 1993 to December 31, 1993 and the statements of operations, stockholders' equity and cash flows for the Predecessor for the period from January 1, 1993 to May 10, 1993 included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such consolidated financial statements and financial statements of the Predecessor Company for the periods referred to above are included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated balance sheets of Kilovac at December 31, 1994 and October 11, 1995, the related consolidated statements of income, stockholders' equity and cash flows for the two years in the period ended December 31, 1994 and the period from January 1, 1995 to October 11, 1995 included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such consolidated financial statements of Kilovac referred to above are included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated balance sheets of the Hartman Division at December 31, 1994 and December 31, 1995 and the related statements of operations, stockholders' equity and cash flows for the years then ended included in this Prospectus and the Registration Statement referred to below have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such consolidated financial statements of the Hartman Division referred to above are included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company will furnish its stockholders with annual reports containing audited financial statements for each fiscal year and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

  The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 (the "Registration Statement") under the Securities Act, with respect to the Common Stock being offered hereby. This Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statements as permitted by the rules and regulations of the Commission. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Such material may also be accessed electronically by means of the Commission's Home Page on the Internet at http://www.sec.gov. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                     CII TECHNOLOGIES INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                         PAGE(S)
                                                                         -------
CII TECHNOLOGIES INC. AND SUBSIDIARIES
 Independent Auditors' Report..........................................    F-2
 Consolidated Balance Sheets at December 31, 1994 and 1995 (Company)
  and Unaudited March 31, 1996 (Company)...............................    F-3
 Consolidated Statements of Operations for the Period From January 1,
  1993 to May 10, 1993 (Predecessor Company), the Period From May 11,
  1993 to December 31, 1993 (Company), the Years Ended December 31,
  1994 and 1995 (Company) and the Unaudited Three Months Ended April 2,
  1995 and March 31, 1996 (Company)....................................    F-4
 Consolidated Statements of Stockholders' Equity for the Period From
  January 1, 1993 to May 10, 1993 (Predecessor Company), the Period
  From May 11, 1993 to December 31, 1993 (Company), the Years Ended
  December 31, 1994 and 1995 (Company) and the Unaudited Three Months
  Ended March 31, 1996 (Company).......................................    F-5
 Consolidated Statements of Cash Flows for the Period From January 1,
  1993 to May 10, 1993 (Predecessor Company), the Period From May 11,
  1993 to December 31, 1993 (Company), the Years Ended December 31,
  1994 and 1995 (Company) and the Unaudited Three Months Ended April 2,
  1995 and March 31, 1996 (Company)....................................    F-6
 Notes to Consolidated Financial Statements............................    F-7
KILOVAC CORPORATION AND SUBSIDIARIES FINANCIAL STATEMENTS:
 Independent Auditors' Report..........................................   F-19
 Consolidated Balance Sheets at December 31, 1994, October 11, 1995 and
  Unaudited March 31, 1996 (Successor Company).........................   F-20
 Consolidated Statements of Income for the Years Ended December 31,
  1993 and 1994, the Period From January 1, 1995 to October 11, 1995,
  the Unaudited Period From October 12, 1995 to December 31, 1995
  (Successor Company) and the Unaudited Three Months Ended March 26,
  1995 and March 31, 1996 (Successor Company)..........................   F-21
 Consolidated Statements of Stockholders' Equity for the Years Ended
  December 31, 1993 and 1994, the Period From January 1, 1995 to
  October 11, 1995, the Unaudited Period From October 12, 1995 to
  December 31, 1995 (Successor Company) and the Unaudited Three Months
  Ended March 31, 1996 (Successor Company).............................   F-22
 Consolidated Statements of Cash Flows for the Years Ended December 31,
  1993 and 1994, the Period From January 1, 1995 to October 11, 1995,
  the Unaudited Period From October 12, 1995 to December 31, 1995
  (Successor Company) and the Unaudited Three Months Ended March 26,
  1995 and March 31, 1996 (Successor Company)..........................   F-23
 Notes to Consolidated Financial Statements............................   F-24
HARTMAN ELECTRICAL MANUFACTURING DIVISION OF FIGGIE INTERNATIONAL INC.:
 Independent Auditors' Report..........................................   F-29
 Balance Sheets at December 31, 1994 and 1995 and Unaudited March 31,
  1996.................................................................   F-30
 Statements of Operations for the Years Ended December 31, 1994 and
  1995 and the Unaudited Three Months Ended March 31, 1995 and 1996....   F-31
 Statements of Cash Flows for the Years Ended December 31, 1994 and
  1995 and the Unaudited Three Months Ended March 31, 1995 and 1996....   F-32
 Notes to Financial Statements.........................................   F-33
INDEX TO FINANCIAL STATEMENT SCHEDULES.................................   II-4

                         INDEPENDENT AUDITORS' REPORT

CII Technologies Inc. and Subsidiaries

  We have audited the accompanying consolidated balance sheets of CII Technologies Inc., formerly Communications Instruments Holdings, Inc. (the "Company"), as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from May 11, 1993 to December 31, 1993 and the years ended December 31, 1994 and 1995. Our audits also included the financial statement schedule listed in the index at II-4. We have also audited the consolidated statements of operations, stockholders' equity and cash flows of Communications Instruments, Inc. (the "Predecessor Company") for the period from January 1, 1993 to May 10, 1993. These financial statements and financial statement schedule are the responsibility of the Company's and Predecessor Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from May 11, 1993 to December 31, 1993 and the years ended December 31, 1994 and 1995 and the Predecessor Company's results of operations and cash flows for the period from January 1, 1993 to May 10, 1993, in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Deloitte & Touche LLP

Charlotte, North Carolina
March 21, 1996

                     CII TECHNOLOGIES INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                    DECEMBER 31,
                                                   ----------------   MARCH 31,
                                                    1994     1995       1996
                                                   -------  -------  -----------
                                                                     (UNAUDITED)
                                ASSETS (NOTE 5)
                                ---------------
CURRENT ASSETS:
 Cash............................................  $    72  $   193    $    73
 Accounts receivable (less allowance for doubtful
  accounts: 1994--$301; 1995--$420;
  1996--$446) (Note 1)...........................    5,094    8,092      7,885
 Inventories (Notes 1 and 2).....................    7,934   10,642     10,963
 Deferred income taxes (Note 7)..................      410    1,909      1,972
 Other current assets............................       76    1,321      1,150
                                                   -------  -------    -------
 Total current assets............................   13,586   22,157     22,043
                                                   -------  -------    -------
Property, Plant and Equipment, net (Notes 1, 3
 and 6)..........................................   11,735   13,225     13,004
                                                   -------  -------    -------
OTHER ASSETS:
 Cash restricted for environmental remediation
  (Note 9).......................................      --     1,755      1,304
 Environmental settlement receivable (Note 9)....      --     1,050      1,062
 Goodwill (net of accumulated amortization:
  1994--$54; 1995--$130; 1996--$194).............      717    7,726      7,662
 Other intangible assets, net (Note 4)...........      798    3,061      3,145
 Other noncurrent assets.........................      --        12        139
                                                   -------  -------    -------
 Total other assets..............................    1,515   13,604     13,312
                                                   -------  -------    -------
 Total...........................................  $26,836  $48,986    $48,359
                                                   =======  =======    =======
                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
CURRENT LIABILITIES:
 Accounts payable................................  $ 2,282  $ 2,579    $ 3,671
 Accrued interest (Note 5).......................      626    1,269      1,495
 Other accrued expenses..........................    1,013    3,231      3,307
 Current portion of long-term debt (Note 5)......    2,006    3,721      3,037
 Current payable due to minority stockholders of
  subsidiary (Note 1)............................      --     1,453        708
                                                   -------  -------    -------
 Total current liabilities.......................    5,927   12,253     12,218
                                                   -------  -------    -------
Long-Term Debt (Note 5)..........................   10,191   19,731     19,517
                                                   -------  -------    -------
Notes Payable to Stockholders (Notes 5 and 13)...    5,750    7,450      7,450
                                                   -------  -------    -------
Accrued Environmental Remediation Costs (Note
 9)..............................................      --     3,491      3,052
                                                   -------  -------    -------
Deferred Income Taxes and Other Liabilities
 (Notes 7 and 8).................................    3,418    3,004      2,877
                                                   -------  -------    -------
Noncurrent Payable Due to Minority Stockholders
 of Subsidiary (Note 1)..........................      --       865        865
                                                   -------  -------    -------
Minority Interest in Subsidiary..................      --        35         51
                                                   -------  -------    -------
Cumulative Redeemable Preferred Stock--$.01 par
 value, stated at liquidation value--170,000
 shares authorized; 40,000 shares issued and
 outstanding--1994; 80,000 shares issued and
 outstanding--1995 and 1996 (Note 11)............    2,287    4,497      4,590
                                                   -------  -------    -------
Common Stock Subject to Put Options--$.01 par
 value, 110,000 shares issued and
 outstanding--1994; 160,000 shares issued and
 outstanding--1995 and 1996 (Note 11)............      100      165        165
                                                   -------  -------    -------
COMMITMENTS AND CONTINGENCIES (Notes 6 and 8)
STOCKHOLDERS' EQUITY (Notes 5 and 11):
 Common stock, $.01 par value--1,020,000 shares
  authorized; 860,000 shares issued and
  outstanding....................................        9        9          9
 Additional paid-in capital......................       38      758        758
 Accumulated deficit.............................     (873)  (3,236)    (3,157)
 Currency translation loss.......................      (11)     (36)       (36)
                                                   -------  -------    -------
 Total stockholders' equity (deficit)............     (837)  (2,505)    (2,426)
                                                   -------  -------    -------
 Total...........................................  $26,836  $48,986    $48,359
                                                   =======  =======    =======

                See notes to consolidated financial statements.

                     CII TECHNOLOGIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)
                             (EXCEPT SHARE AMOUNTS)

                                                                COMPANY
                                      --------------------------------------------------------------
                         PREDECESSOR
                           COMPANY                         YEAR ENDED          THREE MONTHS ENDED
                          JANUARY 1,   MAY 11, 1993       DECEMBER 31,        ----------------------
                           1993 TO    TO DECEMBER 31, ----------------------   APRIL 2,   MARCH 31,
                         MAY 10, 1993      1993          1994        1995        1995        1996
                         ------------ --------------- ----------  ----------  ----------  ----------
                                                                                   (UNAUDITED)
Net Sales (Note 12).....    $8,378      $   17,095    $   31,523  $   39,918  $    9,216  $   13,119
Cost of Sales...........     6,684          14,448        24,330      28,687       6,839       9,193
                            ------      ----------    ----------  ----------  ----------  ----------
Gross Profit............     1,694           2,647         7,193      11,231       2,377       3,926
                            ------      ----------    ----------  ----------  ----------  ----------
Operating Expenses:
 Selling expenses.......       713           1,344         2,382       3,229         656       1,148
 General and
  administrative
  expenses (Note 13)....       586           1,150         2,248       3,334         656       1,187
 Research and
  development expenses..        21              41           103         301          39         265
 Amortization of
  goodwill and other
  intangible assets.....        45             117           177         251          52         122
 Special compensation
  charge (Note 10)......       --              --            --        1,300         --          --
 Environmental expenses
  (Note 9)..............       --              --            --          951         --          --
 Special acquisition
  expenses (Note 1).....       153             266           --        2,064         568         --
                            ------      ----------    ----------  ----------  ----------  ----------
  Total operating
   expenses.............     1,518           2,918         4,910      11,430       1,971       2,722
                            ------      ----------    ----------  ----------  ----------  ----------
Operating Income
 (Loss).................       176            (271)        2,283        (199)        406       1,204
Other Income............        42             --            --            2           2         --
Interest Expense (Note
 5).....................       (77)         (1,086)       (1,833)     (2,997)       (555)       (874)
                            ------      ----------    ----------  ----------  ----------  ----------
Income (Loss) Before
 Income Taxes and
 Minority Interest in
 Subsidiary.............       141          (1,357)          450      (3,194)       (147)        330
Income Tax Expense
 (Benefit) (Note 7).....       --             (499)          178      (1,076)        (59)        142
                            ------      ----------    ----------  ----------  ----------  ----------
Income (Loss) After
 Income Taxes Before
 Minority Interest in
 Subsidiary.............       141            (858)          272      (2,118)        (88)        188
Income Applicable to
 Minority Interest in
 Subsidiary.............       --              --            --           35         --           16
                            ------      ----------    ----------  ----------  ----------  ----------
Net Income (Loss).......       141            (858)          272      (2,153)        (88)        172
Preferred Stock
 Dividend...............       --              102           185         210          46          93
                            ------      ----------    ----------  ----------  ----------  ----------
Net Income (Loss)
 Available for Common
 Stock..................    $  141      $     (960)   $       87  $   (2,363) $     (134) $       79
                            ======      ==========    ==========  ==========  ==========  ==========
Pro Forma Earnings per
 Common Share
 (Unaudited) (Note 1):
 Net Income (Loss)
  Available for Common
  Stock.................                $     (.38)   $      .03  $     (.93) $     (.05) $      .03
                                        ==========    ==========  ==========  ==========  ==========
 Weighted average of
  common shares
  outstanding...........                 2,495,440     2,511,125   2,535,714   2,520,440   2,550,000
                                        ==========    ==========  ==========  ==========  ==========
Supplemental Pro Forma
 Earnings Per Common
 Share (Unaudited) (Note
 1):
 Net Income (Loss)
  Available for Common
  Stock.................                                          $     (.21)             $      .06
                                                                  ==========              ==========
 Weighted average of
  common shares
  outstanding...........                                           6,035,714               6,050,000
                                                                  ==========              ==========

                See notes to consolidated financial statements.

                     CII TECHNOLOGIES INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                         COMMON STOCK  TREASURY STOCK
                                         ------------- ----------------  RETAINED
                                         SHARES AMOUNT SHARES   AMOUNT   EARNINGS
   PREDECESSOR COMPANY                   ------ ------ -------  -------  --------
Balances at January 1, 1993............. 6,875  $ 840    2,428  $   545  $ 8,243
  Distributions to stockholders.........   --     --       --       --    (1,217)
  Net income............................   --     --       --       --       141
                                         -----  -----  -------  -------  -------
Balances at May 10, 1993................ 6,875  $ 840    2,428  $   545  $ 7,167
                                         =====  =====  =======  =======  =======

                           COMMON STOCK    ADDITIONAL              CURRENCY   SUBSCRIPTION
                          ----------------  PAID-IN   ACCUMULATED TRANSLATION     NOTE
                           SHARES   AMOUNT  CAPITAL     DEFICIT   ADJUSTMENT   RECEIVABLE
        COMPANY           --------  ------ ---------- ----------- ----------- ------------
Issuance of stock May
 11, 1993...............   960,000   $ 10    $ 950          --         --        $ (35)
  Reclass to common
   stock subject to put
   options..............  (100,000)    (1)     (99)         --         --          --
  Dividend deemed to be
   paid to continuing
   shareholders in
   conjunction with
   leveraged buyout
   transaction (Note
   1)...................       --     --      (843)         --         --          --
  Preferred stock
   dividend accrued.....       --     --       --      $   (102)       --          --
  Collection on
   subscription note
   receivable...........       --     --       --           --         --           10
  Net loss..............       --     --       --          (858)       --
                          --------   ----    -----     --------      -----       -----
Balances at December 31,
 1993...................   860,000      9        8         (960)       --          (25)
  Preferred stock
   dividend accrued.....       --     --       --          (185)       --          --
  Contribution..........       --     --        30          --         --          --
  Currency translation
   loss.................       --     --       --           --       $ (11)        --
  Common stock issued...    10,000    --        10          --         --          (10)
  Reclass to common
   stock subject to put
   options..............   (10,000)   --       (10)         --         --           10
  Collection on
   subscription note
   receivable...........       --     --       --           --         --           25
  Net income............       --     --       --           272        --          --
                          --------   ----    -----     --------      -----       -----
Balances at December 31,
 1994...................   860,000      9       38         (873)       (11)        --
  Preferred stock
   dividend accrued.....       --     --       --          (210)       --          --
  Currency translation
   loss.................       --     --       --           --         (25)        --
  Common stock issued...    50,000    --       775          --         --          --
  Reclass to common
   stock subject to put
   options..............   (50,000)   --       (55)         --         --          (10)
  Collection on
   subscription note
   receivable...........       --     --       --           --         --           10
  Net loss..............       --     --       --        (2,153)       --          --
                          --------   ----    -----     --------      -----       -----
Balances at December 31,
 1995...................   860,000      9      758       (3,236)       (36)        --
  Preferred stock
   dividend accrued.....       --     --       --           (93)       --          --
  Net income............       --     --       --           172        --          --
                          --------   ----    -----     --------      -----       -----
Balances at March 31,
 1996 (Unaudited).......   860,000   $  9    $ 758     $ (3,157)     $ (36)      $ --
                          ========   ====    =====     ========      =====       =====

                See notes to consolidated financial statements.

                     CII TECHNOLOGIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                           COMPANY
                         PREDECESSOR ------------------------------------------------------
                           COMPANY                      YEAR ENDED
                         JANUARY 1,                    DECEMBER 31,     THREE MONTHS ENDED
                           1993 TO    MAY 11, 1993   -----------------  -------------------
                           MAY 10,   TO DECEMBER 31,                    APRIL 2,  MARCH 31,
                            1993          1993        1994      1995      1995      1996
                         ----------- --------------- -------  --------  --------  ---------
                                                   (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss).....    $   141      $   (858)    $   272  $ (2,153) $   (88)   $   172
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
 Depreciation and
  amortization.........        201         1,309       2,158     2,442      581        775
 Deferred taxes........        --           (749)       (751)   (1,583)    (205)      (220)
 Stock compensation
  charge...............        --            --          --        720      --         --
 Minority interest.....        --            --          --         35      --          16
 Changes in operating
  assets and
  liabilities net of
  effects of
  acquisitions:
  Decrease (increase)
   in accounts
   receivable..........       (306)          453      (1,600)   (1,033)  (1,026)       207
  Decrease (increase)
   in inventories......        841            41        (274)      748      382       (321)
  Decrease (increase)
   in other current
   assets..............        360           244          (3)     (121)     (76)       171
  Increase (decrease)
   in accounts
   payable.............       (205)          383         603      (486)      62      1,092
  Increase (decrease)
   in accrued
   expenses............        304          (181)        734     1,866      696        302
  Increase in other
   assets and
   liabilities.........        --            --           46     1,411      (24)      (152)
                           -------      --------     -------  --------  -------    -------
   Net cash provided by
    operating
    activities.........      1,336           642       1,185     1,846      302      2,042
                           -------      --------     -------  --------  -------    -------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Acquisition of
  businesses and
  product lines, net of
  cash acquired........     (2,745)      (13,320)     (1,100)  (14,345)  (1,485)       --
 Investment in joint
  venture..............        --            --          --        --       --        (139)
 Purchases of property,
  plant and equipment..       (131)         (323)       (444)   (1,139)    (201)      (380)
                           -------      --------     -------  --------  -------    -------
 Net cash used in
  investing
  activities...........     (2,876)      (13,643)     (1,544)  (15,484)  (1,686)      (519)
                           -------      --------     -------  --------  -------    -------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Net borrowings
  (repayment) under
  line of credit
  arrangement..........      1,400           160        (552)      114     (210)       536
 Borrowings under long-
  term debt
  agreements...........      1,967        15,612       2,281    16,945    2,241        --
 Principal payments
  under long-term debt
  agreements...........       (540)       (4,446)     (1,300)   (4,789)    (624)    (1,434)
 Loan fees paid........        --           (452)        (50)     (577)     --         --
 Proceeds from issuance
  of common stock......        --            144         --         56      --         --
 Proceeds from issuance
  of cumulative
  redeemable
  preferred stock......        --          2,000         --      2,000      --         --
 Receipt on stock
  subscription note....        --             10          25        10      --         --
 Payments of amounts
  owed to minority
  stockholders.........        --            --          --        --       --        (745)
 Distributions to
  stockholders.........     (1,216)          --          --        --       --         --
                           -------      --------     -------  --------  -------    -------
 Net cash provided by
  (used in) financing
  activities...........      1,611        13,028         404    13,759    1,407     (1,643)
                           -------      --------     -------  --------  -------    -------
NET INCREASE IN CASH...         71            27          45       121       23       (120)
CASH, BEGINNING OF
 PERIOD................         10           --           27        72       72        193
                           -------      --------     -------  --------  -------    -------
CASH, END OF PERIOD....    $    81      $     27     $    72  $    193  $    95    $    73
                           =======      ========     =======  ========  =======    =======
SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING ACTIVITIES:
During the period from
 May 11, 1993 to
 December 31, 1993, the
 Company entered into a
 capital lease
 arrangement for
 computer equipment
 totaling $139.
During the year ended
 December 31, 1995, the
 Company entered into a
 capital lease
 arrangement for a
 building totaling
 $640.

                See notes to consolidated financial statements.

                    CII TECHNOLOGIES INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

 (INFORMATION FOR THE THREE MONTHS ENDED APRIL 2, 1995 AND 1996 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business Description--Communications Instruments Holdings, Inc. ("Holdings") was formed in May 1993 for the purpose of acquiring Communications Instruments, Inc. and its subsidiary (the "Predecessor Company"). On March 13, 1996, Holdings changed its name to CII Technologies Inc. CII Technologies Inc. and its subsidiaries are hereinafter referred to as the Company. The Company is engaged in the design, manufacture and distribution of electromechanical and solid state relays and solenoids for the commercial/industrial equipment, commercial airframe, defense/aerospace, communications, automotive and automatic test equipment. Manufacturing is primarily performed in North Carolina, California and Juarez, Mexico.

  Acquisitions--On January 1, 1993, the Predecessor Company acquired certain relay and switch product lines from CP Clare Corporation for $750 in cash. On March 1, 1993, the Predecessor Company acquired certain assets and liabilities of the West Coast Electrical Manufacturing Company for $400 in cash and notes to the seller for $400. On March 22, 1993, the Predecessor Company acquired Midtex Relays, Inc. for $1,600 in cash. These acquisitions were accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired based on their fair values at the date of acquisition.

  On May 11, 1993, the Company acquired the Predecessor Company in a leveraged buyout transaction (the "Acquisition") and merged the Predecessor Company with its wholly-owned acquisition shell company, Communications Instruments, Inc. ("CII"). The Company is 89% owned by investors that did not hold an interest in the Predecessor Company, with the remaining 11% held by stockholders who owned shares of the Predecessor Company prior to the Acquisition. The Acquisition has been accounted for as a purchase to the extent of the change in ownership (89%), with the remaining 11% valued at its historical cost. The total purchase price was approximately $20,205, including acquisition costs of approximately $1,300. To the extent of the 89% change in ownership, the purchase price has been allocated to the assets and liabilities of the Predecessor Company based on their fair values. Fair value was determined generally by appraisals with the excess allocated to goodwill. The excess of purchase price paid to continuing stockholders over the historical cost of shares owned by such continuing shareholders has been deemed to be a stockholder distribution and thus has been recorded as a reduction of additional paid-in capital. As the Predecessor Company financial statements have been prepared on the historical cost basis, they are not directly comparable to those of the Company.

  The following summarizes the purchase price allocation as of the acquisition date:

       Current assets.................................................. $11,704
       Property and equipment..........................................  13,200
       Intangibles and other assets....................................   2,577
       Liabilities assumed.............................................  (7,276)
                                                                        -------
         Total purchase price.......................................... $20,205
                                                                        =======

  In conjunction with the Acquisition, the Company issued a term note payable to a bank of $6,500 and borrowed $5,112 under a revolving credit facility. In addition, Holdings issued subordinated notes payable of $4,000 and $2,000 (reduced to $1,750 on May 17, 1994 pursuant to an indemnity settlement agreement) as well as cumulative redeemable preferred stock of $2,000.

  On December 5, 1994, the Company purchased certain assets of Deutsch Relays, Inc. for a purchase price of approximately $1,100. The purchase price was allocated to the fair value of inventory, equipment and related business assets with the remainder of $200 allocated to a covenant not to compete.

                    CII TECHNOLOGIES INC. AND SUBSIDIARIES

  On January 27, 1995, the Company acquired certain assets from HiG Company, Inc. for $1,485 in cash. The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired based on their fair values at the date of acquisition. As the purchase price was equal to the fair value of the inventory at the date of acquisition the entire purchase price was allocated to the inventory and no value was assigned to the machinery and equipment acquired.

  On October 11, 1995, the Company purchased an 80% ownership interest in Kilovac Corporation ("Kilovac") for an aggregate purchase price of approximately $15,700 including acquisition costs of approximately $1,300. Kilovac designs and manufactures high voltage and high frequency electromechanical relays. The transaction has been accounted for as a purchase. To the extent of the 80% change in ownership, the purchase price has been allocated to the assets and liabilities of Kilovac based on their fair values, with the remaining 20% minority interest valued at its historical cost. Fair values were determined generally by appraisals with the excess allocated to goodwill.

  The following summarizes the purchase price allocation as of the acquisition date:

       Current assets.................................................. $ 5,563
       Property and equipment..........................................   1,802
       Intangibles and other assets....................................  10,165
       Liabilities assumed.............................................  (1,849)
                                                                        -------
       Total purchase price............................................ $15,681
                                                                        =======

  The transaction was financed through additional borrowings of approximately $9,700 on the term and revolver loans, issuance of $2,000 in preferred stock, and issuance of subordinated notes of $1,700. Additionally, an estimated $2,300 is payable to the sellers upon the future realization of potential tax benefits associated with a net operating loss carryforward.

  The Company is obligated to purchase, for additional shares of the Company, the remaining 20% interest in Kilovac on, at the option of the selling shareholders, either December 31, 2000 or December 31, 2005, or upon the occurrence of certain events, if earlier, at an amount based on the value of Kilovac as defined in the agreement. The anticipated initial public offering described in Note 14 is an event that would result in the acquisition of such shares. During 1996, the Company and holders of the remaining 20% interest in Kilovac agreed that the value of the remaining interest that would be acquired upon such offering is $4,500.

  The following unaudited pro forma financial information shows the results of operations of the Company as though the Kilovac acquisition occurred as of January 1, 1994 and 1995.

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                        ----------------------
                                                           1994        1995
                                                        ----------  ----------
       Net sales....................................... $   43,742  $   50,947
                                                        ==========  ==========
       Net loss available for Common Stock............. $      (98) $   (2,187)
                                                        ==========  ==========
       Loss per share.................................. $     (.04) $     (.86)
                                                        ==========  ==========
       Average shares outstanding......................  2,511,125   2,535,714
                                                        ==========  ==========

  Principles of Consolidation--The accompanying consolidated financial statements include Holdings, its wholly-owned subsidiary, CII and CII's wholly-owned subsidiary, Electro-Mech S.A. and 80% owned subsidiary, Kilovac and Kilovac's wholly-owned subsidiaries, Kilovac International Inc., and Kilovac International FSC Ltd. Inc. Significant intercompany transactions have been eliminated.

                    CII TECHNOLOGIES INC. AND SUBSIDIARIES

  Revenue Recognition--Sales and the related cost of sales are recognized upon shipment of products. Certain sales for Kilovac, which constitute an immaterial proportion of the total consolidated sales, represent revenues under long-term fixed price development contracts. Revenues under these contracts are recognized based on the percentage of completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. Costs in excess of contract revenues on cost sharing development contracts are expensed in the period incurred as research and development costs. Provision for estimated losses on fixed price contracts is made in the period such losses are determined by management.

  Special Acquisition Expenses--In conjunction with the acquisition of several product lines and businesses, the Company has incurred direct costs of integration of the acquisitions into the existing business, such as moving, training and product qualification costs. Such costs are expensed in the period incurred.

  Accounts Receivable--The changes in the allowance for doubtful accounts receivable consist of the following:

                                        JANUARY 1,   MAY 11,     YEAR ENDED
                                         1993 TO     1993 TO    DECEMBER 31,
                                         MAY 10,   DECEMBER 31, --------------
                                           1993        1993      1994    1995
                                        ---------- ------------ ------  ------
   Allowance beginning of year........     $108        $265     $  317  $  301
   Provision for uncollectible
    accounts..........................      --           40         64     127
   Write-off of uncollectible accounts
    (net).............................      (43)         12        (80)    (48)
   Effect of acquisitions and other...      200         --         --       40
                                           ----        ----     ------  ------
     Allowance end of year............     $265        $317     $  301  $  420
                                           ====        ====     ======  ======

  Inventories--Inventories are stated at the lower of cost (first-in, first-out method) or market.

  Property, Plant and Equipment--Property, plant and equipment held at the Acquisition date are recorded at their respective fair market values at the date of the Acquisition. Purchases of property, plant and equipment subsequent to the Acquisition are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are five to twenty years.

  Goodwill--Goodwill represents the excess of cost over net tangible and identifiable intangible assets acquired in the Acquisition and the Kilovac Acquisition, and is being amortized by the straight-line method over the estimated period benefited, 30 years. The Company regularly evaluates the recoverability of goodwill using estimates of undiscounted future cash flows and operating earnings of the businesses acquired.

  Intangible Assets--Intangible assets, primarily patents, covenants not to compete and debt issuance costs, are amortized on a straight-line basis over the patent life, term of the related agreement or on the effective interest method over the life of the loan.

  Reclassifications--Certain 1993 and 1994 amounts have been reclassified to conform with the 1995 presentation.

  Pro forma Earnings Per Common Share--Pro forma earnings per common share is computed based on the weighted average number of common shares outstanding during each period after giving retroactive effect to the planned 2.5 for one stock split to be effective prior to the closing of the anticipated initial public offering described more fully in Note 14. The Company issued 40,000 shares of common stock via subscription agreements to certain employees of the Company in December 1995 (Note 11). Pursuant to Staff Accounting Bulletin, Topic 4D, "Earnings Per Share Computations in an Initial Public Offering", stock issued within a one year period prior to the initial filing of the registration statement are treated as outstanding for periods reported.

  Supplemental Pro forma Earnings Per Common Share--Supplemental earnings per common share is computed based on the weighted average number of common shares outstanding during 1995 and the first quarter of 1996 after giving retroactive effect to the planned 2.5 for 1 stock split, and the planned issuance of 3,500,000

                    CII TECHNOLOGIES INC. AND SUBSIDIARIES
shares in the anticipated initial public offering described more fully in Note
14. The proceeds from such offering are anticipated to be used to retire approximately $18,300 of Company debt and Cumulative Redeemable Preferred Stock. Supplemental pro forma net earnings gives effect for the interest and dividend savings on such retired Company debt and Cumulative Redeemable Preferred Stock of $1,097, net of income taxes of $731.

  Use of Estimates in the Preparation of Financial Statements--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments--The carrying amount of accounts receivable, long-term debt, notes payable and other current and long-term liabilities approximates their respective fair values.

  Impact of New Accounting Pronouncements--In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of", which will be effective during the Company's year ending December 31, 1996. The Company adopted the new standard in the first quarter of 1996, which adoption had no impact on the accompanying financial statements.

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes an alternative method of accounting for employee stock compensation plans based on a fair value methodology. However, the statement allows an entity to continue to use the accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The new standard also requires additional disclosures if the Company elects to remain with the accounting in Opinion 25. The Company has not determined whether it will adopt the alternative method of accounting and has also not yet determined its effect.

2. INVENTORIES

  Inventories consist of the following:

                                                      DECEMBER 31,
                                                     ---------------  MARCH 31,
                                                      1994    1995      1996
                                                     ------  -------  ---------
   Finished goods................................... $1,500  $ 2,495   $ 2,689
   Work-in-process..................................  2,821    4,201     4,144
   Raw materials....................................  4,116    4,730     4,943
   Reserve for obsolete and slow-moving inventory...   (503)    (784)     (813)
                                                     ------  -------   -------
     Total.......................................... $7,934  $10,642   $10,963
                                                     ======  =======   =======

3. PROPERTY, PLANT, AND EQUIPMENT

  Property, plant and equipment at December 31 consisted of the following:

                                                                  1994    1995
                                                                 ------- -------
   Land......................................................... $   250 $   289
   Buildings....................................................   1,299   2,652
   Machinery and equipment......................................  13,042  15,145
   Construction in progress.....................................     135     198
                                                                 ------- -------
     Total......................................................  14,726  18,284
   Less accumulated depreciation................................   2,991   5,059
                                                                 ------- -------
     Total, net................................................. $11,735 $13,225
                                                                 ======= =======

                    CII TECHNOLOGIES INC. AND SUBSIDIARIES

4. INTANGIBLE ASSETS

  Intangible assets at December 31 consisted of the following:

                                                                   1994   1995
                                                                  ------ ------
   Debt issuance costs........................................... $  502 $1,079
   License of product name.......................................     44    --
   Covenants not to compete......................................    668    557
   Patents.......................................................    --   1,634
   Trademarks....................................................    --     360
   Other.........................................................    --       3
                                                                  ------ ------
                                                                   1,214  3,633
   Less accumulated amortization.................................    416    572
                                                                  ------ ------
     Total....................................................... $  798 $3,061
                                                                  ====== ======

5. LONG-TERM DEBT

  CII has a borrowing arrangement with a bank which provides for a maximum credit facility of $27,500 (including $2,000 for stand-by letters of credit), limited by outstanding indebtedness under the $16,500 term loan agreement or availability under the borrowing base, as defined. Amounts advanced under the revolving loan bear interest at the prime rate plus 1.5% (10.0% at both December 31, 1994 and December 31, 1995) and are due on October 11, 2000. No amounts are outstanding against the letter of credit portion of the credit arrangement at December 31, 1995.

  All of the Company's assets are pledged to secure the revolving credit and term loan bank indebtedness.

  Long-term debt at December 31 consisted of the following:

                                                                1994    1995
                                                               ------- -------
   Term note payable to a bank due in quarterly installments
    of $750 from March 1, 1996 through December 1, 1997 and
    $875 from March 1, 1998 through September 1, 2000 with a
    final payment October 1, 2000. Interest is prime plus 2%
    (10.5% at December 31, 1994 and 1995)....................  $ 7,183 $16,500
   Revolving loan payable to a bank..........................    4,720   6,208
   Unsecured note payable, due in 1995, plus interest payable
    monthly at prime plus 2% (10.5% at December 31, 1994)....      200     --
   Subordinated notes payable by Holdings to Communications
    Instruments Associates, L.P. ("Associates"), a
    stockholder, due in installments of $2,000 in May 2002,
    $2,000 in May 2003, $850 in October 2004 and $850 in
    October 2005, plus interest payable semiannually at
    9.25%....................................................    4,000   5,700
   Subordinated notes payable by Holdings to prior owners of
    Predecessor Company and stockholders of the Company and
    Associates, due in May 2003, plus interest payable
    monthly at 9.25%.........................................    1,750   1,750
   Subordinated notes payable to a former stockholder;
    interest at a rate of 8.25% payable monthly, principal
    due January 1996.........................................      --       81
   Obligations under capital leases..........................       94     663
                                                               ------- -------
     Total...................................................   17,947  30,902
     Less--current portion...................................    2,006   3,721
                                                               ------- -------
                                                               $15,941 $27,181
                                                               ======= =======

                    CII TECHNOLOGIES INC. AND SUBSIDIARIES

  Debt maturities at December 31, 1995 are as follows:

       1996............................................................. $ 3,721
       1997.............................................................   3,023
       1998.............................................................   3,500
       1999.............................................................   3,500
       Thereafter.......................................................  17,158
                                                                         -------
         Total.......................................................... $30,902
                                                                         =======

  The term and revolving loans payable to a bank contain certain covenants, including maintenance of minimum net worth, interest coverage ratio and leverage ratio and limits on expenditures for property and equipment. Additionally, CII is restricted from issuing stock, retiring or otherwise acquiring any of its capital stock, further encumbering any of its assets and declaring or paying dividends such that approximately $8,800 of the $10,293 of net assets of CII may not be transferred to Holdings at December 31, 1995. At December 31, 1995, the Company was in compliance with the covenants except the capital investment limitation covenant for the year ended December 31, 1995. The Company received a waiver from the bank for exceeding the capital investment limitation covenant. At March 31, 1996, the Company was not in compliance with several of the covenants. The Company received a waiver from the bank for these violations (see Note 14).

  Both subordinated notes held by Associates include a provision for penalty interest at a rate of 11.75% for interest or principal payments not paid on the scheduled due date. At December 31, 1994 and 1995, accrued interest represents interest and penalty interest due on the $4,000 and $5,700 subordinated notes. No scheduled interest payments have been paid as allowed under the agreement. At December 31, 1994 and 1995, $617 and $1,140 in interest was due on the subordinated notes, respectively.

  Interest paid amounted to $77, $551, $1,142 and $1,874 for the period from January 1, 1993 to May 10, 1993, the period from May 11, 1993 to December 31, 1993, and the years ended December 31, 1994 and 1995, respectively.

6. LEASES

  The Company leases certain office equipment and a building under capital lease arrangements. The leased assets have a net book value of $92 and $683 at December 31, 1994 and 1995, respectively.

  The future minimum lease obligation under capital leases as of December 31 is included in long-term debt (see Note 5). On February 7, 1996, the Company purchased the building in accordance with the capital lease arrangement. The $625 purchase price was financed through additional borrowings under the revolving loan agreement.

  The Company leases certain premises and equipment under noncancelable operating leases which have remaining terms from one to four years and which provide for various renewal options. Total rent expense charged to operations was approximately $51, $23, $63 and $120 for the period from January 1, 1993 to May 10, 1993, the period from May 11, 1993 to December 31, 1993 and the years ended December 31, 1994 and 1995, respectively.

  Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1995 are as follows:

       1996................................................................ $296
       1997................................................................  315
       1998................................................................  276
       1999................................................................   86
                                                                            ----
         Total............................................................. $973
                                                                            ====

                    CII TECHNOLOGIES INC. AND SUBSIDIARIES

7. INCOME TAXES

  The Predecessor Company was a "Subchapter S" Corporation and therefore all taxable income was passed through to its shareholders. Accordingly, no tax provision has been recorded in the period from January 1, 1993 to May 10, 1993.

  The significant components of income tax expense are:

                                                     MAY 11,     YEAR ENDED
                                                     1993 TO    DECEMBER 31,
                                                   DECEMBER 31, --------------
                                                       1993     1994    1995
                                                   ------------ -----  -------
   Current tax expense:
     Federal......................................    $ 196     $ 795  $   378
     State........................................       48       131       83
     Foreign......................................        6         3       46
                                                      -----     -----  -------
   Total current tax expense......................      250       929      507
   Deferred tax (benefit).........................     (749)     (751)  (1,583)
                                                      -----     -----  -------
   Total tax provision............................    $(499)    $ 178  $(1,076)
                                                      =====     =====  =======

  Income tax payments amounted to approximately $254, $717 and $859 for the period from May 11, 1993 to December 31, 1993 and the years ended December 31, 1994 and 1995, respectively.

  The Company's effective tax rate differs from the statutory rate for the following reasons:

                                                    MAY 11,     YEAR ENDED
                                                    1993 TO    DECEMBER 31,
                                                  DECEMBER 31, -------------
                                                      1993     1994    1995
                                                  ------------ ------ ------
   Provision at statutory U.S. tax rate..........    (34.0)%    34.0%  (34.0)%
   Effective state income tax rate...............     (4.5)      3.7    (3.6)
   Nondeductible meals, entertainment and
    officers' life insurance expenses............      --        3.5     1.0
   Mexican income taxes..........................      --        --      1.4
   Other, net....................................      1.7      (1.7)    1.5
                                                     -----     -----  ------
                                                     (36.8)%    39.5%  (33.7)%
                                                     =====     =====  ======

                    CII TECHNOLOGIES INC. AND SUBSIDIARIES

  Deferred income taxes consisted of the following at December 31:

                                                                   1994   1995
                                                                  ------ ------
   Current deferred tax assets:
     U.S. net operating loss carryforward........................    --  $  161
     State net operating loss carryforward.......................    --       9
     Other....................................................... $  410  1,739
                                                                  ------ ------
   Total current deferred assets................................. $  410 $1,909
                                                                  ------ ------
   Long-term deferred tax asset:
     Accrued expenses............................................ $  248 $  407
     U.S. net operating loss carryforward........................    --   1,422
     State net operating loss carryforward.......................    --     182
                                                                  ------ ------
                                                                     248  2,011
     Less--Valuation allowance...................................    --     (75)
                                                                  ------ ------
   Total long-term deferred tax asset............................ $  248 $1,936
                                                                  ====== ======
   Long-term deferred tax liabilities:
     Property and equipment...................................... $3,401 $3,217
     Intangibles.................................................    --     726
     Other.......................................................    218    186
                                                                  ------ ------
   Total long-term deferred tax liability........................ $3,619 $4,129
                                                                  ====== ======
   Total long-term deferred tax liability, net................... $3,371 $2,193
                                                                  ====== ======
   Deferred tax liability, net................................... $2,961 $  284
                                                                  ====== ======

  At December 31, 1995, the Kilovac subsidiary has a U.S. net operating loss carryforward of $4,655 which expires in 2010. Internal Revenue Code Section 382 imposes certain limitations on the ability of a taxpayer to utilize its U.S. net operating losses in any one year if there is a change in ownership of more than 50% of the Company. Management has considered the Section 382 limitation and believes that it is more likely than not that the entire U.S. net operating loss carryforward will be utilized. California tax law limits loss carryforwards to a five-year period. A valuation allowance has been recorded for the portion of the California net operating loss carryforward which could not be realized due to the previously mentioned limitations.

  Realization of the benefit is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. The amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

8. COMMITMENTS AND CONTINGENCIES

  The Company has employment agreements with certain executives which expire in May 1998. Such agreements provide for minimum salary levels as well as incentive bonuses. The incentive bonuses are based upon the attainment of specified performance levels as determined by the board of directors. Additionally, one former executive will be paid a "finder's fee" for any acquisition originated by the executive that closes within eighteen months of origination. In the current year, this former executive was paid a finder's fee of $28 due to the acquisition of Hi-G assets. The agreements also restrict the executive's ability to compete directly with the Company or to solicit customers or employees of the Company. The aggregate commitment for salaries, excluding bonuses, was $1,688 and $1,338 at December 31, 1994 and 1995, respectively.

                    CII TECHNOLOGIES INC. AND SUBSIDIARIES

  The Company is obligated to pay the bank that financed the Acquisition and the Kilovac acquisition a "success fee" upon the occurrence of certain specified events, such as sale of the Company or an initial public offering, or on the fifth anniversary of the Kilovac acquisition (collectively referred to as the valuation date). The fee will be based upon the market value or appraised value of the Company on the valuation date. At December 31, 1995, $387 has been accrued related to this fee, representing the fee based on management's estimate of the value of the Company accrued over the period to the maturity of the arrangement. The anticipated public offering discussed in
Note 14 represents a valuation date that would require the fee to be paid. The success fee based on the anticipated value of the Company at the effective date of such offering is estimated to be $500.

  From time to time the Company is a party to certain lawsuits and administrative proceedings that arise in the conduct of its business. While the outcome of these lawsuits and proceedings cannot be predicted with certainty, management believes that, if adversely determined, the lawsuits and proceedings, either singularly or in the aggregate, would not have a material adverse effect on the financial condition or results of operations of the Company.

9. ENVIRONMENTAL REMEDIATION

  The Company has been notified by the State of North Carolina Department of Environment, Health & Natural Resources ("NCDHNR") that its manufacturing facility in Fairview, North Carolina has sites containing hazardous wastes resulting from activities by the predecessor to the Predecessor Company ("Prior Owner"). Additionally, the Company has been identified as a potentially responsible party for remediation at two superfund sites which were formerly used by hazardous waste disposal companies utilized by the Company.

  Several soil and groundwater contaminations have been noted at the Fairview facility the most serious of which is TCE contamination in the groundwater. Remedial investigations have been on-going at the facility and the NCDHNR has placed the facility on the Inactive Hazardous Sites Inventory. The Company is proceeding with development of a Corrective Action Plan and performing preliminary remediation under the Responsible Party Voluntary Site Remedial Action course of action.

  In the acquisition agreement of the Predecessor Company, the Company obtained indemnity from the selling shareholders for any environmental clean up costs as a result of existing conditions which would not be paid by the Prior Owner. The indemnity was limited to the extent of amounts owed to the selling shareholders through the subordinated note.

  On May 11, 1995, the Company reached a settlement with the Prior Owner which resulted in a cash deposit of $1,750 to an escrow account and an obligation for the Prior Owner to pay to the escrow account after the groundwater remediation system has been operating at least at 90% capacity for three years, an amount equal to the lesser of 90% of the present value of the long term operating and maintenance costs of the groundwater remediation system or $1,250. The Company has reflected the present value of the receivable, discounted at 5%, and the cash as restricted assets as the funds are held in escrow to be used specifically for the Fairview facility environmental remediation and monitoring and will become unrestricted only when the NCDHNR determines that no further action is required.

  In October 1995, the Company released the selling shareholders from their indemnity obligation. This action and the settlement with the Prior Owners resulted in the recording of a separate environmental remediation liability and the recognition in 1995 operations of an expense of $951 of environmental related costs which are not covered under the settlement with the Prior Owner. The environmental related costs include an environmental

                    CII TECHNOLOGIES INC. AND SUBSIDIARIES
remediation liability which is recorded at the present value, discounted at 5%, of the best estimate of the costs to remediate and monitor the remediation over the estimated 30 year remediation period, which were developed by a third party environmental consultant based on experience with similar remediation projects and methods and taking inflation into consideration. Total amounts estimated to be paid related to environmental liabilities are $5,264 calculated as follows:

       1996............................................................. $1,447
       1997.............................................................    135
       1998.............................................................    135
       1999.............................................................    135
       2000.............................................................    135
       Thereafter.......................................................  3,277
                                                                         ------
                                                                          5,264
       Discount to present value........................................  1,773
                                                                         ------
       Liability at present value....................................... $3,491
                                                                         ======

10. EMPLOYEE BENEFITS

  The Company has a self-funded welfare benefit plan (the "Plan") composed of separate programs for the hourly and salaried employees. The Plan was formed in 1981 to provide hospitalization and medical benefits for substantially all full-time employees of the Company and their dependents. The Plan is funded principally by employer contributions in amounts equal to the benefits provided. Employee contributions vary depending upon the amount of coverage elected by the employee. Employer contributions amounted to $307 and $508 for the years ended December 31, 1995 and 1994, respectively.

  Effective January 1, 1988, the Company implemented an investment retirement plan (the "Retirement Plan") pursuant to Section 401(k) of the Internal Revenue Code for all employees who qualify based on tenure with the Company. The Retirement Plan provides for employee and the Company contributions subject to certain limitations. The cost of the Retirement Plan charged to operations was approximately $110 and $91 during the years ended December 31, 1995 and 1994, respectively.

  During 1995, the Company sold 50,000 shares of stock to certain employees. The issuance price was $1 per share for 10,000 shares and $1.14 per share for 40,000 shares. The Company has recorded compensation expense of $720 representing the difference between the issuance price and the fair value of the stock as determined by an independent appraiser. Additionally, the Company has accrued bonuses of $580 to the employees for reimbursement of the tax impact to the employees of these transactions.

11. CUMULATIVE REDEEMABLE PREFERRED STOCK AND COMMON STOCK SUBJECT TO PUT
OPTIONS

  On May 11, 1993, the Company issued 40,000 shares of cumulative redeemable preferred stock for $50 per share. This issuance was in conjunction with the acquisition described in Note 1.

  On October 11, 1995, the Company issued 40,000 shares of cumulative redeemable preferred stock Series A at $50 per share to finance the Kilovac acquisition described in Note 1. At December 31, 1995, the Company has 40,000 shares of cumulative redeemable preferred stock Series A and 40,000 shares of cumulative redeemable preferred stock outstanding. The preferred stock has been stated at the liquidation preference value of $50 per share plus unpaid dividends.

                    CII TECHNOLOGIES INC. AND SUBSIDIARIES

  Holders of the preferred stock are entitled to a cumulative dividend payable semiannually on May 31 and November 30 at an annual rate of 9.25%. No dividends have been paid as Management has elected not to pay dividends until completion of the offering as described in Note 14. The dividends have been accrued and reflected as an increase in preferred stock.

  The preferred stock carries a mandatory redemption feature requiring redemption of 50% of the then outstanding shares of preferred stock on May 31, 2002 and the remaining shares on May 31, 2003 at a rate of $50 per share plus accrued and unpaid dividends. The Series A preferred stock also carries a mandatory redemption feature requiring redemption of 50% of the then outstanding shares of Series A preferred stock on May 31, 2004 and the remaining shares on May 31, 2005 at a rate of $50 per share plus accrued and unpaid dividends. The preferred stock may, however, be redeemed at the option of the Company at any time prior to the mandatory redemption date, in whole or in part, at a price of $50 per share plus accrued and unpaid dividends.

  On May 11, 1993, the Company issued 100,000 shares of common stock via subscription agreements for $1.00 per share to members of management who owned shares of the Predecessor Company. On both May 17, 1994 and May 23, 1995, the Company issued 10,000 shares of common stock via subscription agreements for $1.00 per share. On December 1, 1995, the Company issued 40,000 shares of common stock via subscription agreements for $1.14 per share (see Note 10). These agreements stipulate that the purchaser cannot sell the stock without first offering it for sale back to the Company. Prior to the fifth year anniversary of purchase or an initial public offering such as the anticipated offering described in Note 14, the Company is obligated to buy back the stock at the higher of the original purchase price or book value per share in the event of death, disability, or voluntary termination of employment ("Put Options"). At December 31, 1995, the Company had 160,000 shares outstanding subject to Put Options of the total 1,020,000 shares outstanding.

12. SIGNIFICANT CUSTOMERS

  Sales to foreign customers accounted for 15%, 15%, 20% and 15% of total sales for the period from January 1, 1993 to May 10, 1993, the period from May 10, 1993 to December 31, 1993 and the years ended December 31, 1994 and 1995, respectively.

  Approximately 20% percent of the Company's sales are made directly, or indirectly, to the U.S. Department of Defense.


13. RELATED PARTY TRANSACTIONS

  Certain nonemployee shareholders provide management services to the Company. The Company was charged $150 and $156 for such services for the years ended December 31, 1994 and 1995, respectively. Additionally, this group was paid $150 in 1995 for fees related to the Kilovac acquisition (see Notes 1 and 5).

14. SUBSEQUENT EVENTS (UNAUDITED)

  On July 2, 1996, the Company acquired certain assets and assumed certain liabilities of the Hartman Electrical Division of Figgie International, Inc. for approximately $12,000. The transaction was financed with secured bank debt, which was made available through amendment to the existing credit facility. The amended credit facility contains financial covenants including, without limitation, certain limitations on cash interest coverage, leverage, liquidity and minimum net worth and certain other customary restrictive covenants.

                    CII TECHNOLOGIES INC. AND SUBSIDIARIES

  The Company has entered into a Letter of Understanding with the bank, which, upon the execution of definitive documentation at the time of the offering, would provide for an amended $40 million credit facility, which will bear interest annually, at the election of the Company at a reference rate or at LIBOR (for the interest period selected by the Company) plus the applicable margin. The facility will be available for working capital purposes and to finance additional acquisitions. The Company anticipates that the loan agreement for the new facility will contain financial covenants including, without limitation, certain limitations on cash interest coverage, leverage, liquidity and minimum net worth and certain other customary restrictive covenants. The Company expects that the revolving loan facility will be available for three years, subject to one-year renewals, and that all outstanding amounts at the end of the three-year period will convert to a five-year term loan.

  In connection with the expected offering of 3,500,000 shares of Common Stock by the Company, a Registration Statement on Form S-1 will be filed with the Securities and Exchange Commission.

  The Company intends to use the anticipated net proceeds of the offering to repay amounts under the borrowing arrangement with a bank, the subordinated notes payable and the preferred stock.

  Subsequent to December 31, 1995, the Board of Directors approved a 2.5 for 1 stock split of the Common Stock effective immediately prior to the offering of Common Stock by the Company.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Kilovac Corporation:

  We have audited the consolidated balance sheets of Kilovac Corporation and subsidiaries as of December 31, 1994 and October 11, 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1994 and the period from January 1, 1995 through October 11, 1995. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Kilovac Corporation and subsidiaries as of December 31, 1994 and October 11, 1995 and the results of their operations and their cash flows for the two years in the period ended December 31, 1994 and the period from January 1, 1995 through October 11, 1995 in conformity with generally accepted accounting principles.

  As discussed in Note 10 to the consolidated financial statements, in September 1995 Kilovac Corporation entered into a merger agreement with Communications Instruments, Inc. Effective October 11, 1995, the merger was completed.

                                          Deloitte & Touche LLP

Los Angeles, California
December 6, 1995

                      KILOVAC CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      SUCCESSOR
                                                                       COMPANY
                                          DECEMBER 31,  OCTOBER 11,   MARCH 31,
                                              1994         1995         1996
                                          ------------  -----------  -----------
                                                                     (UNAUDITED)
                        ASSETS
CURRENT ASSETS:
 Cash and cash equivalents............... $   533,532   $  309,333   $    12,665
 Receivables:
   Trade, net of allowance for doubtful
    accounts: 1994--$6,134; 1995--
    $37,816; 1996--$40,470...............   1,315,546    1,365,489     1,617,565
   Other.................................     191,531       28,798        75,391
   Unbilled receivables..................      30,518      570,999       364,916
   Income taxes receivable...............      66,554          --        754,694
 Inventories:
   Raw materials and processed parts.....     558,907      779,636     1,157,465
   Work-in-progress......................     429,787      583,784       626,568
   Finished products.....................     208,536      416,849       500,665
 Prepaid expenses........................      68,140       81,862        72,049
 Deferred income taxes...................     325,827      373,460       536,350
                                          -----------   ----------   -----------
   Total current assets..................   3,728,878    4,510,210     5,718,328
                                          -----------   ----------   -----------
PROPERTY, At cost:
 Land....................................     435,408      435,408           --
 Building................................     145,136      145,136           --
 Machinery...............................   1,999,514    2,113,184     1,471,847
 Furniture and office equipment..........     754,106      868,152       337,152
 Vehicles................................      19,220       57,130        33,735
 Leasehold improvements..................     935,725      959,081       311,644
 Construction-in-progress................      36,450       46,842           --
                                          -----------   ----------   -----------
   Total.................................   4,325,559    4,624,933     2,154,378
 Accumulated depreciation................  (2,671,554)  (2,945,584)     (137,561)
                                          -----------   ----------   -----------
   Property, net.........................   1,654,005    1,679,349     2,016,817
                                          -----------   ----------   -----------
OTHER ASSETS:
 Deposits................................      27,226       12,959        13,554
 Deferred Income Taxes...................                                556,177
 Intangibles.............................     145,295      159,958     2,409,342
 Goodwill................................                              6,975,239
                                          -----------   ----------   -----------
   Total other assets....................     172,521      172,917     9,954,312
                                          -----------   ----------   -----------
TOTAL.................................... $ 5,555,404   $6,362,476   $17,689,457
                                          ===========   ==========   ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
CURRENT LIABILITIES:
 Revolving line of credit................ $   200,000          --            --
 Notes payable...........................     429,778   $   80,842           --
 Accounts payable........................     486,855      788,295   $   816,693
 Accrued liabilities.....................     905,243      980,260     1,596,265
 Income taxes payable....................         --       386,887        84,436
 Payable to stockholders.................         --           --        707,695
                                          -----------   ----------   -----------
   Total current liabilities.............   2,021,876    2,236,284     3,205,089
                                          -----------   ----------   -----------
NOTE PAYABLE TO CII......................         --           --      9,372,346
                                          -----------   ----------   -----------
PAYABLE TO STOCKHOLDERS..................         --           --        864,770
                                          -----------   ----------   -----------
DEFERRED INCOME TAXES....................      18,916        4,798           --
                                          -----------   ----------   -----------
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY:
 Preferred stock, $100 par value; 5,000
  shares authorized; none issued or
  outstanding............................
 Preference stock, $100 par value; 5,000
  shares authorized; none issued or
  outstanding............................
 Common stock--Class A, no par value;
  200,000 shares authorized; 58,574,
  52,295 and 124,785 shares issued and
  outstanding in 1994, 1995 and 1996,
  respectively...........................     559,929      374,215     4,000,000
 Common stock--Class B, no par value;
  200 shares authorized; none issued or
  outstanding
 Retained earnings.......................   2,954,683    3,747,179       247,252
                                          -----------   ----------   -----------
   Total stockholders' equity............   3,514,612    4,121,394     4,247,252
                                          -----------   ----------   -----------
TOTAL.................................... $ 5,555,404   $6,362,476   $17,689,457
                                          ===========   ==========   ===========

                See notes to consolidated financial statements.

                      KILOVAC CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                         THREE MONTHS
                                                                                             ENDED
                                                                                    ------------------------
                                                                      SUCCESSOR
                               YEAR ENDED                              COMPANY                    SUCCESSOR
                              DECEMBER 31,         JANUARY 1, 1995 OCTOBER 12, 1995                COMPANY
                         ------------------------  TO OCTOBER 11,  TO DECEMBER 31,   MARCH 26,    MARCH 31,
                            1993         1994           1995             1995          1995         1996
                         -----------  -----------  --------------- ---------------- -----------  -----------
                                                                     (UNAUDITED)    (UNAUDITED)  (UNAUDITED)
REVENUES:
  Product sales......... $10,375,887  $11,257,160    $9,685,620       $3,042,216    $2,901,286   $3,511,177
  Engineering sales.....     492,343      961,810     1,343,880          637,325       128,326      162,997
                         -----------  -----------    ----------       ----------    ----------   ----------
    Total revenues......  10,868,230   12,218,970    11,029,500        3,679,541     3,029,612    3,674,174
                         -----------  -----------    ----------       ----------    ----------   ----------
COSTS AND EXPENSES:
  Cost of product
   sales................   5,902,130    6,940,568     5,635,997        1,459,519     1,707,119    1,710,306
  Engineering, research
   and development
   costs................     943,532    1,431,703     1,364,845          579,577       364,127      624,565
  Selling, general and
   administrative
   expenses.............   2,441,318    2,987,309     2,527,046        1,079,414       674,635      938,001
                         -----------  -----------    ----------       ----------    ----------   ----------
    Total costs and
     expenses...........   9,286,980   11,359,580     9,527,888        3,118,510     2,745,881    3,272,872
                         -----------  -----------    ----------       ----------    ----------   ----------
OPERATING
 INCOME.................   1,581,250      859,390     1,501,612          561,031       283,731      401,302
                         -----------  -----------    ----------       ----------    ----------   ----------
OTHER EXPENSE (INCOME):
  Other (income)
   expense..............     226,133     (112,901)       (8,788)            (837)      (15,000)         --
  Interest expense......     150,813      130,247        34,527          250,261        12,772      267,588
                         -----------  -----------    ----------       ----------    ----------   ----------
    Total other
     expense............     376,946       17,346        25,739          249,424        (2,228)     267,588
                         -----------  -----------    ----------       ----------    ----------   ----------
INCOME BEFORE INCOME
 TAXES..................   1,204,304      842,044     1,475,873          311,607       285,959      133,714
                         -----------  -----------    ----------       ----------    ----------   ----------
INCOME TAX PROVISION
 (BENEFIT):
  Current...............     490,799      333,168       622,864          148,598       118,247       64,840
  Deferred..............     (87,913)    (104,852)      (61,751)         (10,700)      (11,723)      (4,669)
                         -----------  -----------    ----------       ----------    ----------   ----------
    Total income taxes..     402,886      228,316       561,113          137,898       106,524       60,171
                         -----------  -----------    ----------       ----------    ----------   ----------
NET INCOME.............. $   801,418  $   613,728    $  914,760       $  173,709    $  179,435   $   73,543
                         ===========  ===========    ==========       ==========    ==========   ==========
Income per share........ $      7.00  $      5.43    $     7.75       $     1.39    $     1.57   $      .59
                         ===========  ===========    ==========       ==========    ==========   ==========
Weighted average shares
 outstanding............     119,147      118,600       118,557          124,785       119,472      124,785
                         ===========  ===========    ==========       ==========    ==========   ==========


                See notes to consolidated financial statements.

                      KILOVAC CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                     COMMON STOCK                      TOTAL
                                  -------------------   RETAINED   STOCKHOLDERS'
                                  SHARES     AMOUNT     EARNINGS      EQUITY
                                  -------  ----------  ----------  -------------
BALANCE, JANUARY 1, 1993........   62,114  $  538,795  $1,684,640   $2,223,435
  Exercise common stock
   options......................       10          95         --            95
  Repurchase of common stock....   (2,448)    (24,467)    (68,526)     (92,993)
  Net income....................      --          --      801,418      801,418
                                  -------  ----------  ----------   ----------
BALANCE, DECEMBER 31, 1993......   59,676     514,423   2,417,532    2,931,955
  Issuance of common stock......    1,346      69,992         --        69,992
  Repurchase of common stock....   (2,448)    (24,486)    (76,577)    (101,063)
  Net income....................      --          --      613,728      613,728
                                  -------  ----------  ----------   ----------
BALANCE, DECEMBER 31, 1994......   58,574     559,929   2,954,683    3,514,612
  Repurchase of common stock....   (6,279)   (185,714)   (122,264)    (307,978)
  Net income....................      --          --      914,760      914,760
                                  -------  ----------  ----------   ----------
BALANCE, OCTOBER 11, 1995.......   52,295     374,215   3,747,179    4,121,394
  CII purchase adjustment
   (including effect of issuance
   of shares upon exercise of
   stock options)...............   72,490   3,625,785  (3,747,179)    (121,394)
  Net Income....................      --          --      173,709      173,709
                                  -------  ----------  ----------   ----------
BALANCE, DECEMBER 31, 1995
 (Unaudited) (Successor
 Company).......................  124,785   4,000,000     173,709    4,173,709
  Net Income....................      --          --       73,543       73,543
                                  -------  ----------  ----------   ----------
BALANCE, MARCH 31, 1996
 (Unaudited) (Successor Company)
 ...............................  124,785  $4,000,000    $247,252   $4,247,252
                                  =======  ==========  ==========   ==========


                See notes to consolidated financial statements.

                      KILOVAC CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   THREE MONTHS
                                                                                       ENDED
                                                                          --------------------------------
                                                             SUCCESSOR
                                                              COMPANY
                              YEAR ENDED        JANUARY 1,  OCTOBER 12,                SUCCESSOR
                             DECEMBER 31,        1995 TO      1995 TO                   COMPANY
                         ---------------------   OCTOBER    DECEMBER 31,   MARCH 26,   MARCH 31,
                           1993        1994      11, 1995       1995         1995        1996
                         ---------  ----------  ----------  ------------  ----------- -----------
                                                            (UNAUDITED)   (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income.............  $ 801,418  $  613,728  $ 914,760   $   173,709    $ 179,435  $    73,543
Adjustments to
 reconcile net income
 to net cash provided
 by activities:
 Depreciation and
  amortization.........    308,699     365,718    274,030       158,793       78,540      180,719
 Loss on disposal of
  property.............        --       14,543        --            --           --           --
 Deferred income
  taxes................    (87,913)   (104,852)   (61,751)      (10,700)     (11,723)      (4,669)
 Provision for
  doubtful accounts
  and notes
  receivable...........     78,151     (30,000)    31,682         3,677       21,678
 Changes in operating
  assets and
  liabilities:
   Trade and other
    receivables........   (792,448)     (6,632)  (459,373)   (1,017,444)     (78,066)     924,866
   Inventories.........    (49,503)    167,438   (583,039)      168,009     (155,666)    (483,099)
   Prepaid expenses and
    deposits...........   (108,146)     59,784        545        25,544      (45,364)      (5,476)
   Accounts payable....     91,170      96,384    308,378      (105,374)     144,986      138,772
   Income taxes........    159,464    (345,015)   453,441       301,481       (3,777)      60,860
   Accrued
    liabilities........    197,254     268,251     68,079        98,126     (256,629)     337,024
                         ---------  ----------  ---------   -----------    ---------  -----------
     Net cash provided
      by operating
      activities.......    598,146   1,099,347    946,752      (204,179)    (126,586)   1,222,540
                         ---------  ----------  ---------   -----------    ---------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Additions to
  property.............   (284,029)   (486,583)  (299,374)     (112,509)     (54,809)    (239,784)
 Additions to
  patents..............       (579)    (68,779)   (14,663)       (2,610)         --           --
 Proceeds from
  disposal of fixed
  assets...............        --        1,205        --            --           --           --
                         ---------  ----------  ---------   -----------    ---------  -----------
   Net cash used in
    investing
    activities.........   (284,608)   (554,157)  (314,037)     (115,119)     (54,809)    (239,784)
                         ---------  ----------  ---------   -----------    ---------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Net revolving line of
  credit borrowings....        --      200,000   (200,000)          --       169,927
 Repayment of notes
  payable..............   (137,968)   (860,865)  (348,936)          --      (288,483)     (80,842)
 Notes payable to
  CII..................        --          --         --        144,177                  (278,277)
 Repayment of payable
  to stockholders......                                                                  (745,184)
 Issuance of common
  stock................         95      69,992        --            --           --           --
 Repurchase of common
  stock................    (92,993)   (101,063)  (307,978)          --       (46,264)         --
                         ---------  ----------  ---------   -----------    ---------  -----------
     Net cash used in
      financing
      activities.......   (230,866)   (691,936)  (856,914)      144,177     (164,820)  (1,104,303)
                         ---------  ----------  ---------   -----------    ---------  -----------
NET DECREASE IN CASH
 AND CASH EQUIVALENTS..     82,672    (146,746)  (224,199)     (175,121)    (346,215)    (121,547)
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD.............    597,606     680,278    533,532       309,333      533,532      134,212
                         ---------  ----------  ---------   -----------    ---------  -----------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD................  $ 680,278  $  533,532  $ 309,333   $   134,212    $ 187,317  $    12,665
                         =========  ==========  =========   ===========    =========  ===========
SUPPLEMENTAL
 DISCLOSURES OF CASH
 FLOW
 INFORMATION--
Cash paid during the
 period for:
 Interest..............  $ 117,132  $   97,810  $  19,963   $   106,084    $  10,307          --
 Income taxes..........  $ 321,798  $  717,500  $ 142,200   $   120,353    $ 120,000  $     4,000

                See notes to consolidated financial statements.

                     KILOVAC CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   YEARS ENDED DECEMBER 31, 1993 AND 1994 AND THE PERIODFROM JANUARY 1, 1995
                           THROUGH OCTOBER 11, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General--Kilovac Corporation designs and manufactures high voltage and high frequency electromechanical relays with applications in the following industries: aerospace and defense, medical, test equipment, and other commercial industries. Kilovac Corporation sells its products and grants credit to customers in all of these industries located throughout the world.

  Principles of Consolidation--The consolidated financial statements include the accounts of Kilovac Corporation and its wholly owned subsidiaries (the "Company"). All intercompany accounts and transactions have been eliminated.

  Interim Financial Statements--In the opinion of management, the unaudited interim financial statements contain all adjustments, consisting solely of adjustments of a normal recurring nature, necessary to present fairly the financial position, results of operations, and cash flows for the periods presented. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results for the full year. It is the Company's practice at the end of each interim reporting period to make an estimate of the effective tax rate expected to be applicable for the full fiscal year on a stand alone basis. The rate so determined is used in providing for income taxes on a year-to-date basis.

  Inventories--Inventories are stated at the lower of cost (first-in, first-out) or market.

  Property--Depreciation and amortization are computed using the straight-line method. Useful lives of the assets range from 3 to 30 years for building and leasehold improvements, 3 to 10 years for machinery, and 3 to 5 years for furniture and office equipment and vehicles.

  Income Taxes--The Company files a federal income tax return and a California franchise tax return. Income taxes are recognized for (a) the amount of taxes payable or refundable for the current period, and (b) deferred income tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's financial statements or income tax returns. The effects of income taxes are measured based on enacted laws and rates.

  Revenues--Engineering sales represent revenues under fixed price development and cost sharing development contracts. Revenues under the contracts are recognized based on the percentage of completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. Costs in excess of contract revenues on cost sharing development contracts are expensed in the period incurred as research and development costs. Cost estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Provision for estimated losses on fixed price development contracts is made in the period such losses are determined by management. Product sales are recognized upon product shipment.

  Income per Share--Per share data is based on the weighted average number of shares outstanding and common stock equivalents. Income per share computations limit the assumption of the repurchase of treasury shares to a maximum of 20 percent of the outstanding shares of the Company, with the remaining pro forma proceeds, where applicable, being applied to reduce interest-bearing liabilities. Accordingly, interest expense based on the Company's average cost of funds is reduced, and net income is increased. Net income for purposes of the computation of income per share was increased by $32,938, $30,574, $4,062 and $7,663 for the years ended December 31, 1993 and 1994, the period from January 1, 1995 to October 11, 1995 and the three months ended March 26, 1995, respectively.

                     KILOVAC CORPORATION AND SUBSIDIARIES

  Use of Estimates in the Preparation of Financial Statements--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Export Sales--The Company operates in one industry segment. Export sales primarily to the Far East and Europe for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 through October 11, 1995 totaled $2,254,995, $2,743,502 and $3,118,545, respectively.

  New Accounting Standards--In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of," which established a new accounting principle for the impairment of long-lived assets and certain identifiable intangible assets and is effective for fiscal years beginning after December 15, 1995 with earlier adoption encouraged. The Company adopted the new standard in 1995, which adoption had no impact on the accompanying consolidated financial statements.

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes an alternative method of accounting for employee stock compensation plans based on a fair value methodology. However, the statement allows an entity to continue to use the accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The new standard also requires additional disclosures if the Company elects to remain with the accounting in Opinion 25. The Company has not determined whether it will adopt the new accounting standard and has also not yet determined its effect.

2. BORROWING ARRANGEMENTS

  The Company had borrowing arrangements with a bank that provided for borrowings of up to $750,000 under a revolving line of credit and $600,000 under a term line of credit for equipment purchases. Interest on outstanding balances under these arrangements was payable at the bank's reference rate (8.5% at December 31, 1994) plus .75% under the revolving line of credit and 1% under the term line of credit. The credit arrangements required the Company to maintain certain financial ratios and a compensating balance equal to 7% of the revolving line of credit limit. In connection with the sale of the Company (see Note 9), the borrowing arrangements were canceled effective October 11, 1995.

3. NOTES PAYABLE

  Notes payable consist of the following:

                                                       DECEMBER 31, OCTOBER 11,
                                                           1994        1995
                                                       ------------ -----------
   Term loan to bank; interest at the prime rate
    (8.5% at December 31, 1994) plus 1% with minimum
    and maximum rates set at 11% and 14.75%,
    respectively; principal due in monthly
    installments of $806 through March 1995 when the
    unpaid balance is due and payable. The loan is
    collateralized by a first trust deed on land and
    building with a net book value of $556,354 at
    December 31, 1994................................    $244,078         --
   Term line of credit; interest at variable rates,
    9.5% at December 31, 1994, principal and interest
    due in monthly installments through May 1995.....      84,558         --
   Subordinated notes payable to a former
    officer/stockholder; interest at a rate of 8.25%
    payable monthly, principal due December 1995.....      80,842     $80,842
   Other.............................................      20,300         --
                                                         --------     -------
                                                         $429,778     $80,842
                                                         ========     =======

                      KILOVAC CORPORATION AND SUBSIDIARIES

4. ACCRUED LIABILITIES

  Accrued liabilities consist of the following:

                                                        DECEMBER 31, OCTOBER 11,
                                                            1994        1995
                                                        ------------ -----------
   Wages and certain benefits..........................   $319,033    $355,000
   Legal costs.........................................    360,000         --
   Provision for contract losses.......................    155,813     307,983
   Deferred revenues...................................        --      240,404
   Other...............................................     70,397      76,873
                                                          --------    --------
                                                          $905,243    $980,260
                                                          ========    ========

5. INCOME TAXES

  Significant components of the Company's net deferred income taxes are as follows:

                                                        DECEMBER 31, OCTOBER 11,
                                                            1994        1995
                                                        ------------ -----------
   Current:
     Accrued expenses..................................   $147,358    $ 67,606
     Provision for contract losses.....................     52,976     104,714
     Deferred revenues.................................        --       81,600
     Inventories.......................................     31,449      16,697
     Loan receivable...................................     23,800         --
     Other.............................................     (4,005)     10,444
     State taxes, net of federal benefit...............     74,249      92,399
                                                          --------    --------
                                                          $325,827    $373,460
                                                          ========    ========
   Noncurrent:
     Depreciation......................................   $(16,185)   $ (4,064)
     State taxes, net of federal benefit...............     (2,731)       (734)
                                                          --------    --------
                                                          $(18,916)   $ (4,798)
                                                          ========    ========

  The net deferred tax asset is as follows:

                                                        DECEMBER 31, OCTOBER 11,
                                                            1994        1995
                                                        ------------ -----------
     Deferred tax assets...............................   $336,608    $416,278
     Deferred tax liabilities..........................    (29,697)    (47,616)
                                                          --------    --------
                                                          $306,911    $368,662
                                                          ========    ========

  The following is a reconciliation of the effective tax rate to the federal statutory rate:

                                                                  PERIOD FROM
                                       YEAR ENDED   YEAR ENDED  JANUARY 1, 1995
                                      DECEMBER 31, DECEMBER 31, TO OCTOBER 11,
                                          1993         1994          1995
                                      ------------ ------------ ---------------
   Tax provision at statutory rate..    $421,506     $294,715      $516,556
   Benefit of foreign service
    corporation.....................     (11,937)      (9,821)      (21,237)
   Research and development credit..     (55,776)     (71,006)      (27,610)
   State taxes, net of federal
    benefit.........................      63,628       14,915        80,969
   Other............................     (14,535)        (487)       12,435
                                        --------     --------      --------
                                        $402,886     $228,316      $561,113
                                        ========     ========      ========

                      KILOVAC CORPORATION AND SUBSIDIARIES

6. COMMITMENTS AND CONTINGENCIES

  The Company leases its premises under an operating lease that expires in April 1996. Future minimum lease payments under the lease total $77,805 at October 11, 1995.

  Rent expense for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 through October 11, 1995 was $207,480, $207,480 and $163,590, respectively.

  In 1992, two former officers of the Company filed a lawsuit against the Company and an officer of the Company, stating various causes of action. The lawsuit has been settled and the settlement amount and related legal costs were reported in the 1994 consolidated financial statements as other expenses (income), net of insurance reimbursements.

7. CAPITAL STOCK

  The dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption and other preferences of the Class B common stock, preferred stock and preference stock are subject to determination by the Board of Directors.

8. STOCK OPTIONS

  The Company has stock option plans that provide for the issuance of shares of the Company's common stock in incentive stock options and nonqualified stock options to key employees. Incentive stock options may be granted at a price not less than the fair market value of the stock at the grant date. Options granted vest over varying periods and expire no later than ten years from the grant date. The option agreements include a vesting acceleration provision in the event of certain occurrences, which include the merger or sale of the Company. In connection with the merger agreement discussed in Note 10, all of the employee stock options became fully vested on October 11, 1995 and were exercised.

  Information concerning outstanding options is as follows:

                                                         NUMBER OF OPTION PRICE
                                                          SHARES    PER SHARE
                                                         --------- ------------
   Outstanding, January 1, 1993.........................  70,500   $9.52-$38.70
     Exercised..........................................     (10)          9.52
                                                          ------   ------------
   Outstanding, December 31, 1993.......................  70,490   $9.52-$38.70
     Granted............................................   2,000          41.50
                                                          ------   ------------
   Outstanding, December 31, 1994.......................  72,490   $9.52-$41.50
                                                          ------   ------------
   Outstanding, October 11, 1995........................  72,490   $9.52-$41.50
                                                          ======   ============

9. EMPLOYEE BENEFIT PLANS

  The Company has established the Kilovac Corporation Employee Stock Bonus Plan (the "Plan") for the benefit of substantially all of its employees. Annual contributions are limited to a maximum of 15% of eligible employees' compensation and are made at the discretion of the Board of Directors. Contributions may be made in the form of cash or stock. Valuation of stock contributed under the Plan is based on fair market value as determined by independent appraisal. Contributions to the Plan for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 through October 11, 1995 totaled $147,607, $76,280 and $70,000, respectively. Effective with the consummation of the merger (see Note 10), the Company has discontinued further contributions to the plan.

  The Company has established a salary deferral savings plan under provisions of Section 401(k) of the Internal Revenue Code. Employees may elect to defer up to 15% of their annual compensation under the plan.

                     KILOVAC CORPORATION AND SUBSIDIARIES

10. MERGER AGREEMENT

  On September 20, 1995, the Company entered into a merger agreement with Communications Instruments, Inc. ("CII") that was effective October 11, 1995. Under the terms of the agreement, CII acquired 80% of the outstanding common stock of the Company (99,828 shares) for a total cash consideration of $12,900,000 (less certain transaction fees), distribution of the Company's ownership in Kilovac Development Corporation, and certain future consideration. In conjunction with the acquisition, the outstanding stock options were exercised, representing 72,490 shares of the Company's common stock. The option holders received their pro rata share of the purchase price less the aggregate option exercise price totaling $1,202,692.

11. SUCCESSOR COMPANY

   On October 12, 1995, the reporting entity was effectively changed to reflect the purchase of 80% of the Company by CII. Accordingly, the accompanying financial statements subsequent to the purchase on October 11, 1995, entitled "Successor Company", reflect the push down of the purchase accounting adjustments based on the aggregate purchase price of $15,681,000 paid by CII including substantially all bank borrowings. To the extent of the 80% change in ownership, the purchase price has been allocated to the assets and liabilities of the Company based on their fair values, with the remaining 20% minority interest valued at its historical cost. Fair values were determined generally by appraisals with the excess allocated to goodwill.

  The following summarizes the purchase price allocation as of the acquisition date:

      Current assets............................................... $ 5,563,000
      Property and equipment.......................................   1,802,000
      Intangibles and other assets.................................  10,165,000
      Liabilities assumed..........................................  (1,849,000)
                                                                    -----------
        Total purchase price....................................... $15,681,000
                                                                    ===========

  The transaction was financed through bank borrowings of approximately $9,700,000 on term and revolver loans, issuance of $2,000,000 in preferred stock, and issuance of subordinated notes of $1,700,000 to CII stockholders. Additionally, an estimated $2,300,000 is payable to the Company's selling stockholders upon the future realization of potential tax benefits associated with a net operating loss carry-forward.

  CII is obligated to purchase, for shares of CII, the remaining 20% interest in the Company on, at the option of the selling stockholders, either December 31, 2000 or December 31, 2005, or upon the occurrence of certain events (including an initial public offering), if earlier, at an amount based on the value of the Company as defined in the agreement. During 1996, CII and holders of the remaining 20% interest in the Company agreed that the value of the remaining interest that would be acquired upon an initial public offering is $4,500.

  The accompanying Successor Company financial statements include substantially all bank borrowings incurred by CII in connection with the purchase, approximating $9,500,000 as a note payable to CII, and the $2,300,000 payable to the Company's stockholders. The note payable to CII includes interest at the bank's prime rate plus 2% (10% at December 31, 1995 and 10.25% at March 31,1996). The remaining purchase price has been reflected as an adjustment to certain liabilities and stockholders' equity.

  As a result of the purchase price allocation, intangible and other assets, which includes goodwill, were increased to approximately $10,165,000. The intangible assets, excluding goodwill, primarily represent patents and debt issuance costs, and are amortized on a straight-line basis over the patent life, or on the effective interest method over the life of the loan. Goodwill is being amortized by the straight-line method over 30 years. The Company and CII regularly evaluate the recoverability of goodwill using estimates of undiscounted future cash flows and operating earnings of the Company.

                         INDEPENDENT AUDITORS' REPORT

Hartman Electrical Manufacturing
 Division of Figgie International,
 Inc.

  We have audited the accompanying balance sheets of the Hartman Electrical Manufacturing Division (the "Company") of Figgie International, Inc. as of December 31, 1994 and 1995 and the related statements of operations, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Cleveland, Ohio
June 28, 1996

    HARTMAN ELECTRICAL MANUFACTURING DIVISION OF FIGGIE INTERNATIONAL, INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                   DECEMBER 31,
                                                  ----------------   MARCH 31,
                                                   1994     1995       1996
                                                  -------  -------  -----------
                                                                    (UNAUDITED)
                                     ASSETS
                                     ------
Cash............................................  $     7  $    22    $    19
Receivables--net of allowance for doubtful
 accounts of $100 in 1994, 1995 and 1996........    3,633    1,877      2,596
Inventories (Note 2)............................    5,632    6,992      6,973
Prepaid expenses................................       13       23         15
                                                  -------  -------    -------
  Total current assets..........................    9,285    8,914      9,603
Property and equipment--at cost (Note 3)........    5,720    5,720      5,400
Less accumulated depreciation and amortization..   (3,626)  (3,958)    (3,993)
                                                  -------  -------    -------
  Property and equipment--net...................    2,094    1,762      1,407
Prepaid pension (Note 6)........................    1,342    1,427      1,427
Other assets....................................      174       33        --
                                                  -------  -------    -------
  Total.........................................  $12,895  $12,136    $12,437
                                                  =======  =======    =======
                       LIABILITIES AND DIVISIONAL EQUITY
                       ---------------------------------
LIABILITIES:
Accounts payable................................  $   963  $ 1,356    $ 1,602
Accrued liabilities (Note 4)....................    6,819    5,333      5,032
Current portion of capital lease obligations
 (Note 7).......................................    1,073      518        504
                                                  -------  -------    -------
  Total current liabilities.....................    8,855    7,207      7,138
Non-current capital lease obligations (Note 7)..    1,138      617        494
                                                  -------  -------    -------
  Total liabilities.............................    9,993    7,824      7,632
COMMITMENTS AND CONTINGENCIES (Note 7)
DIVISIONAL EQUITY (Note 9)......................    2,902    4,312      4,805
                                                  -------  -------    -------
  Total.........................................  $12,895  $12,136    $12,437
                                                  =======  =======    =======

  The accompanying notes to financial statements are an integral part of these statements.

    HARTMAN ELECTRICAL MANUFACTURING DIVISION OF FIGGIE INTERNATIONAL, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                           YEARS ENDED     THREE MONTHS ENDED
                                          DECEMBER 31,          MARCH 31,
                                         ----------------  --------------------
                                          1994     1995      1995       1996
                                         -------  -------  ---------  ---------
                                                               (UNAUDITED)
NET SALES............................... $19,974  $17,461  $   4,742  $   5,095
                                         -------  -------  ---------  ---------
COSTS AND EXPENSES:
  Cost of sales (Note 8)................  17,120   11,417      3,024      3,656
  Selling...............................     889      445        130         73
  General and administrative (Note 1 and
   8)...................................   3,331    2,753        697        685
  Research and development..............     969      615        216        --
  Non-recurring charge (Note 10)........   1,877      --         --         --
  Provision for estimated environmental
   costs (Note 11)......................     --       850        --         --
                                         -------  -------  ---------  ---------
    Total costs and expenses............  24,186   16,080      4,067      4,414
                                         -------  -------  ---------  ---------
INCOME (LOSS) FROM OPERATIONS...........  (4,212)   1,381        675        681
                                         -------  -------  ---------  ---------
OTHER INCOME (EXPENSE):
  Interest expense (Note 8).............    (332)     (50)       (17)       --
  Other.................................     118      (92)       (33)         1
                                         -------  -------  ---------  ---------
    Total other income (expense)........    (214)    (142)       (50)         1
                                         -------  -------  ---------  ---------
INCOME (LOSS) BEFORE INCOME TAXES.......  (4,426)   1,239        625        682
PROVISION (BENEFIT) FOR INCOME TAXES
 (Note 5)...............................  (1,765)     496        249        272
                                         -------  -------  ---------  ---------
NET INCOME (LOSS)....................... $(2,661) $   743  $     376  $     410
                                         =======  =======  =========  =========


  The accompanying notes to financial statements are an integral part of these statements.

    HARTMAN ELECTRICAL MANUFACTURING DIVISION OF FIGGIE INTERNATIONAL, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 THREE MONTHS
                                                 YEARS ENDED        ENDED
                                                DECEMBER 31,      MARCH 31,
                                               ----------------  -------------
                                                1994     1995     1995   1996
                                               -------  -------  ------  -----
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)............................  $(2,661) $   743  $  376  $ 410
Adjustments to reconcile net income (loss) to
 net cash provided by (used in) operating
 activities:
  Depreciation...............................      389      332      88     67
  Gain on sale of fixed assets...............     (167)     --      --     --
  Loss on write-off of equipment and other
   assets....................................    1,951      --      --     --
  Changes in operating assets and
   liabilities:
    Receivables..............................   (1,322)   1,756    (603)  (719)
    Inventories..............................    1,315   (1,360)    181     19
    Prepaid expenses.........................       (4)     (10)      6      8
    Prepaid pension and other assets.........      629       56      26     33
    Accounts payable.........................   (1,314)     393     113    246
    Accrued expenses.........................   (2,613)  (1,486)   (951)  (301)
                                               -------  -------  ------  -----
  Net cash provided by (used in) operating
   activities................................   (3,797)     424    (764)  (237)
                                               -------  -------  ------  -----
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.........................      (76)     --      --     (63)
Sale of property and equipment...............      217      --      --     --
                                               -------  -------  ------  -----
  Net cash provided by (used in) investing
   activities................................      141      --      --     (63)
                                               -------  -------  ------  -----
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligations........     (491)  (1,076)   (281)  (137)
Net cash provided by Figgie..................    4,149      667   1,055    434
                                               -------  -------  ------  -----
  Net cash provided by (used in) financing
   activities................................    3,658     (409)    774    297
                                               -------  -------  ------  -----
NET INCREASE (DECREASE) IN CASH..............        2       15      10     (3)
CASH, BEGINNING OF PERIOD....................        5        7       7     22
                                               -------  -------  ------  -----
CASH, END OF PERIOD..........................  $     7  $    22  $   17  $  19
                                               =======  =======  ======  =====

  The accompanying notes to financial statements are an integral part of these statements.

    HARTMAN ELECTRICAL MANUFACTURING DIVISION OF FIGGIE INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1994 AND 1995
          AND THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                                (IN THOUSANDS)

1.BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Reporting Entity--Hartman Electrical Manufacturing (the "Company") is a division of Figgie International, Inc. ("Figgie"). The Company, located in Mansfield, Ohio, is a manufacturer and marketer of high current electromechanical relays for critical applications in the military and commercial aerospace markets. The Company specializes in lower volume, highly engineered relays targeted to aerospace original equipment manufacturers and aftermarket users. Due to the nature of the industry they serve, the Company's customer base is highly concentrated. Approximately 86% and 91% of net sales in 1994 and 1995, respectively, were to the Company's ten largest customers. Three customers in 1994 and four customers in 1995 exceeded 10% of net sales. Sales to these customers ranged from 11% to 21% of net sales in 1994 and 11% to 27% of net sales in 1995. Net sales to the U.S. Department of Defense (including prime contractors under U.S. government programs) amounted to 35% and 26% of total net sales in 1994 and 1995, respectively.

  Approximately 13% and 17% of net sales in 1994 and 1995, respectively, were to entities which principally operate outside of the United States.

  The financial statements have been prepared generally as if the Company had operated as a stand-alone entity for all periods presented. The financial information included herein is not necessarily indicative of the financial position and results of operations of the Company in the future. In addition, these financial statements do not reflect any effects of the proposed change in ownership transaction described in Note 12.

  The Company receives an allocation of various management services provided by Figgie such as insurance, legal, treasury, property management, human resources, accounting, tax, and other miscellaneous. Expenses for such common services, included in general and administrative expenses, were $1,812 in 1994 and 1995. Effective January 1, 1996, Figgie discontinued allocating expenses for common services discussed above due to the proposed transaction discussed in Note 12. An estimate of $453 relating to corporate charges that would have been allocated by Figgie to the Company during the quarter ended March 31, 1996 has been included in general and administrative expenses for the quarter ended March 31, 1996.

  Concentration of Credit Risk--Credit is extended based on an evaluation of the customer's financial condition and, generally, collateral is not required. Receivables from the Company's ten largest customers represent 82% and 78% of total receivables at December 31, 1994 and 1995, respectively.

  Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions pending completion of related events. These estimates and assumptions affect the amounts reported at the date of the financial statements for assets, liabilities, revenues and expenses and the disclosure of contingencies. Actual results could differ from those estimates.

  Fair Value of Financial Instruments--The Company has various financial instruments, including cash, accounts receivable, accounts payable, and capital leases. The Company believes that the carrying values of these financial instruments approximate their fair values.

  Inventories--Inventories are stated at the lower of first-in, first-out
(FIFO) cost or market. Reserves for excess and obsolete inventories are determined based on historical and projected usage.

  Revenue Recognition--Revenues are generally recognized as finished products are shipped to customers. The Company follows the guidelines of AICPA Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" (the contract method of accounting) for certain long-term commercial and governmental contracts. Under the contract method of accounting, the Company's sales

    HARTMAN ELECTRICAL MANUFACTURING DIVISION OF FIGGIE INTERNATIONAL, INC.

are primarily under fixed-price contracts, certain of which require delivery of products over several years. Sales and profit on each contract are recognized primarily in accordance with the percentage-of-completion method of accounting, using the units of delivery method. Revisions of estimated profits on contracts are included in earnings by the reallocation method, which spreads the change in estimate over future deliveries. Any anticipated losses on contracts are charged to earnings when identified. Estimated warranty costs are provided for based on known claims and historical experience.

  Depreciation--Depreciation is computed on the straight-line method over the assets' estimated useful lives, ranging from 15 to 40 years for buildings and improvements and 5 to 10 years for machinery and equipment.

  Research and Development--Research and development costs are expensed as incurred.

2. INVENTORIES

  Inventories consist of the following:

                                                  DECEMBER 31,
                                                 ----------------   MARCH 31,
                                                  1994     1995       1996
                                                 -------  -------  -----------
                                                                   (UNAUDITED)
   Products in process.......................... $ 2,089  $ 3,475    $ 3,518
   Raw materials, supplies and finished
    components..................................   6,456    6,709      6,793
                                                 -------  -------    -------
   Inventories--gross...........................   8,545   10,184     10,311
   Reserve for excess and obsolete inventory....  (2,913)  (3,192)    (3,338)
                                                 -------  -------    -------
     Total...................................... $ 5,632  $ 6,992    $ 6,973
                                                 =======  =======    =======

3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1994   1995
                                                                  ------ ------
   Land.......................................................... $  205 $  205
   Buildings and improvements....................................  1,134  1,134
   Machinery and equipment.......................................  4,131  4,381
   Construction in progress......................................    250    --
                                                                  ------ ------
     Total....................................................... $5,720 $5,720
                                                                  ====== ======

4. ACCRUED LIABILITIES

  Accrued liabilities consist of the following:

                                                      DECEMBER 31,
                                                      -------------  MARCH 31,
                                                       1994   1995     1996
                                                      ------ ------ -----------
                                                                    (UNAUDITED)
   Compensation and related benefits................. $  617 $  642   $  565
   Taxes other than income...........................    334    335      429
   Estimated losses on uncompleted contracts.........  5,332  3,091    2,644
   Estimated environmental remediation liability.....    --     850      850
   Warranty..........................................    200    200      224
   Other.............................................    336    215      320
                                                      ------ ------   ------
     Total........................................... $6,819 $5,333   $5,032
                                                      ====== ======   ======

    HARTMAN ELECTRICAL MANUFACTURING DIVISION OF FIGGIE INTERNATIONAL, INC.

5. INCOME TAXES

  The operations of the Company are included in the consolidated tax return of Figgie. The income tax provision included in the statements of operations has been determined as if the Company was a separate taxpayer. Current and deferred tax assets and liabilities are transferred to divisional equity.

  The provision (benefit) for income taxes consists of the following for the years ended December 31:

                                                                    1994    1995
                                                                   -------  ----
   Current........................................................ $(1,654) $  1
   Deferred.......................................................    (111)  495
                                                                   -------  ----
     Total........................................................ $(1,765) $496
                                                                   =======  ====

  The effective income tax rates for the years ended December 31, 1994 and 1995 were 40%. The principle difference between income taxes computed at the federal statutory rate (35%) and the Company's effective income tax rate is state and local income taxes.

  Components of the deferred tax liabilities (assets) included in divisional equity at December 31 were as follows:

                                                               1994     1995
                                                              -------  -------
   Depreciation.............................................. $   214  $   186
   Pension...................................................     537      571
   Inventory basis difference................................  (1,065)  (1,178)
   Estimated losses on uncompleted contracts.................  (2,133)  (1,236)
   Accrued liabilities.......................................    (213)    (508)
   Bad debt reserve..........................................     (40)     (40)
                                                              -------  -------
     Total................................................... $(2,700) $(2,205)
                                                              =======  =======

6. RETIREMENT PLANS

  Hourly employees covered under the Company's collective bargaining agreement participate in a defined benefit pension plan. The plan provides for various levels of benefits based on length of service. The plan is fully funded and no contributions to the plan were required in 1994 and 1995. The plan's assets consist primarily of listed common stocks, corporate and government bonds, real estate investments, and cash and cash equivalents.

  Net periodic pension income of the defined benefit pension plan consists of the following for the years ended December 31:

                                                                  1994   1995
                                                                  -----  -----
   Service cost--benefits earned during the year................. $  59  $  53
   Interest cost on accumulated benefit obligation...............   190    221
   Actual (return) loss on plan assets...........................   171   (748)
   Net amortization and deferral.................................  (607)   389
                                                                  -----  -----
     Net periodic pension income................................. $(187) $ (85)
                                                                  =====  =====

    HARTMAN ELECTRICAL MANUFACTURING DIVISION OF FIGGIE INTERNATIONAL, INC.

  The funded status of the defined benefit pension plan and the amounts recognized in the balance sheets at December 31 are as follows:

                                                              1994     1995
                                                             -------  -------
   Fair value of plan assets................................ $ 3,548  $ 4,091
   Actuarial present value of benefit obligation--projected
    and accumulated.........................................  (2,443)  (3,014)
                                                             -------  -------
   Plan assets greater than projected benefit obligation....   1,105    1,077
   Unrecognized net transition asset........................    (521)    (456)
   Unrecognized net loss....................................     670      728
   Unrecognized prior service cost..........................      88       78
                                                             -------  -------
   Prepaid pension asset.................................... $ 1,342  $ 1,427
                                                             -------  -------
   Vested benefits.......................................... $ 2,411  $ 2,970
                                                             -------  -------

  Assumptions used were as follows: discount rate--8.25% in 1994 and 7.50% in 1995; and return on plan assets--10%.

  Eligible salaried employees of the Company participate in a defined benefit pension plan sponsored by Figgie. Plan benefits under this plan are based on employees' earnings during their years of participation in the plan. Amounts allocated by Figgie and charged to expense were $170 and $49 in 1994 and 1995, respectively. In addition, eligible employees may participate in a 401(k) defined contribution plan, also sponsored by Figgie. The Plan does not provide for employer contributions.

7. COMMITMENTS

  The Company has commitments under operating leases primarily for computer and office equipment. Rental expense was $488 in 1994 and $424 in 1995. Future minimum rental commitments under operating leases having initial or remaining non-cancelable lease terms exceeding one year are $356 in 1996; $263 in 1997; $176 in 1998; and $23 in 1999.

  The Company has commitments under capital leases primarily for machinery and equipment. Future principal payments under these capital leases are as follows:

       Year ending December 31,
         1996............................................................ $  518
         1997............................................................    490
         1998............................................................    127
                                                                          ------
                                                                          $1,135
                                                                          ======

  The net book value of machinery and equipment under capital leases is not significant. Implicit interest rates in the capital leases range from 8.9% to 9.8%.

8. RELATED PARTY TRANSACTIONS

  The Company purchases certain component parts from Interstate Electronics, a subsidiary of Figgie. Amounts purchased during the years ended December 31, 1994 and 1995 were $4,670 and $2,005, respectively. Amounts purchased during the three months ended March 31, 1995 and 1996 were $823 and $439, respectively.

    HARTMAN ELECTRICAL MANUFACTURING DIVISION OF FIGGIE INTERNATIONAL, INC.

  The Company's working capital and other cash requirements are financed by Figgie with an interest charge or benefit computed based on working capital variance to plan budgets. Net interest expense charged by Figgie in 1994 and 1995 amounted to $315 and $44, respectively.

  During the three month period ending March 31, 1996, the Company transferred equipment with a net book value of $351 to Figgie.

9.DIVISIONAL EQUITY

  Changes in divisional equity, which includes cash advances and allocated costs, were as follows:

   Balance, January 1, 1994............................................ $ 1,414
     Net loss for 1994.................................................  (2,661)
     Net cash transferred from Figgie..................................   4,149
                                                                        -------
   Balance, December 31, 1994..........................................   2,902
     Net income for 1995...............................................     743
     Net cash transferred from Figgie..................................     667
                                                                        -------
   Balance, December 31, 1995..........................................   4,312
     Net income for the three months ended March 31, 1996..............     410
     Net cash transferred from Figgie..................................     434
     Equipment transferred to Figgie...................................    (351)
                                                                        -------
   Balance, March 31, 1996............................................. $ 4,805
                                                                        =======

10.NON-RECURRING CHARGE

  The non-recurring charge in 1994 represents the write-off of test equipment. This equipment was developed for the purpose of testing relays in a more efficient manner. Management determined in 1994 that the equipment was not effective.

11.CONTINGENCIES

  In 1995, the Company recorded an estimated liability of $850 for environmental remediation and compliance costs related to its facility in Mansfield, Ohio. Management believes that the actual outcome of any remediation and compliance costs in excess of the recorded liability would not have a material effect on the financial condition or results of operations of the Company.

12.SUBSEQUENT EVENT

  On May 10, 1996, Communications Instruments, Inc. ("CII") entered into a non-binding letter of intent with Figgie to acquire certain assets and assume certain liabilities of the Company. This proposed transaction is subject to negotiation of definitive agreements, due diligence, Board and regulatory approvals and CII obtaining financing for the acquisition. If this transaction is consummated as proposed, the pension plan assets and obligations described in Note 6 will remain with Figgie, the plan sponsor, as well as certain other assets and liabilities including, but not limited to, land, buildings and environmental related liabilities.

                                                                        ANNEX 1

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER is entered into among COMMUNICATIONS INSTRUMENTS, INC., a North Carolina corporation ("CII"), KILOVAC CORPORATION, a California corporation ("KILOVAC"), and CII TECHNOLOGIES INC., a Delaware corporation ("CIIT").

1. CONSTITUENT CORPORATIONS.

  1.1 Kilovac. Kilovac is incorporated under the laws of the State of California. The authorized capital stock of Kilovac consists of 400,000 shares, 200,000 Class A Common Shares and 200,000 Class B Common Shares, of which 124,785 Class A Common Shares are outstanding (the "KILOVAC COMMON STOCK").

  1.2 CII. CII is incorporated under the laws of the State of North Carolina. One hundred percent of the issued and outstanding capital stock of CII is owned by CIIT.

  1.3 CIIT. CIIT is incorporated under the laws of the State of Delaware. The authorized capital stock of CIIT consists of 25,000,000 shares of Common Stock, $.01 par value per share (the "CIIT STOCK"), and 5,000,000 shares of Preferred Stock, $.01 par value per share.

2. THE MERGER.

  2.1 At the Effective Time (as defined below) and subject to the terms of this agreement, Kilovac shall be merged with and into CII (the "MERGER"). The time and date on which the Merger becomes effective are herein called the "EFFECTIVE TIME".

  2.2 As soon as practicable following the satisfaction or waiver of all conditions set forth herein, CII and Kilovac will cause the filings necessary to effect the Merger to be duly filed in the States of North Carolina and California.

3. CONVERSION OF SHARES.

  3.1 At the Effective Time of the Merger, each outstanding share of Kilovac, other than (i) shares held by CII, and (ii) shares qualifying as "dissenting shares" within the meaning of Chapter 13 of the California General Corporation Law (the "CALIFORNIA GCL"), shall, without any action on the part of the holder thereof, be converted into that number of shares of CIIT Stock equal to the result of $4,500,000 divided by the price at which shares of CIIT Stock are offered in an underwritten initial public offering (the "OFFERING") of the CIIT Stock (the "IPO PRICE"), and dividing that result by 24,957; provided, however, that no fractional shares shall be issued. In lieu of any fractional share of CIIT Stock, a Kilovac shareholder shall be entitled to receive, in cash, an amount equal to the product of the fraction of a share of CIIT Stock to which such shareholder would have been entitled multiplied by the IPO Price.

  3.2 At the Effective Time, each outstanding common share of Kilovac held by CII shall be canceled without consideration.

  3.3 At the Effective Time, each outstanding share of Kilovac Common Stock that qualifies as a "dissenting share" within the meaning of Chapter 13 of the California GCL shall, on the effectiveness of the Merger and without any further action on the part of the holder thereof, cease to be outstanding and thereafter shall represent the right to receive the fair market value thereof in accordance with Chapter 13 of the California GCL.

  3.4 The outstanding shares of CII shall remain outstanding and are not affected by the Merger.

4. EFFECT OF MERGER. The effect of the Merger and the effective date of the Merger are as prescribed by North Carolina law.

  4.1 At the Effective Time, CII shall succeed to all of the rights, privileges, powers, immunities, franchises, properties, assets and claims of, and shall be subject to and responsible for all debts, liabilities and obligations of Kilovac as provided under North Carolina law.

  4.2 Kilovac from time to time, as and when requested by CII and through the persons who were its officers immediately prior to the Merger, shall execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this Merger.

  4.3 Upon the effectiveness of the Merger, the Certificate of Incorporation and Bylaws of CII in effect immediately prior to the effectiveness of the Merger shall remain in effect unless and until amended as provided under North Carolina law.

5. CONDITIONS TO MERGER.

  5.1 The obligations of CII and CIIT to proceed with the Merger shall be conditioned on satisfaction of the following:

    (a) CIIT's Registration Statement on Form S-4 (the "S-4") filed with the Securities and Exchange Commission ("SEC") with respect to the CIIT Stock to be issued as a result of the Merger shall have been declared effective by the SEC.

    (b) Each record holder of Kilovac Common Stock shall have executed and delivered the First Amendment to Stock Purchase and Subscription Agreement dated as of the date hereof between CIIT, CII, Kilovac and the record shareholders of the Kilovac Common Stock (the "FIRST AMENDMENT").

    (c) The holders of a majority of the outstanding Kilovac Common Stock shall have approved the Merger and the holders of not more than ten percent of the outstanding shares of Kilovac Common Stock shall have exercised dissenters' rights under California GCL Chapter 13.

    (d) The Merger shall be consummated on or prior to October 31, 1996.

    (e) The Merger shall not violate any preliminary or permanent injunction, decree or order of any court or governmental body having competent jurisdiction.

    (f) All consents and approvals of any governmental body required in connection with the Merger shall have been obtained.

  5.2 The obligations of Kilovac to proceed with the Merger shall be conditioned on satisfaction of the following:

    (a) CIIT's S-4 shall have been declared effective by the SEC.

    (b) Each record holder of Kilovac Common Stock shall have executed and delivered the First Amendment.

    (c) The Offering of CIIT Stock shall have been declared effective and the sale of shares pursuant thereto shall have been consummated. This condition shall benefit each of the holders of Kilovac Common Stock and may not be waived except on the consent of each of such shareholders.

    (d) The Merger shall have been consummated on or prior to October 31, 1996.

    (e) The Merger shall not violate any preliminary or permanent injunction, decree or order of any court or governmental body having competent jurisdiction.

    (f) All consents and approvals of any governmental body required in connection with the Merger shall have been obtained.

6. AMENDMENT AND TERMINATION. This agreement may be modified, amended or terminated with the approval of the Board of Directors of each of the parties hereto, either before or after the approval of the Kilovac shareholders and at any time prior to the Effective Time; provided that no modification or amendment may be made hereto which shall decrease the consideration payable to the holders of Kilovac Common Stock, other than CII, or which effects a waiver of the conditions to Kilovac's obligation to proceed with the Merger that specifically benefit such shareholders. Any party hereto may terminate this agreement at any time after October 31, 1996 if the Merger has not occurred.

7. COUNTERPARTS. This agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger.

                                          KILOVAC CORPORATION

Dated:  _________________, 1996           By: _________________________________
                                             Douglas L. Campbell, President

                                          COMMUNICATIONS INSTRUMENTS, INC.

Dated:  _________________, 1996           By: _________________________________
                                             Ramzi A. Dabbagh, President

                                          CII TECHNOLOGIES INC.

Dated:  _________________, 1996           By: _________________________________
                                             Ramzi A. Dabbagh, President

                                                                        ANNEX 2
                              KILOVAC CORPORATION

                                FIRST AMENDMENT
                                      TO
                   STOCK SUBSCRIPTION AND PURCHASE AGREEMENT

  This FIRST AMENDMENT TO STOCK SUBSCRIPTION AND PURCHASE AGREEMENT (this "AMENDMENT") dated as of August , 1996 is made and entered into by and among CII TECHNOLOGIES INC., a Delaware corporation ("CIIT"), COMMUNICATIONS INSTRUMENTS, INC., a North Carolina corporation ("BUYER"), KILOVAC CORPORATION, a California corporation (the "COMPANY"), and the shareholders executing this Amendment (individually, a "SELLING SHAREHOLDER" and collectively, the "SELLING SHAREHOLDERS").

                             W I T N E S S E T H :

  WHEREAS, the parties hereto other than CIIT are parties to the Stock Subscription and Purchase Agreement dated as of September 20, 1995 (the "AGREEMENT"), which provides for redemption by the Company of 80% of its outstanding Class A Common Shares, no par value (the "COMMON STOCK"), and the purchase by Buyer of an equal number of shares of Common Stock; and

  WHEREAS, the Agreement contains certain provisions relating to the shares of Common Stock retained by the Selling Shareholders following the redemption (such shares as defined in the Agreement, the "CONTINUING SHARES"); and

  WHEREAS, CIIT, an affiliate of Buyer, desires to proceed with the sale of a portion of its common stock ("CIIT STOCK") in an initial public offering (the "IPO") registered with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended; and

  WHEREAS, after reviewing the provisions of the Agreement regarding the proportion of CIIT Stock that the holders of the Continuing Shares will be entitled to receive on completion of an IPO of CIIT Stock, CIIT has determined that the terms of the exchange ratio may need to be adjusted to allow for an IPO at this time; and

  WHEREAS, CIIT, Buyer and the Selling Shareholders have agreed that the Selling Shareholders will agree to certain amendments to the Agreement in consideration of the Selling Shareholders receiving, shares of CIIT Stock with an aggregate initial public offering price of $4,500,000 based on the price at which the CIIT Stock is offered in the IPO; and

  WHEREAS, the Selling Shareholders, as holders of the Continuing Shares, have determined that it is in the best interests of the Selling Shareholders to proceed with an IPO of the CIIT Stock at this time, and in furtherance thereof it is in the best interests of the Selling Shareholders to agree to certain amendments of the Agreement set forth herein; and

  WHEREAS, Buyer and CIIT have determined that it is in their best interests to proceed with an IPO of the CIIT Stock at this time, and in furtherance thereof it is in each of their best interests to agree to certain amendments of the Agreement set forth herein;

  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements, terms and conditions contained herein, the parties hereto do hereby agree as follows:

  1. Effectiveness of Amendment. The modifications to the Agreement set forth herein shall be effective upon the execution and delivery of this Amendment by all of the parties hereto. If CIIT has not completed an IPO of the CIIT Stock on or before October 31, 1996 or if the Continuing Shares are not exchanged for shares of CIIT Stock in connection therewith pursuant to the Agreement, as modified by this Amendment, the modifications to the Agreement contained herein (other than the provisions of Section 7 hereof) shall lapse and be void and of no further force or effect. Thereafter, the provisions of the Agreement shall be effective in accordance with their terms and without reference to this Amendment (other than the provisions of Section 7 hereof), as if this amendment to the Agreement had not been made. If CIIT completes an IPO of the CIIT Stock on or before October 31, 1996 and the Continuing Shares are converted into CIIT Stock in accordance with the provisions of the Agreement, as modified by this Amendment, the condition subsequent set forth in the foregoing sentences shall terminate effective on the closing of the IPO (the "IPO CLOSING").

  2. IPO Exchange. Notwithstanding the provisions of Section 1.7.5 of the Agreement, at the time of and concurrent with the IPO Closing, the Continuing Shares shall be exchanged for CIIT Stock having an aggregate value of $4,500,000 (such shares of CIIT Stock, the "EXCHANGE STOCK") in accordance with the formula set forth below. Each Continuing Share shall be exchanged for the number of shares of CIIT Stock equal to the result of: $4,500,000 divided by the initial per share offering price to the public of CIIT Stock in the IPO (the "IPO PRICE") and dividing such result by 24,957 (the number of Continuing Shares).

  For example, if the IPO Price is $10, then 450,000 shares of CIIT Stock will be exchanged for the Continuing Shares at a ratio of 18.031 shares of CIIT Stock for each Continuing Share.

No fractional shares of Exchange Stock shall be issued. Selling Shareholders who would otherwise be entitled to receive a fractional share of the Exchange Stock shall receive in lieu thereof an amount in cash determined by multiplying such fraction by the IPO Price.

  3. Participation of the Selling Shareholders in the IPO. Notwithstanding the provisions of Sections 1.7.5.1 and 1.7.5.2 of the Agreement, so long as CIIT is the only seller of CIIT Stock in the IPO, the Selling Shareholders shall have no right to sell any shares of the Exchange Stock in the IPO.

  4. Termination of Redemption Provisions. Notwithstanding the provisions of Sections 1.7.3 and 1.7.4 of the Agreement, neither Buyer nor CIIT shall have any obligation to purchase and redeem the Continuing Shares (or the Exchange Stock) pursuant to Section 1.7.3 or Section 1.7.4 of the Agreement.

  5. Manner of Exchange. CIIT and Buyer acknowledge that the conversion of shares provided for in the Agreement and Plan of Merger among CIIT, CII and Kilovac shall supersede Section 1.7.5.4 of the Agreement.

  6. Restrictions on Sale of Exchange Stock. Each of the Selling Shareholders other than the Kilovac Corporation Employee Stock Bonus Plan (the "ESBP") agrees to enter into an agreement (the "LOCKUP AGREEMENT") in the form of EXHIBIT A hereto with William Blair & Company, L.L.C. and Furman Selz LLC, as representatives of the underwriters of the IPO, which Lockup Agreement shall restrict the sale of Exchange Stock by each Selling Shareholder other than the ESBP for a period of 365 days after the IPO Closing. Delivery of such Lockup Agreement shall be conditioned upon the delivery of a substantially identical Lockup Agreement by each and every beneficial owner of CIIT Stock or securities convertible into CIIT Stock (other than the Selling Shareholders and the ESBP), including optionees under currently outstanding options for the purchase of CIIT Stock, which will not be registered in the IPO. Each of the Selling Shareholders (other than the ESBP) specifically acknowledges and agrees that Douglas L. Campbell (referred to herein as "CAMPBELL" or "PAYING AGENT"), as attorney-in-fact for such Selling Stockholder pursuant to the Paying Agent Agreement (as defined in the Agreement), has the power and authority to execute and deliver the Lockup Agreement in the name of and on behalf of such Selling Shareholder other than the ESBP.

  7. Indemnity. CIIT and Buyer, jointly and severally, agree to indemnify Campbell, to the fullest extent possible under law, for any and all claims, demands, losses, costs, charges, expenses, obligations, liabilities, actions, suits, damages, judgments and deficiencies, including interest and penalties, reasonable counsels' fees and costs and all reasonable amounts paid in furtherance of the transactions contemplated herein or in settlement of any claim, action or suit (collectively referred to as "CLAIMS") which may be sustained, suffered or incurred by Campbell, arising out of or by reason of this Amendment and the modifications to the Agreement contained herein or the preparation or distribution of documents, instruments and materials necessary for the consummation of this Amendment or the solicitation of the agreement of the Selling Shareholders to this Amendment or the transactions contemplated hereby. CIIT and Buyer, jointly and severally, agree to indemnify Campbell, to the fullest extent possible under law, for any and all expenses incurred by Campbell in implementing the modifications to the Agreement contemplated herein and representing the interests of the Selling Shareholders in connection therewith, such as legal fees and expenses incurred in connection with the matters contemplated pursuant to Section 1.7.5.4 of the Agreement, the costs of a fairness opinion and any other expenses incurred by Campbell which he deems reasonable and necessary to complete the modifications to the Agreement contained herein and the exchange of Continuing Shares into Exchange Stock. The provisions of this Section 7 shall survive the IPO Closing or the termination of this Amendment pursuant to Section 1.

  8. Share Sale Adjustment. The parties acknowledge for the benefit of the Share Escrow Holder pursuant to Section 1.7.2 of the Agreement that the IPO Closing and the consummation of the exchange contemplated herein shall constitute a Liquidity Event (as defined in the Agreement) and, on the occurrence of such events, the Share Escrow Holder is to deliver to or at the direction of the Paying Agent the Escrowed Continuing Shares. This acknowledgement shall constitute a joint certification to the Share Escrow Holder, as contemplated in Section 1.7.2.1 of the Agreement.

  9. Miscellaneous.

  9.1 Notices. Any notice or other communication required or permitted hereunder shall be given in the manner provided in the Agreement. The address of CIIT for notices shall be as follows:

  If to CIIT:   CII Technologies Inc. c/o
                Stonebridge Partners Westchester
                Financial Center 50 Main Street
                White Plains, New York 10606
                Attention: Michael S. Bruno, Jr.
                Telecopy No.: (914) 682-0834
                Telephone No.: (914) 682-2285

  with a copy to:
                Simpson Thacher & Bartlett 425
                Lexington Avenue New York, New York
                10017 Attention: Richard C.
                Weisberg, Esq. Telecopy No.: (212)
                455-2502 Telephone No.: (212) 455-
                3240

  9.2 Counterparts. This Amendment shall be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  9.3 Continuation of Agreement. Except as specifically modified hereby, all provisions of the Agreement shall remain unaltered and in full force and effect. From and after the date hereof, any reference in the Agreement (and in any agreement referred to or contemplated in the Agreement) to the Agreement and concerning a time from and after the date hereof shall be deemed to be a reference to the Agreement as amended hereby.

  9.4 Entire Agreement. This Amendment embodies the entire agreement and understanding between the parties hereto with respect to the modification of the Agreement and supersedes all prior negotiations, understandings and agreements between the parties with respect thereto.

  9.5 Defined Terms. All defined terms in this Amendment shall have the same meaning which they have in the Agreement, unless otherwise defined in this Amendment.

  IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Stock Subscription and Purchase Agreement to be duly executed as of the date first above written.


                                          CII Technologies Inc.

Attest ______________________________     By___________________________________
                                                     Ramzi A. Dabbagh,
                                                Its Chief Executive Officer

                                          Communications Instruments, Inc.


Attest ______________________________     By___________________________________
                                                     Ramzi A. Dabbagh,
                                                       Its President

                                          Kilovac Corporation

Attest ______________________________
                                          By___________________________________
                                                     Douglas Campbell,
                                                       Its President

SELLING SHAREHOLDERS


Witness                                   _____________________________________
                                                   Douglas L. Campbell,
                                            Trustee of the Kilovac Corporation
                                                 Employee Stock Bonus Plan


Witness                                   _____________________________________
                                                   Douglas L. Campbell,
                                                as Trustee of the Campbell
                                               Charitable Remainder Unitrust


Witness                                   _____________________________________
                                                        Milo Filip,
                                              as Trustee of the Erin Campbell
                                                           Trust


Witness                                   _____________________________________
                                                    Douglas L. Campbell


Witness                                   _____________________________________
                                                  Ronald D. Klingensmith,
                                                as Trustee of the Donald C.
                                               Campbell Charitable Unitrust

Witness
                                          _____________________________________
                                                       Pat McPherson

Witness
                                          _____________________________________
                                                       Robert Helman

Witness
                                          _____________________________________
                                                      Dan McAllister

Witness
                                          _____________________________________
                                                       Rick Danchuk

Witness
                                          _____________________________________
                                                    Harry Jabagchourian

Witness
                                          _____________________________________
                                                       John Stewart

Witness
                                          _____________________________________
                                                        Rick Steen

Witness
                                          _____________________________________
                                                        Susan Reid

Witness
                                          _____________________________________
                                                      Robin Hamilton

Witness
                                          _____________________________________
                                                        Gary Clancy

Witness
                                          _____________________________________
                                                         Hugh Vos

Witness
                                          _____________________________________
                                                     Norm Blankenship

State of California
County of                  ss.:

  On       , 1996, before me, the undersigned notary public, personally
appeared     , personally known to me (or proved to me on the basis of
satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity(ies) upon behalf of which the person(s) acted, executed the instrument.

  WITNESS my hand and official seal.


                                          _____________________________________

                                                                       EXHIBIT A



                               LOCK-UP AGREEMENT


                                 _______, 1996



William Blair & Company L.L.C.
Furman Selz LLC
 as Representatives of the
 Several Underwriters
c/o William Blair & Company, L.L.C.
222 West Adams Street
Chicago, Illinois 60606-5312

CII Technologies, Inc.
1396 Charlotte Highway
Fairview, North Carolina 28730-0520



Ladies and Gentlemen:

        Reference is made to that certain Underwriting Agreement by and among CII Technologies, Inc. (the "Company"), and William Blair & Company, L.L.C. and Furman Selz LLC as representatives (the "Representatives") of the several Underwriters (the "Underwriters") named in Schedule A thereto. The Underwriting Agreement provides for an initial public offering (the "Offering") of certain shares of the Company's Common Stock, $.01 par value per share (the "Common Stock") by the Underwriters, including the Representatives. The shares of Common Stock to be sold in the Offering are being registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-1.

        Please be advised that the undersigned (or an account over which the undersigned has investment authority) is (or may become) the beneficial owner of shares of Common Stock. In consideration of the Underwriters' management of the Offering and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the undersigned agrees that without the prior written consent of the Representatives, it will not (nor will it agree to) assign, transfer, hypothecate, sell or otherwise dispose of any shares of Common Stock or securities convertible into Common Stock (including Common Stock issued pursuant to currently outstanding options), for a period of 365 days after the date of this letter.

        The undersigned understands that the Company may decline to register any transfer of shares of Common Stock inconsistent with this letter ageement and that stop transfer instructions will be given to the Company's transfer agent with respect to shares of Common Stock subject to this letter agreement.

        The undersigned also represents and warrants that it has full power and authority to enter into this letter agreement, and that, upon request, the undersigned will execute any additional documents necessary or desirable in connection with the enforcement hereof. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon its heirs, personal representatives, successors, and assigns.

                                        Very truly yours,


                                        ----------------------------
                                        Name:
                                             -----------------------
                                        Owner:                shares
                                              ----------------
                                              of Common Stock

                                                                        ANNEX 3
                              KILOVAC CORPORATION

                   STOCK SUBSCRIPTION AND PURCHASE AGREEMENT

  This STOCK SUBSCRIPTION AND PURCHASE AGREEMENT (this "Agreement") dated as of September 20, 1995 is made and entered into by and among COMMUNICATIONS INSTRUMENTS, INC., a North Carolina corporation ("Buyer"), KILOVAC CORPORATION, a California corporation (the "Company"), and the shareholders and optionholders set forth in Schedule 1 (individually, a "Selling Shareholder" and collectively, the "Selling Shareholders").

                             W I T N E S S E T H :

  WHEREAS, the Selling Shareholders collectively own, beneficially and of record, an aggregate of 124,785 Class A Common Shares, no par value, of the Company (the "Common Stock") after giving effect to the exercise of the outstanding options (the "Stock Options") exercisable into shares of Common Stock; and

  WHEREAS, the Selling Shareholders intend to exercise all of the Stock Options, and thereby purchase 72,490 shares of Common Stock for an aggregate exercise price of $1,202,691.80; and

  WHEREAS, Buyer desires that the Company purchase and Selling Shareholders desire to sell to the Company an aggregate of 99,828 shares of Common Stock upon the terms and conditions set forth herein;

  WHEREAS, Buyer desires to purchase 99,828 newly issued shares of the Common Stock of the Company for consideration of $4,000,000.

  NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements, terms and conditions contained herein, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF STOCK;
                           EXERCISE OF STOCK OPTIONS

  1.1 Purchase and Sale; And Exercise of Stock Options.

  (a) On the Closing Date (as defined below) and subject to the terms and conditions set forth in this Agreement, the Selling Shareholders shall, in exchange for the consideration described in Section 1.3, (i) sell, assign, transfer and deliver to Company 99,828 Shares, (the "Sale Shares") free and clear of all options, pledges, security interests, liens or other encumbrances or restrictions on voting or transfer (other than those restrictions contemplated by this Agreement), (ii) deliver to Company certificates for the Sale Shares, with appropriate share transfer forms attached, duly endorsed in blank, together with evidence of payment of any applicable transfer taxes and
(iii) take such steps as may be necessary to cause the Company to cancel and redeem the Sale Shares.

  (b) As of the Closing Date and immediately prior to Closing, and without any action on the part of the holders thereof after signing this Agreement, each Stock Option shall be exercised and the shares of Common Stock issuable on exercise shall be issued to such holder. There shall be deducted from the aggregate proceeds payable to the holder of each Stock Option pursuant to the purchase of the Sale Shares, the aggregate exercise price of all Stock Options held by such Selling Shareholder, which deduction shall be in satisfaction of the payment by such holder of the option exercise price with respect to the Stock Options.

  (c) The Company shall sell, assign, transfer and deliver to Buyer and Buyer shall purchase 99,828 newly issued shares of Common Stock (the "New Shares"), free and clear of all options, pledges, security interests, liens or other restrictions on voting or transfer (other than those restrictions contemplated by this Agreement), together with evidence of payment of any applicable transfer tax in consideration of payment in the amount of $4,000,000 and Buyer shall make advances to Company in an aggregate amount not less than $10,000,000.

  1.2 Closing. The closing (the "CLOSING") of the transactions provided for in this Agreement shall be held at the offices of Bank of America Illinois, in Chicago, Illinois (unless the parties hereto otherwise agree in writing) on the Closing Date. The "CLOSING DATE" shall mean October 11, 1995; provided, however, that if any of the conditions provided for in Article IV shall not have been waived or met by October 11, 1995, then either Buyer or Douglas Campbell on behalf of the Selling Shareholders shall be entitled to postpone the Closing Date by written notice to the other party until three (3) business days after such condition or conditions have been met or waived. The Closing Date shall not be later than October 31, 1995, unless mutually agreed upon by Buyer and Douglas Campbell.

  1.3 Purchase Consideration. The purchase consideration for the Sale Shares shall be the aggregate of the per share amounts set forth below, which aggregate amount shall be subject to deduction for payment of certain expenses in accordance with Section 1.5 of this Agreement:

    (i) cash in the aggregate amount of $11,900,000, which equals $131.2527 on a per share basis; provided that with respect to Sale Shares issued on the exercise of Stock Options, the aggregate amount payable to such Shareholder shall be reduced by the aggregate exercise price of all Stock Options exercised by such Selling Shareholder as of the Closing Date (the aggregate of all such cash consideration, the "CASH CONSIDERATION");

    (ii) a pro rata interest in the Escrow Fund (as defined in Section 1.4), calculated based on a total number of interests therein, which shall be 99,828 (the aggregate of all such consideration, the "ESCROW
  CONSIDERATION");

    (iii) a pro rata interest in the tax benefits payable to Selling Shareholders in accordance with Section 1.6, calculated on the same basis as set forth in Section 1.3(ii) (the aggregate of all such consideration, the "TAX BENEFITS CONSIDERATION"); and

    (iv) one common share of Kilovac Development, Inc., a California corporation ("KILOVAC DEVELOPMENT") and the owner of the Palm Avenue Property (as defined below) (such aggregate shares, the "PROPERTY CONSIDERATION").

The Cash Consideration, the Escrow Consideration, the Tax Benefits Consideration and the Property Consideration are referred to herein, collectively, as the "Purchase Consideration".

  1.4 Escrow Fund. On the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery of the Sale Shares, the Company shall deliver $500,000 to Bank of America, N.A. ("ESCROW AGENT") to be held pursuant to, and in all cases subject to, the Escrow Agreement substantially in the form of Exhibit A hereto (the "ESCROW AGREEMENT") and the Paying Agent Agreement in the form of Exhibit B hereto (the "PAYING AGENT AGREEMENT") delivered in connection with this Agreement; amounts so held from time to time are to be referred to therein as the "Escrow Fund".

  1.5 Payment. (a) At or prior to the Closing, Buyer, the Company and the Selling Shareholders shall enter into the Paying Agent Agreement which, among other things, designates the persons or entities selected by the Selling Shareholders and approved by Buyer to act as paying agent, shareholder representative and attorney-in-fact (the "PAYING AGENT") in connection with the transactions contemplated in this Agreement. At the Closing, upon the terms and subject to the conditions of this Agreement and the Paying Agent Agreement, Buyer shall deliver the Cash Consideration to the Paying Agent for the benefit of the Selling Shareholders.

  (b) From the Cash Consideration, the Paying Agent shall first pay all fees and expenses incurred by the Company or the Selling Shareholders in connection with the transactions contemplated by this Agreement, all as approved by the Paying Agent in accordance with the Paying Agent Agreement (the "TRANSACTION FEES").

Thereafter, the Paying Agent shall disburse to each Selling Shareholder the amount due to such Selling Shareholder pursuant to Section 1.3 net of such Selling Shareholder's pro rata share of the Transaction Fees.

  1.6 Certain Tax Benefits. Buyer agrees that the Selling Shareholders will receive cash payment from the Company, as described in this Section 1.6, for certain tax benefits resulting from any deduction relating to the exercise or sale of the Stock Options net of any income recognized by the Company resulting from transactions contemplated herein other than any income recognized as a result of any tax election made by Buyer or the Company after the Closing Date (the "Deduction"). Such payment shall be made ratably to the Selling Shareholders as follows: (A) to the extent that the Deduction results in a net operating loss for income tax purposes in the taxable year that includes the Closing Date (the "Short Period") that may be carried back to prior taxable years, 100 percent of the benefit realized shall be paid to Paying Agent for the benefit of Selling Shareholders when tax refunds are received by the Company as a result of the carryback claims (net of any taxes caused by the refund of state taxes); (B) to the extent that the Deduction results in a reduction of the tax liability due for or a refund of taxes that would otherwise have been payable with respect to the day to day sales and operations of the Company and its Subsidiaries in the Short Period and not from other transactions or events (including, without limitation, transactions not in the ordinary course of business, any income resulting from transactions contemplated by this Agreement and any income relating to prior periods), 100 percent of the benefit realized shall be paid to Paying Agent for the benefit of Selling Shareholders (i) when refunds of such taxes are received by the Company or (ii) when such taxes that would otherwise be payable by the Company or the consolidated group which includes Buyer and the Company are reduced; and (C) to the extent that the Deduction results in a net operating loss generated in the taxable years ending through the Closing Date that is carried forward to taxable years thereafter, 100 percent of the benefit realized by virtue of the net operating loss carryforward for the fiscal year ending December 31, 1995 and 50 percent of such benefit realized for fiscal years thereafter shall be paid to the Paying Agent for the benefit of Selling Shareholders when such benefit is actually realized. The Selling Shareholders agree to reimburse the Buyer and/or the Company for any unearned payments made pursuant to this Section 1.6, subject to the limitations of Section 6.2 hereof.

  1.7 Continuing Common Stock.

  1.7.1 Definitions. For purposes of this Section 1.7 the following terms shall have the meanings set forth below:

  "ACQUISITION DEBT" shall mean the principal and accrued interest on any senior bank financing actually obtained by Buyer specifically to finance the purchase of the Sale Shares hereunder, whether such Acquisition Debt is a principal obligation of Buyer or any of its parent or affiliate organizations, including the Company. Acquisition Debt shall also include the principal and accrued interest on any refinancing of the foregoing acquisition financing actually obtained, to the extent utilized to payoff the principal amount initially borrowed as Acquisition Debt, including accrued interest. Acquisition Debt shall not include any amount borrowed by the Company, whether from any lending institution or from Buyer or any affiliate of Buyer, to the extent the funds obtained are utilized in the Company's ordinary business operations, and are not used to reduce Acquisition Debt or to pay fees or other return to Buyer or its affiliates.

  "DEBT" with respect to any entity shall mean the gross amount of all indebtedness for borrowed money of the subject entity reflected on its balance sheet prepared on a consolidated basis with its subsidiaries as at the date of the event causing such measurement.

  "CONTINUING SHARES" shall mean the shares of Common Stock not transferred and redeemed by the Company at the Closing Date.

  "PREFERRED STOCK" with respect to any entity shall mean the sum of the accrued but unpaid dividends and liquidation preference on any of the entity's stock which has any preference with respect to dividends or liquidation proceeds.

  1.7.2 Share Sale Adjustment. One half of the Continuing Shares (the "ESCROWED CONTINUING SHARES"), together with stock assignments separate from certificate with respect thereto duly executed by the respective

Shareholders in blank (the "ESCROWED STOCK POWERS") shall be placed in escrow with Adams, Duque & Hazeltine (the "SHARE ESCROW HOLDER") to be held subject to the following. If no SALE, IPO (each as defined below) or conversion pursuant to Subsection 1.7.5.2 (any of such events, a "LIQUIDITY EVENT") occurs prior to January 1, 1998 and CUMULATIVE 1997 EBITDA (as defined below) is not equal to or greater than $6,342,700 (the "EBITDA TARGET"), the Purchase Consideration shall be deemed to have been paid with respect to both the Escrowed Continuing Shares and the Sale Shares, and Escrow Holder shall release the Escrowed Continuing Shares, together with the Escrowed Stock Powers, to Buyer on account of the payment on the Closing Date of the Purchase Consideration. If either (a) a Liquidity Event occurs prior to January 1, 1998, or (b) Cumulative 1997 EBITDA is equal to or exceeds the EBITDA Target, then there shall be no share adjustment and the Escrowed Continuing Shares, together with the Escrowed Stock Powers, shall be released by Escrow Agent for the benefit of the Shareholders and delivered by Escrow Holder to the Paying Agent.

  1.7.2.1 Escrow Holder's Duties. Escrow Holder shall act solely on (i) the joint certification of Buyer and Shareholder Representative, or (ii) the final determination of either the Company's accountant or an arbitrator, each as certified by both Buyer and Shareholder Representative as being final, or (a) the arbitrator's award or the order of a court with respect to the arbitrators award.

  1.7.2.2 Cumulative 1997 EBITDA. "CUMULATIVE 1997 EBITDA" shall mean the Company's cumulative earnings before interest, taxes, depreciation and amortization for the fiscal years ended December 31, 1996 and December 31, 1997 determined in accordance with generally accepted accounting principles ("GAAP") applied in a manner consistent throughout all periods and in accordance with the Company's financial statements for the three fiscal years prior to the Closing Date, except that tooling costs will be treated as if capitalized (whether or not actually capitalized). Further, in calculating EBITDA, (i) there shall be excluded all Buyer or corporate income and expense items allocated, assigned or charged to the Company, including debt and related interest, overhead (other than sales and marketing expenses and overhead directly related to the conduct of the Company's business), and amortization of goodwill and other capitalized assets resulting from the purchase of the Sale Shares pursuant to this Agreement and (ii) no consolidated or consolidating entries relating to any entity other than the existing subsidiaries of the Company shall be given effect. Cumulative 1997 EBITDA shall be conclusively presumed to be the amount agreed by both the Company and Shareholder Representative in writing.

  1.7.3 Purchase of Continuing Shares. Buyer shall purchase and redeem the Continuing Shares in accordance with the following:

  1.7.3.1 Final Redemption. If the Continuing Shares are not earlier purchased and the purchase obligations are not earlier terminated on an IPO as provided below, Buyer shall effective December 31, 2005 ("Final Redemption") purchase the Continuing Shares. The per share purchase price for the Continuing Shares outstanding on such date shall equal the result of the Company Redemption Value divided by the number of shares of Common Stock then outstanding.

  1.7.3.2 Early Redemption. If the Continuing Shares are not purchased prior to December 31, 2000 ("EARLY REDEMPTION") and the purchase obligations are not earlier terminated on an IPO as provided below, Buyer shall at the election of any Shareholder purchase the Continuing Shares owned by such Shareholder. The per share purchase price payable with respect to the Continuing Shares outstanding on such date shall equal the result of the COMPANY REDEMPTION VALUE divided by the number of shares of Common Stock then outstanding. The foregoing Shareholder election may be exercised by each Shareholder only during the period commencing January 1, 2001 and continuing until and including April 30, 2001, by giving written notice to Buyer or the Company. The effective date of any such election by a Shareholder shall be December 31, 2000.

  1.7.3.3 Definitions. For purposes of this Subsection the following terms shall have the meanings set forth below:

  "COMPANY REDEMPTION EBIT" shall mean the Company's earnings before interest and taxes for the fiscal year ending December 31, 2000 or December 31, 2005 (whichever is concurrent with Early Redemption or

  Final Redemption) determined in accordance with GAAP applied in a manner consistent throughout all periods and in accordance with the Company's financial statements for the three fiscal years prior to the Closing Date, except that tooling costs will be treated as if capitalized (whether or not actually capitalized). Further, in calculating EBIT, (i) there shall be excluded all Buyer or corporate income and expense items allocated, assigned or charged to the Company, including debt and related interest, overhead (other than sales and marketing expenses and overhead directly related to the conduct of the Company's business), and amortization of goodwill and other capitalized assets resulting from the purchase of the Sale Shares and (ii) no consolidated or consolidating entries relating to any entity other than the subsidiaries of the Company at the end of such measurement period shall be given effect.

  "COMPANY REDEMPTION VALUE" shall equal 5.75 times COMPANY REDEMPTION EBIT, minus the Debt of the Company.

  1.7.3.4 Buyer's Determination of Payment. Buyer's determination of the purchase price payable pursuant to this Subsection shall be determined based on the audited financial statements of the Company and within 30 days following the Company's auditor's completion of its audit of the Company's financial statements for such fiscal year and not later than March 31 of the following year.

  1.7.3.5 Payment. The purchase price payable under Subsection 1.7.3.1 shall be payable in cash within 10 days after final determination of the amount payable and not later than May 31, 2006. The purchase price payable under Subsection 1.7.3.2 shall be payable within 10 days after final determination of the amount payable and not later than May 31, 2001. If such payment would be prohibited under the Buyer's senior credit agreement or California law, such payment shall be made as soon as practicable and shall bear interest during the deferral at the rate of 8% per annum.

  1.7.4 Purchase on a Sale. The closing of a sale (a "STOCK SALE") of greater than 50% of the outstanding common equity interests in the Company or Buyer (or any affiliate of Buyer which includes as part of its consolidated operations the business of the Company (a "SALE AFFILIATE")) and the sale (an "ASSET SALE") of all or substantially all of the assets of the Company, Buyer or Sale Affiliate, are referred to herein together as a "SALE". If a Sale occurs prior to Buyer's purchase of the Continuing Shares in accordance with any of the other provisions herein, effective as of the closing date with respect to such Sale, holders of the Continuing Shares shall participate therein as set forth below.

  1.7.4.1 Sale of the Company. If the Sale is with respect to the Company, the holders of Continuing Shares shall be entitled to participate in the Sale proceeds pari passu with other holders of equity interests in the Company, and the Shareholders shall participate in such Sale pro rata with all holders of Continuing Shares.

  1.7.4.2 Sale of Buyer or Affiliate. If the Sale is with respect to Buyer or any Selling Affiliate (either, as appropriate, a "SELLER"), the Continuing Shares shall be purchased for a per share purchase price payable with respect to the Continuing Shares outstanding on such date equal to the result of the COMPANY SALE VALUE divided by the number of shares of Common Stock then outstanding. Payment for the Continuing Shares shall be in cash at the closing of the Sale. At Buyer's election, payment for the Continuing Shares may instead be made at the closing of the Sale with a proportionate payment of the NET SALE CONSIDERATION, pari passu with all other recipients of such Net Sale Consideration.

  1.7.4.3 Definitions. For purposes of this Subsection the following terms shall have the meanings set forth below:

  "COMPANY SALE VALUE" shall equal (a) COMPANY SALE EBIT times SALE MULTIPLE, minus (b) Debt of the Company.

  "COMPANY SALE EBIT" shall mean the Company's earnings before interest and taxes for the four fiscal quarters preceding the closing date of the Sale determined in accordance with GAAP applied in a manner consistent throughout all periods and consistent between the Company and Seller. Further, in calculating EBIT, (i) there shall be excluded all Buyer or corporate income and expense items allocated, assigned or charged to the Company, including debt and related interest, overhead (other than sales and marketing expenses and overhead directly related to the conduct of the Company's business), and (ii) no consolidated or consolidating entries relating to any entity other than the Company and subsidiaries of the Company at the time of the Sale shall be given effect.

  "NET SALE CONSIDERATION" shall mean the fair market value in cash of (a) all consideration received in the Sale plus the value of all Debt of the Seller assumed or taken subject to by the buyer plus the fair market value of (i) all shares of the Seller not sold in a Stock Sale or (ii) all assets of the Seller retained in any Asset Sale, minus (b) the reasonable costs and expenses of consummating such Sale, without deduction for any fees or expenses paid to any affiliate of Buyer.

  "SALE MULTIPLE" shall equal the NET SALE CONSIDERATION divided by SELLER
  EBIT.

  "SELLER EBIT" shall equal Seller's earnings before interest and taxes for the four fiscal quarters preceding the closing date of the Sale determined in accordance with GAAP applied in a manner consistent throughout all periods and consistent between the Company and Seller. Further, in calculating EBIT, (i) there shall be excluded all Buyer or corporate income and expense items allocated, assigned or charged to Seller, including debt and related interest, overhead (other than sales and marketing expenses and overhead directly related to the conduct of Seller's business), and (ii) no consolidated or consolidating entries relating to any entity other than the Company and subsidiaries of Seller at the time of the Sale shall be given effect.

  "SELLER VALUE" shall equal (a) SELLER EBIT times SALE MULTIPLE, minus (b) the Debt and Preferred Stock of Seller or Selling Affiliate (as appropriate).

  1.7.4.4 Contingent Payment. If a Sale occurs prior to the end of the 30th full calendar month following the Closing Date, the Shareholders shall be entitled to an additional payment as set forth below (the "CONTINGENT SALE PAYMENT"). If no Sale occurs within such period, no Contingent Sale Payment shall become due under this Subsection. On the occurrence of a Sale within such period, Buyer shall pay to the Shareholders a Contingent Sale Payment in the per share amount equal to the result of (1) the lesser of (i) the amount of ACQUISITION DEBT then outstanding and (a) $5,000,000, divided by (b) the number of shares of Common Stock outstanding.

  1.7.4.5 Buyer's Determination of Payment. Buyer's determination of the purchase price payable pursuant to this Subsection shall be determined based on the audited financial statements of the Company for the four fiscal quarters immediately prior to the closing date of such sale and within 30 days following the Company's auditor's completion of its review of the final quarterly financial statements of the Company for such fiscal quarters.

  1.7.5 Registered Public Offering. The closing of a registered initial public offering of common equity of the Company or Buyer (or any affiliate of Buyer which includes as part of its consolidated operations the business of the Company (an "OFFERING AFFILIATE")) is referred to herein as an "IPO". If an IPO occurs prior to Buyer's purchase of the Continuing Shares in accordance with any of the foregoing, the Continuing Shares shall be eligible to participate in such IPO as provided below.

  1.7.5.1 IPO of the Company. If the IPO is with respect to common equity of the Company, the Continuing Shares shall be registered as a part of the offering pari passu with other holders of equity interests in the Company, and the Selling Shareholders shall participate in such offering pro rata with all holders of Common Stock. The Selling Shareholders shall also participate in any secondary offering pari passu with all other holders of unregistered Common Stock.

  1.7.5.2 IPO by Buyer or Affiliate. As a condition to an IPO with respect to the common equity of Buyer or any Offering Affiliate (either, as appropriate, "OFFEROR"), the Continuing Shares shall be exchanged for common equity ("OFFEROR SHARES") of Offeror having the same rights, preferences and privileges as the direct or indirect interests of the other common equity owners of Buyer. The number of Offeror Shares for which the aggregate Continuing Shares shall be exchanged shall be equal to the product of (a) (i) the proportion of common equity of the Company represented by the Continuing Shares times (ii) the result of Company IPO Value divided by Offeror IPO Value, multiplied by (b) the aggregate number of Offeror Shares which are to be outstanding immediately prior to the IPO.

  In an IPO of Offeror Shares, the Offeror Shares into which the Continuing Shares are converted shall be registered as a part of the offering pari passu with other holders of Offeror Shares, and the Shareholders shall participate in such offering pro rata with all holders of Offeror Shares. The Selling Shareholders shall also participate in any secondary offering pari passu with all other holders of unregistered Offeror Shares.

  1.7.5.3 Definitions. For purposes of this Subsection the following terms shall have the meanings set forth below:

  "COMPANY IPO EBIT" shall mean the Company's earnings before interest and taxes for the four fiscal quarters and consistent between the Company and Seller preceding the closing date of the IPO determined in accordance with GAAP applied in a manner consistent throughout all periods and consistent between the Company and Seller. Further, in calculating EBIT, (i) there shall be excluded all Buyer or corporate income and expense items allocated, assigned or charged to the Company, including debt and related interest, overhead (other than sales and marketing expenses and overhead directly related to the conduct of the Company's business), and (ii) no consolidated or consolidating entries relating to any entity other than the Company or subsidiaries of the Company at the time of the IPO shall be given effect.

  "COMPANY IPO VALUE" shall equal (a) COMPANY IPO EBIT times IPO MULTIPLE minus (b) the Debt of the Company; provided however that during the period continuing until the last day of the 30th full calendar month following the Closing Date, the Debt of the Company as used in the foregoing calculation shall not include the Acquisition Debt.

  "IPO MULTIPLE" shall equal the result of multiplying (a) the number of shares of Offeror common stock to be outstanding immediately prior to the IPO times (b) the per share offering price as determined by the lead underwriter for the IPO at the final pricing meeting prior to closing the IPO, and adding to the product (c) the Debt and Preferred Stock of Offeror, and subtracting from the product (d) the estimated transaction fees to be incurred in connection with the IPO, and dividing the amount thus determined by (e) Offeror IPO EBIT.

  "OFFEROR IPO EBIT" shall equal Offeror's earnings before interest and taxes for the four fiscal quarters preceding the closing date of the IPO determined in accordance with GAAP applied in a manner consistent throughout all periods and consistent between the Company and Seller. Further, in calculating EBIT, (i) there shall be excluded all Buyer or corporate income and expense items allocated, assigned or charged to Offeror, including debt and related interest, overhead (other than sales and marketing expenses and overhead directly related to the conduct of Offeror's business), and (ii) no consolidated or consolidating entries relating to any entity other than Offeror or subsidiaries of Offeror at the time of the IPO shall be given effect.

  "OFFEROR IPO VALUE" shall equal (a) Offeror IPO EBIT times IPO Multiple, minus (b) the Debt and Preferred Stock of Offeror.

  1.7.5.4 Manner of Exchange. If there is an exchange of Continuing Shares for Offeror Shares, such exchange shall be completed in compliance with federal and state securities laws and Buyer shall use its best efforts to cause such exchange to be completed in a manner that is tax free to the Shareholders and Buyer. Further, following such exchange Buyer shall use its best efforts to cause the Shareholders to be entitled to tack their holding period for the Continuing Shares to their holding period for the Offeror Shares for purposes of Rule 144 promulgated under the Securities Act of 1933 (the "33 Act") or shall be entitled to sell such shares under the provisions of Rule 144 or Rule 145 without regard to holding period. Such efforts may include holding a fairness hearing under Section 3(a)(10) of the 33 Act and seeking a "no-action" letter in connection therewith.

  1.7.5.5 Termination of Purchase Obligations. Upon an IPO in which the Continuing Shares or Offeror Shares received in exchange therefor are registered and participate, all obligations of Buyer to purchase the Continuing Shares shall terminate and be of no further force or effect.

  1.7.6 Right of Review. Cumulative 1997 EBITDA, together with all the other defined terms in this Section 1.7 involving calculation or determination by Buyer are referred to herein as the "Determination Numbers". With respect to the Determination Numbers, Buyer shall, promptly upon computation, provide to Shareholder Representative the amount determined by Buyer for such Determination Number and a complete and accurate description of the calculations and determinations made in connection therewith, including the amount and manner of calculation of any numbers used in computing the Determination Numbers. In addition, Buyer shall provide Shareholder Representative complete and accurate copies of the Company's, and, where appropriate, Buyer's and any affiliate's financial statements relevant in reviewing such calculations and determinations. Examples of such calculations are appended to this Agreement as Schedule 2. Shareholder Representative shall also have the right, in person or by its agent, to audit the relevant books and records of the Company, and where appropriate, Buyer and its affiliates, with regard to such calculations and determinations. Such right may be exercised by written request made within 60 days following Shareholder Representative's receipt of Buyer's report of such Determination Number and the foregoing description and financial statements.

  1.7.6.1 Disputes. If Shareholder Representative disputes any Determination Number, and Shareholder Representative and Buyer are unable to resolve their differences within 30 days following receipt by Buyer of a statement from Shareholder Representative setting forth complete and accurate descriptions of its differences with the calculations and determinations used in computing a Determination Number, the amount of such Determination Number shall be submitted to the Company's independent public accountants who shall confer with Buyer and Shareholder Representative regarding all calculations and determinations, and who shall thereafter render its determination made in accordance with the provisions of this Section 1.7. Such determination shall be final and binding on the parties, absent manifest error. Any claim of manifest error shall be determined by arbitration in accordance with this Agreement.

  1.7.6.2 No Separate Shareholder Right. No person entitled to payments in accordance with this Section 1.7 shall have any right to dispute the Company's calculations or determinations, or review the Company's books and records. Shareholder Representative is the sole representative of all such persons in reviewing, challenging or confirming such determinations. Any agreement of Shareholder Representative with Buyer resolving any Determination Number or the amounts payable hereunder, and any determination of the Shareholder Representative to acquiesce in, and any failure to appeal, any determination by the Company, its independent public accountants or any arbitrator, shall be final and binding on all persons entitled to receive payments hereunder. The foregoing is a material and substantial consideration to Buyer in entering into this agreement and providing for the purchase of the Sale Shares and the Continuing Shares in accordance herewith. The separate review of the matters subject hereof by the several Shareholders could result in different Shareholders receiving different amounts and would result in a substantial burden and inconvenience to Buyer and the Company in complying with multiple review requests.

  1.7.7 Anti-dilution. If there is any share dividend or stock split, or any exchange or recapitalization or other occurrence affecting the Company's Common Stock, the figures used in the calculations herein shall be adjusted to eliminate the effect of such occurrence. The Company shall not issue any equity interests so long as Buyer's obligations under this Section 1.7 are not satisfied, unless such issuance enhances or does not dilute the value of the Continuing Shares and Shareholder Representative approves such issuance in writing prior to the effectiveness thereof.

                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES

  2.1 Representations and Warranties by Buyer. Buyer represents and warrants to, and agrees with, the Selling Shareholders as follows:

    a. Organization, etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to own all of its property and assets and to carry on its business as it is now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property makes such qualification necessary. The copies of the Certificate of Incorporation and By-laws of Buyer, which have been delivered to the Company are complete and correct, and such instruments, as so amended, are in full force and effect.

    b. Authority Relative To Agreement. Buyer has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action or proceedings. This Agreement has been duly executed and delivered by Buyer and is a valid and binding agreement of Buyer, enforceable in accordance with its terms.

    c. Non-Contravention. The execution and delivery of this Agreement by Buyer does not, and the consummation by Buyer of the transactions contemplated hereby will not, (i) violate any provision of its Certificate of Incorporation or By-Laws, or (ii) violate, or result with the giving of notice or the lapse of time or both in a violation of, any provision of any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which Buyer or any of its properties or assets (real, personal or mixed, tangible or intangible) are bound, which, in the case of clause (ii) above, would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated herein.

    d. Consents, etc. As of the Closing Date, Buyer shall have obtained all licenses, permits, consents, authorizations, orders or approvals of any governmental commission, board or regulatory body necessary for its execution and delivery of this Agreement and its consummation of the transactions contemplated hereby.

  2.2 Representations and Warranties by the Company. Except as set forth in the Disclosure Schedule dated as of the date hereof prepared by the Company and made a part of this Agreement (the "Disclosure Schedule"), the Paying Agent on behalf of the Selling Shareholders represents and warrants to, and agrees with, Buyer as follows:

    a. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in the states in which it has facilities and each other jurisdiction in which the nature of its business or the character of its properties requires such qualification. The copies of the Certificate of Incorporation and By-laws, as amended, of the Company, which have been delivered to Buyer, are complete and correct, and such instruments are in full force and effect.

    b. Capital Stock and Securities. The authorized capital stock of the Company consists of 400,000 shares, consisting of (i) 200,000 shares of Common Stock and (ii) 200,000 Series B Common Shares, no par value. As of the Closing (after giving effect to the exercise of the Stock Options), 124,785 shares of the Common Stock will be issued and outstanding, all of which will be owned, beneficially and of record, by the Selling Shareholders in the amounts set forth on Schedule 1 attached hereto. Each share of capital stock of the Company is owned by the Selling Shareholders free and clear of any and all liens, charges, pledges, security interests or other encumbrances of any kind. Each outstanding share of capital stock of the Company is and shall be duly authorized, validly issued, fully paid and nonassessable. Upon the consummation of the purchase of the Sale Shares as contemplated by Sections 1.1 and 1.3, the Company will acquire from the Selling Shareholders good and valid title to the Sale Shares free and clear of any liens, claims, charges, pledges, options, contractual restrictions of any kind or other legal or equitable encumbrances. Except for Stock Options exercisable into 72,490 shares of Common Stock which are held by the Selling Shareholders in the amounts set forth on Schedule 1 and which will be exercised pursuant to

  Article I, the Company does not have any outstanding commitments to issue or sell any shares of its capital stock, or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Company any shares of its capital stock, and no securities or obligations evidencing any such right are outstanding. The Company does not have outstanding any other debt or equity securities other than its Common Stock and existing indebtedness, which, including the terms thereof, are fully described in the Disclosure Schedule.

    c. Subsidiaries. The Company does not have any Subsidiaries other than Kilovac Development and Kilovac International, Inc., a California corporation. Set forth on the Disclosure Schedule is a correct and complete list of the Subsidiaries, showing as to each, its name, its corporate, partnership or joint venture form, the jurisdiction of its incorporation or formation, the number of shares of stock of each class of each Subsidiary which is outstanding and the number of such outstanding shares owned by each of the Company and its Subsidiaries. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary has the corporate or other power and authority to carry on its business as now being conducted and to own and lease its properties and is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or properties makes such qualification necessary. All of the outstanding shares of capital stock of each Subsidiary have been validly issued, are fully paid and non-assessable with no personal liability attaching to the ownership thereof and are free and clear of all liens. The Company is the sole beneficial owner of all the outstanding shares of each Subsidiary which is a corporation and there are no other securities of any Subsidiary which is a corporation other than such outstanding shares. There are no outstanding rights, warrants, options or agreements with respect to any such outstanding shares of Subsidiaries including, without limitation, agreements granting to any person rights to acquire any capital stock or agreements with respect to the voting thereof. Neither the Company nor any of its Subsidiaries has any investment (whether equity, debt or other) in any other person. The copies of the Certificate of Incorporation and By-laws, as amended, of each Subsidiary, which have been delivered to Buyer, are complete and correct, and such instruments are in full force and effect.

    d. Authority Relative to Agreement. The Company and each Selling Shareholder has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company and each Selling Shareholder of this Agreement and the consummation by such parties of the transactions contemplated hereby have been duly authorized by each such party. No other proceedings on the part of the Company or any Selling Shareholder are necessary, and no vote or consent by the shareholders of the Company is necessary, to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and each Selling Shareholder and is a valid and binding agreement of each such party, enforceable in accordance with its terms.

    e. Non-Contravention. The consummation of the transactions contemplated hereby will not violate any provision of the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries, or violate, or result with the giving of notice or the lapse of time or both in a violation of, any provision of any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which the Company, any of its Subsidiaries or any of their properties or assets (real, personal or mixed, tangible or intangible) are bound.

    f. Consents, etc. As of the Closing Date, the Company and the Selling Shareholders shall have obtained all licenses, permits, consents, authorizations, orders or approvals of any governmental commission, board or regulatory body, if any, necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

    g. Financial Statements. The Company and the Selling Shareholders have heretofore delivered to Buyer the audited consolidated financial statements of the Company and its subsidiaries for the fiscal years ended December 31, 1990, 1991, 1992, 1993 and 1994 and the unaudited unconsolidated financial statements of the Company and its subsidiaries for the 6 periods ended June 16, 1995 including their balance sheets as of each such date and the related statements of income, cash flow, and shareholders' equity for each of the respective periods then ended (the "Financial Statements"). Except as noted therein, such Financial Statements have been prepared from the books and records of the Company and its subsidiaries, and are in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby, and fairly present the financial condition, results of operations, and cash flows of the Company and its subsidiaries as of the respective dates and for the respective periods thereof except in the case of the June 16, 1995 Financial Statements footnotes have been omitted and it is subject to normal year-end adjustments (which adjustments, individually or in the aggregate, will not be material).

    The December 31, 1994 balance sheet delivered as part of the Financial Statements is referred to as the "Balance Sheet" and the June 16, 1995 balance sheet delivered as part of the Financial Statements is referred to as the "Interim Balance Sheet".

    h. Government Authorizations and Compliance with Laws. The business of the Company and its Subsidiaries has been operated in material compliance with all laws, ordinances, regulations and orders, of all governmental entities, domestic or foreign. The Company and its Subsidiaries have all material permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their business. No notice has been received by the Company or any of its Subsidiaries and, to the Company's knowledge after due inquiry, no investigation or review is pending or threatened by any governmental entity with respect to (i) any alleged violation by the Company or any of its Subsidiaries of any law, ordinance, regulation, order, policy or guideline of any governmental entity, or (ii) any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of the Company and its Subsidiaries. As used in this Agreement, "Company's knowledge after due inquiry" shall mean the knowledge of Douglas Campbell, Rick Danchuk, Pat McPherson, Robert Helman and Dan McAllister, after inquiry by them of the Company's officer level employees having responsibility for matters in the subject area of the statement made and review of the Company's records with respect to such subject matter.

    i. Tax Matters. All federal, state, local and foreign tax returns and tax reports required to be filed by or with respect to the Company or its Subsidiaries have been duly filed. All taxes (including interest, penalties and related costs) with respect to the Company and its Subsidiaries for all taxable periods ending on or prior to the Closing Date have been paid, except (a) to the extent of reserves for taxes (other than deferred taxes) reflected on the Interim Balance Sheet less payments of such taxes on or prior to the Closing Date and (b) for such taxes (other than deferred taxes) properly accruable by the Company and its Subsidiaries for the period beginning immediately following the date of the Interim Balance Sheet and ending on the Closing Date but only to the extent that such taxes arise in the ordinary course of the operations of the Company and its Subsidiaries occurring during such period (and not taxes arising from other transactions or events, including, without limitation, any taxes on income resulting from transactions contemplated by this Agreement and any taxes relating to prior periods); provided, however, that the reserve set forth in clause (a) above and the accrual for taxes set forth in clause (b) above shall be reduced for the tax effect of any deductions relating to the exercise or cancellation of the Stock Options. No issues have been raised, either orally or in writing, (and are currently pending) by any foreign, federal, state or local taxing authority in connection with any of the returns or reports referred to in this Section 2.2(i). No waivers of statutes of limitations as to any tax matters are currently in effect with respect to the Company or its Subsidiaries.

    All tax returns filed by the Company and its Subsidiaries were true and correct in all material respects as of the date on which they were filed. Complete copies of all federal, state and local income tax returns for the Company and its Subsidiaries that have been filed with respect to taxable periods for which the statute of limitations period has not run have been delivered to Buyer. The Company has provided to Buyer all revenue agent's reports and other written assertions by governmental authorities of deficiencies or other liabilities for taxes of the Company and its Subsidiaries with respect to past periods for which the statute of limitations period has not run. All amounts required to be collected or withheld by the Company and its Subsidiaries with respect to taxes have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted.

    No extension of time within which to file any tax return that related to the Company and its Subsidiaries has been requested, which return has not since been filed. There are no tax rulings, requests for rulings, or closing agreements to which the Company or its Subsidiaries is a party or is subject which could affect the liability for taxes for any period after the Closing Date. All federal income tax returns of the Company and its Subsidiaries with respect to taxable periods through the year ended December 31, 1991, have been examined and closed or are returns with respect to which the applicable statute of limitations period has expired without extension or waiver. No power of attorney has been granted by the Company or its Subsidiaries with respect to any matter relating to taxes of the Company and its Subsidiaries which is currently in force.

    The Company and its Subsidiaries have not filed a consent under Section 341(f) of the Code or any comparable provision of state revenue statutes. The Company and its Subsidiaries have made all payments of estimated taxes required to be made under Section 6655 of the Code and any comparable provisions of state, local or foreign law. Any adjustment of taxes of the Company and its Subsidiaries made by the Internal Revenue Service in any examination which is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional taxes due with respect thereto have been paid.

    The Company and its Subsidiaries have not agreed or are not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) by reason of a change in accounting method. No excess loss accounts exist with respect to the Company or any Subsidiary. There is no deferred gain or loss arising from deferred intercompany transactions between the Company and its Subsidiaries. The Company or its Subsidiaries are not a party to any agreement that would result by its terms in the payment of a non-deductible "excess parachute payment" within the meaning of Section 280G of the Code. The amount of deferred tax assets reflected on the Balance Sheet and the Interim Balance Sheet are determined in accordance with GAAP, subject to year end adjustments.

    For the purpose of this Agreement, any federal, state, local or foreign income, sales, use, transfer, payroll, unemployment, Social Security, personal property, occupancy or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest or penalty thereon, is referred to as a "tax."

    j. Title to Properties; Absence of Liens and Encumbrances, etc. The Company and its Subsidiaries have good and marketable title to all of the properties and other assets (real, personal and mixed, tangible and intangible) reflected in the Balance Sheet or acquired after the date thereof (except for properties and assets sold or otherwise disposed of since December 31, 1994 in the ordinary and usual course of business and the real property located at 410 Palm Avenue (the "Palm Avenue Property")), free and clear of any and all liens, charges, pledges, mortgages, security interests or other encumbrances of any kind ("Liens"). Except for those properties or assets acquired since December 31, 1994, all properties and assets (real, personal and mixed, tangible and intangible) used in the business of the Company and its Subsidiaries are reflected in the Balance Sheet in the manner and to the extent required by generally accepted accounting principles.

    k. Material Agreements. The Disclosure Schedule lists every material agreement to which the Company or any of its Subsidiaries is a party or by which it or any of their properties or assets (real, personal or mixed, tangible or intangible) is bound which is to be performed in whole or in part after the Closing Date. Solely for the purpose of this Section 2.2(k), the term "material agreement" shall mean any single agreement or lease, including agreements with respect to notes receivable, pursuant to which any party thereto is obligated after the date hereof to make payments aggregating more than $100,000. There is no default, nor will any default occur hereafter, as a result of the consummation of the transactions contemplated hereby or otherwise, in any obligation to be performed by any party to any material agreement to which the Company or any of its Subsidiaries is a party or by which it or any of its properties or assets (real, personal or mixed, tangible or intangible) is bound. Each agreement listed in the Disclosure Schedule is valid and binding in accordance with its terms. Other than this Agreement, there are no agreements or options to sell or lease any of the properties or assets (real, personal or mixed, tangible or intangible) of the Company or any of its Subsidiaries except in the ordinary and usual course of its business. The Company has delivered to Buyer true and complete copies of all agreements listed in the Disclosure Schedule, including supporting documentation.

    l. Litigation. (i) There is no claim, action, suit or proceeding pending or, to the Company's knowledge after due inquiry, threatened against the Company, any of its Subsidiaries or any of their properties or assets (real, personal or mixed, tangible or intangible) or which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or any of the conditions to consummation of the transactions contemplated by this Agreement, nor is there any judgement, decree, injunction, ruling, award or order of any court, governmental department, commission, agency or instrumentality or arbitrator outstanding or, to the Company's knowledge after due inquiry, threatened against the Company, any of its Subsidiaries or any of their properties or assets (real, personal or mixed, tangible or intangible); and (ii) neither the Company, any of its Subsidiaries nor any of their officers or, to the Company's knowledge, employees is currently charged with, or to the Company's knowledge is currently under investigation with respect to, any violation of any provision of any federal, state, foreign or other applicable law or administrative regulation in respect of the business of the Company and its Subsidiaries.

    m. Employee Benefit Plans. The Disclosure Schedule contains a complete list of "Plans" consisting of each:

      (1) "employee welfare benefit plan", as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), to which the Company or any of its Subsidiaries contributes or is required to contribute, including each multi-employer welfare plan ("Welfare Plan"), and sets forth the amount of any liability of the Company or its Subsidiaries for payments more than thirty days past due with respect to each Welfare Plan as of the Closing Date;

      (2) "multi-employer pension plan," as defined in Section 3(37) of ERISA, to which the Company (or any entity which is a member of a "controlled group of corporations" with or is under "common control" with the Company as defined in Section 414(b) or (c) of the Internal Revenue Code of 1986 as amended ("Code") ("Common Control Entity")) has contributed or been obligated to contribute at any time after September 25, 1980 ("Multi-employer Plan").

      (3) "employee pension benefit plan," as defined in Section 3(2) of ERISA, (other than a Multi-employer Plan) to which the Company or any Common Control Equity contributes or is required to contribute ("Pension Plan"); and

      (4) deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan and any other employee benefit plan, agreement, arrangement or commitment, other than normal payroll practices and policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons, maintained by the Company or its Subsidiaries.

    n. Pension Plans. The funding method used in connection with each Pension Plan which is subject to the minimum funding requirements of ERISA is acceptable and the actuarial assumptions used in connection with funding each such plan, in the aggregate, are reasonable. The assets of each Pension Plan are sufficient to discharge all liabilities under such plan, on an ongoing basis and on a termination basis, and there is no "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA, with respect to any plan year of any such plan. Neither the Company nor any Common Control Entity has any liability for unpaid contributions with respect to any Pension Plan.

      (1) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a) as appropriate) and 501(a).

      (2) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument complies currently, and has complied at all times in the past, both as to form and in operation, with the provisions of applicable Federal law, including the Code and ERISA.

      (3) The Company have paid all premiums (and interest charges and penalties for late payment, if applicable) due the Pension Benefit Guaranty Corporation ("PBGC") with respect to each Pension Plan for each plan year thereof for which such premiums are required. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan. No liability to the PBGC has been incurred by the Company or any Common Control Entity on account of the termination of any Pension Plan. No filing has been made by the Company or any Common Control Entity with PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan. Neither the Company nor any Common Control Entity has, at any time, (a) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (b) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (c) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which the Company or any Common Control Entity made contributions during the five years prior to the Closing Date.

    o. Multi-employer Plans. Neither the Company nor any Common Control Entity has, at any time, withdrawn from a Multi-employer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in ERISA Sections 4203 and 4205, respectively.

    p. Prohibited Transactions. Neither the Company, any of its Subsidiaries nor, to the Company's knowledge after due inquiry, any plan fiduciary of any Welfare Plan or Pension Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code.

    q. Copies of Relevant Plan Documents. True and complete copies of each of the following documents have been delivered by the Company to Buyer: (i) each Welfare Plan and each Pension Plan, related trust agreements, annuity contracts or other funding instruments, (ii) each plan, agreement, arrangement and commitment referred to in Sections 2.2(m) and (n), and complete descriptions of any such plan which is not in writing, (iii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan, (iv) Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Welfare Plan and each Pension Plan for the two most recent plan years and (v) all actuarial reports prepared for the last three years for each Pension Plan.

    r. Validity and Enforceability of Plans. Each Welfare Plan, Pension Plan, related trust agreement, annuity contract or other funding instrument and each plan, agreement, arrangement and commitment referred to in Sections 2.2(m) and (n) is legally valid and binding and in full force and effect.

    s. Payments to Retirees. Neither the Company, any of its Subsidiaries nor any Welfare Plan has any obligation to make any payment to or with respect to any former or current employee of the Company pursuant to any retiree medical benefit or other Welfare Plan.

    t. Litigation Under Plans. Neither the Company, any of Subsidiaries nor any Plan is a party to any litigation relating to, or seeking benefits under, any Plan.

    u. Employment Agreements. Neither the Company nor any of its Subsidiaries is a party to any employment, severance or similar agreements.

    v. Change in Control Provisions. Neither the Company nor any of its Subsidiaries is a party to any agreement which contains any provision pursuant to which the Company or any of its Subsidiaries will be obligated to make any payment as a result of the transactions contemplated hereby.

    w. Labor Matters. There are no controversies pending between the Company and its Subsidiaries and any of their employees or officers. Neither the Company nor any of its Subsidiaries is subject to any collective agreements and, to the Company's knowledge after due inquiry, there is no current prospect for any union election.

    x. Employees. The Disclosure Schedule contains a true and complete list of all the employees of the Company and its Subsidiaries, their ages, pay levels and length of service.

    y. Absence of Certain Changes or Events. Since December 31, 1994 there has not been (i) any change, or any development involving a prospective change, which, individually or in the aggregate, has had or could have a material adverse effect ("Material Adverse Effect") on the financial condition, business, operations, or prospects of the Company and its Subsidiaries taken as a whole; (ii) any damage, destruction or other loss with respect to property owned by the Company or any of its Subsidiaries, whether or not covered by insurance, or any strike, work stoppage or slowdown or other labor trouble involving the Company or any of its Subsidiaries; (iii) any direct or indirect redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any shares of the capital stock of the Company or any of its Subsidiaries; (iv) any declaration, setting aside or payment of any dividend or distribution (whether in cash, capital stock or property); or (v) the entry by the Company or any of its Subsidiaries into any commitment or transaction which is not in the ordinary course of business.

    z. Absence of Undisclosed Liabilities and Agreements. Except as specifically provided for in the Balance Sheet, the Company and its Subsidiaries (i) did not have, as of December 31, 1994, any material debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, any liabilities resulting from the failure to comply with any law applicable to the Company, any of its Subsidiaries or to the conduct of their business) (ii) have not incurred, since December 31, 1994, any such debts, liabilities or obligations other than in the ordinary and usual course of their business, (iii) are not a party to any material agreement which contains unusual or burdensome terms and conditions, or (iv) except in connection with the transactions contemplated in this Agreement, has not, since December 31, 1994, conducted their business otherwise than in the ordinary and usual course.

    aa. Insurance. The Company and its Subsidiaries have insurance policies in full force and effect which provide for coverages which are normal in both amount and scope for the business conducted by the Company and its Subsidiaries. The current insurance coverage of the Company and its Subsidiaries is as described in the Disclosure Schedule.

    ab. Payments. The Company and its Subsidiaries have not, directly or indirectly, paid or delivered any fees, commissions or other sums of money or items of property however characterized to any finders, agents, customers, government officials or other parties, in the United States or in any other country, which in any manner are related to the business or operations of the Company and its Subsidiaries, and which have been illegal under any federal, state or local laws of the United States or any other country or territory having jurisdiction over the Company or any of its Subsidiaries. The Company and its Subsidiaries have not participated, directly or indirectly, in any boycotts or similar practices.

    ac. Renegotiation. The Company and its Subsidiaries are not subject to renegotiation, redetermination or excess profit recovery with respect to any fiscal year by reason of U.S. Government contracts performed by them.

    ad. Inventories. All inventories carried by the Company and its Subsidiaries as of June 16, 1995 and reflected on the Interim Balance Sheet, are valued at the lower of cost or market on a first-in-first-out basis consistent with generally accepted accounting principles. For this purpose, the lower of cost or market shall be determined on an item by item rather than an aggregate basis. Except to the extent of inventory reserves reflected in the Interim Balance Sheet, the items included in said inventories are normal items of inventory carried by the Company and its Subsidiaries, and are current, suitable and merchantable for the filling of orders in the normal course of business, and are not obsolete, damaged, defective or slow moving.

    ae. Products Liability. There are no facts or the occurrence of any event known or which reasonably should be known to the Company or the Selling Shareholders forming the basis for any claim against the Company or any of its Subsidiaries for products liability, whether in tort or strict liability or on account of any express or implied warranty.

    af. Notes and Accounts Receivable and Liabilities. Each of the material liabilities of the Company and its Subsidiaries as of December 31, 1994 and June 16, 1995 is reflected or reserved for on the Balance Sheet and the Interim Balance Sheet, respectively, and the amounts so reflected or reserved are true and correct according to GAAP. Notes and accounts receivable will be fully collectible, except to the extent of reserves for doubtful accounts reflected in the Interim Balance Sheet.

    ag. Proprietary Rights. The proprietary rights listed in the Disclosure Schedule are all those used in the business of the Company and its Subsidiaries. To the knowledge of the Company after due inquiry, the Company's and its Subsidiaries' use of such Proprietary Rights is not infringing upon or otherwise violating the rights of any third party in or to such proprietary rights, and no proceedings have been instituted against or notices received by the Company or any of its Subsidiaries that are presently outstanding alleging that the Company's or any Subsidiary's use of such Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights.

    ah. Books of Account. The books of account of the Company and its Subsidiaries have and will adequately reflect all of their respective items of income and expense and all of their assets, liabilities and accruals, in accordance with generally accepted accounting principles.

    ai. Purchase Commitments and Outstanding Bids. As of the date of this Agreement and as of the Closing Date, there are no claims against the Company or any of its Subsidiaries to return in excess of an aggregate of $50,000 by reason of alleged over-shipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable. No outstanding purchase or outstanding lease commitment of the Company or any of its Subsidiaries presently is in excess of the normal, ordinary and usual requirements of its business or contains terms and conditions more onerous than those usual and customary in the business of the Company and its Subsidiaries.

    aj. Customers and Suppliers. The Disclosure Schedule contains a complete and accurate list of (i) the 10 largest customers of the Company and its Subsidiaries in terms of revenues during the Company's last fiscal year, showing the approximate total sales to each such customer during such fiscal year; (ii) the 10 largest suppliers of the Company and its Subsidiaries in terms of purchases during the Company's last fiscal year, showing the approximate total purchases from each such supplier during such fiscal year. Since December 31, 1994, to the Company's knowledge after due inquiry, there has been no adverse change in the business relationship of the Company and its Subsidiaries with any customer or supplier named in the Disclosure Schedule.

    ak. Permits. The Disclosure Schedule contains a complete and accurate list of all permits held by the Company or any of its Subsidiaries or for which the Company or any Subsidiary has applied, which are the only material permits necessary for or used by the Company and its Subsidiaries to carry on their business as presently conducted.

      al. Environmental Matters. (1) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws, and for the past five years has been in such compliance; and the Company and each Selling Shareholder have no reason to believe that circumstances exist which could prevent or interfere with continued compliance in all material respects by the Company and each of its Subsidiaries with all applicable Environmental Laws after the Closing Date.

      (2) The Company and its Subsidiaries hold all material Environmental Permits necessary to conduct their operations as they are currently conducted; the Disclosure Schedule includes a true and complete list of all such Environmental Permits and their expiration dates, and the Company and the Selling Shareholders have no reason to believe that such permits (A) will not be renewed, or (B) will be renewed under terms that could reasonably be expected to have an adverse effect on the Company and its Subsidiaries.

      (3) There are no Materials of Environmental Concern present at, and no Materials of Environmental Concern are or have been in any way released or threatened to be released from, any Kilovac Property, former Kilovac Property, or as a result of present or former operations of the Company or any of its Subsidiaries or any predecessor entity (including without limitation the disposal of Materials of Environmental Concern at any location other than a Kilovac Property or former Kilovac Property), that could reasonably be expected to be in material violation of or otherwise to give rise to material liability of the Company or any of its Subsidiaries under any Environmental Law.

      (4) No reports of any kind have been made to or required by any Governmental Authority pursuant to any Environmental Law concerning spills or any other releases of any kind at, or in any way from, any Kilovac Property, former Kilovac Property, or as a result of present or former operations of the Company or any of its Subsidiaries or any predecessor entity, for which spills, releases, or reports thereof the Company or any of its Subsidiaries may be liable under any Environmental Law; true and complete copies of all written reports concerning such spills and other releases have been provided or made available to Buyer.

      (5) None of the following are or have been on, under, in or at any Kilovac Property, or to the Company's knowledge after due inquiry, any former Kilovac Property: (A) underground or aboveground storage tanks containing Materials of Environmental Concern; (B) polychlorinated biphenyls; (C) asbestos or asbestos-containing materials; (D) septic tanks, septic fields, dry-wells, or similar structures; (E) lagoons or impoundments; or other bodies of water to which Materials of Environmental Concern may have been discharged; (F) landfills or dumping areas; or similar locations where Materials of Environmental Concern may have been placed.

      (6) Neither the Company nor any of its Subsidiaries has received any Environmental Claim, and to Company's knowledge after due inquiry, no Environmental Claim has been threatened against the Company or any of its Subsidiaries by any person.

      (7) Neither the Company nor any of its Subsidiaries has entered into, agreed to, nor is the Company or any of its Subsidiaries otherwise subject to any judgment, decree, order or similar requirement under any Environmental Law, nor to the Company's knowledge after due inquiry is any such judgment, decree, order or requirement being negotiated that may obligate or affect the Company or any of its Subsidiaries.

      (8) Neither the Company nor any of its Subsidiaries has assumed or retained, contractually or by operation of law, any liabilities or obligations of other persons, contingent or otherwise, in connection with any Environmental Law.

      (9) There are no past or present actions, activities, events, conditions or circumstances, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Materials of Environmental Concern, that could reasonably be expected to give rise to any material liability or obligation of the Company or any of its Subsidiaries under any Environmental Laws. None of the matters set forth on the Disclosure Schedule, or any aggregation thereof, could reasonably be expected to have a Material Adverse Effect.

      (10) True and complete copies of all reports, studies, assessments, audits, and similar documents in the possession or control of the Company, any of its Subsidiaries or any Selling Shareholder that address any issues of actual or potential noncompliance in any material respect with, or actual or potential material liability under, any Environmental Laws that may affect the Company or any of its Subsidiaries have been provided to Buyer prior to the signing hereof.

      (11) As used in this Section 2.2(al):

        "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from
      (i) the presence, discharge, emission, release or threatened release of any Materials of Environmental Concern at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit, or (iii) otherwise relating to obligations or liabilities under any Environmental Law.

        "Environmental Laws" means all foreign (to the extent applicable), federal, state and local statutes, rules, regulations, ordinances, orders, judgments, decrees and common law relating in any manner to contamination, pollution, or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act, the National Environmental Protection Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar laws of any other Governmental Authority.

        "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations or exemptions required under Environmental Laws.

        "Materials of Environmental Concern" refers to any waste, pollutant, contaminant or other substance of any kind (including without limitation odors, radioactivity, and electromagnetic fields) regulated by or under, or which may otherwise give rise to liability under, any Environmental Law.

        "Kilovac Property" means all real property in which the Company or any of its Subsidiaries have any legal interest, including without limitation a leasehold interest, and any equipment or other property owned or leased by the Company or any of its Subsidiaries.

    am. Transactions with Certain Persons. Neither any officer, director, shareholder or employee of the Company and its Subsidiaries nor any member of any such person's immediate family is presently a party to any material transaction with the Company or any of its Subsidiaries relating to the business of the Company and its Subsidiaries, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of material services by (other than for services as officers, directors or employees of the Company and its Subsidiaries), (ii) providing for the rental of material real or personal property from, or (iii) otherwise requiring material payments to (other than for services as officers, directors or employees of the Company and its Subsidiaries) any such person or corporation, partnership, trust or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner.

    an. Information. The Company and the Selling Shareholders have furnished and will continue to furnish to Buyer detailed information with respect to the assets, earnings, and business of the Company and its Subsidiaries, and acknowledge that Buyer has relied and will rely thereon in entering into this Agreement and consummating the transaction contemplated by this Agreement. No such information, the preparation of which was under the Company's and any Selling Shareholder's direct control, as it has been corrected from time to time by the Company or Selling Shareholders, contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

                                  ARTICLE III

                         ACTIONS PRIOR TO THE CLOSING

    3.1 Conduct of the Company. During the period from the date hereof to the Closing Date:

    a. Operations in the Ordinary Course of Business. Except as contemplated by this Agreement, the Company and its Subsidiaries shall, and the Selling Shareholders shall cause the Company and its Subsidiaries to, conduct their business operations according to the ordinary and usual course of business and will use their best efforts (i) to preserve intact their business organization; (ii) to maintain their books and records in accordance with past practices; (iii) to keep available the services of their officers and employees; and (iv) to maintain satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with them. The Company and the Selling Shareholders shall confer with Buyer or its representatives to keep it informed with respect to operational matters of a material nature and to report the general status of the ongoing operations of the business of the Company and its Subsidiaries.

    b. Forbearances by the Company. Except as contemplated by this Agreement, the Company and its Subsidiaries will not, and the Selling Shareholders will not permit the Company and its Subsidiaries to, without the prior written consent of Buyer:

      (1) incur any indebtedness for borrowed money, except in the ordinary course of business consistent with past practice in an amount not to exceed $100,000;

      (2) assume, guarantee, endorse or otherwise become responsible for the obligations of, or make any loans or advances to, any other individual, firm or corporation;

      (3) make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or declare, set aside or pay any dividend or distribution (whether in cash, capital stock or property) other than the dividend or distribution to the Company's shareholders of the shares of Kilovac Development, any dividends to the Company from any of its Subsidiaries and the repurchase of Common Stock held by Richard Edict or Harvey Clement for an amount not to exceed $85,000 in the aggregate;

      (4) mortgage, pledge or otherwise encumber any of its properties or assets (other than the pledge of after acquired property as security for indebtedness under the Bank of America Loan Agreement);

      (5) sell, lease, transfer or dispose of any of its properties or assets (other than the shares of Kilovac Development waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it except for sales of inventory in the ordinary and usual course of business and consistent with past practice;

      (6) except for capital expenditures not to exceed $20,000 or items included in the capital budget included in the Disclosure Schedule, make any investment or expenditure of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation;

      (7) enter into any transaction other than in the ordinary and usual course of its business and consistent with past practice;

      (8) enter into or terminate any agreement, plan or lease, or make any change in any of its agreements, plans or leases;

      (9) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated or any of the coverage thereunder to lapse;

      (10) enter into any collective bargaining agreements;

      (11) increase in any manner the compensation, remuneration or fringe benefits of any of its officers or employees (other than increases in the hourly compensation of nonofficer employees in the ordinary course of business consistent with past practice) or pay or agree to pay any pension, retirement allowance, or other benefit not required by any existing employee benefit plan to any such officers or employees, commit itself to any employment agreement or employee benefit plan with or for the benefit of any of its officers or employees or any other person, or alter, amend, terminate in whole or in part, or curtail or permanently discontinue distributions to, any pension plan or any other employee benefit plan;

      (12) issue any shares of capital stock or issue any warrants, options, calls, subscriptions, or other agreements or commitments obligating it to issue shares of capital stock;

      (13) enter into an agreement to do any of the things described in clauses (1) through (12) of this Section 3.1; or

      (14) take any action which would render inaccurate any representation and warranty made herein.

  3.2 Regulatory Consents, Authorizations, etc. Each party hereto will use its best efforts to obtain all consents, authorizations, orders and approvals of, and make all filings and registrations with, any governmental commission, board or other regulatory body or any other person required for or in connection with the consummation of the transactions contemplated hereby and will cooperate fully with the other parties in assisting them to obtain such approvals and to make such filings and registrations. No party hereto will take or omit to take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

  3.3 Investigation by Buyer. Prior to the Closing Date, Buyer may make or cause to be made such investigation of the business, properties, assets and liabilities of the Company and its financial and legal conditions as Buyer deems necessary or advisable to familiarize itself therewith, provided that such investigation shall not unreasonably interfere with the normal operations of the Company. Such investigation may include, without limitation, an examination and valuation of inventory by Buyer's accountants and an appraisal of all assets of the Company. Prior to the Closing Date, upon reasonable prior notice, the Company and the Selling Shareholders agree to permit Buyer and its authorized representatives, or cause them to be permitted, to have full access to the premises, books and records, officers, employees, and independent accountants (including the independent accountant's work-papers) of the Company at reasonable hours, and prior to the Closing Date the officers of the Company shall furnish Buyer with such financial and operating data and other information with respect to the business, properties and assets of the Company as Buyer shall from time to time reasonably request. No investigation by Buyer heretofore or hereafter made shall affect the representations and warranties of the Company contained herein. Prior to the Closing Date, or in the event this Agreement is terminated, Buyer shall not use any information relating to the Company obtained by it from the Company or the Selling Shareholders pursuant to this Section 3.3, which is not otherwise publicly available, for any purpose unrelated to the consummation of the transactions contemplated hereby, and prior to such Closing Date, Buyer will not disclose any such information to any person, unless and until such time as such information is otherwise publicly available or as Buyer is advised by counsel that such information is required by law to be disclosed. In the event this Agreement is terminated, Buyer agrees to keep confidential all information it has obtained concerning the Company under the terms of this Agreement for a five-year period and to return promptly, if so requested by the Company, every document furnished to Buyer by the Company and the Selling Shareholders, in connection with the transactions contemplated hereby, and any copies thereof Buyer may have made, and to use its best efforts to cause its representatives to whom such documents were furnished promptly to return such documents, and any copies thereof any of them may have made.

  3.4 Expenses. Subject to Section 3.7, the Selling Shareholders joint and severally agree to pay all of the fees, costs and expenses of the Selling Shareholders, and Buyer agrees to pay all of the fees, costs and expenses of Buyer, (including, without limitation, those of advisors, financial advisors, lawyers or accountants) incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

  3.5 Negotiations with Others. During the period from the date of this Agreement to the Closing Date, or until this Agreement is terminated in accordance with the provisions of Article V, if it is so terminated, the Company, the Selling Shareholders and their agents shall not, directly or indirectly, without the prior written consent of Buyer, solicit or initiate discussions or engage in negotiations with, or provide any information other than publicly available information to, or authorize any financial advisor or other person to solicit or initiate discussions or engage in negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Buyer) concerning any possible proposal regarding a sale of shares of capital stock of, or a merger, consolidation, sale of assets or other similar transaction involving the Company, and the Company and the Selling Shareholders will promptly notify Buyer if any such discussions or negotiations are sought to be initiated with, any such information is requested from, or any such proposal or possible proposal is received by the Company, the Selling Shareholders and/or their agents.

  3.6 Publicity. Until the Closing Date, each party hereto agrees not to issue any press release or to otherwise make any public statement with respect to the transactions contemplated hereby except as may be required by law, in which event such press release or public statement shall be made only after consultation with the Company or Buyer, as the case may be; then and thereafter no such public announcement shall be made without the consent, which shall not be unreasonably withheld, of the Company (in the case of releases or statements issued or made by Buyer) or Buyer (in the case of releases or statements issued or made by the Company or the Selling Shareholders).

  3.7 Environmental Audit. If required by any prospective provider of financing for the transactions contemplated by this Agreement, the parties hereto agree that Buyer may have a Phase II environmental audit (the "Environmental Audit") completed prior to Closing at the Company's facilities. The environmental consultant shall be chosen by Buyer. The Company shall have the right to approve each phase of the Environmental Audit, which approval shall not be unreasonably withheld. The fees, costs and expenses relating to the Environmental Audit shall be borne as follows: (x) the first $10,000 by the Selling Shareholders, (y) the next $10,000 by Buyer and (z) any balance in excess of $20,000 equally by the Selling Shareholders and Buyer.

  3.8 Kilovac Development. Prior to the Closing, the Company shall (i) cause Kilovac Development to assign and transfer to the Company all of its material assets other than the Palm Avenue Property, if any, and (ii) cancel any intercompany debt of Kilovac Develoment to the Company and (iii) contribute funds to Kilovac Development sufficient to discharge any third party indebtedness and the guarantee by the Company thereof in an amount not to exceed $230,000.

  3.9 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby as soon as reasonably practicable hereinafter.

                                  ARTICLE IV

                           CONDITIONS TO THE CLOSING

  4.1 Conditions to the Closing Relating to Buyer. Consummation of the transaction contemplated hereby is subject to the fulfillment to the reasonable satisfaction of Buyer, prior to or at the Closing Date, of each of the following conditions:

    a. Regulatory Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with any governmental commission, board or other regulatory body or any other person which are required, prior to the Closing Date, for or in connection with the execution and delivery of this Agreement and the consummation by each party hereto and the Company of the transactions contemplated hereby, or which are required in order to avoid violation or termination of any agreement listed in the Disclosure Schedule, shall have been obtained or made.

    b. Representations and Warranties. The representations and warranties of the Company and the Selling Shareholders contained in this Agreement are true and correct in all material respects at and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made at and as of the Closing Date; and the Selling Shareholders and the Company shall have performed or complied in all material aspects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

    c. Certificate. Each of the Selling Shareholders who is a member of the Board of Directors of the Company shall have delivered to Buyer certificates to the effect that (i) he is familiar with the provisions of this Agreement and (ii) the conditions specified in Sections 4.1(a) and (b) have, to his knowledge after inquiry of the Company's officer level employees having responsibility for matters in the subject area of the condition to be satisfied and review of the Company's records with respect to such subject matter, been satisfied.

    d. Litigation; Other Events. No action, suit or proceeding shall have been instituted by any person which seeks to prohibit, restrict or delay consummation of the transaction contemplated herein or any of the conditions to the transactions contemplated herein, or seeks damages as a result of the consummation of the transactions contemplated herein, or speaks to the conduct of the business of the Company after the Closing Date.

    e. Financing. Buyer shall have completed arrangements, on terms and conditions reasonably satisfactory to it, for the financing of a portion of the purchase price and the ongoing working capital requirements of the Company.

    f. Environmental Audit. If required pursuant to Section 3.7, Buyer shall have completed the Environmental Audit and the results of such audit shall be satisfactory to it.

    g. Existing Indebtedness. Bank of America shall have released and discharged its lien securing the outstanding indebtedness against payment by Buyer of the outstanding balance of such indebtedness without premium or penalty. On the Closing Date, the aggregate outstanding indebtedness of the Company and its Subsidiaries shall not exceed $430,000.

    h. Related Agreements. The Escrow Agreement, the Paying Agent Agreement and the Employment Agreement shall have been executed and delivered by the applicable parties thereto substantially in the forms of Exhibits A, B and C hereto.

    i. Legal Opinion. Buyer shall have received a legal opinion, dated as of the Closing Date, from Adams, Duque & Hazeltine, special counsel to the Company, in the form of Exhibit D hereto.

  4.2 Conditions to the Closing Related to the Company and the Selling Shareholders. Consummation of the transaction contemplated hereby is subject to the fulfillment to the reasonable satisfaction of the Company and the Selling Shareholders, prior to or at the Closing Date, of each of the following conditions:

    a. Regulatory Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with any governmental commission, board or other regulatory body or any other person which are required, prior to the Closing Date, for or in connection with the execution and delivery of this Agreement and the consummation by each party hereto and the Company of the transactions contemplated hereby, or which are required in order to avoid violation or termination of any agreement listed in the Disclosure Schedule, shall have been obtained or made.

    b. Representations and Warranties. The representations and warranties of Buyer contained in this Agreement are true and correct in all material respects on the date hereof and shall also be true and correct in all material respects at and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made at and as of the Closing Date; and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

    c. Certificate. Buyer shall have delivered to the Selling Shareholders a certificate, dated as of the Closing Date, of the Chairman of the Board and Chief Executive Officer of Buyer to the effect that (i) he is familiar with the provisions of this Agreement and (ii) the conditions specified in Sections 4.2(a) and (b) have, to his knowledge after due inquiry, been satisfied.

    d. Litigation; Other Events. No action, suit or proceeding shall have been instituted by any person which seeks to prohibit, restrict or delay consummation of the transaction contemplated herein or any of the conditions to the transactions contemplated herein, or seeks damages as a result of the consummation of the transactions contemplated herein, or speaks to the conduct of the business of the Company after the Closing Date.

    e. Related Agreements. The Escrow Agreement, the Paying Agent Agreement and the Employment Agreement shall have been executed and delivered by the applicable parties thereto substantially in the forms of Exhibits A, B and C hereto.

                                   ARTICLE V

                                  TERMINATION

  5.1 Termination. This Agreement may be terminated by:

    (1) By mutual action of the Company and Buyer;

    (2) By the Company, if any of the conditions set forth in Section 4.2 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Buyer on or before the Closing Date; or

    (3) By Buyer, if any of the conditions set forth in Section 4.1 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Company and the Selling Shareholders on or before the Closing Date.

  5.2. Effects of Termination. In the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other parties hereto or their respective stockholders or directors or officers in respect thereof, except for the obligations of the parties hereto in the last two sentences of Section
3.3 and the Confidentiality Agreement (as defined below), and except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

                                  ARTICLE VI

                                   INDEMNITY

  6.1 Survival of Representations and Warranties Indemnity. The representations, warranties, agreements and covenants by the Company and Selling Shareholders (other than the agreements and covenants set forth in Article VII) shall survive until the 12 month anniversary of the Closing Date, except that the representations, warranties, agreements and covenants of the Company and the Selling Shareholders contained in (i) Section 2.2(al) shall survive until the 24 month anniversary of the Closing Date and (ii) Section 2.2(i) shall survive indefinitely.

  6.2 Indemnity. Subject to said applicable survival periods, the Shareholders agree to indemnify Buyer, the Company and/or their Affiliates for any and all claims, demands, losses, costs, charges, expenses, obligations, liabilities, actions, suits, damages, judgments, and deficiencies, including interest and penalties, reasonable counsels' fees and all reasonable amounts paid in settlement of any claim, action, or suit (collectively referred to as "CLAIMS") which may be sustained, suffered or incurred by Buyer, the Company and/or their Affiliates and arising out of or by reason of any breaches of the representations, warranties, agreements and covenants of the

Company or the Selling Shareholders contained herein; provided, that, (i) the obligations of the Selling Shareholders under this Section 6.2 relating to taxes shall be limited to the Escrowed Funds and the setoff of any amounts then due to the Selling Shareholders under this Agreement and (ii) all other obligations of the Selling Shareholders under this Section 6.2 shall be limited to the Escrowed Funds. Each of the Selling Shareholders agrees that Buyer, the Company and/or their Affiliates will have the rights to setoff the amounts referred to in the preceding proviso.

  6.3 Cooperation. The term "Claims" as used in this Article is not limited to matters asserted by third parties against Buyer and/or the Company. Claims does not include any damages for which the Company receives insurance reimbursement. In the event a Claim is asserted by any third party against Buyer and/or the Company, it shall notify Selling Shareholders of such Claim by giving to Selling Shareholders written notice, and shall give Selling Shareholders and their counsel access to any and all such files, records and other documents as may be necessary to enable Selling Shareholders to investigate or participate in the defense against such Claim (but at the cost and expense of such Selling Shareholders) and Buyer shall otherwise cooperate in connection therewith and shall not assume a position contrary to that of Selling Shareholders with respect to all such third party Claims.

                                  ARTICLE VII

                        CERTAIN POST-CLOSING AGREEMENTS

  7.1 Noncompete. Each of Pat McPherson, Robert Helman, Dan McAllister and Rick Danchuk agree on behalf of himself and his Affiliates that he will not anywhere in the State of California, including all the counties listed on
Schedule 2 hereto, or anywhere else at any time for three years after the date hereof and Douglas Campbell agrees on behalf of himself and his Affiliates that he will not anywhere in the State of California, including all the counties listed on Schedule 2 hereto, or anywhere else at any time for five years after the date hereof, except with the express prior written consent of
Buyer: (a) directly or indirectly, engage in any Competitive Business (meaning, any business engaged in by the Company as of the Closing Date), whether such engagement shall be as an owner, partner, agent, consultant or shareholder (except as the holder of not more than five percent (5%) of the outstanding shares of a corporation whose stock is listed on any national or regional securities exchange or reported by the National Association of Securities Dealers Automated Quotations System or any successor thereto); (b) directly or indirectly solicit, divert or accept business from or otherwise take away or interfere with any customer of Buyer, the Company or their Affiliates engaged in any Competitive Business, including without limitation any person who was a customer or whose business was being pursued by Buyer, the Company or their Affiliates prior to the date hereof; or (c) directly or indirectly, accept employment with, be employed by or be a principal of any business or enterprise operating within the United States of America which then employs or has as a principal or holder of any interest therein (except as the holder of not more than one percent (1%) of the outstanding shares of a corporation whose shares are publicly traded) any individual who was previously employed in a managerial or consultant position with Buyer, the Company or any of their Affiliates, provided however, that this prohibition shall not be applicable if such business or enterprise is not a Competitive Business. The Company and each of the individuals subject to this Section acknowledge that the Company's products are sold and used in each county in the State of California.

  7.2 Nondisclosure. Each of the Selling Shareholders, agree that, for a period of seven years following the Closing Date, except as required by law or by the order of any court or government agency or in the performance of his duties as an employee of the Company or its Subsidiaries, he shall keep secret and retain in strictest confidence and shall not, except with the express prior written consent of Buyer, directly or indirectly disclose, communicate or divulge to any person, or use for the benefit of any person, any Proprietary Information (meaning, all information or data with respect to the conduct or details of the business of the Company including, without limitation, methods of operation, customers and customer lists, details of contracts with customers, consultants, suppliers or employees, products, proposed products, former products, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices and pricing policies, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters of the business of the Company). The restriction contained in the preceding sentence shall not apply to any Proprietary Information that (i) is a matter of public knowledge on the date of this Agreement or (ii) becomes a matter of public knowledge after the date of this Agreement from another source which is under no known obligation of confidentiality to Buyer or its Affiliates.

  7.3 Anti-dilution. In the event of the issuance, sale, grant or distribution by the Company to Buyer or any of its Affiliates of any shares of Common Stock, the Selling Shareholders shall be entitled to participate in such issuance, sale, grant or distribution on a pro rata basis, and on the same terms and conditions, so that following such issuance, sale, grant or distribution each Selling Shareholder will, if such Selling Shareholder has elected to purchase or otherwise receive the shares to be issued, sold, granted or distributed, have the same percentage of the Common Stock ownership of the Company as such Selling Shareholder had prior to such issuance, sale, grant or distribution. This Section 7.3 shall not apply to registered public offerings.

  7.4 Contributions to ESBP. Each of the parties hereto agrees and acknowledges that neither Buyer nor the Company shall have any obligation to make any contributions to the Kilovac Corporation Employee Stock Bonus Plan (the "ESBP") after the Closing Date.

  7.5 Additional Restrictions. Except with the prior written approval of the Paying Agent, after the Closing Date and until a Liquidity Event, the Company:

    (a) shall not issue any additional shares of capital stock of the Company;

    (b) shall not amend the charter or by-laws of the Company or any of its subsidiaries,

    (c) shall not effect the voluntary liquidation, dissolution or winding up of the Company or any of its subsidiaries, or the sale, lease or exchange of all or substantially all of the assets, property or business of the Company or any of its subsidiaries, or the merger or consolidation of the Company with or into any other corporation (except a wholly-owned subsidiary of the Company),

    (d) shall not incur any indebtedness for borrowed money, except (i) pursuant to financing arrangements entered into in connection with the Closing between Buyer and Bank of America, N.A. (and any extensions thereof), and (ii) other indebtedness incurred in the ordinary course of business, consistent with past practice,

    (e) shall not guaranty any indebtedness of any person or entity other than financing arrangements entered into in connection with the Closing between Buyer and Bank of America, N.A. (and any extensions thereof),

    (f) shall not make any acquisition or disposition of securities other than as a result of the reorganization of a debtor of the Company or a business or line of business in a single transaction or a series of related transactions,

    (g) shall not repurchase or redeem any capital stock of the Company or any of its subsidiaries,

    (h) shall not declare or pay any dividends or distributions on Common Stock (except as specifically provided herein),

    (i) shall not make any initial public offering of shares of common stock of the Company or of any of its subsidiaries or grant any registration rights with respect to common stock of the Company or of any of its subsidiaries,

    (j) shall not create or dissolve any subsidiary of the Company, or

    (k) shall not adopt or amend any personnel policies or personnel plans of the Company or any of its subsidiaries, including those relating to compensation or benefits.

    (l) shall not enter into, or be a party to, any transaction with Buyer or any affiliate of Buyer, except in the ordinary course of business and upon fair and reasonable arms-length terms, which are no less favorable to the Company than would be obtained in an arm's length transaction with an unaffiliated third party.

    (m) shall in reduction of intercompany advances to the Company, deliver all excess cash of the Company to Buyer, and borrow all working capital needs from Buyer and the terms of intercompany advances in favor of the Company shall be subject to only the charges and interest as applicable on Buyer's senior credit accomodations.

    (n) shall, until satisfaction of all obligations of Buyer and the Company with respect to the Continuing Shares, be operated, and Buyer shall so cause the Company to be operated as a separate subsidiary or division in a manner to permit the computation and verification of the Determination Numbers.

  7.6 Restrictions on Transfer.

  (a) Subject to paragraph (b) below, commencing on the Closing Date and ending on December 31, 2005, no Selling Shareholder shall sell, transfer, pledge or otherwise encumber any of his or her shares of Common Stock. Subject to paragraph (b) below, any shares during such period shall be null and void.

  (b) Any Selling Shareholder may at any time transfer to another Selling Shareholder or by devise effective upon his or her death or by gift any or all of his or her Continuing Shares to the heirs or beneficiaries of such Selling Shareholder's estate (or of the estate of a family member of such Selling Shareholder) (or their respective guardians, custodians or one or more trusts, partnerships, corporations or similar entities principally for the benefit of such spouse or children), provided however, that such transferee continues to be bound by the terms of this Agreement in the event of any such transfer by a Selling Shareholder to more than one person or entity, all of such persons or entities shall collectively have right equal to the rights of such respective Selling Shareholder under this Agreement.

                                 ARTICLE VIII

                                 MISCELLANEOUS

  8.1 Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered personally or sent by telecopy (receipt confirmed by telephone) or by registered or certified mail, postage prepaid, addressed as follows:

    If to Buyer:

    Communications Instruments, Inc.
    c/o Stonebridge Partners
    Westchester Financial Center
    50 Main Street
    White Plains, New York 10606
    Attention: Michael S. Bruno, Jr.
    Telecopy No.: (914) 682-0834
    Telephone No.: (914) 682-2285

    with a copy to:

    Simpson Thacher & Bartlett
    425 Lexington Avenue
    New York, New York 10017
    Attention: Richard C. Weisberg, Esq.
    Telecopy No.: (212) 455-2502
    Telephone No.: (212) 455-3240

    If to the Company or the Selling Shareholders:

    Kilovac Corporation
    P.O. Box 4422
    Santa Barbara, California 93140
    Attention: Douglas Campbell
    Telecopy No.: (805) 684-1681
    Telephone No.: (805) 684-4560,
    (following closing, notices to the
    Company shall also be sent to Buyer)

    with a copy to:

    Adams, Duque & Hazeltine
    777 South Figueroa Street, 10th Floor
    Los Angeles, California 90017
    Attention: R. Stephen Doan, Esq.
    Telecopy No.: (213) 896-5500
    Telephone No.: (213) 620-1240

or such other person or address as shall be furnished in writing by any party to the other parties prior to the giving of the applicable notice or communication, and such notice or communication shall be deemed to have been given ten (10) days after mailed, or in the case of personal delivery or telecopy, upon receipt of transmission.

  8.2 Financial Advisors and Brokers. Other than ING Capital, the Company and the Selling Shareholders represent and warrant, jointly and severally, that no investment banker, broker or finder is entitled to any financial advisory, brokerage or finder's fee or other similar payment from the Company based on agreements, arrangements or undertakings made by it or any of its respective directors, officers or employees in connection with the transactions contemplated hereby.

  8.3 Counterparts. This Agreement shall be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  8.4 Disclosure Schedule. The Disclosure Schedule is an integral part of this Agreement.

  8.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

  8.6 Exhibits. The attached Exhibits are an integral part of this Agreement.

  8.7 Miscellaneous. This Agreement (including the Schedules and Exhibits hereto and the Disclosure Schedule) (a) constitutes (together with that certain letter agreement, dated June 5, 1995, between Stonebridge Partners and ING Capital (the "CONFIDENTIALITY AGREEMENT")) the entire Agreement and understanding and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, (c) shall not be assigned, by operation of law or otherwise, and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of California. If there is a conflict between the provisions of the Confidentiality Agreement and this Agreement, the provisions of the Confidentiality Agreement shall control.

  8.8 Arbitration. Any party shall have the right to submit any dispute arising out of this Agreement to neutral binding arbitration in the City of Los Angeles with a partner of Price Waterhouse, L.L.P. In the event of arbitration, the matter shall be heard before a single arbitrator and all submissions shall be made in writing. Any party requesting arbitration shall give notice to the other party stating the issue to be resolved. The decision of the arbitrator shall be final and binding on both parties, with each party or parties bearing its own costs and expenses with respect to the dispute. Each party hereby consents to the entry of a judgment in any court of competent jurisdiction enforcing any arbitration decision made in accordance herewith.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written:


                                          Communications Instruments, Inc.


                                                     /s/ Michael Bruno
Attest ______________________________     By___________________________________
                                                      Michael Bruno,
                                                       Its Director

                                          Kilovac Corporation

                                                   /s/ Douglas Campbell
Attest ______________________________     By___________________________________
                                                     Douglas Campbell,
                                                       Its President

                              SELLING SHAREHOLDERS


                                                  /s/ Douglas L. Campbell
Witness                                   _____________________________________
                                                   Douglas L. Campbell,
                                            Trustee of the Kilovac Corporation
                                                 Employee Stock Bonus Plan

                                                  /s/ Douglas L. Campbell
Witness                                   _____________________________________
                                                   Douglas L. Campbell,
                                                as Trustee of the Campbell
                                               Charitable Remainder Unitrust

Witness                                               /s/ Milo Filip
                                          _____________________________________
                                                        Milo Filip,
                                              as Trustee of the Erin Campbell
                                                           Trust

Witness                                           /s/ Douglas L. Campbell
                                          _____________________________________
                                                    Douglas L. Campbell

Witness                                         /s/ Ronald D. Klingensmith
                                          _____________________________________
                                                  Ronald D. Klingensmith,
                                                as Trustee of the Donald C.
                                               Campbell Charitable Unitrust

Witness                                              /s/ Pat McPherson
                                          _____________________________________
                                                       Pat McPherson

                                                     /s/ Robert Helman
Witness                                   _____________________________________
                                                       Robert Helman

Witness                                             /s/ Dan McAllister
                                          _____________________________________
                                                      Dan McAllister

                                                     /s/ Rick Danchuk
Witness                                   _____________________________________
                                                       Rick Danchuk

                                                  /s/ Harry Jabagchourian
Witness                                   _____________________________________
                                                    Harry Jabagchourian

Witness                                              /s/ John Stewart
                                          _____________________________________
                                                       John Stewart

Witness                                               /s/ Rick Steen
                                          _____________________________________
                                                        Rick Steen

Witness                                               /s/ Susan Reid
                                          _____________________________________
                                                        Susan Reid

Witness                                             /s/ Robin Hamilton
                                          _____________________________________
                                                      Robin Hamilton

Witness                                               /s/ Gary Clancy
                                          _____________________________________
                                                        Gary Clancy

Witness                                                /s/ Hugh Vos
                                          _____________________________________
                                                         Hugh Vos

                                                   /s/ Norm Blankenship
Witness                                   _____________________________________
                                                     Norm Blankenship

                                                     /s/ Carmen Rivera
Witness                                   _____________________________________
                                                       Carmen Rivera

            ATTACHMENTS TO STOCK SUBSCRIPTION AND PURCHASE AGREEMENT

Disclosure Schedule                                                 Section 2.2
Schedule 1                Capitalization                            Section 2.2 (b)
Schedule 2                Continuing Share Examples                 Section 1.7.6
Schedule 3                All California Counties                   Section 7.1
Exhibit A                 Escrow Agreement                          Section 1.4
Exhibit B                 Paying Agent Agreement                    Section 1.4
Exhibit C                 Employment Agreement (Campbell)           Section 4.1 (h)
Exhibit D                 Opinion of Counsel to Company             Section 4.1 (i)

                                                                        ANNEX 4

                                                                  June 14, 1996

Kilovac Corporation
550 Linden Avenue
Carpinteria, CA 93013

Attn: Douglas Campbell

CII Technologies Inc.
c/o Stonebridge Partners
Westchester Financial Center
50 Main Street
White Plains, NY 10606

Attn: Michael S. Bruno, Jr.

Ladies and Gentlemen:

  You have requested our opinion (the "Opinion"), as of the date hereof, as to the fairness or otherwise, from a financial point of view, to the "Selling Shareholders" of the consideration to be received by them for surrender of the "Continuing Shares" in the "Exchange", as such terms are hereinafter defined.

  Pursuant to a Stock Subscription and Purchase Agreement ("Agreement"), dated September 20, 1995, by and among Communications Instruments, Inc., a North Carolina corporation ("Buyer"), Kilovac Corporation, a California corporation (the "Company"), and the shareholders and optionholders set forth in Schedule 1 thereto (the "Selling Shareholders"), the Buyer acquired an 80% interest in the Company (the "Purchase Transaction"). The remaining 20% interest in the Company (the "Continuing Shares") was retained by the Selling Shareholders.

  The Agreement provides that in the event of an initial public offering of the Buyer or one of its affiliates, the Selling Shareholders will receive shares of the public entity in exchange for their Continuing Shares. CII Technologies, Inc., a Delaware corporation ("CIIT"), and an affiliate of the Buyer, is now contemplating an initial public offering of its common stock (the "IPO"). Pursuant to the First Amendment to the Agreement (the "Amendment", with the most recent draft dated as of March 1, 1996) the Selling Shareholders will exchange their Continuing Shares for that amount of shares of CIIT stock with a nominal value of $4,500,000 (the "Exchange Shares"), such value based on the initial offering price of the shares of CIIT stock in the IPO (the "Exchange"). Originally, the Agreement provided that in the event of an initial public offering of the Buyer or one of its affiliates, the Selling Shareholders would receive shares of the public entity in exchange for their Continuing Shares and that the Continuing Shares would be valued through an earnings calculation set forth in the Agreement.

  Our Opinion is limited to a determination of the fairness or otherwise, of the Exchange consideration and does not pass on the merits of the Exchange in any other respect. The Opinion will not address, and with your consent has assumed, the fairness of the substitution of the valuation method for the Continuing Shares provided for in the Agreement for the valuation method provided for in the Amendment. Additionally, the Opinion will not address the appropriateness of the Selling Shareholders' rationale to accept the Exchange or to execute and deliver the Amendment or the $4,500,000 IPO valuation.

  We also have assumed with your consent that the factual circumstances and terms, as they exist as of the date of our Opinion, will remain substantially unchanged through the time the Exchange is consummated. We do not undertake to update our Opinion for any changes occurring between the date of this Opinion and the effective date of the Exchange.

  ING Capital Corporation is an investment banking firm and is engaged as part of its business in the valuation of businesses and securities for corporate, estate tax, and other purposes in connection with mergers and acquisitions, private placements, and negotiated underwritings. We will receive a fee from CIIT for our services in connection with this Opinion.

  In arriving at our Opinion set forth below, we have among other things, reviewed the following information and held the following meetings:

    1. The Company's audited financial statements for fiscal years 1989, 1990, 1991, 1992, 1993, 1994, and the period ending October 11, 1995 as prepared by Deloitte & Touche.

    2. Audited financial statements for Communications Instruments, Inc. and Subsidiaries, CII Technologies Inc. and Subsidiaries, and Communications Instruments Holdings, Inc. for the years ended December 31, 1995 and 1994 and the period from May 11, 1993 to December 31, 1993.

    3. Management's discussion and analysis of the Company's historical results.

    4. The Company's reporting period financial statements (the Company historically operated on a 13-period fiscal year) for the 1994 and 1995 fiscal years and for the four periods ending April 28, 1996 (12-period figures).

    5. The Company's profit statements by product line for fiscal years 1991, 1992, 1993, 1994, and 1995.

    6. Confidential Offering Memorandum prepared by Carleton, McCreary, Holmes & Co. for the Hartman Electrical Manufacturing Division of Figgie International Inc. ("Hartman", an affiliate-to-be of CIIT if the proposed acquisition by CIIT of Hartman is consummated).

    7. Hartman's unaudited financial statements for the fiscal years ended December 31, 1991, 1992, 1993, 1994, and 1995.

    8. The Company's financial projections for fiscal years 1996, 1997, 1998, 1999, and 2000.

    9. The Company's assumptions for its 1996 and five year business plans.

    10. The Stock Subscription and Purchase Agreement dated September 20, 1995, between Communications Instruments, Inc., Kilovac Corporation, and the Shareholders.

    11. March 1, 1996 draft of the First Amendment to Stock Subscription and Purchase Agreement.

    12. June 7, 1996 draft of Form S-1 for CII Technologies Inc.

    13. Review of market research report, copyrighted 1994, prepared by Frost & Sullivan, entitled "U.S. Relay Markets--Major Market Players Shift from Conventional to Solid State Technology".

    14. Met with certain members of the senior management of the Company, CIIT, and Hartman, to discuss the operations, financial condition, future prospects, and projected operations and performance of the respective companies.

    15. Statistical and financial comparisons were made with selected public companies.

    16. Review of publicly available data for transactions involving similar companies.

  Our engagement did not extend to independently verifying the accuracy and completeness of any financial and other information publicly available or furnished to or otherwise discussed with us, and we do not assume any responsibility with respect to any of such information. We were provided with financial forecasts and other information which, we are advised, reflects the best currently available estimates and judgments of the management of the Company and CIIT as to the expected future financial and operating performance of the Company and CIIT and we have not assumed any obligation to assess whether such forecasts, estimates or judgments are reasonable or independently verify the underlying assumptions. We have not assumed any obligation to evaluate or appraise or to procure an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company and CIIT and we have not done so.

  Our opinion is necessarily based upon financial, business, economic, stock market, and other conditions and circumstances as they exist and can be evaluated by us at the date of this letter, and we assume no obligation to monitor future events relating to any of the matters addressed herein, or to update this Opinion with respect thereto.

  Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the Opinion that, as of the date hereof, the Exchange is fair, from a financial point of view, to the Selling Shareholders.

  This Opinion is for the exclusive individual use of the Company and CIIT. Other than the Selling Shareholders, there are no third party beneficiaries to the Opinion.

                                          Sincerely,

                                          ING Capital Corporation

                                                                        ANNEX 5
                       CHAPTER 13 OF THE CALIFORNIA GCL

(S) 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

  (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

  (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and
  Section 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S) 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS

  (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision
(b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

  (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S) 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES

  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S) 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT

  (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of this corporation.

  (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S) 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

  (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trail of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant's Restated Certificate of Incorporation limits the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

  Under the Restated Certificate of Incorporation of the Registrant and under its Amended and Restated Bylaws, the Registrant shall have the power to indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Delaware.

  The Registrant maintains insurance, at its expense, to protect any director or officer of the Registrant against certain expenses, liabilities or losses.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

    2   --Agreement and Plan of Merger dated as of      , 1996 among Kilovac,
          CIIT, CII and Newco (included as Annex 1 to the Proxy
          Statement/Prospectus)
    3.1 --Restated Certificate of Incorporation (incorporated by reference to the Registration Statement on Form S-1 (file No. 333-08397)).
    3.2 --Bylaws (incorporated by reference to the Registration Statement on
          Form S-1 (file No. 333-08397)).
    4   --Form of Common Stock Certificate (incorporated by reference to the
          Registration Statement on Form S-1 (file No. 333-08397)).
   *5   --Opinion of Simpson Thacher & Bartlett (a partnership which includes professional corporations) regarding the legality of the Common Stock being registered.
   10.1 --Management Subscription Agreements between the Company and Messrs.
          Dabbagh, Gordon, Taylor and Flanagan (incorporated by reference to the
          Registration Statement on Form S-1 (file No. 333-08397)).
   10.2 --Subscription Agreements between the Company and Messrs. Dabbagh,
          Steinback, Henning, Anderson, Jr., McGill, Boyce and McClinton
          (incorporated by reference to the Registration Statement on Form S-1
          (file No. 333-08397)).
   10.3 --Registration Rights Agreement between the Company and CII Associates,
          L.P. (incorporated by reference to the Registration Statement on Form
          S-1 (file No. 333-08397))
   10.5 --Employment Agreement with Ramzi Dabbagh (incorporated by reference to the Registration Statement on Form S-1 (file No. 333-08397)).
   10.6 --Employment Agreement with G. Daniel Taylor (incorporated by reference to the Registration Statement on Form S-1 (file No. 333-08397)).

   10.7  --Employment Agreement with Douglas Campbell (incorporated by reference to the Registration Statement on Form S-1 (file No. 333-
           08397)).
   10.8  --Employment Agreement with Michael Steinback (incorporated by reference to the Registration Statement on Form S-1 (file No. 333-
           08397)).
   10.9  --Employment Agreement with David Henning (incorporated by reference to the Registration Statement on Form S-1 (file No. 333-08397)).
   10.10 --Stock Subscription and Purchase Agreement dated as of September 20,
           1995, as amended, by and among CII, Kilovac Corporation and the stockholders and optionholders of Kilovac Corporation named therein
           (included as Annex 3 to the Proxy/Statement Prospectus).
   10.11 --Second Amended and Restated Loan and Security Agreement dated as of
           July 2, 1996 among CII, the financial institutions named therein (the
           "Lenders") and Bank of America Illinois as agent for the Lenders
           (incorporated by reference to the Registration Statement on Form S-1
           (file No. 333-08397)).
   10.12 --Asset Purchase Agreement dated as of June 27, 1996 between
           Communications Instruments Inc. and Figgie International Inc.
           (incorporated by reference to the Registration Statement on Form S-1
           (file No. 333-08397)).
   10.13 --Environmental Remediation and Escrow Agreement, dated as of July 2,
           1996 (incorporated by reference to the Registration Statement on Form
           S-1 (file No. 333-08397)).
   10.14 --Lease Agreement dated as of July 2, 1996 by and between Figgie
           Properties, Inc. and Communications Instruments, Inc. dba Hartman
           Division of CII Technologies Inc. (incorporated by reference to the
           Registration Statement on Form S-1 (file No. 333-08397)).
   10.15 --CII Technologies Inc. 1996 Management Stock Plan (incorporated by reference to the Registration Statement on Form S-1 (file No. 333-
           08397)).
   10.16 --First Amendment to Stock Purchase and Subscription Agreement dated
           as of     , 1996 (included as Annex 2 to the Proxy
           Statement/Prospectus).
   11    --Statement re computation of pro forma per share earnings
           (incorporated by reference to the Registration Statement on Form S-1
           (file No. 333-08397)).
   21    --Subsidiaries of Registrant (incorporated by reference to the
           Registration Statement on Form S-1 (file No. 333-08397)).
   23.1  --Consents of Deloitte & Touche LLP.
   23.2  --Consent of Simpson Thacher & Bartlett (included in Exhibit 5).
   23.3  --Consent of Internationale Nederlanden (U.S.) Capital Corporation.
   24    --Powers of Attorney (included in the signature pages of this registration statement).
   27.1  --Financial Data Schedule (incorporated by reference to the
           Registration Statement on Form S-1 (file No. 333-08397)).
   99.1  --Opinion of Internationale Nederlanden (U.S.) Capital Corporation
           (included as Annex 4 to the Proxy Statement/Prospectus).
   99.2  --Form of Proxy of Kilovac Corporation.

- --------
*  to be filed by amendment.

  (b) Financial Statement Schedules:

    I. Condensed Financial Information of Registrant.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 ((S) 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.